   As filed with the Securities and Exchange Commission on January 11, 1996
                                                      REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                           HOST MARRIOTT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
       DELAWARE                      7011                  53-0085950
    (STATE OR OTHER           (PRIMARY STANDARD          (IRS EMPLOYER
    JURISDICTION OF              INDUSTRIAL          IDENTIFICATION NUMBER)
   INCORPORATION OR            CLASSIFICATION
     ORGANIZATION)              CODE NUMBER)

                             10400 FERNWOOD ROAD
                        BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        CHRISTOPHER G. TOWNSEND, ESQ.
                             10400 FERNWOOD ROAD
                        BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000
            (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                   PLEASE SEND COPIES OF COMMUNICATIONS TO:

      BRUCE E. ROSENBLUM, ESQ.             NICHOLAS P. SAGGESE, ESQ.
          LATHAM & WATKINS           SKADDEN, ARPS, SLATE, MEAGHER & FLOM
   1001 PENNSYLVANIA AVENUE, N.W.,    300 SOUTH GRAND AVENUE, SUITE 3400
             SUITE 1300                      LOS ANGELES, CA 90071
     WASHINGTON, D.C. 20004-2505                (213) 687-5000
           (202) 637-2200
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement.
  If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

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                                        PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT      MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE        TO BE    OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED  PER SHARE(1)  OFFERING PRICE  FEE(1)(2)
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Common Stock, $1.00 par
 value per share........  28,750,000     $11.75      $337,812,500  $116,487.07
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Series A Junior
 Participating Preferred
 Stock Purchase Rights
 ("Company Rights")(3)..      *            *              *             *

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 *Not applicable.
(1) Amount based on average market price as of January 10, 1996 as required by Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Amount calculated pursuant to Section 6(b) under the Securities Act.
(3) The Company Rights are initially carried and traded with the Company
    Common Stock. The value attributable to the Company Rights, if any, is reflected in the value of the Company Common Stock.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                           HOST MARRIOTT CORPORATION

                             CROSS REFERENCE SHEET

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

                                                 LOCATION OR HEADING IN THE PROSPECTUS
          FORM S-1 ITEM NUMBER AND CAPTION             OR REGISTRATION STATEMENT
          --------------------------------       -------------------------------------
  1. Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Inside Front and Outside Back Cover
                                                   Page
  3. Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges..............  Prospectus Summary; Risk Factors;
                                                   Ratio of Earnings to Fixed Charges
                                                   (Inapplicable)
  4. Use of Proceeds............................  Use of Proceeds
  5. Determination of Offering Price............  *
  6. Dilution...................................  *
  7. Selling Security Holders...................  *
  8. Plan of Distribution.......................  Underwriting
  9. Description of Securities to be
      Registered................................  Description of Capital Stock
 10. Interests of Named Experts and Counsel.....  Legal Matters; Experts
 11. Information With Respect to the
      Registrant................................  Business and Properties; Legal
                                                   Proceedings; Price Range of Common
                                                   Stock and Dividends; Selected
                                                   Historical Financial Data;
                                                   Management's Discussion and
                                                   Analysis of Results of Operations
                                                   and Financial Condition; Pro Forma
                                                   Condensed Consolidated Financial
                                                   Data; Index to Financial
                                                   Statements
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  *

--------
* Inapplicable

                               EXPLANATORY NOTE

  This Registration Statement is being filed with respect to the offering of 25,000,000 shares of common stock, $1.00 par value per share ("Common Stock"), of Host Marriott Corporation (the "Company") (and an additional 3,750,000 shares of Common Stock issuable upon exercise of the U.S. Underwriters' over-allotment option) in an underwritten public offering.

  The Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the U.S. and Canada of an aggregate of 20,000,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the U.S. and Canada of an aggregate of 5,000,000 shares of Common Stock (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical except for alternate front and back cover pages for the International Offering, which alternate pages appear immediately after the prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 11, 1996

PROSPECTUS
JANUARY  , 1996

                               25,000,000 SHARES

              [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                  COMMON STOCK

  All of the shares of common stock, $1.00 par value per share (the "Common Stock"), offered hereby are being sold by Host Marriott Corporation (the "Company"). Of the 25,000,000 shares of Common Stock offered by the Company, 20,000,000 shares are being offered for sale in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 5,000,000 shares are being offered for sale outside the United States and Canada in a concurrent offering by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Managers. See "Underwriting."

  The Common Stock of the Company is traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "HMT". On January 10, 1996, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $11 5/8 per share. See "Price Range of the Common Stock and Dividends."

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
                                              PRICE   UNDERWRITING    PROCEEDS
                                              TO THE  DISCOUNTS AND    TO THE
                                              PUBLIC COMMISSIONS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share....................................  $           $             $
Total (3).................................... $          $             $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several U.S. Underwriters and International Managers (collectively, the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters an option exerciseable within 30 days after the date hereof to purchase up to 3,750,000 additional shares of Common Stock, on the same terms and conditions as set forth above, at the Price to the Public, less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and
    Commissions, and Proceeds to the Company will be $    , $     and $    ,
    respectively. See "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common
Stock will be made in New York, New York on or about        , 1996.

DONALDSON, LUFKIN & JENRETTE
    SECURITIES CORPORATION
        GOLDMAN, SACHS & CO.
                SALOMON BROTHERS INC
                        SMITH BARNEY INC.
                                MONTGOMERY SECURITIES
                                           BT SECURITIES CORPORATION

[PHOTO]

The Marina Del Rey Marriott, featuring 372 rooms, was acquired through foreclosure and converted to a Marriott hotel in 1995.


[PHOTO]

The Washington Metro Center Marriott, featuring 456 rooms, was acquired and converted to a Marriott hotel in 1994.


[PHOTO]

The New York Marriott Marquis has 1,911 guestrooms and over 80,000 square feet of meeting space.


[PHOTO]

Located in the heart of New York's financial district, the Marriott World Trade Center hotel features 820 rooms.


[PHOTO]

The San Francisco Marriott has 1,500 guestrooms and is directly adjacent to the Moscone Convention Center.


[PHOTO]

The Company has recently reached an agreement to acquire a controlling interest in the 1,355 room two tower San Diego Marriott Hotel and Marina.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE CHICAGO STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE, THE PHILADELPHIA STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information regarding the Company may also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, or the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and exhibits thereto. The Registration Statement, together with the exhibits thereto, may be inspected at the Commission's public reference facilities in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" refers to Host Marriott Corporation and its subsidiaries and their combined operations. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the over-allotment option described in "Underwriting."

                                  THE COMPANY

  The Company is one of the largest owners of hotels in the world with 90 lodging properties primarily located in the United States. These properties generally are operated under Marriott brands and managed by Marriott International, Inc. ("Marriott International"), formerly a wholly owned subsidiary of the Company. The Marriott brand name is among the most respected and widely recognized brand names in the lodging industry. The Company's primary focus is on the acquisition of full-service lodging properties. Over the past two years, the Company has added 27 full-service hotels with approximately 11,300 rooms for an aggregate of approximately $915 million, bringing the Company's total full-service hotels to 55. Based on industry data, the Company believes that its full-service hotels consistently outperform the industry's average occupancy rate by a significant margin and averaged 77.4% occupancy for 1994 compared to 68.1% average occupancy for the upscale full-service segment of the lodging industry (the segment which is most representative of the Company's full-service hotels).

  The lodging industry as a whole, and the full-service hotel segment in particular, is benefiting from an improved relationship between the supply and demand of hotel rooms in the United States. Management believes that recent demand increases have resulted primarily from an improved economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full-service segment has greatly diminished. Management believes that this decrease in the supply growth rate in the full-service segment is attributable to many factors including the limited availability of attractive building sites for full-service hotels, the lack of available of financing for new full-service hotel construction and the availability of existing full-service properties for sale at a discount to their replacement value. Due to the relatively high occupancy rates of the Company's hotels, the limited supply of new rooms and the recent increase in business travel, the managers of the Company's hotels have increased average daily room rates by primarily replacing certain discounted group business with higher-rated group and transient business and by selectively increasing room rates. As a result, on a comparable basis, room revenues per available room ("REVPAR") for full-service properties increased approximately 7% for the First Three Quarters 1995 (as defined herein) over the comparable period for the prior year. Furthermore, because lodging property operations have a high fixed cost component, increases in REVPAR generally yield greater percentage increases in operating profit. Accordingly, the approximate 7% increase in REVPAR resulted in a 25% increase in comparable hotel operating profit in the First Three Quarters 1995. The Company expects this supply/demand imbalance, particularly in the upscale full-service segment, to continue, which should result in improved REVPAR and operating profits at its hotel properties in the near term.

                               BUSINESS STRATEGY

  The Company's business strategy continues to focus on opportunistic acquisitions of full-service urban, convention and resort hotels primarily in the United States. The Company believes that the full-service segment of the market offers numerous opportunities to acquire assets at attractive multiples of cash flow and at substantial discounts to replacement value, including underperforming hotels which can be improved by conversion to the Marriott brand. The Company believes this segment is very promising because:

  . There is virtually no new supply of upscale full-service hotel rooms currently under construction. Based on industry data, management believes that, from 1988 to 1990, upscale full-service room supply increased an average of approximately 4% annually, which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1.7% from 1990 to 1994.

   Management believes that the lead time from conception to completion of a full-service hotel is generally five years or more in the types of markets the Company is principally pursuing, which will contribute to the continued low growth of supply. Based on industry data, the Company expects hotel supply in the upscale full-service segment to grow annually at 1% to 1.5% through 1997. Furthermore, because of the prolonged lead time for construction of new full-service hotels, management believes that growth in the full-service segment will continue to be limited at least through 2000.

  . Many desirable hotel properties are held by inadvertent owners such as banks, insurance companies and other financial institutions which are motivated and willing sellers. The Company has acquired several properties from these inadvertent owners at significant discounts to replacement cost.

  . Management believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotels to the Marriott brand. Nine of the 27 full-service hotels added in 1994 and 1995 were converted to the Marriott brand following their acquisition. These conversion properties (excluding the Marriott World Trade Center which was closed for a substantial portion of 1994) experienced a 68.7% average occupancy rate during 1994 compared to an average occupancy rate of 77.4% for all of the Company's full-service hotels. The Company believes these nine conversion properties will experience improved operations as a result of increases in occupancy and room rates as the properties begin to benefit from Marriott's brand recognition, reservation system and group sales organization. The Company intends to pursue additional full-service hotel acquisitions, some of which may be conversion opportunities.

  The Company believes it is well qualified to pursue its acquisition strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to evaluating and acquiring hotel assets. In addition, the Company is well positioned to convert acquired properties to the high-quality Marriott brand name due to its strategic alliance with Marriott International.

            RECENT ACQUISITIONS, DIVESTITURES AND OTHER DEVELOPMENTS

  During 1994, the Company added 18 full-service hotels with approximately 7,400 rooms (including the Springfield Radisson Hotel, a 199-room hotel subsequently sold in 1995) in several transactions for approximately $525 million. In 1995, the Company acquired nine full-service hotels with approximately 3,900 rooms in separate transactions for approximately $390 million. The Company has also entered into agreements to acquire or purchase controlling interests in three additional properties totalling approximately 2,150 rooms (the "Pending Acquisitions") and has entered into an agreement to purchase a controlling interest in two properties totalling approximately 900 rooms, one of which is currently under construction and is scheduled to be completed during the third quarter of 1996. See "Business and Properties-- Pending Acquisitions and Other Transactions." In addition, the Company holds minority interests in various partnerships that own, in the aggregate, 263 additional properties operated by Marriott International. Four of the properties added by the Company in the last two years were held by a partnership in which the Company holds a minority interest. As opportunities arise, the Company will consider the acquisition of additional full-service hotels currently held by such partnerships.

  Consistent with its strategy of focusing on the full-service segment of the lodging industry, the Company sold 26 of its 30 Fairfield Inns and all of its 14 senior living communities in 1994. In addition, the Company sold (subject to a leaseback) 37 Courtyard by Marriott ("Courtyard") properties to an unrelated real estate investment trust (the "REIT") in 1995. The REIT has an option to purchase and lease back the Company's remaining 17 Courtyard properties. In 1995, the Company also sold its remaining four Fairfield Inns and the 199-room Springfield Radisson Hotel (which was acquired as part of a portfolio of lodging properties by the Company in 1994). Management believes that all of these sales were made at valuations that were attractive to the Company. The Company intends to opportunistically divest its remaining 35 limited-service lodging properties, which include 17 Courtyard properties and 18 extended-stay Residence Inn lodging properties ("Residence Inns") and to reinvest such proceeds in the acquisition of full-service lodging properties.

  During the fourth quarter of 1995, the Company determined that one 174 acre undeveloped land site would no longer be developed into an office project over an extended time period, but instead has decided to market the site for near term sale. As a result of this change in strategy, management has determined to record a charge of $39 million, net of taxes of $21 million, to reduce the asset to its estimated sales value.

                                SPECIAL DIVIDEND

  The Company previously operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions (the "Operating Group"). On December 29, 1995, the Company distributed to its shareholders through a special dividend (the "Special Dividend") all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a direct wholly owned subsidiary of the Company, which, as of the date of the Special Dividend, owned and operated the Operating Group business. The Special Dividend provided Company shareholders with one share of common stock of HM Services for every five shares of Company Common Stock held by such shareholders on the record date of December 22, 1995.

  The Special Dividend was designed to separate two types of businesses with distinct financial, investment and operating characteristics and to allow each business to adopt strategies and pursue objectives appropriate to its specific needs. The Special Dividend (i) facilitates the development of employee compensation programs custom-tailored to each business' operations, including stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business, (ii) enables the management of each company to concentrate its attention and financial resources on the core businesses of such company, and (iii) permits investors to make more focused investment decisions based on the specific attributes of each of the two businesses.

                                 THE OFFERINGS

Common Stock Offered
  U.S. Offering.......................... 20.0 million shares
  International Offering.................  5.0 million shares
    Total................................ 25.0 million shares(1)
Common Stock to be Outstanding after the
 Offerings............................... 184.5 million shares(1)(2)
NYSE Trading Symbol...................... HMT
Use of Proceeds.......................... For the acquisition of lodging properties and for general corporate
                                          purposes

--------
(1) Assumes no exercise of the over-allotment option granted to the Underwriters by the Company.
(2) Based on the number of shares of Common Stock outstanding on December 29, 1995. Does not include (i) up to 9.2 million shares of Common Stock subject to options granted to executive officers and certain employees of the Company, having a weighted average exercise price of $4.46 per share (certain of which options are subject to vesting requirements), (ii) up to
    2.0 million shares of Common Stock issued to executive officers and certain employees under deferred stock incentive plans (certain of which shares are subject to vesting requirements), (iii) up to 7.2 million shares of Common Stock issuable upon exercise of warrants issued by the Company to certain plaintiffs as part of a class action settlement, having a current exercise price of $8.00 per share and (iv) up to .1 million shares of Common Stock issuable upon conversion of the Company's Series A Cumulative Convertible Preferred Stock, without par value. See "Description of Capital Stock-- Warrants" and "Management--Executive Officer Compensation."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents summary consolidated historical and pro forma financial data of the Company for the thirty-six weeks ended September 8, 1995 (the "First Three Quarters 1995"), the thirty-six weeks ended September 9, 1994 (the "First Three Quarters 1994") and for the fiscal year ended December 30, 1994. The historical financial data provided herein is derived from the Consolidated Financial Statements of the Company included in this Prospectus and the pro forma financial data provided herein is derived from the Pro Forma Condensed Consolidated Financial Data of the Company included in this Prospectus and includes the effect of the acquisitions, dispositions, bond offerings and Special Dividend discussed in this Prospectus. The pro forma financial data set forth below may not necessarily be indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. The information presented below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, the "Selected Historical Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," and the "Pro Forma Condensed Consolidated Financial Data" included elsewhere herein. Such information is unaudited, except for the historical income statement data and cash flow data for fiscal year 1994. The Company's fiscal year ends on the Friday closest to December 31.

                                   HISTORICAL                     PRO FORMA(1)
                           ----------------------------- --------------------------------
                                FIRST                         FIRST
                           THREE QUARTERS                THREE QUARTERS
                           ----------------  FISCAL YEAR ----------------   FISCAL YEAR
                            1995     1994       1994      1995     1994         1994
                           -------  -------  ----------- ------  --------  --------------
                                                 (IN MILLIONS)
INCOME STATEMENT DATA:
  Revenues................ $   319  $   261      $380    $  376      $343        $496
  Operating profit before
   corporate expenses and
   interest...............     118      108       152       133       122         174
  Corporate expenses......      26       21        32        26        21          32
  Interest expense........     122      114       165       142       125         179
  Interest income.........      18       19        29        18        14          24
  Loss from continuing
   operations.............     (13)      (7)      (13)      (16)       (8)        (11)
  Net loss(2).............     (49)     (10)      (25)      --        --          --
OTHER DATA:
  EBITDA(3)............... $   212  $186         $269    $  231      $201        $294
  Depreciation and
   amortization(4)........      85       79       113        93        85         122
  Cash from operations....     155      128       158       N/A       N/A         N/A
  Cash from (used in)
   investing activities...      64       (6)     (192)      N/A       N/A         N/A
  Cash from (used in)
   financing activities...     (62)      10        26       N/A       N/A         N/A
  Ratio of earnings to
   fixed charges(5).......     --       --        --        N/A       N/A         N/A
  Deficiency of earnings
   to fixed charges.......      10        8        12       N/A       N/A         N/A
                                                                 AS OF SEPTEMBER 8, 1995
                                                                 ------------------------
                                                                             PRO FORMA
                                                                  ACTUAL   AS ADJUSTED(6)
                                                                 --------  --------------
BALANCE SHEET DATA:
  Cash and cash
   equivalents............                                       $    211      $  447
  Total assets............                                          3,401       4,063
  Total debt..............                                          1,925       2,369
  Shareholders' equity....                                            670         980


                                                   (footnotes on following page)

                               HOTEL PERFORMANCE
  The following table sets forth key performance statistics of the Company's properties:

                               FIRST THREE QUARTERS         FISCAL YEAR
                               ---------------------     ------------------
                                  1995       1994         1994        1993
                               ---------- ----------     -------     ------
COMPARABLE FULL-SERVICE HO-
 TELS(7)
 Number of properties........          25         25          23         23
 Number of rooms.............      12,881     12,869      10,400     10,400
 Average daily rate..........     $111.24    $101.85      $93.89     $89.52
 Occupancy %.................       76.9%      78.8%       76.2%      74.9%
 REVPAR(8)...................      $85.59     $80.25      $71.52     $67.09
 REVPAR % change.............        6.7%        --         6.6%        --
TOTAL FULL-SERVICE HOTELS(9)
 Number of properties........          48         32          41         23
 Number of rooms.............      22,875     15,832      17,195     10,400
 Average daily rate..........     $108.53    $100.88(10) $102.82(11) $89.52
 Occupancy %.................       76.0%      78.6%(10)   77.4%(11)  74.9%
 REVPAR(8)...................      $82.44     $79.31(10)  $79.61(11) $67.09
 REVPAR % change.............        3.9%        --        18.7%(11)    --
COURTYARD HOTELS (54
 properties with 7,940
 rooms)(12)
 Average daily rate..........      $73.89     $68.83      $68.86     $64.58
 Occupancy %.................       81.2%      81.4%       80.4%      79.7%
 REVPAR(8)...................      $60.02     $56.05      $55.37     $51.47
 REVPAR % change.............        7.1%        --         7.6%        --
RESIDENCE INNS (18 properties
 with 2,178 rooms)
 Average daily rate..........      $84.69     $78.95      $79.58     $74.70
 Occupancy %.................       87.7%      86.4%       85.6%      84.5%
 REVPAR(8)...................      $74.25     $68.21      $68.12     $63.12
 REVPAR % change.............        8.9%        --         7.9%        --

--------
 (1) Pro forma for the 1994 addition of 18 full-service properties (one of which was sold in December 1995), the 1994 sale of 14 senior living communities, the 1994 sale of 26 Fairfield Inns, the 1995 acquisition of eight full-service properties (excluding the New York Vista Hotel), the 1995 sale/leaseback of 37 Courtyard properties, the 1995 sale of the four remaining Fairfield Inns, the May 1995 Debt Offering (as defined herein), the December 1995 Debt Offering (as defined herein), the Pending Acquisitions and consummation of the Special Dividend. See "Pro Forma Condensed Consolidated Financial Data."
 (2) During the First Three Quarters 1994 and fiscal year 1994, the Company recorded extraordinary losses on the extinguishment of debt of $3 million and $6 million, respectively, after taxes. For the First Three Quarters 1995, the Company recorded an extraordinary loss on the extinguishment of debt of $17 million after taxes. For the First Three Quarters 1995 and fiscal year 1994, the Company recorded a loss from discontinued operations of $19 million and $6 million, respectively, after taxes. There was no income or loss from discontinued operations for the First Three Quarters 1994.
 (3) EBITDA consists of the sum of consolidated net income (loss) from continuing operations, interest expense, income taxes, depreciation and amortization and certain other noncash charges (principally noncash write-downs of lodging properties and equity in earnings of affiliates, net of distributions received). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.
 (4) Reflects depreciation and amortization from continuing operations.
 (5) The ratio of earnings to fixed charges is computed by dividing income
     (loss) from continuing operations before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $85 million for the First Three Quarters 1995, $79 million for the First Three Quarters 1994, and $113 million for fiscal year 1994.
 (6) Pro forma for the fourth quarter 1995 acquisition of four full-service properties, the Pending Acquisitions, the sale of the Springfield Radisson Hotel in December 1995, the December 1995 Debt Offering, the fourth quarter 1995 write down of one undeveloped land site and the Special Dividend, as further adjusted to give effect to the Offerings. See "Pro Forma Condensed Consolidated Financial Data."
 (7) Consists of the 25 properties owned by the Company for the entire First Three Quarters 1995 and First Three Quarters 1994 and the 23 properties owned by the Company for all of 1994 and 1993, except for the 255-room Elk Grove Suites hotel, which is leased to a national hotel chain through 1997, the Sacramento property, which is operated as an independent hotel, and the 160-room Detroit Airport Marriott, which was included in the Special Dividend.
 (8) REVPAR represents room revenues generated per available room and excludes food and beverage and other ancillary revenues generated by the property.
 (9) For the First Three Quarters 1995, excludes the four hotels acquired in the fourth quarter of 1995, the Philadelphia Airport Hotel, which opened in November 1995, the Springfield Radisson Hotel, which was sold in December 1995, the Detroit Airport Marriott, which is owned by HM Services and was distributed as part of the Special Dividend, one leased hotel and one hotel transferred to the Company by HM Services in conjunction with the Special Dividend.
(10) Excludes the 684-room San Francisco Airport Marriott and the 335-room Westfields Conference Center, which were purchased at the end of the third quarter of 1994.
(11) Excludes six properties acquired in the last two weeks of fiscal year 1994 and the Detroit Airport Marriott included in the Special Dividend.
(12) Includes the 37 properties which the Company sold (subject to a leaseback) to the REIT in 1995.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

LEVERAGE

  The Company has substantial indebtedness. As of September 8, 1995, on a pro forma basis as adjusted to give effect to the Offerings, the Company had consolidated debt of $2.4 billion, representing 71% of its total capitalization on a pro forma basis. The Company's business is capital intensive, and the Company will have significant capital requirements in the future. The Company's leverage could affect its ability to obtain financing in the future or to undertake refinancings on terms and subject to conditions deemed acceptable by the Company.

  In the event that the Company's cash flow and working capital are not sufficient to fund the Company's expenditures or to service its indebtedness, the Company would be required to raise additional funds through the sale of additional equity securities, the refinancing of all or part of its indebtedness, the incurrence of additional permitted indebtedness, or the sale of assets. There can be no assurance that any of these sources of funds would be available in amounts sufficient for the Company to meet its obligations. Moreover, even if the Company were able to meet its obligations, its leveraged capital structure could significantly limit its ability to finance its acquisition program and other capital expenditures, to compete effectively or to operate successfully under adverse economic conditions. The Company's indentures contain financial and operating covenants, including, but not limited to, restrictions on the ability of the subsidiaries that have issued debt to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions to the Company, create liens, sell assets, enter into certain transactions with affiliates, and enter into certain mergers and consolidations. In addition, the new $225 million revolving line of credit with Marriott International (the "New Line of Credit") imposes certain restrictions on the ability of the Company and certain other subsidiaries to incur additional debt, create liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends and repurchase their common stock. The above restrictions may limit the Company's ability to secure additional financing, and may prevent the Company from engaging in transactions that might otherwise be beneficial to the Company.

EXPANSION RISK

  The Company intends to pursue a strategy of growth through the opportunistic acquisition of full-service urban, convention and resort hotels primarily in the United States. There can be no assurance that the Company will find suitable properties for acquisition. The Company incurs certain costs in connection with the acquisition of new properties and may be required to provide significant capital expenditures for conversions and upgrades when acquiring a property operating as other than a Marriott-brand property. There can be no assurance that any of the properties the Company may acquire will be profitable following such acquisition. The acquisition of a property that is not profitable, or the acquisition of a property that results in significant unanticipated conversion costs, could adversely affect the Company's profitability. The Company expects to finance new acquisitions from a combination of the proceeds of the Offerings and, to the extent necessary, funds from operations, other indebtedness and proceeds from the sale of limited-service properties. Depending on the number, size and timing of such transactions, the Company may in the future require additional financing in order to continue to make acquisitions. There is no assurance that such additional financing, if any, will be available to the Company on acceptable terms. There is also no assurance that the Company will be able to sell its limited-service properties on acceptable terms.

COMPETITION AND RISKS OF THE LODGING INDUSTRY

  The Company's hotels generally operate in areas that contain numerous other competitors. During the 1980s, construction of lodging facilities in the United States resulted in an excess supply of available rooms. This over-supply had an adverse effect on occupancy levels and room rates in the industry. Although the current outlook for the industry has improved, the lodging industry, including the Company, may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) seasonality of the hotel business, (iv) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (v) the availability of credit. Hotel investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to respond to changes in economic or other conditions.

POTENTIAL CONFLICTS WITH MARRIOTT INTERNATIONAL

  The interests of the Company and Marriott International may potentially conflict due to the ongoing relationships between the companies. In addition, the Company and Marriott International share two common directors--J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company, and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and also serves as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as certain other officers and directors of Marriott International and the Company, also own shares (and/or options or other rights to acquire shares) in both companies. With respect to the various contractual arrangements between the two companies, the potential exists for disagreement as to the quality of services provided by Marriott International and as to contract compliance. Additionally, the possible desire of the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by Marriott International may, depending upon the structure of such transactions, result in a need to modify the management agreement with Marriott International with respect to such property. Any such modification proposed by the Company may not be acceptable to Marriott International, and the lack of consent from Marriott International could adversely affect the Company's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Company. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company and Marriott International to result in a mutually productive relationship. Moreover, appropriate policies and procedures are followed by the Board of Directors of each of the companies to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (and, if appropriate, other officers and directors of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Marriott International (or as directors of any of their subsidiaries) on certain matters which present a conflict between the companies. See "Relationship Between the Company and Marriott International."

RISKS INVOLVED IN INVESTMENTS THROUGH PARTNERSHIPS OR JOINT VENTURES

  Instead of purchasing hotel properties directly, the Company may invest as a co-venturer. Joint venturers may have certain rights over the operation of the joint venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company, or be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotel properties owned by the joint venture to additional risk. Although the Company will seek to maintain sufficient control of any joint venture to permit the Company's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Company's consent. Additionally, should a joint venture partner become bankrupt, the Company could, in certain circumstances, become liable for such partner's share of joint venture liabilities.

ANTITAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation and Bylaws each contain provisions that will make difficult an acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight, or otherwise, that is not approved by the Board of Directors. Provisions that may have an antitakeover effect include (i) a staggered board of directors with three separate classes,
(ii) a super-majority vote requirement for removal or filling of vacancies on the Board of Directors and for amendment to the Company's Restated Certificate of Incorporation and Bylaws, (iii) a prohibition on shareholder action by written consent and (iv) super-majority voting requirements for approval of mergers and other business combinations involving the Company and interested shareholders. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law requiring super-majority approval for certain business combinations. The Company has also adopted a shareholder rights plan which may discourage or delay a change in control of the Company. Certain indebtedness issued by subsidiaries of the Company also have change of control provisions that would require such indebtedness to be repurchased in the event of a change of control which also may have the effect of discouraging or delaying a change in control of the Company. Finally, the Company has granted Marriott International, for a period expiring in October 2003, the right to purchase up to 20% of each class of the then outstanding voting stock of the Company at the fair market value thereof upon the occurrence of certain specified events, generally involving changes in control of the Company (the "Marriott International Purchase Right"). The Marriott International Purchase Right may have certain antitakeover effects with respect to the Company. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right" and "Description of Capital Stock--Rights and Junior Preferred Stock."

UNCERTAINTY AS TO MARKET PRICE OF THE COMMON STOCK

  Because the market price of Common Stock is subject to fluctuation, the market value of the shares of Common Stock may increase or decrease prior to and following the consummation of the Offering. There can be no assurance that at or after the consummation of the Offering the shares of Common Stock will trade at the prices at which such shares have traded in the past. The prices at which the Common Stock trades after the consummation of the Offering may be influenced by many factors, including the liquidity of the Common Stock, investor perceptions of the Company and the real estate industry, the operating results of the Company and its subsidiaries, the Company's dividend policy, and general economic and market conditions.

                                  THE COMPANY

  The Company is one of the largest owners of lodging properties in the world. The Company's 90 lodging properties are generally operated under Marriott brands and managed by Marriott International, formerly a wholly owned subsidiary of the Company. The Company is the largest owner of hotels operated under Marriott brands. The Company also holds minority interests in various partnerships that own in the aggregate 263 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (primarily Marriott Hotels, Resorts and Suites), moderate-priced (Courtyard by Marriott), and extended-stay (Residence Inn by Marriott). These Marriott brands are among the most respected and widely recognized in the lodging industry.

  The principal executive offices of the Company are located at 10400 Fernwood Road, Bethesda, Maryland, 20817, and its telephone number is (301) 380-9000. The Company was incorporated under the laws of the State of Delaware in 1929.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated
expenses of the Offerings, are estimated to be approximately $   million
(approximately $   million if the Underwriters' over-allotment option is
exercised in full). The Company expects to use the net proceeds from the Offerings to fund future acquisitions of primarily full-service lodging properties or related assets and for general corporate purposes.

                                DIVIDEND POLICY

  The Company intends to retain future earnings, if any, for use in its business and does not currently anticipate paying any regular cash dividends on Common Stock. In addition, the New Line of Credit contains restrictions on the payment of dividends on Common Stock and the Company's subsidiaries are subject to certain agreements that limit their ability to pay dividends to the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company as of September 8, 1995, (ii) the pro forma capitalization of the Company as of September 8, 1995, after giving effect to the transactions described in the "Pro Forma Condensed Consolidated Financial Data" and (iii) pro forma capitalization of the Company as of September 8, 1995 further adjusted to reflect the effects of the Offerings, after deduction of estimated expenses and underwriting discounts and commissions, at an assumed public offering price of $11.625 per share. The capitalization of the Company should be read in conjunction with the Company's Consolidated and Condensed Consolidated Financial Statements and Notes thereto, the "Pro Forma Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition," each contained elsewhere herein.

                                                   AS OF SEPTEMBER 8, 1995
                                              ----------------------------------
                                                                    PRO FORMA
                                              ACTUAL PRO FORMA(1) AS ADJUSTED(2)
                                              ------ ------------ --------------
                                                   (UNAUDITED, IN MILLIONS)
Cash and cash equivalents.................... $  211    $  168        $  447
                                              ======    ======        ======
Debt......................................... $1,925    $2,369        $2,369
Shareholders' equity.........................    670       701           980
                                              ------    ------        ------
  Total capitalization....................... $2,595    $3,070        $3,349
                                              ======    ======        ======

--------
(1) Pro Forma for the fourth quarter 1995 acquisition of four full-service properties, the Pending Acquisitions, the sale of the Springfield Radisson Hotel in December 1995, the December 1995 Debt Offering, the fourth quarter 1995 writedown of one undeveloped land site, and the Special Dividend. See "Pro Forma Condensed Consolidated Financial Data."
(2) As further adjusted to give effect to the Offerings.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company reflect the following transactions for the First Three Quarters 1995, the First Three Quarters 1994 and the fiscal year ended December 30, 1994, as if such transactions had been completed at the beginning of each period:

  . 1995 acquisition of eight full-service hotel properties
  . 1995 sale of one full-service hotel property
  . 1995 sale/leaseback of 37 Courtyard properties
  . 1995 sale of the Company's remaining four Fairfield Inns
  . May 1995 Debt Offering
  . December 1995 Debt Offering
  . 1995 Special Dividend
  . 1995 writedown of one undeveloped land site
  . Consummation of the Pending Acquisitions
  . 1994 addition of 18 full-service hotel properties
  . 1994 sale of 14 senior living communities
  . 1994 sale of 26 Fairfield Inns

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company reflects the acquisition of four full-service properties during the fourth quarter of 1995, the consummation of the Pending Acquisitions, the consummation of the December 1995 Debt Offering, the fourth quarter 1995 writedown of one undeveloped land site, and the consummation of the Special Dividend as if such transactions had been completed on September 8, 1995.

  During 1995, the Company acquired nine full-service hotel properties, including four hotels during the fourth quarter of 1995, and sold one full-service hotel property in the fourth quarter of 1995. The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect any pro forma adjustments related to the New York Vista Hotel (renamed the Marriott World Trade Center) due to the suspension of hotel operations and the renovation of the hotel as a result of extensive damage from an explosion on February 26, 1993. Because the hotel did not resume full operations until mid-1995, the historical operations of the hotel during the periods presented are not meaningful.

  The Company has also entered into agreements to acquire or purchase controlling interests in three full-service hotel properties, the Pending Acquisitions. During 1994, the Company added 18 full-service hotels to its lodging portfolio (one of which was subsequently sold in 1995), including two hotels for which a subsidiary of the Company provided 100% nonrecourse financing to an affiliate of the Company for the acquisition of the hotels (which the Company treats as owned for accounting purposes).

  In May 1995, HMH Properties, Inc. ("HMH Properties"), an indirect wholly owned subsidiary of the Company, issued $600 million of debt (the "Properties Notes") to several initial purchasers (the "May 1995 Debt Offering"). The Properties Notes were issued at par and carry a 9.5% interest rate with a final maturity of May 2005. The net proceeds to the Company were used to defease, and subsequently redeem, bonds which carried a weighted average interest rate of 10.4%, and to pay down a portion of the line of credit with Marriott International. Additionally, the Company replaced its $630 million line of credit with Marriott International with the New Line of Credit.

  During 1994, the Company sold all 14 of its senior living communities and 26 of its 30 Fairfield Inns. During 1995, 37 of the Company's Courtyard properties were sold to and leased back from the REIT, and the Company sold its four remaining Fairfield Inns.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect wholly owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes") to several initial purchasers (the "December 1995 Debt Offering"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. The proceeds were utilized to repay in full the $210 million of outstanding borrowings under, and terminate, Acquisitions' $230 million revolving credit facility (the "Revolver"), to acquire one full-service hotel in the fourth quarter of 1995 and to finance future acquisitions of full-service hotel properties, including two of the Pending Acquisitions.

  The "Historical" column in the accompanying Pro Forma Condensed Consolidated Statements of Operations excludes the results of the Operating Group, which are considered discontinued operations.

  The Pro Forma Condensed Consolidated Financial Data of the Company are unaudited and presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited Pro Forma Condensed Consolidated Financial Data and Notes thereto should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere herein.

                           HOST MARRIOTT CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                   AS OF SEPTEMBER 8, 1995
                                               ---------------------------------
                                               HISTORICAL ADJUSTMENTS  PRO FORMA
                                               ---------- -----------  ---------
ASSETS
Property and Equipment........................   $2,700      $223 (A)   $3,127
                                                              267 (B)
                                                               (3)(C)
                                                              (60)(D)
Investments in Affiliates.....................      209       (13)(B)      196
Accounts Receivable...........................       74       --            74
Notes Receivable..............................       40       --            40
Other Assets..................................      167         6 (B)      179
                                                               10 (E)
                                                               (4)(F)
Cash and Cash Equivalents.....................      211      (115)(A)      168
                                                              (53)(B)
                                                                3 (C)
                                                              340 (E)
                                                             (210)(F)
                                                               (8)(G)
                                                 ------      ----       ------
                                                 $3,401      $383       $3,784
                                                 ======      ====       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a company guarantee of
   repayment..................................   $1,067      $350 (E)   $1,207
                                                             (210)(F)
  Debt not carrying a company guarantee of          858        98 (A)    1,162
   repayment..................................                206 (B)
                                                 ------      ----       ------
                                                  1,925       444        2,369
Accounts Payable and Accrued Expenses.........       54       --            54
Net Investment in Discontinued Operations.....       81       (81)(G)      --
Deferred Income Taxes.........................      528       (21)(D)      506
                                                               (1)(F)
Other Liabilities.............................      143        10 (A)      154
                                                                1 (B)
                                                 ------      ----       ------
    Total Liabilities.........................    2,731       352        3,083
                                                 ------      ----       ------
Shareholders' Equity
  Convertible Preferred Stock.................        1       --             1
  Common Stock................................      159       --           159
  Additional Paid-in Capital..................      495       --           495
  Retained Earnings...........................       15       (39)(D)       46
                                                               (3)(F)
                                                               73 (G)
                                                 ------      ----       ------
    Total Shareholders' Equity................      670        31          701
                                                 ------      ----       ------
                                                 $3,401      $383       $3,784
                                                 ======      ====       ======

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                           HOST MARRIOTT CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                          FIRST THREE QUARTERS 1995
                                 ---------------------------------------------
                                                         ACQUISITION
                                            DISPOSITION    & OTHER
                                 HISTORICAL ADJUSTMENTS  ADJUSTMENTS PRO FORMA
                                 ---------- -----------  ----------- ---------
Revenues
  Hotels........................   $ 315       $ (1)(H)      $27 (I)   $ 371
                                                              30 (J)
  Other.........................       4         --            1 (J)       5
                                   -----       ----          ---       -----
                                     319         (1)          58         376
                                   -----       ----          ---       -----
Operating costs and expenses
  Hotels........................     182         (1)(H)       15 (I)     224
                                                 10 (K)       18 (J)
  Other.........................      19         --           --          19
                                   -----       ----          ---       -----
                                     201          9           33         243
                                   -----       ----          ---       -----
Operating profit................     118        (10)          25         133
Corporate expenses..............     (26)        --           --         (26)
Interest expense................    (122)         4 (L)       (3)(I)    (142)
                                                             (12)(J)
                                                               3 (M)
                                                             (12)(N)
Interest income.................      18         --          --           18
                                   -----       ----          ---       -----
Loss from continuing operations
 before income taxes and
 extraordinary item.............     (12)        (6)           1         (17)
(Provision) benefit for income
 taxes..........................      (1)         2 (O)       --           1
                                   -----       ----          ---       -----
Loss from continuing operations
 before extraordinary item......   $ (13)      $ (4)         $ 1       $ (16)
                                   =====       ====          ===       =====
Loss per common share from con-
 tinuing operations.............   $(.08)                              $(.10)
                                   =====                               =====
Weighted average shares out-
 standing.......................   157.9                               157.9
                                   =====                               =====
EBITDA(T).......................   $ 212                               $ 231
Depreciation and
 amortization(U)................      85                                  93

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                           HOST MARRIOTT CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                             FIRST THREE QUARTERS 1994
                                    ----------------------------------------------
                                                            ACQUISITION
                                               DISPOSITION    & OTHER
                                    HISTORICAL ADJUSTMENTS  ADJUSTMENTS  PRO FORMA
                                    ---------- -----------  -----------  ---------
Revenues
  Hotels..........................    $ 223       $ (1)(H)     $ 28 (I)    $ 318
                                                   (10)(P)       27 (J)
                                                                 51 (Q)
  Other...........................       38        (14)(R)        1 (J)       25
                                      -----       ----         ----        -----
                                        261        (25)         107          343
                                      -----       ----         ----        -----
Operating costs and expenses
  Hotels..........................      131         (1)(H)       16 (I)      204
                                                    19 (K)       17 (J)
                                                    (3)(P)       25 (Q)
  Other...........................       22         (5)(R)      --            17
                                      -----       ----         ----        -----
                                        153         10           58          221
                                      -----       ----         ----        -----
Operating profit..................      108        (35)          49          122
Corporate expenses................      (21)       --           --           (21)
Interest expense..................     (114)        22 (L)       (3)(I)     (125)
                                                     1 (R)      (10)(J)
                                                                  3 (M)
                                                                (22)(N)
                                                                 (2)(Q)
Interest income...................       19        --            (5)(Q)       14
                                      -----       ----         ----        -----
Income (loss) from continuing
 operations before income taxes
 and extraordinary item...........       (8)       (12)          10          (10)
(Provision) benefit for income
 taxes............................        1          5 (O)       (4)(O)        2
                                      -----       ----         ----        -----
Income (loss) from continuing
 operations before extraordinary
 item.............................    $  (7)      $ (7)        $  6        $  (8)
                                      =====       ====         ====        =====
Income (loss) per common share
 from continuing operations.......    $(.05)                               $(.05)
                                      =====                                =====
Weighted average shares
 outstanding......................    151.2                     1.0 (S)    152.2
                                      =====                    ====        =====
EBITDA(T).........................     $186                                 $201
Depreciation and amortization(U)..       79                                   85

     See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

                           HOST MARRIOTT CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  FISCAL YEAR 1994
                                    --------------------------------------------
                                                           ACQUISITION
                                               DISPOSITION   & OTHER
                                    HISTORICAL ADJUSTMENTS ADJUSTMENTS PRO FORMA
                                    ---------- ----------- ----------- ---------
Revenues
  Hotels..........................    $ 338        $(2)(H)     $41 (I)   $ 466
                                                   (10)(P)      38 (J)
                                                                61 (Q)
  Other...........................       42        (14)(R)       2 (J)      30
                                      -----        ---         ---       -----
                                        380        (26)        142         496
                                      -----        ---         ---       -----
Operating costs and expenses
  Hotels..........................      198         (1)(H)      23 (I)     297
                                                    27 (K)      23 (J)
                                                    (3)(P)      30 (Q)
  Other...........................       30         (5)(R)     --           25
                                      -----        ---         ---       -----
                                        228         18          76         322
                                      -----        ---         ---       -----
Operating profit..................      152        (44)         66         174
Corporate expenses................      (32)       --          --          (32)
Interest expense..................     (165)        34 (L)      (5)(I)    (179)
                                                     1 (R)     (15)(J)
                                                                 5 (M)
                                                               (31)(N)
                                                                (3)(Q)
Interest income...................       29        --           (5)(Q)      24
                                      -----        ---         ---       -----
Income (loss) from continuing
 operations before income taxes
 and extraordinary item...........      (16)        (9)         12         (13)
(Provision) benefit for income
 taxes............................        3          4 (O)      (5)(O)       2
                                      -----        ---         ---       -----
Income (loss) from continuing
 operations before extraordinary
 item.............................    $ (13)       $(5)        $ 7       $ (11)
                                      =====        ===         ===       =====
Income (loss) per common share
 from continuing operations.......    $(.09)                             $(.07)
                                      =====                              =====
Weighted average shares
 outstanding......................    151.5                    1.0 (S)   152.5
                                      =====                    ===       =====
EBITDA(T).........................    $ 269                              $ 294
Depreciation and amortization(U)..      113                                122

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                FINANCIAL DATA

A. Represents the adjustment to record the fourth quarter 1995 acquisition of four full-service properties as follows:

   --Record property and equipment of $223 million
   --Record mortgage debt of $98 million (including $10 million provided by
     Marriott International)
   --Record advance to the Company of $10 million for one of the properties from Marriott International, as manager
   --Record the use of cash of $115 million for the remaining acquisition cost

B. Represents the adjustment to record the Pending Acquisitions as follows:

   --Record property and equipment of $267 million
   --Record the mortgage debt of $206 million for one full-service property --Record the use of cash of $53 million for the acquisition cost
   --Record the elimination of the prior investment of $13 million in a partnership
   --Record the property improvement escrow fund of $6 million for one full-
     service property
   --Record the minority interest of $1 million for the partner of the joint venture acquiring one full-service property

C. Represents the adjustment to record the fourth quarter 1995 sale of a full-service hotel property for net cash proceeds of $3 million. No adjustment has been reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations due to the immateriality of the operating results for this property.

D. Represents the adjustment to record the fourth quarter 1995 write down of $39 million, net of taxes of $21 million, for one undeveloped land site. No adjustment has been reflected in the accompanying Pro Forma Condensed Consolidated Statements of Operations due to the unusual and non-recurring nature of this write down.

E. Represents the adjustment to record the issuance of the Acquisitions Notes as follows:

   --Record the issuance of debt of $350 million
   --Record the net cash proceeds of $340 million
   --Record the deferred financing fees of $10 million

F. Represents the adjustment to record the repayment of the Revolver as follows:

   --Reduce debt by $210 million with available cash from the issuance of the
     Acquisitions Notes
   --Record the write-off of the deferred financing fees related to the Revolver of $4 million before taxes and the related income tax impact of $1 million

G. Represents the adjustment to record the Special Dividend by eliminating the net investment in discontinued operations, adjusting shareholders' equity and recording the payment of $8 million of the remaining expenses related to the Special Dividend ($1 million of such expenses were paid prior to September 8, 1995). The entry to record the Special Dividend is subject to adjustment pursuant to finalization under the Distribution Agreement and certain other agreements.

H. Represents the adjustment to eliminate the revenues and the operating costs for the 1995 sale of the four remaining Fairfield Inns.

I. Represents the adjustment to reflect the incremental increase in revenue, operating costs and secured debt interest expense for the 1995 addition of eight full-service properties, as if they were added at the beginning of the applicable period. On February 26, 1993, an explosion caused damage to the structure and interior of the New York Vista Hotel, as well as the adjoining World Trade Center complex. As a result of the damage, all hotel operations were suspended and the hotel underwent extensive renovation. Because the hotel did not resume full operations until mid-1995, the historical operations of the hotel during the periods presented are not meaningful and the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect any adjustments related to the hotel.

J. Represents the adjustment to record the revenue, operating costs and secured debt interest expense for the Pending Acquisitions, including the impact of the new management agreements that are expected to be entered into with the manager and depreciation expense reflecting the Company's basis in the assets.

K. Represents the net adjustment to eliminate the depreciation expense and record the incremental lease expense for the 1995 sale/leaseback of the 37 Courtyard properties.

L. Represents the adjustment to reduce interest expense for the redemption of senior notes of Host Marriott Hospitality, Inc. (the "Hospitality Notes") with the net sales proceeds from the 26 Fairfield Inns, 14 senior living communities and 21 Courtyard properties.

M. Represents the adjustment to reduce interest expense to reflect the decrease in interest rates as a result of the issuance of the Properties Notes and the decrease in commitment fees as a result of the New Line of Credit. Extraordinary losses of approximately $17 million, after taxes, related to the 1995 redemption of certain of the Hospitality Notes are not reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations.

N. Represents the adjustment to interest expense to eliminate the interest expense and related amortization of deferred financing fees for the Revolver, and to record the interest expense and related amortization of deferred financing fees as a result of the issuance of the Acquisitions Notes.

O. Represents the income tax impact of pro forma adjustments at statutory rates.

P. Represents the adjustment to eliminate the revenues and the operating costs for the 26 Fairfield Inns sold during 1994.

Q. Represents the adjustment to reflect the incremental increase in revenue, operating costs and the secured debt interest expense for the 1994 addition of 18 full-service properties, mainly utilizing proceeds from the January 1994 issuance of Common Stock by the Company and the Revolver, and the related decrease in interest income.

R. Represents the adjustments to eliminate the revenues, operating costs and the secured debt interest expense for the 14 senior living communities sold during 1994.

S. Represents the adjustment to increase the weighted average number of common shares outstanding assuming the January 1994 issuance of common stock by the Company occurred as of January 1, 1994.

T. EBITDA consists of the sum of consolidated net income (loss) from continuing operations, interest expense, income taxes, depreciation and amortization and certain other noncash charges (principally noncash write-downs of lodging properties and equity in earnings of affiliates, net of distributions received). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.

U. Represents depreciation and amortization from continuing operations.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table presents certain selected historical financial data of the Company which has been derived from the Company's Condensed Consolidated and Consolidated Financial Statements as of September 8, 1995 and September 9, 1994 and for the First Three Quarters 1995 and the First Three Quarters 1994 and the five most recent fiscal years ended December 30, 1994. The financial data for fiscal years 1990 through 1992 and the income statement data for fiscal year 1993 do not reflect the Marriott International Distribution (as defined herein) and related transactions and, accordingly, the table presents data for the Company that include amounts attributable to Marriott International. As a result of the Marriott International Distribution and related transactions, the assets, liabilities and businesses of the Company have changed substantially. The selected financial information for each of the five annual periods has been derived from the audited Condensed Consolidated Financial Statements of the Company. The selected financial information for the First Three Quarters 1995 and the First Three Quarters 1994 has been derived from unaudited Condensed Consolidated Financial Statements of the Company and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of management of the Company, are necessary for a fair presentation of such information. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" each included elsewhere herein.

                              FIRST
                         THREE QUARTERS                     FISCAL YEAR
                         ----------------  ----------------------------------------------
                         1995(1)  1994(1)  1994(1)  1993(1)(2)(3) 1992(3) 1991(4) 1990(5)
                         -------  -------  -------  ------------- ------- ------- -------
                           (UNAUDITED)              (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues............... $  319   $  261     $380        $659     $7,778  $7,421  $6,760
 Operating profit before
  corporate expenses and
  interest..............    118      108      152          92        406     382     260
 Income (loss) from
  continuing
  operations............    (13)      (7)     (13)         56         75      70      26
 Net income (loss) (7)..    (49)     (10)     (25)         50         85      82      47
 Earnings (loss) per
  common share: (6)
  Income (loss) from
   continuing
   operations ..........   (.08)    (.05)    (.09)        .39        .55     .68     .26
  Net income (loss)(7)..   (.31)    (.07)    (.17)        .35        .64     .80     .46
 Cash dividends declared
  per common share......    --       --       --          .14        .28     .28     .28
BALANCE SHEET DATA:
 Total assets........... $3,401   $3,341   $3,366      $3,362     $5,886  $6,054  $6,583
 Debt (8)...............  1,925    1,852    1,871       2,113      2,824   3,067   3,223

--------
(1) In 1993, the Company recognized a $4 million extraordinary loss, net of taxes, on the completion of an exchange offer for its then outstanding bonds. In the First Three Quarters 1994 and fiscal year 1994, the Company recognized $3 million and $6 million extraordinary losses, net of taxes, respectively, on the required redemption of Hospitality Notes. In the First Three Quarters 1995, the Company recognized a $17 million extraordinary loss, net of taxes, on the redemption of Hospitality Notes.
(2) Certain revenues and costs and expenses for 1993 have been reclassified to conform to the Company's new income statement presentation. Operating results for 1993 include the operations of Marriott International only through the Marriott International Distribution date of October 8, 1993. These operations had a net pretax effect on income of $211 million for the year ended December 31, 1993 and are recorded as "Profit from operations distributed to Marriott International" on the Company's consolidated statements of operations and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same period. The net pretax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for the same periods. Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," was adopted in the first quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. During 1993, the Company recorded a $34 million credit to reflect the adoption of SFAS No. 109 and a $32 million charge, net of taxes, to reflect the change in its accounting method for assets held for sale.
(3) Operating results in 1993 and 1992 included pretax expenses related to the Marriott International Distribution totaling $13 million and $21 million, respectively.
(4) Fiscal year 1991 includes 53 weeks.
(5) Operating results in 1990 included pretax restructuring charges and writeoffs, net of certain nonrecurring gains, of $153 million related to continuing operations.
(6) Earnings per common share is computed on a fully diluted basis by dividing net income available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding common shares for fiscal year 1994 and the First Three Quarters 1995 and First Three Quarters 1994, as they are antidilutive.
(7) The Company recorded a loss from discontinued operations, net of taxes, as a result of the Special Dividend of $19 million for the First Three Quarters 1995, $6 million in fiscal year 1994, and $4 million in fiscal year 1993, and income from discontinued operations, net of taxes, of $10 million in 1992, $12 million in 1991 and $21 million in 1990. There was no income or loss from discontinued operations for the First Three Quarters 1994.
(8) Includes convertible subordinated debt of $20 million at December 31, 1993, $228 million at January 1, 1993 and $210 million at January 3, 1992.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

  The following discussion and analysis addresses the results of operations of the Company for the First Three Quarters 1995 and the First Three Quarters 1994 on a historical basis, fiscal year 1994 on a historical basis compared to fiscal year 1993 on a pro forma basis and fiscal years 1993 and 1992 on a pro forma basis. On October 8, 1993, Marriott Corporation (as the Company was formerly known) made a special dividend consisting of the distribution (the "Marriott International Distribution") to holders of outstanding shares of Common Stock, on a share-for-share basis, of all outstanding shares of its wholly owned subsidiary, Marriott International, which at the time of the Marriott International Distribution held all of the assets relating to the lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business") formerly conducted by the Company. Marriott International now conducts the Management Business as a separate publicly traded company.

  Management believes that a discussion of the Company's historical results of operations is not relevant because the significant changes as a result of the Marriott International Distribution and related transactions make the 1994, 1993 and 1992 historical results of operations not comparable and that it is more meaningful and relevant in understanding the present and ongoing Company operations to compare the Company's historical 1994 operating results to the pro forma operating results for 1993 reflecting the Marriott International Distribution and related transactions ("Distribution Pro Forma") and to compare the Distribution Pro Forma operating results for 1993 to the Distribution Pro Forma operating results for 1992. Accordingly, the Company's Distribution Pro Forma consolidated statements of operations for fiscal 1993 and 1992 are presented below. These Distribution Pro Forma condensed consolidated statements of operations were prepared as if the Marriott International Distribution and related transactions and the implementation of the various related agreements entered into with Marriott International, including the lodging management agreements and senior living community leases, occurred at the beginning of each period and include only the operations of the businesses retained by the Company, and exclude, among other items, certain nonrecurring costs totalling $34 million relating to the Marriott International Distribution, accounting changes, extraordinary losses and discontinued operations related to the Special Dividend. See Notes 1, 2, 5, 7, 8, 9, 10 and 14 to the Consolidated Financial Statements included elsewhere herein for discussion of the Marriott International Distribution, and the related transactions and agreements.

  The following Distribution Pro Forma consolidated statements of operations for 1993 and 1992 and the management's discussion and analysis related thereto are presented in the format that the Company adopted as of January 1, 1994. The historical and Distribution Pro Forma consolidated statements of operations and related analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein. These Distribution Pro Forma consolidated statements of operations do not purport to be indicative of results which may occur in the future or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. These Distribution Pro Forma consolidated statements of operations only reflect the consummation of the Marriott International Distribution and do not include the impact of the additional transactions discussed in the "Pro Forma Condensed Consolidated Financial Data" included elsewhere herein.

                                                                DISTRIBUTION
                                              HISTORICAL        PRO FORMA(1)
                                          --------------------  --------------
                                          FIRST THREE   FISCAL
                                           QUARTERS      YEAR    FISCAL YEAR
                                          ------------  ------  --------------
                                          1995   1994    1994    1993    1992
                                          -----  -----  ------  ------  ------
                                           (IN MILLIONS, EXCEPT PER SHARE
                                                      AMOUNTS)
Revenues
  Hotels................................  $ 315  $ 223  $  338  $  249  $  237
  Senior living communities.............    --      14      14      23      21
  Net gains (losses) on property
   transactions.........................     (5)     5       6      (1)      3
  Equity in earnings (losses) of
   affiliates...........................     (1)     2     --      (27)    (24)
  Other.................................     10     17      22      17      19
                                          -----  -----  ------  ------  ------
    Total revenues......................    319    261     380     261     256
                                          -----  -----  ------  ------  ------
Operating costs and expenses
  Hotels................................    182    131     198     155     149
  Senior living communities.............    --       5       5      12      10
  Other.................................     19     17      25      14      15
                                          -----  -----  ------  ------  ------
    Total operating costs and expenses..    201    153     228     181     174
                                          -----  -----  ------  ------  ------
Operating profit before corporate
 expenses and interest..................    118    108     152      80      82
Corporate expenses......................    (26)   (21)    (32)    (24)    (19)
Interest expense........................   (122)  (114)   (165)   (152)   (161)
Interest income.........................     18     19      29      26      28
                                          -----  -----  ------  ------  ------
Loss from continuing operations before
 income taxes...........................    (12)    (8)    (16)    (70)    (70)
Benefit (provision) for income taxes....     (1)     1       3      10      10
                                          -----  -----  ------  ------  ------
Loss from continuing
 operations(2)(3)(4)....................  $ (13) $  (7) $  (13) $  (60) $  (60)
                                          =====  =====  ======  ======  ======
Loss per common share from continuing
 operations.............................  $(.08) $(.05) $ (.09) $ (.51) $ (.53)
Weighted average shares outstanding(5)..  157.9  151.2   151.5   116.7   112.2

--------
(1) Significant adjustments to the 1993 and 1992 historical financial statements for the Distribution Pro Forma data include:

    . the reduction of hotel revenues by $354 million and $493 million in 1993 and 1992, respectively, to equal house profit, which the Company treats as revenue from owned hotels subsequent to the Marriott International Distribution, with a matching decrease in operating costs and expenses. See Note 1 to the Consolidated Financial Statements included elsewhere herein;

    . the reduction of operating profit by $14 million and $9 million in 1993 and 1992, respectively, to reflect management fees paid to Marriott International under the lodging management agreements;

    . the reduction of property level revenues of $67 million and $62 million in 1993 and 1992, respectively, to equal rental income of $23 million and $21 million in 1993 and 1992, respectively, and the reduction of operating expenses of $46 million and $52 million in 1993 and 1992, respectively, for senior living communities owned by the Company and leased to Marriott International. See Note 1 to the Consolidated Financial Statements included elsewhere herein;

    . the elimination of the pretax profit from operations distributed to Marriott International of $211 million in 1993 and $237 million in 1992;

    . the elimination of certain nonrecurring charges of $13 million and $16 million in 1993 and 1992, respectively, directly related to the Marriott International Distribution; and

    . the net decrease to interest expense of $12 million and $14 million in 1993 and 1992, respectively, primarily related to the assumption by Marriott International of 90% of the Liquid Yield Option Notes ("LYONs") issued by Marriott Corporation, partially offset by the increase in interest expense as a result of a debt exchange offer in 1993. See Notes 7 and 8 to the Consolidated Financial Statements included elsewhere herein.

  Summary historical and Marriott International Distribution Pro Forma data are presented below (in millions):

                                                     FISCAL YEAR 1993
                                            -----------------------------------
                                                        PRO FORMA  DISTRIBUTION
                                            HISTORICAL ADJUSTMENTS  PRO FORMA
                                            ---------- ----------- ------------
     Revenues.............................     $659       $(398)       $261
     Operating profit before corporate
      expenses and interest...............       92         (12)         80
     Corporate expenses...................       37         (13)         24
     Interest expense.....................      164         (12)        152
     Profit from operations distributed to
      Marriott International..............      211        (211)        --
     Income (loss) from continuing
      operations..........................       56        (116)        (60)

                                                       FISCAL YEAR 1992
                               ----------------------------------------------------------------
                                            ADJUSTMENT TO
                                          REFLECT MARRIOTT
                                          INTERNATIONAL ON   ADJUSTED   PRO FORMA  DISTRIBUTION
                               HISTORICAL THE EQUITY METHOD HISTORICAL ADJUSTMENTS  PRO FORMA
                               ---------- ----------------- ---------- ----------- ------------
     Revenues................    $7,778        $(6,971)        $807       $(551)       $256
     Operating profit before
      corporate expenses and
      interest...............       406           (326)          80           2          82
     Corporate expenses......       102            (67)          35         (16)         19
     Interest expense........       200            (25)         175         (14)        161
     Profit from operations
      distributed to Marriott
      International..........       --             237          237        (237)        --
     Income (loss) from
      continuing operations..        75            --            75        (135)        (60)

(2) SFAS 109 "Accounting for Income Taxes" was adopted in the first quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. The Company recorded a $34 million credit to reflect the adoption of SFAS No. 109 and a $32 million charge, net of taxes, to reflect the change in its accounting method for assets held for sale. See the Notes to the Consolidated Financial Statements included elsewhere herein.
(3) The Company recognized a $4 million extraordinary loss, net of taxes, on the completion of a debt exchange offer in 1993. The Company recognized a $6 million extraordinary loss, net of taxes, on the required redemption of Hospitality Notes in 1994. See Notes 2 and 7 to the Consolidated Financial Statements included elsewhere herein.
(4) The Company's loss from discontinued operations, net of taxes, as a result of the Special Dividend was $19 million in the First Three Quarters 1995, $6 million in 1994, $4 million in 1993 and the Company's income from discontinued operations was $10 million in fiscal year 1992. There was no income or loss from discontinued operations for the First Three Quarters 1994. See the Consolidated Financial Statements included elsewhere herein.
(5) The 1993 and 1992 pro forma weighted average shares are based on weighted average common shares of the Company adjusted to reflect (i) the conversion of the Company's preferred stock into 10.6 million shares of Common Stock prior to the Marriott International Distribution, and (ii) the issuance by the Company of 1.8 million shares of its Common Stock, prior to the Marriott International Distribution, in connection with the refinancing of certain of its senior debt.

  Subsequent to the Marriott International Distribution, revenues primarily represent house profit from the Company's hotel properties, lease rentals from the Company's senior living communities, net gains (losses) on real estate transactions and equity in the earnings of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents hotel sales less property-level expenses (excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses). The operating costs and expenses of the senior living communities consist of depreciation and amortization, while other operating costs and expenses include idle land carrying costs and certain other costs.

  For the periods discussed herein, the Company's properties have experienced substantial increases in room revenues generated per available room ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the average daily room rate charged and the average occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The REVPAR increase primarily represents strong percentage increases in room rates, while occupancies have generally increased slightly or remained flat. Increases in room rates have generally been achieved by the managers through shifting occupancies away from discounted group business to higher-rated group and transient business. This has been made possible by increased travel due to improved economic conditions and by the favorable supply/demand characteristics existing in the lodging industry today, particularly in the full-service segment. The Company expects this supply/demand imbalance, particularly in the full-service segment, to continue, which should result in improved REVPAR and operating profits at its hotel properties in the near term.

  Nine of the Company's properties were converted to the Marriott brand name following their acquisition by the Company. The conversion of these properties to the Marriott brand is intended to increase occupancy and room rates as a result of Marriott International's nationwide marketing and reservation systems as well as customer recognition of the Marriott brand name. In connection with the conversion of four of the nine conversion properties, the Company employed, or will employ, additional capital to upgrade these properties to the Company's and the new managers' standards. The invested capital with respect to these properties is primarily used for the improvement of common areas as well as upgrading soft and hard goods (i.e., carpets, drapes, paint, furniture and additional amenities). The conversion process typically causes periods of disruption to these properties as selected rooms and common areas are temporarily taken out of service. Due to these disruptive periods, the time necessary for integration into the nationwide Marriott system and the Company's realization of the anticipated effect of these improvements, the operating results for 1995 do not reflect the full impact of conversion for these four properties. The operating performance of the five properties which did not require significant renovation have begun to reflect the benefits of conversion subsequent to their conversion to the Marriott brand name.

  The Company's hotel operating costs and expenses are, to a great extent, fixed. Therefore, the Company derives substantial operating leverage from increases in revenue. This operating leverage is somewhat diluted, however, by the impact of base management fees which are calculated as a percentage of sales, variable lease payments and incentive management fees tied to operating performance above certain established levels. Successful 1994 and 1995 full-service hotel performance resulted in certain of the Company's properties reaching levels which allowed the manager to share in the growth of profits in the form of higher management fees. The Company views this as a positive development because it helps to strengthen the alignment of the manager's interest with the Company's. The Company expects that this trend will continue in 1996 as the hotel industry continues to strengthen.

  The Consolidated Financial Statements of the Company have been restated to reflect the results of the Operating Group as discontinued operations for all periods discussed below.

 First Three Quarters 1995 Compared to First Three Quarters 1994

  Revenues. Revenues primarily represent house profit from the Company's hotel properties, lease rentals for the Company's senior living communities (in
1994), net gains (losses) on real estate transactions and equity in earnings of affiliates. Revenues from continuing operations rose $58 million, or 22%, to $319 million for the First Three Quarters 1995. The Company's revenue and operating profit from continuing operations were impacted by:

  . improved lodging results;

  . the addition of 25 full-service hotel properties during 1994 and the First Three Quarters 1995;

  . the 1995 sale and leaseback of 37 of the Company's Courtyard properties;

  . a $10 million charge in 1995 to write down the carrying value of certain
    Courtyard and Residence Inn properties held for sale to their net realizable value;

  . the 1994 sale of the Company's senior living communities;

  . the 1994 and 1995 sales of the Company's Fairfield Inns; and

  . the 1994 reduction in general liability and workers' compensation self-insurance program reserves related to the Company's continuing operations of $4 million.

  Hotel revenues increased $92 million, or 41%, to $315 million for the First Three Quarters 1995, as all three of the Company's lodging concepts reported growth in REVPAR. The hotels added by the Company in 1994 and 1995 provided $73 million of revenue for the First Three Quarters 1995. Excluding the impact of the addition of full-service properties, the sales of the Fairfield Inns, and the sale and leaseback of 37 Courtyards, comparable hotel revenues increased $20 million, or 12%, for the First Three Quarters 1995 over the First Three Quarters 1994.

  Revenue for nearly all of the Company's full-service hotels, resorts and suites was improved or comparable to the results for the First Three Quarters 1994. Improved results were driven by increases in REVPAR of 7% for comparable units (which resulted in a 15% increase in comparable EBITDA). On a comparable basis, average room rates increased 9%, while average occupancy decreased two percentage points.

  The Company's moderate-price Courtyard properties reported a 7% increase in REVPAR due to a 7% increase in average room rates, offset slightly by a small decrease in occupancy.

  The Company's extended-stay Residence Inns reported a 9% increase in REVPAR due to an increase in average room rates of 7%, combined with a one percentage point increase in average occupancy. Due to the high occupancy of these properties, the Company expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases.

  In the third quarter of 1994, the Company sold 26 of its 30 Fairfield Inns for $114 million and in the second quarter of 1995, the Company sold its four remaining Fairfield Inns to the same buyer for net cash proceeds of $6 million. Revenues and operating profit in the First Three Quarters 1995 for the four remaining Fairfield Inns prior to their disposition were comparable to the First Three Quarters 1994.

  The net loss on property transactions for the First Three Quarters 1995 includes the $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net realizable values.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs. The Company's operating costs and expenses increased $48 million to $201 million for the First Three Quarters 1995. Hotel operating costs increased $51 million to $182 million for the First Three Quarters 1995. As a percentage of hotel revenues, however, hotel operating costs and expenses decreased to 58% of revenues in the First Three Quarters 1995 from 59% of revenues in the First Three Quarters 1994.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $10 million, or 9%, to $118 million for the First Three Quarters 1995. Hotel operating profit increased $41 million, or 45%, to $133 million, or 42% of revenues, for the First Three Quarters 1995 from $92 million, or 41% of revenues, for the First Three Quarters 1994. The hotels added by the

Company in 1994 and 1995 provided $40 million of operating profit for the First Three Quarters 1995. Excluding the impact of the non-comparable items discussed earlier, hotel operating profit increased $15 million, or 25%, over the First Three Quarters 1994. Several hotels, including the New York Marriott Marquis, Fort Lauderdale Marina Marriott and the Miami Airport Marriott, posted significant improvements in operating profit.

  Corporate Expenses. Corporate expenses increased $5 million to $26 million for the First Three Quarters 1995 primarily due to an increase in the number of employees and overall higher corporate administrative and travel costs associated with higher revenues. As a percentage of revenues, corporate expenses were unchanged at 8% of revenues.

  Interest Expense. Interest expense increased by 7% to $122 million for the First Three Quarters 1995 primarily due to the additional debt incurred in connection with the 1994 and 1995 full-service hotel acquisitions, increased interest rates on the Company's variable rate debt, and the decreased benefit from the Company's interest rate swap agreements, which was partially offset by the net impact of the 1994 and 1995 Hospitality Notes redemptions.

  Continuing Operations. The loss from continuing operations for the First Three Quarters 1995 increased $6 million to $13 million principally due to the changes in operating profit discussed above and the increase in corporate expenses and interest expense.

  Discontinued Operations. The loss from discontinued operations for the First Three Quarters 1995 of $19 million principally was due to a $10 million extraordinary loss on the redemption and defeasance of certain debt in 1995, the 1995 accrual of HM Services' estimated fourth quarter loss of $4 million and the estimated expenses of $9 million related to the Special Dividend.

  During the fourth quarter of 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 required a charge against current operating results of approximately $47 million before taxes for the impairment of certain of the leasehold improvement assets of HM Services.

  Additionally, during the fourth quarter of 1995, HM Services recorded a $15 million pretax restructuring charge for the restructuring of HM Services' business processes. Most of these expenditures, primarily severance payments, will be incurred by HM Services in the first half of 1996.

  Extraordinary Item. In connection with the redemption and defeasance of certain of the Company's debt in the second quarter of 1995, the Company recognized an extraordinary loss of $26 million ($17 million after taxes), primarily representing premiums paid on the Hospitality Notes' redemptions of $13 million and the write-off of deferred financing fees and discounts on the Hospitality Notes.

  Net Loss. The Company's net loss for the First Three Quarters 1995 increased $39 million to $49 million principally due to the $19 million loss from discontinued operations, the $17 million extraordinary loss and the $10 million charge to write-down the carrying value of five limited-service hotels to their estimated net realizable values. The net loss per share for the First Three Quarters 1995 was $.31 per share, compared to $.07 per share for the First Three Quarters 1994.

 Historical 1994 Compared to Pro Forma 1993

  Revenues. Revenues from continuing operations rose $119 million, or 46%, to $380 million for 1994 from $261 million on a pro forma basis for 1993. The Company's revenue and operating profit from continuing operations were impacted by:

  . improved lodging results;

  . the addition of 18 full-service hotel properties during 1994;

  . the consolidation of the partnership owning the New York Marriott Marquis on December 31, 1993;

  . the 1994 sale of the Company's senior living communities;

  . the 1994 sale of 26 of the Company's Fairfield Inns;

  . the 1994 reduction in general liability and workers' compensation self-insurance program reserves related to the Company's continuing operations of $4 million;

  . the 1993 $11 million charge to write-down the carrying value of certain
    Fairfield Inn properties held for sale to their net realizable value;

  . the 1993 sale of 11 Residence Inns; and

  . the 1993 $10 million gain on the sale of the Company's interest in a hotel partnership.

  Hotel revenues increased $89 million, or 36%, to $338 million for 1994, as all of the Company's lodging concepts reported growth in REVPAR for comparable units. The hotels added by the Company in 1994 provided $27 million of revenue. Excluding the impact of the addition of full-service properties, the sales of the Fairfield Inns and Residence Inns and consolidation of the New York Marriott Marquis, comparable hotel revenues increased $31 million, or 15%, in 1994 over pro forma 1993.

  Revenue for the Company's full-service hotels, resorts, and suites was improved or comparable to 1993 results with the exception of the Miami Airport Marriott Hotel which achieved very high occupancy levels in early 1993 resulting from Hurricane Andrew in 1992. The Company's full-service hotels posted a 7% increase in REVPAR for comparable units. Average occupancy increased over one percentage point for comparable units, while average room rates increased 5%.

  The Company's moderate-priced Courtyard properties reported significant increases in revenues in 1994 due to REVPAR increases. REVPAR of the Company's Courtyard properties increased 8%, due to a 7% increase in average room rates and almost a one percentage point increase in average occupancy.

  The Company's extended-stay Residence Inns also reported significant increases in revenues in 1994 due to REVPAR increases. REVPAR of the Company's Residence Inns increased 8% for comparable units due primarily to an increase in average room rates of 7%, combined with a one percentage point increase in average occupancy.

  On August 5, 1994, the Company sold 26 of its Fairfield Inns to an unrelated party for net proceeds of approximately $114 million. Prior to their sale, year-to-date revenues and operating profit were comparable to the prior year. Year-to-date revenues and operating profit for the four remaining Fairfield Inns were comparable to the 1993 pro forma amounts.

  Senior living communities' revenues consist of rentals earned under the lease agreements with Marriott International. During the first quarter of 1994, the Company executed an agreement to sell all of its senior living communities to an unrelated party for approximately $320 million, which approximated the communities' carrying value. The sale of the communities was completed during the second and third quarters of 1994. Prior to their sales, year-to-date revenues and operating profit for senior living communities were comparable to 1993.

  The net gains (losses) on property transactions for 1994 principally included amortization of the deferred gain on the 1993 sale of Residence Inns, and for 1993 principally included the Fairfield Inn net realizable value write-down and the gain on the 1993 sale of the Company's interest in the partnership owning the Boston Copley Marriott Hotel.

  Equity in earnings (losses) of affiliates was break even for 1994, compared to $27 million of losses recorded in 1993. The significant decrease is attributable to the consolidation of the partnership owning the New York Marriott Marquis on December 31, 1993.

  Operating costs and expenses. Operating costs and expenses increased $47 million to $228 million in 1994. Hotel operating costs increased $43 million to $198 million in 1994. As a percentage of hotel revenues, hotel operating costs and expenses represented 59% of revenues in 1994 and 62% revenues in 1993. Due to favorable claims experience for the general liability and workers' compensation self-insurance programs, the Company reduced its related actuarially estimated reserves by $4 million in 1994, which is reflected as a reduction in the Company's other operating costs and expenses.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $72 million, or 90%, to $152 million in 1994. Hotel operating profit increased $46 million, or 49%, to $140 million, or 41% of hotel revenues for 1994 from $94 million or 38% of hotel revenues for 1993 on a pro forma basis. The hotels added by the Company in 1994 provided $13 million of operating profit for 1994. Excluding the impact of the noncomparable items discussed earlier, hotel operating profit increased $24 million, or 32%, over pro forma 1993 levels.

  Corporate expenses. Corporate expenses increased $8 million to $32 million for 1994 primarily due to higher employee restricted stock award expenses and administrative costs. Corporate expenses decreased to 8% of revenues in 1994 from 9% of revenues in 1993.

  Interest expense. Interest expense increased by 9% to $165 million for 1994 due to the consolidation of the partnership owning the New York Marriott Marquis and the impact of rising interest rates on the Company's floating rate debt and interest rate swap agreements, partially offset by the impact of bond redemptions in the second half of 1994.

  Continuing Operations. The loss from continuing operations for 1994 decreased $47 million to $13 million principally due to the strong performance of the Company's lodging properties as discussed above.

 Pro Forma 1993 Compared to Pro Forma 1992

  Revenues. The Company's pro forma 1993 revenues totalled $261 million, representing a $5 million, or 2%, increase over pro forma 1992 results. Pro forma hotel revenues of $249 million represented a $12 million, or 5% increase in 1993 over 1992 amounts, as each of the Company's lodging segments reported growth in comparable REVPAR.

  Revenues for each of the Company's full-service hotels were improved over or comparable to 1992 results due to improvements in REVPAR. The Company's full-service hotels posted a 6% increase in REVPAR in 1993. Average occupancy increased by almost four percentage points, while the average room rate increased slightly.

  The Company's moderate-price Courtyard hotels reported significant increases in revenues in 1993 primarily due to REVPAR increases. REVPAR of the Company's Courtyard properties increased 10% due to a 5% increase in the average room rates and more than a three percentage point increase in average occupancy.

  The Company's extended-stay Residence Inns also reported significant increases in revenues in 1993 primarily due to REVPAR increases. REVPAR of the Company's Residence Inn properties increased 11% due to an increase in average room rates of 2% combined with a seven percentage point increase in average occupancy.

  The Company's economy Fairfield Inns reported significant increases in revenues in 1993 also due to REVPAR increases. The REVPAR for the Company's Fairfield Inns increased 5% primarily due to a 4% increase in the average room rates and an almost one percentage point increase in average occupancy.

  Senior living communities' pro forma revenues increased to $23 million in 1993 from $21 million in 1992 primarily due to the opening of additional properties during 1993.

  Pro forma net gains (losses) on property transactions decreased to a $1 million loss in 1993 from a $3 million gain in 1992 because of a 1993 $11 million charge to write down the carrying value of certain Fairfield Inns held as available for sale to their net realizable value, partially offset by an increase in 1993 in the gains recognized from the sales of senior living community condominium units and the $10 million gain recorded in 1993 from the sale of the Company's 15% interest in the partnership owning the Boston Copley Marriott Hotel.

  The Company's equity in losses of affiliates increased by $3 million to $27 million in 1993 from $24 million in 1992.

 Operating Costs and Expenses. The Company's pro forma operating costs and expenses increased to $181 million, or 69% of revenues, in 1993 from $174 million, or 68% of revenues, in 1992. As a percentage of revenues, hotel operating costs and expenses decreased to 62% of revenues in 1993 from 63% of revenues in 1992 primarily as a result of the increase in revenues and the related operating leverage. Pro forma senior living communities' operating costs and expenses increased to $12 million in 1993 from $10 million in 1992 also due to the corresponding increase in revenues.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's pro forma operating profit decreased to $80 million, or 31% of revenues in 1993 from $82 million, or 32% of revenues in 1992. Pro forma hotel operating profit increased to $94 million, or 38% of revenues, from $88 million, or 37% of revenues, in 1992. Pro forma senior living communities operating profit remained unchanged at $11 million.

  Corporate Expenses. On a pro forma basis, corporate expenses increased $5 million to $24 million in 1993 due to higher administrative costs.

  Interest Expense. Interest expense decreased 6% to $152 million in 1993, principally due to the prepayment of debt from the proceeds of hotel sales in 1992 and other asset sales occurring late in 1993 and declining interest rates on the Company's variable rate debt and interest rate swap agreements.

  Continuing Operations. The Company's pro forma loss from continuing operations was $60 million in both 1993 and 1992. The 1993 loss is primarily attributable to the aforementioned $11 million pretax charge recorded in 1993 to write down the carrying value of certain Fairfield Inns held as available for sale, the $10 million gain recorded in 1993 from the sale of the Company's interest in a hotel partnership and a 1993 charge of approximately $8 million related to a one percentage point increase in the Federal income tax rate, partially offset by the strong operating performance of the lodging properties discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company funds its capital requirements with a combination of operating cash flow, debt and equity financing, and proceeds from sales of selected properties and other assets. The Company utilizes these sources of capital to acquire new properties, fund capital additions and improvements, and make principal payments on debt.

  Capital Transactions. On December 20, 1995, Acquisitions, an indirect wholly owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes") to several initial purchasers (the "December 1995 Debt Offering"). Acquisitions owns 15 of the Company's full-service hotel properties. The Acquisitions Notes were issued at par and have a final maturity of December 2007. The net proceeds totalled $340 million and were utilized to repay in full the outstanding borrowings of $210 million under the Revolver, which was then terminated, to acquire one full-service property for $29 million in December 1995, and to finance acquisitions of full-service hotel properties with the remaining $101 million of proceeds. The Acquisitions Notes are guaranteed by Acquisitions' subsidiary. The indenture governing the Acquisitions Notes contains covenants that, among other things, limit the ability of Acquisitions and its subsidiary to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Acquisitions' subsidiary, and enter into certain mergers and consolidations. In addition, under certain circumstances, Acquisitions will be required to offer to purchase the Acquisitions Notes at par value with the proceeds of certain asset sales. Acquisitions will not be required to make principal payments on the Acquisitions

Notes until maturity, except in the event of certain changes in control. Distributions by Acquisitions to the Company are available through the payment of dividends only to the extent that the cumulative amount of such dividends from December 20, 1995 does not exceed $15 million plus an amount equal to the excess of Acquisitions' EBITDA over 200% of Acquisitions' interest expense, as defined in the indenture, plus the amount of capital contributions to Acquisitions subsequent to December 20, 1995. Acquisitions has the ability to enter into a revolving credit facility of up to $25 million, which would be available for Acquisitions' working capital, and other general corporate purposes, and to incur other indebtedness as specified in the indenture.

  On May 25, 1995, two wholly owned subsidiaries of Host Marriott Hospitality, Inc. ("Hospitality"), a wholly owned subsidiary of the Company, issued an aggregate of $1 billion of 9.5% senior secured notes in two concurrent offerings to several initial purchasers. HMH Properties, Inc. ("Properties"), the owner of 57 of the Company's 90 lodging properties, and Host Marriott Travel Plazas, Inc. ("HMTP"), the operator/manager of HM Services' food, beverage and merchandise concessions business, issued $600 million and $400 million, respectively, of senior notes secured by the stock of certain of their respective subsidiaries. The bonds were issued at par and have a final maturity of May 2005. The net proceeds of approximately $971 million were used to defease, and subsequently redeem, all of Hospitality's remaining bonds and to repay borrowings under the line of credit with Marriott International. The Properties Notes are secured by a pledge of the stock of certain of Properties' subsidiaries and are guaranteed, jointly and severally, by all of Properties' subsidiaries. The indenture governing the Properties Notes contains covenants that, among other things, limit the ability of Properties and its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of Properties' subsidiaries, and enter into certain mergers and consolidations. Distributions of Properties' equity are restricted but will be available for the payment of dividends to the extent that the cumulative amount of such dividends from May 25, 1995 does not exceed $25 million plus an amount equal to the excess of Properties' EBITDA over 200% of Properties' interest expense, as defined in the indenture, plus the amount of capital contributions to Properties subsequent to May 25, 1995. Properties has the ability to enter into a revolving credit facility of up to $35 million, which would be available for Properties' working capital and other general corporate purposes, and to incur other indebtedness as specified in the indenture.

  Under the indentures for the Acquisitions Notes and the Properties Notes, proceeds from the sale of assets within the subsidiary issuing the notes may be used for the acquisition of new properties subject to certain limitations.

  During 1995, the Company replaced its line of credit with the New Line of Credit with Marriott International pursuant to which the Company has the right to borrow up to $225 million to fund (i) obligations under certain guarantees made by the Company, (ii) payments of principal on specified recourse debt of the Company and its subsidiaries, (iii) payment of interest on amounts borrowed under the New Line of Credit and on specified recourse debt of the Company and its subsidiaries, (iv) working capital, and (v) other items approved in advance by Marriott International. Borrowings under the New Line of Credit bear interest at LIBOR plus 3% (4% when the outstanding balance exceeds $112.5 million) and mature in June 1998. Any such borrowings are guaranteed by, or secured by the pledge of the stock of, certain subsidiaries of the Company. An annual commitment fee of 5/8% is charged on the unused portion of the New Line of Credit. There were no borrowings outstanding under the New Line of Credit at September 8, 1995. The New Line of Credit imposes certain restrictions on the ability of the Company and certain of its subsidiaries to incur additional debt, create liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, and repurchase their common stock. When no advances are outstanding under the New Line of Credit and the Company and certain of its subsidiaries have adequately reserved for debt maturities over a 6-month term, such restricted payments as would otherwise be prohibited are permitted in the amount by which aggregate EBITDA of the Company and certain of its subsidiaries (as defined in the New Line of Credit) and the proceeds of specified stock issuances exceed 170% of the aggregate of certain specified charges.

  In January 1994, the Company raised $230 million of net proceeds from the sale of 20.1 million shares of Common Stock. Additionally, the Company obtained the Revolver for up to $230 million with a group of commercial banks for the acquisition of full-service hotels. The Common Stock and Revolver proceeds were utilized to fund the acquisition of full-service hotel properties. At September 8, 1995, $210 million was outstanding under the Revolver. As discussed above, the Revolver was repaid in full, and terminated, with certain proceeds from the December 1995 Debt Offering.

  There are no plans to pay regular cash dividends on the Company's Common Stock in the near future, and the Company is prohibited from doing so while amounts are outstanding under its New Line of Credit with Marriott International.

  Asset Dispositions. The Company historically has and may, from time to time in the future, consider opportunities to sell certain of its real estate properties if price targets can be achieved. During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold to and leased back from the REIT for approximately $330 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions will be amortized over the initial term of the leases. The REIT also has an option, expiring in June 1996, to buy and lease back up to 17 of the Company's remaining Courtyard properties. In 1995, the Company also sold its four remaining Fairfield Inns for net cash proceeds of approximately $6 million, which approximated their carrying value, and the Springfield Radisson Hotel for net cash proceeds of approximately $3 million, which approximated its carrying value. During the second and third quarters of 1994, the Company sold 14 senior living communities to an unrelated party for approximately $320 million, which approximated the communities' carrying value. Additionally, during the third quarter of 1994, the Company sold 26 of its Fairfield Inns to an unrelated party. The net proceeds from the sale of the hotels was approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million, and such excess has been deferred. Approximately $27 million of the Fairfield Inn proceeds was payable in the form of a note from the purchaser. The Company also sold 22 undeveloped land parcels during 1994 and 1995 for proceeds of approximately $28 million.

  In cases where the Company has made a decision to dispose of particular properties, the Company assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value. In the second quarter of 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale. While management expects to sell these properties as part of one or more portfolios, the Company recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net realizable values. The Company also recorded an $11 million charge in the fourth quarter of 1993 to write down 15 individual Fairfield Inn properties to their net realizable value, although the overall sales transaction generated a net gain.

  Capital Acquisitions, Additions and Improvements. The Company seeks to grow primarily through opportunistic acquisitions of full-service hotels. The Company believes that the full-service segment of the market offers opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved under new management. During 1995, the Company acquired nine hotels totalling approximately 3,900 rooms in separate transactions for approximately $390 million ($141 million of which was financed through first mortgage financing on four of the hotels). Four of the nine acquisitions, totalling $223 million, were completed in the fourth quarter of 1995. During 1994, the Company acquired 15 full-service hotels totalling approximately 6,100 rooms (including one 199-room hotel subsequently sold in 1995) for approximately $440 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totalling another 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company considers all of these properties as owned hotels for accounting purposes. The Company is continually engaged in discussions with respect to other acquisition opportunities.

  Under the terms of its management agreements, the Company is generally required to spend approximately 5% of gross hotel sales to cover the capital needs of the properties, including major guest room and common area renovations which occur every five to six years. The Company anticipates spending approximately $60 million to $65 million annually on the renovation and refurbishment of the Company's existing lodging properties.

  The Company completed the construction of the 1,200-room Philadelphia Marriott Hotel, which opened on January 27, 1995. The construction costs of this hotel were funded 60% through a loan from Marriott International ($102 million outstanding at September 8, 1995). Construction of a second hotel in Philadelphia, the 419-room Philadelphia Airport Marriott Hotel (the "Airport Hotel"), was recently completed and opened on November 1, 1995. The Airport Hotel was financed principally with $40 million of proceeds from an industrial development financing bond. The Company also is constructing a 300-room Residence Inn in Pentagon City, Virginia, scheduled for completion in early 1996. Capital expenditures for these three hotels totalled $51 million for the First Three Quarters 1995, $104 million in 1994 and $60 million in 1993. The Company anticipates spending approximately $7 million in 1996 to complete construction of the Residence Inn in Pentagon City.

  Debt Payments. At September 8, 1995, the Company had outstanding $736 million in senior notes, excluding $400 million of HMTP senior notes related to discontinued operations which obligations were included in the Special Dividend, bearing interest at an average rate of approximately 9.4%. The Company was also obligated at such date on approximately $331 million of other recourse debt. Included in this other debt is the $210 million outstanding balance of the Revolver which bore interest based on LIBOR plus 1.75%. On December 21, 1995, the Revolver was repaid in full and terminated with certain proceeds from the issuance of the Acquisitions Notes. Required amortization of the remaining obligations is generally limited to $132 million over the next five years.

  The Company repaid certain indebtedness (with a principal balance of $87 million) upon its maturity on May 24, 1995 with a draw on its line of credit with Marriott International. Additionally, and pursuant to the then-existing bond indenture, bonds issued by Hospitality were required to be repaid to the extent of 50% to 75% of net proceeds from certain asset sales (at par) and 100% of net refinancing proceeds (generally at 103% of the principal amount). Based on net proceeds from qualifying asset sales for the first quarter of 1995, the Company redeemed $100 million of Hospitality bonds in the second quarter of 1995.

  The remainder of the Company's debt, approximately $858 million at September 8, 1995, is secured by specific hotel properties and has been classified as "Debt Not Carrying a Company Guarantee." Payments on this debt generally come solely from the specific cash flows generated by the assets securing the debt, and the lender is limited to seizure of the assets as its sole recourse in the case of nonpayment or other forms of default. Maturities over the next five years total $375 million, a substantial portion ($317 million) of which represents the maturity of the mortgage on the New York Marriott Marquis in 1998.

  The Company currently is party to four interest rate exchange agreements, which expire in 1997, with notional amounts of $100 million each. These agreements with Citibank, N.A., New York and Salomon Brothers (the "Contracting Parties") require the Company to pay interest based on the specified floating rate of six month LIBOR (average rate of 5.9% at September 8, 1995) and collect interest at fixed rates (average rate of 7.1% at September 8, 1995). The Company realized a net reduction of interest expense of $4 million for the First Three Quarters 1995, $11 million in 1994 and $21 million in both 1993 and 1992, respectively, related to interest rate exchange agreements. The Company monitors the credit-worthiness of the Contracting Parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all BBB+ or better. The Company is exposed to credit loss in the event of nonperformance by the Contracting Parties; however, the Company does not anticipate nonperformance by the Contracting Parties.

  Cash Flows. The Company's cash flow from operations for the First Three Quarters 1995 and in fiscal years 1994, 1993 and 1992 totalled $155 million, $158 million, $429 million and $410 million, respectively.

  The Company's cash from investing activities was $64 million for the First Three Quarters 1995 and $48 million in fiscal year 1992, while cash used in investing activities was $192 million and $262 million in fiscal years 1994 and 1993. Cash from investing activities primarily consists of net proceeds from the sales of certain assets, offset by the acquisition of hotel and other real estate assets and other capital expenditures previously discussed.

  The Company's cash used in financing activities was $62 million for the First Three Quarters 1995 and $389 million and $296 million, respectively, for fiscal years 1993 and 1992, while cash from financing activities totalled $26 million for fiscal year 1994. The Company's cash from financing activities primarily consists of the proceeds from equity and debt offerings, borrowings under the line of credit with Marriott International and the Revolver, mortgage financing on certain acquired hotels, offset by redemptions and payments on senior notes, the line of credit with Marriott International, the Revolver and other scheduled principal payments.

  Lodging Properties Formerly Held For Sale. Prior to the Marriott International Distribution, the Company developed and sold lodging properties to syndicated limited partnerships, while continuing to operate the properties under long-term agreements. Those agreements provided the Company with specified percentages of sales and operating profits as compensation for operating the properties for the owners.

  Most lodging properties developed by the Company since the early 1980s were reported as assets held for sale prior to 1992. The Company used this classification because the sale of newly developed lodging properties, subject to long-term operating agreements, was the principal method of financing the Company's lodging property development during this period. Sales of such properties also enabled the Company to transfer the risk of real estate ownership. Most of these properties were in the Company's Courtyard, Fairfield Inn and Residence Inn brands, and were sold in large groups with a balanced geographical mix of properties of the same brand.

  In April 1992, as a result of continuing unfavorable conditions in the real estate markets, the Company decided it was no longer appropriate to view such sales of lodging properties as a primary means of long-term financing. Accordingly, the Company discontinued classification of these properties as assets held for sale.

  During the period the Company classified lodging properties as assets held for sale, it determined the net realizable value of such assets on a property-by-property basis in the case of full-service hotels, resorts and suites, and on an aggregate basis, by brand, in the case of its limited service (i.e., Courtyard, Fairfield Inn and Residence Inn) lodging properties. On this basis, the carrying value of these properties was not in excess of their net realizable value based on estimated selling prices, although, as a result of deteriorating market conditions, certain individual properties within a limited service brand had carrying values in excess of their estimated selling prices. In certain cases, these unrealized losses related to properties constructed during 1990 and 1991 where total development and construction costs exceeded net realizable value. Following the reclassification of these properties, the Company assesses impairment of its owned real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value.

  Beginning in the second fiscal quarter of 1993, under a new accounting policy adopted by the Company, net realizable value of assets held for sale is determined on a property-by-property basis as to all lodging properties, whereas formerly such determination was made on an aggregate basis by hotel brand as to Courtyard properties, Fairfield Inns and Residence Inns. The after-tax cumulative effect of this change on years prior to 1993 of $32 million was recorded in the quarter ended June 18, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on 1993 results of operations.

  Partnership Activities. The Company serves as general partner or the managing general partner of numerous limited partnerships which own hotels. Debt of the hotel limited partnerships is typically secured by first mortgages on the properties and is generally nonrecourse to the partnership and the partners. However, the

Company has committed to advance amounts to these affiliated limited partnerships, if necessary, to cover certain future debt service requirements. Such commitments were limited, in the aggregate, to $205 million at September 8, 1995. Funding under these guarantees amounted to $2 million in 1994 and $10 million for the First Three Quarters 1995.

  Leases. The Company leases certain property and equipment under noncancelable operating leases, including the long-term ground leases for certain hotels, generally with multiple renewal options. The leases related to the 37 Courtyard properties sold during 1995 contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. The Company remains contingently liable on certain leases related to divested properties. Management considers the likelihood of any substantial funding related to these divested properties' leases to be remote.

  Inflation. The Company's lodging properties are impacted by inflation through its effect on increasing costs and on the managers' ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers.

  A substantial portion of the Company's debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. However, the Company participates in four interest rate swap agreements aggregating $400 million with Citibank, N.A. New York and Salomon Brothers which expire in 1997. Under these agreements, the Company collects interest at fixed rates (average rate of 7.1% at September 8, 1995) and pays interest based on the specified floating interest rate of six month LIBOR (average rate of 5.9% at September 8, 1995). Additionally, outstanding borrowings under the New Line of Credit, and a portion ($159 million at September 8, 1995) of the New York Marriott Marquis mortgage bear interest based on variable rates. Accordingly, the amount of the Company's interest expense under the interest rate swap agreements and the floating rate debt for a particular year will be affected by changes in short-term interest rates.

  Accounting Standards. In the first quarter of 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Adoption of SFAS No. 114 did not have a material effect on the Company's consolidated financial statements. In the fourth quarter of 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 required a charge against current operating results of approximately $47 million before taxes for the impairment of certain of the leasehold improvement assets of HM Services.

                            BUSINESS AND PROPERTIES

GENERAL

  The Company is one of the largest owners of lodging properties in the world. The Company's 90 lodging properties generally are operated under Marriott brands and managed by Marriott International, formerly a wholly owned subsidiary of the Company. The Marriott brand name is among the most respected and widely recognized brand names in the lodging industry. The Company's primary focus is on the acquisition of full-service lodging properties. Over the past two years, the Company has added 27 full-service hotels (including one 199-room hotel subsequently sold in December 1995) representing approximately 11,300 rooms for an aggregate of approximately $915 million, bringing the Company's total full-service hotels to 55. Based on industry data, the Company believes that its full-service hotels consistently outperform the industry's average occupancy rate by a significant margin and averaged 77.4% occupancy for 1994 compared to 68.1% average occupancy for the upscale full-service segment of the lodging industry (the segment which is most representative of the Company's full-service hotels).

  The lodging industry as a whole, and the full-service hotel segment in particular, is benefiting from an improved relationship between supply and demand of hotel rooms in the United States. Based on a recent industry publication, the Company believes that demand for rooms in the upscale segment (the segment which is most representative of the Company's full-service hotels), as measured by annual domestic occupied room nights, increased 3.4% in 1993 and 1994. Management believes that recent demand increases have resulted primarily from an improved economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full service segment has greatly diminished. Management believes that this decrease in the supply growth rate is attributable to many factors including the limited availability of attractive building sites for full-service hotels, the lack of available of financing for new full-service hotel construction and the availability of existing full-service properties for sale at a discount to their replacement value. Due to the relatively high occupancy rates of the Company's hotels, the limited supply of new rooms and the recent increase in business travel, the managers of the Company's hotels have increased its average daily room rates primarily by replacing certain discounted group business with higher-rated group and transient business and by selectively increasing room rates. As a result, on a comparable basis, room revenues per available room ("REVPAR") for full-service properties increased approximately 7% for the First Three Quarters 1995 over the First Three Quarters 1994. Furthermore, because lodging property operations have a high fixed cost component, increases in REVPAR generally yield greater percentage increases in operating profit. Accordingly, the approximate 7% increase in REVPAR resulted in a 25% increase in comparable hotel operating profit in the First Three Quarters 1995. The Company expects this supply/demand imbalance, particularly in the upscale full-service segment (the segment which is most representative of the Company's full-service hotels), to continue, which should result in improved REVPAR and operating profits at its hotel properties in the near term.

BUSINESS STRATEGY

  The Company's business strategy continues to focus on opportunistic acquisitions of full-service urban, convention and resort hotels primarily in the United States. The Company believes that the full-service segment of the market offers numerous opportunities to acquire assets at attractive multiples of cash flow and at substantial discounts to replacement value, including underperforming hotels which can be improved by conversion to the Marriott brand. The Company believes this segment is very promising because:

  . There is virtually no new supply of upscale full-service hotel rooms currently under construction. Based on industry data, management believes that from 1988 to 1990, upscale full-service room supply increased an average of approximately 4% annually, which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1.7% from 1990 to 1994. Management believes that the lead time from conception to completion of a full-service hotel is generally five years or more in the types of markets the Company is principally pursuing, which will contribute to the continued low growth of supply. Based on industry data, the Company expects hotel supply in the upscale full-service segment to grow annually at 1% to 1.5% through 1997. Furthermore, because of the prolonged lead time for construction of new full-service hotels, management believes that growth in the full-service segment will continue to be limited at least through 2000.

  . Many desirable hotel properties are held by inadvertent owners such as banks, insurance companies and other financial institutions which are motivated and willing sellers. The Company has acquired several properties from these inadvertent owners at significant discounts to replacement cost.

  . Management believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotels to the Marriott brand. Nine of the 27 full-service hotels added in 1994 and 1995 were converted to the Marriott brand following their acquisition. These conversion properties (excluding the Marriott World Trade Center which was closed for a substantial portion of 1994) experienced a 68.7% average occupancy rate during 1994 compared to an average occupancy rate of 77.4% for all of the Company's full-service hotels. The Company believes these nine conversion properties will experience improved operations as a result of increases in occupancy and room rates as the properties begin to benefit from Marriott's brand recognition, reservation system and group sales organization. The Company intends to pursue additional full service hotel acquisitions, some of which may be conversion opportunities.

  The Company believes it is well qualified to pursue its acquisition strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to evaluating and acquiring hotel assets. In addition, the Company is well positioned to convert acquired properties to high-quality lodging brand names due to its strategic alliance with Marriott International.

  During 1994, the Company acquired 15 full-service hotels totalling approximately 6,100 rooms (including the Springfield Radisson Hotel, a 199-room hotel subsequently sold in 1995) in several transactions for approximately $440 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totalling another 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). In 1995, the Company acquired nine full-service hotels totalling approximately 3,900 rooms in separate transactions for approximately $390 million. The Company considers all of these properties as owned hotels for accounting purposes.

  The Company has also entered into agreements to acquire or purchase controlling interests in three additional properties totalling 2,150 rooms (the "Pending Acquisitions") and has also entered into an agreement to purchase a controlling interest in two properties totalling approximately 900 rooms, one of which is currently under construction and is scheduled to be completed during the third quarter of 1996. In addition, the Company holds minority interests in various partnerships, that own, in the aggregate, 263 additional hotel properties operated by Marriott International. Four of the properties added by the Company in the last two years were held in a partnership in which the Company holds a minority interest. As opportunities arise, the Company will consider the acquisition of additional full-service hotels currently held by such partnerships.

  In addition to the 55 full-service hotels, the Company also owns 17 Courtyard and 18 Residence Inn properties. The Company intends to opportunistically divest these remaining 35 limited service properties and to reinvest such proceeds in the acquisition of full-service lodging properties.

  Consistent with its strategy of focusing on the full-service segment of the lodging industry, the Company sold 26 of its 30 Fairfield Inns and all of its 14 senior living communities in 1994. In addition, the Company sold (subject to a leaseback) 37 Courtyard properties for approximately $330 million to the REIT in 1995. Ten percent of the sale amount of the Courtyard transactions was deferred. The REIT also has an option, expiring in June 1996, to buy and lease back up to 17 of the remaining Courtyard properties. In 1995, the Company also sold its remaining four Fairfield Inns for net proceeds of approximately $6 million and the Springfield Radisson Hotel (which was acquired by the Company as part of a portfolio of lodging properties in 1994) for net proceeds of approximately $3 million. Management believes that all of these sales were made at valuations that were attractive to the Company.

  Subsequent to the Special Dividend, the Company's assets principally consist of hotel lodging properties, real estate partnership investments, and undeveloped and leased land assets.

HOTEL LODGING INDUSTRY

  The lodging industry as a whole, and the full-service segment in particular, is benefiting from a cyclical recovery as well as a shift in the supply/demand relationship with supply relatively flat and demand strengthening. The lodging industry posted strong gains in revenues and profits in 1994, as demand growth continued to outpace additions to supply. Based on industry data, the Company expects hotel room supply growth to remain limited through 1997 and for the forseeable future thereafter. Accordingly, the Company believes this supply/demand imbalance will result in improving occupancy and room rates which should result in improved REVPAR and operating profit.

  Following a period of significant overbuilding in the mid-to-late 1980s, the lodging industry experienced a severe downturn. Since 1991, new hotel construction, excluding casino-related construction, has been modest, largely offset by the number of rooms taken out of service each year. Due to an increase in travel and an improving economy, hotel occupancy has grown steadily over the past several years, and room rates recently have begun to improve. According to industry data, the Company expects demand for hotel rooms to grow approximately 3% annually through 1997. Increased room demand should result in increases in hotel occupancy and room rates. Overall industry occupancy grew two percentage points in 1994 to over 65%, while room rate growth exceeded inflation for the first time since 1987. The Company expects these recent trends to continue based on recent industry studies, with overall occupancy climbing to approximately 68% by 1997, and room rate increases outpacing inflation in each of the next three years.

  While room demand has been rising, new hotel supply growth has slowed. From 1988 to 1990, room supply increased an average of 3% to 4% annually. This growth slowed to an approximate 1% to 2% average annual growth rate from 1990 through 1994. For 1995 through 1997, room supply growth is expected to slow further to approximately 1% annually, according to a recent industry study. The increase in room demand and slow down in growth of new hotel supply has also led to increased room rates. Based on its review of industry studies, the Company expects room rates to grow approximately 4% annually through 1997.

  Based on industry data, the Company expects upscale full-service properties (full-service hotels with average daily rates generally falling between the 70th and 80th percentile in their market) to experience approximately 3% annual room demand growth and only approximately 1% to 1.5% annual room supply growth through 1997. As a result, average occupancy for such hotels is expected to rise to approximately 72% in 1997 from approximately 68% in 1994, and the average daily rate is expected to grow 4% to 5% annually through 1997.

  As a result of the overbuilding in the mid-to-late 1980s, many full-service hotels built have not performed as originally planned. Cash flow has often not covered debt service requirements, causing lenders (e.g., banks, insurance companies, and savings and loans) to foreclose and become "inadvertent owners" who are motivated to sell these assets. In the Company's experience to date, these sellers have been primarily United States financial organizations. The Company believes that numerous international financial institutions are also inadvertent owners of lodging properties and expects that there will be increased opportunities to acquire lodging properties from international financial institutions. While the interest of inadvertent owners to sell has created attractive acquisition opportunities with strong current yields, the lack of supply growth and increasing room night demand should contribute to higher long-term returns on invested capital. Given the relatively long lead time to develop urban, convention and resort hotels, as well as the lack of project financing, management believes the growth in room supply in this segment will be limited for an extended period of time.

HOTEL LODGING PROPERTIES

  The Company's hotel lodging properties represent quality assets in the full-service and limited-service (moderate-price and extended-stay) lodging segments. All but three of the Company's hotel properties are operated under Marriott brand names, each of which achieved favorable operating results relative to competing hotels in their respective market segments.

  The following table sets forth information as of December 29, 1995 regarding the hotel properties that comprise the Company's lodging portfolio.

                                                             NUMBER      NUMBER
                                                          OF FACILITIES OF ROOMS
                                                          ------------- --------
   Hotels, Resorts and Suites (full-service).............       55(1)    25,897
   Courtyard Hotels (moderate-price).....................       17(2)     2,656
   Residence Inns (extended-stay)........................       18(3)     2,178
                                                               ---       ------
     Total...............................................       90       30,731
                                                               ===       ======

--------
(1) Includes the 459-room Toronto Eaton Centre Hotel acquired for $31 million in November 1995, the 372-room Marina Del Rey Doubletree (converted to the Marriott brand subsequent to acquisition), which was acquired through foreclosure in November 1995 for $16 million, the 400-room Atlanta Northwest Marriott acquired for $29 million in December 1995, the 820-room New York Vista Hotel (renamed the Marriott World Trade Center) acquired for $147 million in December 1995 and the 419-room Philadelphia Airport Marriott which opened in November 1995. Excludes the 160-room Detroit Airport Marriott which is owned by HM Services and was included in the Special Dividend and the Springfield Radisson Hotel which was sold in December 1995.
(2) Excludes the 37 Courtyard Hotels (5,284 rooms) sold and leased back in March 1995 and August 1995.
(3) Excludes a Residence Inn currently under construction and scheduled for completion in early 1996.

  One commonly used indicator of market performance for hotels is revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. Each of the Company's lodging concepts reported annual increases in REVPAR from 1992 to 1994 and for the First Three Quarters 1995 as compared to the First Three Quarters 1994.

  To maintain the overall quality of the Company's lodging properties, each property undergoes refurbishments and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each property. For the First Three Quarters 1995 and in fiscal year 1994, the Company spent approximately $37 million and $54 million, respectively, on capital improvements to existing properties. As a result of these expenditures, the Company has been able to maintain high quality rooms at its properties.

  Hotels, Resorts and Suites. As of December 29, 1995, the Company's full-service hotels included 52 Marriott-branded hotels, resorts, and suites, and three other hotel brands offering similar amenities. The Company's full-service hotels generally contain from 300 to 600 rooms, and the Company's convention hotels are larger and contain up to 1,900 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops, and parking facilities. The Company's full-service hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort locations throughout the United States. The average age of the full-service properties is 14 years, several of which have had substantial renovations or major additions.

  The Company believes that its hotels consistently outperform the industry's average REVPAR growth rates. On a comparable basis, REVPAR increased 6.6% for 1994, as compared to a REVPAR increase of 5.6% for the upscale full-service segment of the lodging industry for 1994 (the most recent period which such information is available). Furthermore, on a comparable basis, REVPAR increased 6.7% for the First Three Quarters 1995 compared to the First Three Quarters 1994. Due to the relatively high occupancy rates of the Company's hotels, the limited supply of new rooms and the recent increase in business travel, the managers of the Company's hotels have average room rates by replacing certain discounted group business with higher-rated group and transient business and by selectively increasing room rates. The Company believes that these favorable REVPAR growth trends should continue due to the limited new construction of full-service properties and the expected operating improvements from the conversion of nine properties to the Marriott brand in 1994 and 1995.

  The chart below sets forth comparable performance information for the Company's comparable full-service hotels:

                                         FIRST THREE QUARTERS     FISCAL YEAR
                                         ----------------------  --------------
                                            1995        1994      1994    1993
                                         ----------  ----------  ------  ------
COMPARABLE FULL-SERVICE HOTELS (1)
Number of properties....................         25          25      23      23
Number of rooms.........................     12,881      12,869  10,400  10,400
Average daily rate......................    $111.24     $101.85  $93.89  $89.52
Occupancy percentage....................       76.9%       78.8%   76.2%   74.9%
REVPAR..................................     $85.62      $80.25  $71.52  $67.09
REVPAR % change.........................        6.7%        --      6.6%    --

--------
(1) Includes 25 properties owned by the Company for the entire First Three Quarters 1995 and First Three Quarters 1994 and 23 properties owned by the Company for all of fiscal years 1994 and 1993, except for the 255-room Elk Grove Suites hotel, which is leased to a national hotel chain through 1997, the Sacramento property, which is operated as an independent hotel, and the 160-room Detroit Airport Marriott, which was included in the Special Dividend.

  The chart below sets forth performance information for the Company's full-service hotels:

                         FIRST THREE QUARTERS             FISCAL YEAR
                         ---------------------    -------------------------------
                            1995       1994        1994      1993 (2) 1992 (2)(3)
                         ---------- ----------    -------    -------- -----------
TOTAL FULL-SERVICE HO-
 TELS (1)
Number of properties....         48         32         41         23        22
Number of rooms.........     22,875     15,832     17,195     10,400    10,116
Average daily rate......    $108.53 $   100.88(4) $102.82(5)  $89.52    $88.68
Occupancy percentage....      76.0%      78.6%(4)   77.4%(5)   74.9%     72.5%
REVPAR.................. $    82.44 $    79.31(4) $ 79.61(5)  $67.09    $64.26
REVPAR % change.........       3.9%        --       18.7%(5)    4.4%       --

--------
(1) Excludes the information related to the 255-room Elk Grove Suites hotel, which is leased to a national hotel chain through 1997, the Sacramento property, which is operated as an independent hotel, the Springfield Radisson Hotel, which was sold in December 1995, the 160-room Detroit Airport Marriott, which was included in the Special Dividend, the four hotels acquired in the fourth quarter of 1995 and the Philadelphia Airport Hotel, which opened in November 1995.
(2) Excludes the New York Marriott Marquis, which was not treated as an owned hotel until December 31, 1993.
(3) Excludes seven properties which were sold during 1992.
(4) Excludes the 684-room San Francisco Airport Marriott and the 335-room Westfields Conference Center, which were purchased at the end of the third quarter of 1994.
(5) Excludes the seven properties acquired in the last two weeks of 1994.

  Revenues in the First Three Quarters 1995 for nearly all of the Company's full-service hotels, resorts and suites were improved or comparable to the First Three Quarters 1994. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the manager to maximize REVPAR on a property-by-property basis.

  A number of the Company's full-service hotel acquisitions were converted to the Marriott brand upon acquisition. The conversion properties are already showing improvements as the benefits of Marriott International's marketing and reservation programs and customer service initiatives take hold. The Company actively manages these conversions and, in many cases, has worked closely with the manager to selectively invest in enhancements to the physical product to make the property more attractive to guests or more efficient to operate.

  The Company's and the manager's focus is on maximizing profitability throughout the portfolio by concentrating on key objectives. These key objectives include evaluating marginal restaurant operations, exiting low rate airline room contracts in strengthening markets, reducing property-level overhead by sharing management positions with other managed hotels in the vicinity and selectively making additional investments where favorable incremental returns are expected. These objectives, while principally manager-initiated, have the Company's strong support, and the Company seeks to ensure their prompt implementation wherever practical. Examples of these initiatives include the construction of an additional ballroom at the Nashua Marriott Hotel and the conversion of certain full-service rooms at the Miami Airport Marriott Hotel to limited-service concepts.

  The Company will continue to focus on cost control to ensure that hotel sales increases serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel sales increase, it also results in more properties reaching financial performance levels that allow the manager to share in the growth of profits in the form of incentive management fees. The Company believes this strengthens the alignment of the Company's and the manager's interests.

  During 1995, the Company completed construction of the Philadelphia Marriott Hotel (1,200 rooms; opened in January 1995), which is the largest hotel in Pennsylvania, and recently completed the construction of the Philadelphia Airport Hotel (419 rooms; opened in November 1995). The Philadelphia Marriott Hotel was financed, in part, by a mortgage loan provided by Marriott International. The Philadelphia Airport Hotel has been largely financed through the issuance of $40 million of industrial revenue bonds.

  Courtyard Hotels. The Company's Courtyard properties are moderate-priced, limited-services hotels aimed at individual business and pleasure travelers, as well as families. Courtyard hotels typically have approximately 150 rooms at locations in suburban areas or near airports throughout the United States. The Courtyard properties include well-landscaped grounds, a courtyard with a pool and socializing areas. Each hotel features meeting rooms and a restaurant and lounge with approximately 80 seats. The operating systems developed for these hotels allow Courtyard to be price competitive while providing value through superior product and guest service. The Courtyard hotels owned by the Company are among the newest in the Courtyard hotel system, averaging only five years old. The Company's Courtyard properties have substantially matured and are operating at exceptionally high occupancy rates. The Company believes this competitive position will enable the manager to continue to improve profitability by adjusting the mix of business to build room rates. The chart below sets forth comparable performance information for the Company's owned and leased Courtyard properties:

                                FIRST THREE QUARTERS         FISCAL YEAR
                                -----------------------  ----------------------
                                 1995 (1)      1994       1994    1993    1992
                                ------------ ----------  ------  ------  ------
Number of properties...........          54          54      54      54      54
Number of rooms................       7,940       7,940   7,940   7,940   7,896
Average daily rate.............      $73.89      $68.83  $68.86  $64.58  $61.54
Occupancy percentage...........        81.2%       81.4%   80.4%   79.7%   76.3%
REVPAR.........................      $60.02      $56.05  $55.37  $51.47  $46.96
REVPAR % change................         7.1%        --      7.6%    9.6%    --

--------
(1) Includes the 37 properties which the Company sold to and leased back from the REIT in 1995.

  The Company's Courtyard properties benefited in the First Three Quarters 1995 from higher demand. REVPAR increased over 7% due to increases in room rates of over 7% offset slightly by a small occupancy decrease. House profit margins also increased by almost two percentage points, reflecting the operating leverage inherent in properties already running at close to capacity.

  The Company's Courtyard properties were generally fully occupied during the business week and enjoyed high occupancies during the weekends. The Company believes this competitive position will enable the manager to continue to improve profitability through yield management and selective room rate increases.

  During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold to and leased back from the REIT. The REIT also has an option, expiring in June 1996, to buy and lease back up to 17 of the Company's remaining Courtyard properties.

  Residence Inns. Residence Inns, the market leader in the extended-stay lodging segment, enjoys solid customer preference, high guest satisfaction and strong intent-to-return and operates at one of the highest occupancy rates of any major U.S. hotel chain in 1994. The extended-stay lodging segment caters primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 80 to 130 studio and two-story penthouse suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen, and many suites have woodburning fireplaces. The 18 Residence Inns owned by the Company are among the newest in the Residence Inn system, averaging only five years old. The table below sets forth performance information for such Inns for the periods presented. The following table excludes information with respect to the 11 Residence Inns that are no longer consolidated with the Company as of December 31, 1993.

                                 FIRST THREE QUARTERS        FISCAL YEAR
                                 ----------------------  ----------------------
                                    1995        1994      1994    1993    1992
                                 ----------  ----------  ------  ------  ------
Number of properties............         18          18      18      18      18
Number of rooms.................      2,178       2,178   2,178   2,178   2,178
Average daily rate..............     $84.69      $78.95  $79.58  $74.70  $73.38
Occupancy %.....................       87.7%       86.4%   85.6%   84.5%   77.4%
REVPAR..........................     $74.25      $68.21  $68.12  $63.12  $56.80
REVPAR % change.................        8.9%        --      7.9%   11.1%    --

  For the First Three Quarters 1995, the Company's Residence Inns performed well with advances in room rates of over 7%, while also increasing occupancy by over one percentage point. Continued popularity of this product with customers combined with increasing business travel resulted in superior performance for the First Three Quarters 1995. At an average occupancy rate of 87.7% for the First Three Quarters 1995, these properties were near full occupancy during the business week and enjoyed high occupancies during the weekends. Given this strong demand, the Company's Residence Inns were able to improve room rates through managing their mix of business.

  During 1993, the Company sold the majority of its equity interest in a partnership owning 11 Residence Inns. The Company is currently constructing one additional 300-room Residence Inn property in Pentagon City, Virginia, just outside of Washington, D.C., which is scheduled for completion in the first quarter of 1996.

MARKETING

  All but six of the Company's hotel properties are managed by Marriott International as Marriott-brand hotels. Three of the six remaining hotels are operated as Marriott brand hotels under franchise agreements with Marriott International. The Company believes that its lodging properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel systems. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of increasing customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates.

  Repeat guest business in the Marriott hotel system is enhanced by the Marriott Honored Guest Awards program, which was recognized in 1994 as the best frequent travel program in the hotel industry. As other hotel chains eliminate or scale back awards for their frequent stay programs, Marriott Honored Guest Awards and its companion program, Marriott Miles, continue to expand, and now include more than 6.4 million members. Several enhancements were made in 1994 to Courtyard Club, Courtyard's frequent stay program. Members now can achieve a new "gold level" of awards, and have additional flexibility in redeeming points for free room nights or airline miles. Marriott tested a preferred business travel card program in 1994 with several major corporate accounts. This program provides travelers with a single card to accumulate award points in all frequent stay programs of Marriott's lodging brands. The preferred card not only is convenient for guests, but also facilitates guest tracking.

  The Marriott reservation system was upgraded significantly in 1994 giving Marriott reservation agents complete descriptions of the rooms available for sale, and more up-to-date rate information from the properties. The reservation system also features improved connectivity to airline reservation systems, providing travel agents with greater access to available rooms inventory for all Marriott lodging properties. In addition, new software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott brand property with available rooms when a caller's first choice is sold out.

PROPERTIES

  The following table sets forth certain information relating to each of the Company's hotels grouped by lodging concept. All of the properties are operated under Marriott brands by Marriott International, unless otherwise indicated. The land on which the hotel is built is fee owned by the Company unless otherwise indicated.

 Hotels, Resorts and Suites

LOCATION                            ROOMS
--------                            -----
Alabama
 Point Clear(1)....................   306
California
 Marina Del Rey(1)(Leased).........   372
 Napa Valley(2)....................   191
 Newport Beach.....................   570
 Sacramento Airport(3)(Leased).....    50
 San Diego Marina (Pending Acquisi-
  tion)(4)......................... 1,355
 San Francisco Airport(2)..........   684
 San Francisco Fisherman's
  Wharf(2)(5)......................   255
 San Francisco Moscone
  Center(Leased)................... 1,498
 Santa Clara(Leased)...............   754
Colorado
 Denver Tech Center(2).............   625
 Denver West (Leased)..............   307
 Vail Mountain Resort(2)...........   349
Connecticut
 Hartford--Rocky Hill (Leased).....   251
Florida
 Fort Lauderdale Marina(2).........   580
 Miami Airport (Leased)............   782
 Singer Island (Holiday
  Inn)(2)(3).......................   222
 Tampa Airport (Leased)............   295
 Tampa Westshore(2)(6).............   309
Georgia
 Atlanta Norcross..................   222
 Atlanta Northwest(1)..............   400
 Atlanta Perimeter (Leased)........   400
 JW Marriott Hotel at
  Lenox(Leased)....................   371
Illinois
 Chicago--Deerfield Suites.........   248
 Chicago--Elk Grove
  Suites(Sheraton)(3)..............   255
Indiana
 South Bend(2)(Leased).............   300
Maryland
 Bethesda (Leased).................   407
 Gaithersburg-Washingtonian Cen-
  ter..............................   284
Michigan
 Detroit Romulus...................   245
Minnesota
 Minneapolis City Center(Leased)...   583
Missouri
 Kansas City Airport (Leased)......   382
 St. Louis Pavilion(Leased)........   672

 Courtyard Hotels

LOCATION                             ROOMS
--------                             -----
California
 Laguna Hills......................   136
 Torrance..........................   150
Florida
 Jacksonville (Leased).............   146
 Miami Lakes.......................   151
Illinois
 Arlington Heights.................   152
 Chicago...........................   334
Iowa
 Quad Cities.......................   107
Maryland
 Greenbelt.........................   152

LOCATION                             ROOMS
--------                             -----
New Hampshire
 Nashua............................   251
New Jersey
 Newark Airport(Leased)............   590
New York
 New York East Side(2).............   662
 New York Marriott
  Marquis(Leased).................. 1,911
 Marriott World Trade Center(1)....   820
North Carolina
 Charlotte(1)(5)...................   298
 Raleigh Crabtree(2)(6)............   375
Oregon
 Portland(2).......................   503
Pennsylvania
 Philadelphia(7)................... 1,200
 Philadelphia Airport(7)(Leased)...   419
 Pittsburgh Hyatt (Pending
  Acquisition)(8)(Leased)..........   400
Texas
 Dallas/Fort Worth(1)..............   491
 Dallas Quorum(2)(Leased)..........   547
 El Paso(Leased)...................   296
 Houston Airport (Leased)..........   566
 J.W. Marriott Houston(2)..........   503
 Plaza San Antonio(1)(5)...........   252
 San Antonio Riverwalk(1)
  (Leased).........................   500
Virginia
 Dulles Airport(Leased)............   370
 Westfields Conference Center(2)...   335
 Williamsburg(2)...................   295
Washington, D.C.
 Washington Metro Center(2)........   456
Barbados
 Sam Lord's Castle Resort..........   234
Bermuda
 Castle Harbour Resort(Leased).....   395
Canada
 Toronto Eaton Centre(1)(Leased)...   459
 Toronto Delta Meadowvale (Pending
  Acquisition)(3)..................   374
Mexico
 Mexico City Aeropuerto(9).........   600
 Mexico City Polanco(9)............   314

LOCATION                             ROOMS
--------                             -----
New Jersey
 Hanover...........................   149
 Tinton Falls......................   120
New York
 Fishkill..........................   152
 Syracuse (Leased).................   149
Pennsylvania
 Pittsburgh Airport................   148
 Willow Grove (Leased).............   149
Rhode Island
 Middletown........................   148
Virginia
 Arlington/Rosslyn.................   162
 Williamsburg......................   151

 Residence Inns

LOCATION                            ROOMS
--------                            -----
Arizona
 Flagstaff.........................  102
 Scottsdale........................  122
 Tempe.............................  126
California
 Fountain Valley...................  122
 Rancho Bernardo...................  123
Georgia
 Atlanta Alpharetta................  103
Illinois
 Chicago...........................  221
Maryland
 Annapolis.........................  102
Massachusetts
 Westborough.......................  109
Michigan
 Warren............................  133

LOCATION                            ROOMS
--------                            -----
New Mexico
 Albuquerque.......................  112
New York
 Syracuse..........................  102
North Carolina
 Durham............................  122
Ohio
 Columbus..........................  106
Pennsylvania
 Willow Grove......................  118
Tennessee
 Nashville.........................  110
Texas
 Dallas Northpark..................  103
 Dallas Market Center..............  142
Virginia
 Arlington--Pentagon City (opening
  in early 1996)...................  300

--------
(1) Property was acquired by the Company in 1995.
(2) Property was acquired by the Company in 1994.
(3) Property is not operated as a Marriott and is not managed by Marriott International.
(4) The Company has entered into an agreement through which it expects to obtain a controlling interest in the San Diego Marina Marriott through a limited partnership in which the Company will own a 51% interest. See "-- Pending Acquisitions."
(5) Property is currently operated as a Marriott franchised property.
(6) Property is owned by an affiliated partnership of the Company. A subsidiary of the Company provided 100% nonrecourse financing totalling approximately $35 million to the partnership, in which the Company owns the sole general partner interest, for the acquisition of these two hotels. The Company accounts for these properties as owned hotels for accounting purposes.
(7) Property was opened in 1995.
(8) The Pittsburgh Hyatt will be purchased by a limited partnership in which the Company will own an 95% interest. The remaining 5% will be owned by the manager. The property will be converted to a Marriott in 1996 subsequent to its acquisition and operated as a franchised property. See "--Pending Acquisitions."
(9) The Company has entered into an agreement to purchase a controlling interest in two properties in Mexico City. One of the two properties, the Mexico City Polanco Hotel, is currently under construction and is scheduled to be completed in the third quarter of 1996.

PENDING ACQUISITIONS AND OTHER TRANSACTIONS

  The Company has entered into an agreement which management expects to result in the Company obtaining a controlling interest in the 1,355-room San Diego Marriott Hotel & Marina (the "San Diego Marina") through a restructuring of two limited partnerships which currently own the hotel. The Company currently owns 5% general partner interests in each of the limited partnerships, and through a capital contribution of $10 million, will become the managing general partner with a total general and limited partnership interest of 51% in one restructured partnership which will own the San Diego Marina. Management anticipates that this transaction will be consummated in the first quarter of 1996.

  The Company has also entered into an agreement to acquire the 374-room Toronto Delta Meadowvale for approximately $25 million in the first quarter of 1996. The hotel is currently managed by Interstate Hotel Corporation ("Interstate").

  The Company has entered into an agreement to acquire the 400-room Pittsburgh Hyatt. The Company expects that the Pittsburgh Hyatt will be acquired by a limited partnership, of which a subsidiary of the Company would be the sole general partner, for $18.5 million. The Company would own an 95% interest in this limited partnership and would contribute approximately $17 million of the proceeds from the issuance of the Acquisitions Notes to the limited partnership to fund the acquisition of the Pittsburgh Hyatt. Interstate would manage the Pittsburgh Hyatt and contribute approximately $1 million to the limited partnership for the acquisition of the hotel. Management anticipates that the acquisition of the Pittsburgh Hyatt will be consummated in February 1996 and that the Pittsburgh Hyatt will be converted to the Marriott brand during 1996. The acquisition of the Pittsburgh Hyatt is subject to termination of the property's existing Hyatt management agreement. The timing of such termination is currently disputed by Hyatt.

  The Company has entered into an agreement to purchase a controlling interest for $56 million in two hotels in Mexico City, Mexico totalling approximately 900 rooms. One of the hotels is currently operating and the other hotel is currently under construction and scheduled for completion in the third quarter of 1996. The hotels will be owned by a venture which includes the Company, Marriott International, which will manage the hotels, and the seller of the hotels. Management anticipates that the transaction will be consummated in January 1996.

  The transactions are subject to certain conditions, including customary due diligence and other closing conditions, and no assurance can be given that the transactions will be consummated or, if consummated, that the transactions will be consummated at the time or on the terms currently contemplated. In addition to the transactions discussed above, the Company intends to pursue expansion opportunities through the acquisition of other full-service lodging properties.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

  The Company and certain of its subsidiaries also manage the Company's partnership investments and conduct the partnership services business. As such, the Company and/or its subsidiaries own an equity investment in, and serve as the general partner or managing general partner for, 30 partnerships which collectively own 43 Marriott full-service hotels, 120 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. In addition, the Company holds notes receivable (net of reserves) from partnerships totalling approximately $204 million at September 8, 1995.

  As the managing general partner, the Company or its subsidiaries are responsible for the day-to-day management of partnership operations, which includes payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. The Company or its subsidiary is usually reimbursed for the cost of providing these services.

  Hotel properties owned by the partnerships generally were acquired from the Company or its subsidiaries in connection with limited partnership offerings. These hotel properties are currently operated under management agreements with Marriott International. As the managing general partner of such partnerships, the Company and its subsidiaries oversee and monitor Marriott International's performance pursuant to these agreements.

  The Company's interests in these partnerships range from 1% to 50%. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt owed by the partnership. Partnership distributions to the Company approximated $2 million for the First Three Quarters 1995, $4 million in fiscal year 1994 and $6 million in fiscal year 1993. All partnership debt is nonrecourse to the Company and its subsidiaries, except that the Company is contingently liable under various guarantees of debt obligations of certain of these partnerships. Such commitments are limited in the aggregate to $205 million at September 8, 1995. In most cases, fundings of such guarantees represent loans to the respective partnerships.

COMPETITION

  The cyclical nature of the U.S. lodging industry has been demonstrated over the past two decades. Low hotel profitability during the 1974-75 recession led to a prolonged slump in new construction and, over time, high occupancy rates and real price increases in the late 1970s and early 1980s. Changes in tax and banking laws during the early 1980s precipitated a construction boom that created an oversupply of hotel rooms. The Company expects the U.S. upscale full-service hotel supply/demand imbalance to continue to improve over the next few years as room demand continues to grow and room supply growth is expected to be minimal, in particular in the full-service segment.

  The Company's hotels compete with several other major lodging brands in each segment in which they operate. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. The following table presents key participants in segments of the lodging industry in which the Company competes:

               SEGMENT                       REPRESENTATIVE PARTICIPANTS
               -------                       ---------------------------
 Full-Service........................ Marriott Hotels, Resorts and Suites;
                                      Hyatt; Hilton; Radisson;
                                      Doubletree; Red Lion; Sheraton; Wyndham
 Moderate-Price...................... Courtyard; Holiday Inn; Ramada Inns; Days
                                      Inn; Quality Inns;
                                      Hampton Inn
 Extended-Stay....................... Residence Inn; Homewood Suites; Embassy
                                      Suites; Oakwood Apartments

OTHER REAL ESTATE GROUP INVESTMENTS

  The Company currently owns 45 undeveloped parcels of vacant land, totalling approximately 250 acres, originally purchased for the development of hotels or senior living communities. The Company sold 22 parcels during 1994 and 1995 for proceeds of approximately $28 million. The Company may sell its remaining undeveloped parcels from time to time when market conditions are favorable. Some of the properties may be developed as part of a long-term strategy to realize the maximum value of these parcels. The Company also has lease and sublease activity relating primarily to its former restaurant operations.

  In addition, the Company owns a 174-acre parcel of undeveloped land in Germantown, Maryland, zoned for commercial office building development. The site was originally purchased in the 1980's for a proposed new corporate headquarters. Due to Company downsizing, plans for a new corporate headquarters were dropped. The Company subsequently planned to develop the site into an office project over an extended time period to recover its investment, however, the continuing weakness of the real estate market in Montgomery County, Maryland, has negatively impacted this development plan. In the fourth quarter of 1995, management instituted a program to aggressively liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full-service hotels. As part of this program, management has determined that the site would no longer be developed and instead has decided to attempt to sell the property. Accordingly, the Company has recorded a charge of $39 million, net of taxes of $21 million, in the fourth quarter of 1995 to reduce the asset to its estimated sales value.

EMPLOYEES

  The Company and its subsidiaries collectively have approximately 200 corporate employees, and approximately 600 other employees (primarily employed at two of its non-U.S. hotels) which are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. The Company believes that it has good relations with its unions and has not experienced any material business interruptions as a result of labor disputes.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are involved in litigation incidental to their businesses. Management believes that such litigation is not significant and will not have a material adverse effect on the Company's financial condition and results of operations.

                               SPECIAL DIVIDEND

  Prior to the Special Dividend, the Company directly and through its subsidiaries, acquired and owned hotels (the "Real Estate Group") and operated food, beverage and merchandise concession businesses at airports, on tollroads and at stadiums and arenas (the "Operating Group"). The Board of Directors of the Company (the "Board") determined that it was in the best interests of the Company and its stockholders, for the reasons set forth below, to separate the Real Estate Group and the Operating Group. The Company will continue to conduct the Real Estate Group business and HM Services will conduct the Operating Group business.

  The Board believes that the Special Dividend will be beneficial to the Company's stockholders and to each of the businesses. The Real Estate Group and the Operating Group have markedly different business profiles, in terms of operating objectives, profit margins and number and types of employees. The two businesses were operated by separate management teams, and separation of the businesses should result in greater focus of the management teams on the core strengths that make each business successful. Separation of the two businesses (i) facilitates the development of custom-tailored employee compensation programs which better fit their distinct types of operations, including stock-based and other incentive programs which will more directly reward employees of each business segment based on the success of that segment, (ii) enables the management of each company to concentrate its attention and financial resources on the core businesses of each company, and
(iii) permits investors to make more focused investment decisions based on the specific attributes of each of the two businesses.

  The Special Dividend was completed on December 29, 1995 and provided Company shareholders with one share of common stock of HM Services for every five shares of Company Common Stock held on the record date.

                      MARRIOTT INTERNATIONAL DISTRIBUTION

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting its existing Real Estate Group business and the Operating Group business (which was recently distributed to shareholders through the Special Dividend), Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, the Company completed the Marriott International Distribution. Marriott International conducts the Management Business as a separate publicly traded company. The Company and Marriott International are parties to several important ongoing arrangements, including (i) agreements pursuant to which Marriott International manages or leases the Company's portfolio of lodging properties and (ii) the New Line of Credit pursuant to which Marriott International provides a $225 million line of credit to the Company. In connection with the Marriott International Distribution, the Company consummated an exchange offer (the "Exchange Offer") pursuant to which holders of approximately $1.2 billion of Marriott Corporation's then outstanding senior notes ("Old Notes") exchanged such Old Notes for a combination of (i) cash, (ii) Common Stock and (iii) Hospitality Notes. See "Relationship Between the Company and Marriott International."

               RELATIONSHIP BETWEEN THE COMPANY AND HM SERVICES
                          AFTER THE SPECIAL DIVIDEND

  For the purpose of governing certain of the ongoing relationships between the Company and HM Services after the Special Dividend and to provide mechanisms for an orderly transition, the Company and HM Services have entered into various agreements, and will adopt policies, as described in this section.

DISTRIBUTION AGREEMENT

  Subject to certain exceptions, the HM Services Distribution Agreement (the "HM Services Distribution Agreement") provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of December 29, 1995, financial responsibility for the liabilities arising out of or in connection with the business of the Operating Group ("Operating Group Business") to HM Services and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the business of the Real Estate Group ("Real Estate Group Business") to the Company and its subsidiaries. Other agreements executed in connection with the HM Services Distribution Agreement set forth certain specific allocations of liabilities between the Company and HM Services. See "--Employee Benefits and other Employment Matters," and "--Tax Sharing Agreement," below. Under the HM Services Distribution Agreement, the Company retains all cash and cash equivalent balances of HM Services and its subsidiaries, as of the close of business on December 29, 1995, except for an amount equaling $25 million (the "Initial Cash Amount"), which is subject to adjustments to reflect certain restructuring costs, certain budgeted capital expenditures to be incurred by the HM Services and cash maintained by HM Services at Schiphol Airport in Amsterdam, Netherlands. The HM Services Distribution Agreement also provides that HM Services will assume its proportionate share of the Company's current obligation for certain employee benefit awards denominated in Host Marriott Common Stock currently held by employees of Marriott International. The Company and HM Services agreed to share the cost to Host Marriott of such awards. HM Services may issue up to 1.7 million shares of Common Stock upon the exercise or distribution of such awards. At the Company's option, HM Services may satisfy this obligation by paying to the Company cash equal to the value of such shares of HM Services common stock. Additionally, the Company and HM Services have agreed to share the exercise price for options comprising such awards.

  To avoid adversely affecting the intended tax consequences of the Special Dividend and related transactions, the HM Services Distribution Agreement provides that, until December 29, 1997, HM Services must obtain an opinion of counsel reasonably satisfactory to the Company or a supplemental tax ruling before HM Services may make certain material dispositions of its assets, engage in certain repurchases of HM Services capital stock or cease the active conduct of its business independently, with its own employees and without material changes. The Company must also obtain an opinion of counsel reasonably satisfactory to HM Services or a supplemental tax ruling before the Company may engage in similar transactions during such period. The Company does not expect these limitations to inhibit significantly its operations, growth opportunities or its ability to respond to unanticipated developments.

  On December 20, 1995, the Company had outstanding warrants to purchase an aggregate of 7.2 million shares of Host Marriott Common Stock (the "Warrants") issued in connection with the settlement of litigation brought by certain holders and purchasers of senior notes and debentures of the Company. In connection with the HM Services Distribution, the Warrants were adjusted such that, after December 29, 1995, each Warrant is exercisable for one share of Host Marriott Common Stock and one fifth of a share of HM Services common stock. The HM Services Distribution Agreement provides that, upon notice to HM Services of the exercise of Warrants, HM Services will issue to the exercising holder of the Warrants the appropriate number of whole shares of HM Services common stock and, if applicable, a check for the value of any fractional shares of HM Services otherwise issuable in connection with such exercise; and HM Services will be entitled to receive a pro rata portion of the exercise price (such pro rata portion to be established by allocating the exercise price of the HM Services common stock and the Host Marriott Common Stock issuable upon exercise of the Warrants in accordance with their relative values immediately following the Special Dividend.)

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS

  The Company and HM Services entered into an Employee Benefits Allocation and Other Employment Matters Agreement (the "Employee Benefits Allocation Agreement") providing for the allocation of certain responsibilities with respect to employee compensation, benefit and labor matters. The Employee Benefits Allocation Agreement provides that, effective as of December 29, 1995, HM Services will assume or retain, as the case may be, all liabilities of the Company, under employee benefit plans, policies, arrangements, contracts and agreements, including under collective bargaining agreements, with respect to employees who, on or after December 29, 1995, will be employees of HM Services or its subsidiaries, including those former employees employed by HM Services and its subsidiaries for whom the Company retained such liabilities in connection with the Marriott International Distribution, as defined below ("HM Services Employees"). The Employee Benefits Allocation Agreement also provides that, effective as of December 29, 1995, the Company will assume or retain, as the case may be, all liabilities of the Company, under employee benefit plans, policies, arrangements, contracts and agreements, including under collective bargaining agreements, with respect to employees who on or after December 29, 1995 will be employees of the Company or its other subsidiaries, including certain former employees employed by the Company or one of its other subsidiaries for whom the Company retained such liabilities in connection with Marriott International Distribution ("Company Employees"). Pursuant to the Employee Benefits Allocation Agreement, and in connection with the Special Dividend, the Company also adjusted outstanding awards under Company employee benefit plans.

TAX SHARING AGREEMENT

  The Company and HM Services entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's business for tax years prior to the Special Dividend and with respect to certain tax attributes of the Company after the Special Dividend. In general, with respect to periods ending on or before December 29, 1995, the Company is responsible for (i) filing both consolidated federal tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case the Company and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). HM Services will reimburse the Company for a defined portion of such taxes relating to the Operating Group. HM Services is responsible for filing returns and paying taxes related to the Operating Group for subsequent periods. The Company and HM Services have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

TRANSITIONAL SERVICES AGREEMENT

  The Company and HM Services entered into an agreement pursuant to which the Company or HM Services may provide certain services to the other for a transitional period on an as-needed basis. The fee for such services will be based on hourly rates designed to reflect the cost for providing such services plus reimbursement of certain direct out of pocket expenses. Subject to the termination provisions of the agreement, HM Services will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. In general, the transitional services agreement will terminate prior to the end of 1996. The transitional services to be provided to HM Services pursuant to such agreements may include corporate secretary services, cash management services, accounting services, internal audit services, tax administration, litigation management or any other similar services that HM Services may require.

ASSIGNMENT OF TRADEMARKS

  In conjunction with the Special Dividend, all of the Company's right, title and interest in certain trademarks, including the current Company logo, were conveyed to HM Services. Under the HM Services Distribution

Agreement, the Company and its subsidiaries retain the right to use the name "Host" without limitation or expiration and the right to use the Company logo for a period of 18 months following the Special Dividend. The Company may retain the right to use the Company logo for up to an additional 12 months with HM Services' consent.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The on-going relationship between the Company and HM Services may present certain conflicts for J.W. Marriott, Jr. who serves as a director of the Company and HM Services and for Richard E. Marriott who serves as a director of the Company and as the Chairman of the Board of Directors of HM Services. Mr. Richard E. Marriott, as well as other executive officers and directors of the Company and HM Services also own (or have options or other rights to acquire) a significant number of shares of Common Stock in the Company and HM Services. The Company and HM Services have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Richard E. Marriott and J.W. Marriott, Jr. (or such executive officers and other directors having a significant ownership interest in the companies) in conflict situations, including matters relating to contractual relationships or litigation between the Company and HM Services. Such procedures include requiring Richard E. Marriott and J.W. Marriott, Jr. (or such executive officers or other directors having a significant ownership interest in the companies) to abstain from voting as directors of each company with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Richard E. Marriott and J.W. Marriott, Jr. (or such executive officers and other directors having a significant ownership interest in the companies) in the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company. It is a principal responsibility of the General Counsel of each of the Company and HM Services to monitor this issue in consultation with the Company's or HM Services' (as applicable) board of directors. The Company and HM Services believe that such conflicts will be minimal.

                     RELATIONSHIP BETWEEN THE COMPANY AND
                            MARRIOTT INTERNATIONAL

  For the purpose of governing certain of the ongoing relationships between the Company and Marriott International after the Marriott International Distribution and to provide mechanisms for an orderly transition, the Company and Marriott International entered into various agreements and adopted policies, as described in this section. Subsequent to the Marriott International Distribution, the Company and Marriott International have entered into additional agreements and arrangements which are also described below.

DISTRIBUTION AGREEMENT

  The Marriott International Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Marriott International Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Real Estate Group Business and the Operating Group Business, along with the Company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in connection with the Marriott International Distribution Agreement also set forth certain specific allocations of liabilities between the Company and Marriott International.

  Under the Marriott International Distribution Agreement, Marriott International has the Marriott International Purchase Right to purchase up to 20% of each class of the Company's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Company. The Marriott International Purchase Right terminates on October 8, 2003. The Marriott International Purchase Right may have certain antitakeover effects as described in "Antitakeover Effects of Certain Provisions of the Company's Certificate and Bylaws and the Marriott International Purchase Right."

LODGING MANAGEMENT AGREEMENTS

  In connection with the Marriott International Distribution, Marriott International and certain of its subsidiaries entered into management agreements with the Company and certain of its subsidiaries (the "Lodging Management Agreements") to manage the Marriott Hotels, Resorts and Suites, Courtyard hotels and Residence Inns owned by the Company and its subsidiaries as of October 8, 1993. There are three types of Lodging Management Agreements corresponding to each of these lines of Marriott lodging facilities and a separate Lodging Management Agreement was entered into for each hotel owned by the Company and operated by Marriott International. Each Lodging Management Agreement has an initial term of 15 to 20 years and, at the option of Marriott International, may be renewed for up to two or three additional terms of eight to ten years each, aggregating 16 to 30 years, for a total term of up to 50 years. Each Lodging Management Agreement for the Courtyard hotels and Residence Inns (but not full-service hotels) is also subject to the terms of a Consolidation Agreement (the "Consolidation Agreement"), pursuant to which (i) certain fees payable under the Lodging Management Agreement with respect to a particular lodging facility will be determined on a consolidated basis with certain fees payable under the Lodging Management Agreements for all lodging facilities of the same type, and (ii) certain base fees payable under Lodging Management Agreements with respect to a particular lodging facility will be waived in return for payment of an incentive fee upon the sale of such facility. No Lodging Management Agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other Lodging Management Agreement and a single Lodging Management Agreement may be cancelled under certain conditions, although such cancellation will not trigger the cancellation of any other Lodging Management Agreement. Marriott International does not have the right to set off amounts owed to the Company under any Lodging Management Agreement against any other indebtedness or amounts due from the Company and Marriott International may not apply cash flows from one lodging facility against cash deficits of other lodging facilities. Under the Consolidation Agreement (which is discussed below), all revenues collected, expenses incurred under Lodging Management Agreements for the Company's limited service hotels are aggregated on the basis of hotel product line for purposes of calculating certain management fees payable to Marriott International thereunder. The Lodging Management Agreements with respect to the Company's full service hotels are not subject to the Consolidation Agreement and the management fees payable to Marriott International under a single Lodging Management Agreement are calculated solely with respect to the lodging facility managed thereunder. In general, properties remain subject to the Lodging Management Agreement upon the sale of such property to third parties.

  Under each Lodging Management Agreement for full-service hotels, Marriott International collects all revenue generated at a particular lodging property. Marriott International holds such amounts on behalf of the Company in segregated accounts and forwards to the Company every two weeks all amounts in excess of certain expenses and management fees (as described more fully below). Under the Lodging Management Agreements for the Company's limited service hotels and the Consolidation Agreement, all revenues generated at the Company's limited service hotels are collected and aggregated in a single segregated account for each limited service product line (i.e., Courtyard and Residence Inns). Marriott International forwards to the Company amounts in excess of aggregated expenses and management fees in a manner similar to that for the full-service hotels. Because amounts collected by Marriott International are held on the Company's behalf, the Company does not depend upon the creditworthiness of Marriott International for receipt of such payments.

  Marriott Hotels, Resorts and Suites. The form of Lodging Management Agreement for full-service hotels in the Marriott Hotels, Resorts and Suites line provides for a base management fee equal to three percent of annual gross revenues plus an incentive management fee equal to 40% to 50% of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20% of the cumulative operating profit of the hotel from the Marriott International Distribution through such date). Available Cash Flow is defined to be the excess of "Operating Profit" over the "Owner's Priority." Operating Profit is defined generally in all forms of Lodging Management Agreements as gross revenues, less all ordinary and necessary operating expenses, including all base and system fees and reimbursement for certain system-wide operating costs ("Chain Services"), as well as a deduction to fund a required reserve for furniture, fixtures and equipment for certain hotels, before any depreciation or amortization or similar fixed charges. Owner's Priority in all forms of Lodging Management Agreements is derived from an agreed-upon base amount assigned to each lodging facility. Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company has the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Since October 8, 1993, the Company has added 28 full-service hotels (excluding one full-service hotel acquired in 1994 and sold in 1995). Twenty-two of these properties are managed by Marriott International using the Marriott brand name under management agreements that were in place with the previous owners, or that were negotiated by the Company in connection with the acquisitions. The terms of the contracts vary, but are generally similar to the terms outlined above for hotels owned at October 8, 1993, except for the contracts negotiated by the Company in connection with the acquisitions, where the incentive management fee is equal to 40% of "Available Cash Flow" (provided that the annual incentive management fee may not exceed 20% of the annual operating profit of the hotel).

  The Company intends to aggressively pursue further hotel acquisitions and it is anticipated that the Company will engage Marriott International to manage many of the hotels that are acquired.

  Limited Service Hotels. The forms of Lodging Management Agreements for Courtyard hotels and Residence Inns provide for a system fee equal to three percent (in the case of Courtyard hotels) or four percent (in the case of Residence Inns) of annual gross revenue, and a base fee equal to two percent of annual gross revenues. The base fee is deferred in favor of the Owner's Priority, and in any fiscal year in which the base fee is greater than Operating Profit (prior to deduction of the base fee) less Owner's Priority, the excess base fee is deferred, to be paid in a subsequent fiscal year out of excess Operating Profit. Owner's Priority and Operating Profit are determined in substantially the same manner as described above for Marriott Hotels, Resorts and Suites. In addition, the agreements provide for an incentive management fee equal to 50% of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20% of the cumulative Operating Profit of the hotel through such date). Available Cash Flow is defined to be the excess of Operating Profit (after deduction of the base fee, including any portion of the base fee that is deferred or waived) over the Owner's Priority. Under such forms of agreement, Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company or its subsidiaries have the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Consolidation Agreement. Each Lodging Management Agreement for the Courtyard hotels and Residence Inns (but not full-service hotels) is subject to the terms of the Consolidation Agreement. Pursuant to the Consolidation Agreement, certain revenues, expenses and fees payable under the Lodging Management Agreements for Courtyard hotels and Residence Inns are consolidated by product line as set forth below. With respect to any Courtyard hotels and Residence Inns managed by Marriott International under a Lodging Management Agreement, for so long as the Company has not sold or financed any such lodging facility, then the calculations, distributions and dispositions of gross revenues, reserves, base fees, Owner's Priority, incentive management fees and system fees under the Lodging Management Agreement with respect to such lodging facility will be determined and reported on an aggregate basis, together with all such facilities governed by a Lodging Management Agreement in the same product line. After any such lodging facility is sold or financed, the Consolidation Agreement will no longer be applicable to such facility, and the gross revenues, reserves, base fee, Owner's Priority, incentive management fee and system fee for such facility will be determined solely in accordance with the Lodging Management Agreement applicable to such facility.

  In addition, pursuant to the terms of the Consolidation Agreement, the base fee payable under the Lodging Management Agreements (other than Lodging Management Agreements for full-service hotels) is modified as set forth below. Until December 31, 2000, in lieu of the base fees payable to Marriott International with respect to the Courtyard hotels and Residence Inns managed by Marriott International under a Lodging Management Agreement, Marriott International will receive a "Bonus Incentive Fee" upon the sale of any of such facilities by the Company. The "Bonus Incentive Fee" is defined to be 50% of the "Net Excess Sale Proceeds" resulting from the sale of such facility (provided that the Bonus Incentive Fee shall not exceed two percent of the cumulative gross revenues of such facility, from the date of inception of the Lodging Management Agreement for such facility through the earlier of December 31, 2000 or the date of sale). Net Excess Sale Proceeds is defined to be the gross property sales price for the facility less (i) the reasonable costs incurred by the Company in connection with the sale and (ii) a base amount assigned to each lodging facility. Any future owners of such facility, and the Company to the extent that it retains ownership of such facility after December 31, 2000, will not be subject to the foregoing terms and will be required to pay to Marriott International the base fee as set forth in the Lodging Management Agreement applicable to such facility.

FRANCHISE AGREEMENTS

  At the time that the Company acquired the San Francisco Marriott-- Fisherman's Wharf, the Charlotte Marriott Executive Park and the Plaza San Antonio, the Company entered into franchise agreements with Marriott International to allow the Company to use the Marriott brand, associated trademarks, research, standards, quality control, reservation systems, food and beverage services and other related items in connection with its operations of these properties. Pursuant to these franchise agreements, the Company pays a franchise royalty fee of six percent of gross room sales plus three percent of gross food and beverage sales, except for the Plaza San Antonio for which the Company pays a royalty fee of four percent of gross room sales in years one and two increasing to five percent in years three and four and six percent in years five through ten, plus two percent of gross food and beverage sales in years one and two increasing to three percent in years three through ten. Additionally, the Company pays an advertising fee of one percent of gross room sales and a reservations charge on usage of the Marriott International reservations system, subject to certain agreed upon adjustments. The term of the franchise agreement for the San Francisco Marriott--Fisherman's Wharf is 30 years, the term of the franchise agreement for the Charlotte Marriott Executive Park is 15 years and the term of the franchise agreement for the Plaza San Antonio is ten years.

NEW LINE OF CREDIT

  Marriott International and the Company have entered into the New Line of Credit under which the Company has the right to borrow from Marriott International up to $225 million. For a description of the New Line of Credit, see "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

PHILADELPHIA MORTGAGE

  Marriott International provided first mortgage financing for a portion of the development and construction costs for the Philadelphia Marriott hotel constructed by the Company, pursuant to a mortgage financing agreement (the "Philadelphia Mortgage") entered into between the Company and Marriott International. The Philadelphia Mortgage (approximately $102 million at September 8, 1995) provided for the funding of a portion (approximately 60%) of the construction and development costs of such hotel, as and when such costs were incurred, up to a maximum of $125 million of funding. The Philadelphia Mortgage (i) is a two-year "mini-perm" facility, carrying a floating interest rate of LIBOR plus 300 basis points, and (ii) will, upon maturity of the two-year mini-perm, fund into a ten-year term loan, bearing cash-pay interest at the rate of 10% per annum, plus deferred interest of 2% per annum. The Philadelphia Mortgage is due on sale of the property (or any majority interest therein) and is subject to other terms and conditions customary for first mortgage financings of this type.

TAX SHARING AGREEMENT

  The Company and Marriott International have entered into a tax sharing agreement (the "Marriott International Tax Sharing Agreement") that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Marriott International Distribution and with respect to certain tax attributes of the Company after the Marriott International Distribution. In general, with respect to periods ending on or before the last day of 1993, the Company is responsible for (i) filing both consolidated federal tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case Marriott International and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Marriott International will reimburse the Company for the portion of such taxes relating to the Management Business. Marriott International is responsible for filing returns and paying taxes related to the Management Business for subsequent periods. The Company and Marriott International have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

ASSIGNMENT AND LICENSE AGREEMENT

  Pursuant to the terms of an Assignment and License Agreement, all of the Company's right, title and interest in certain trademarks, including the trademarks "Marriott," "Courtyard," "Residence Inns by Marriott" and "Fairfield Inns by Marriott," were conveyed to Marriott International. The Company and its subsidiaries have been granted a license to use such trademarks in their corporate names, subject to specified terms and conditions.

NONCOMPETITION AGREEMENT


  The Company and Marriott International entered into a Noncompetition Agreement dated October 8, 1993 which agreement was amended in connection with the Special Dividend (the "Noncompetition Agreement"). Under the Noncompetition Agreement, the Company and its subsidiaries are prohibited from entering into, or acquiring an ownership interest in any entity that operates, any business that competes with the hotel management business as conducted by Marriott International, subject to certain exceptions. The Noncompetition Agreement has a term expiring on October 8, 2000.

TRANSITIONAL SERVICES AGREEMENTS

  Marriott International and the Company entered into a number of agreements pursuant to which Marriott International has agreed to provide certain continuing services to the Company and its subsidiaries for a transitional period. Such services are provided on market terms and conditions. Subject to the termination provisions of the specific agreements, the Company and its subsidiaries are free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. The Company believes that these agreements are based on commercially reasonable terms including pricing and payment terms. In general, the transitional services agreements can be kept in place at least through 1997. The Company has the right to terminate such agreements upon giving 180 days (or less) notice.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The on-going relationship between Marriott International and the Company may present certain conflicts for Messrs. J.W. Marriott, Jr. and Richard E. Marriott, because J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company, and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as other executive officers and directors of the Company and Marriott International, also own (or have options or other rights to acquire) a significant number of shares of common stock in both the Company and Marriott International. The Company and Marriott International have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in conflict situations, including matters relating to contractual relationships or litigation between the companies. Such procedures include requiring Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers or directors having a significant ownership interest in both companies) to abstain from making management decisions in their capacities as officers of Marriott International and the Company, respectively, and to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. J.W. Marriott, Jr. or Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in the matter, the interests of the shareholders of the Company and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company. It is a principal responsibility of the general counsel of the Company to monitor this issue in consultation with the Audit Committee of the Board of Directors. See "Risk Factors-- Potential Conflicts with Marriott International."

OTHER TRANSACTIONS

  The Company has also entered into certain other transactions with Marriott International during 1995. Such transactions include Marriott International providing the Company with approximately $70 million of mortgage financing for certain full-service properties acquired by the Company. The Company also acquired a full-service property from a partnership in which Marriott International owned a 50% interest. Additionally, the Company has entered into an agreement with Marriott International related to the acquisition of two hotels in Mexico. See "Business and Properties--Pending Acquisitions and Other Transactions."

                                  MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

  The Company's Board consists of six directors divided into three classes, each class consisting of two directors. Each director serves a three-year term. Set forth below is information with respect to those individuals serving as directors and executive officers of the Company.

                                 OTHER POSITIONS AND BUSINESS EXPERIENCE
                              PRIOR TO BECOMING AN EXECUTIVE OFFICER OF THE
    NAME AND TITLE       AGE                     COMPANY
    --------------       ---  ---------------------------------------------
Richard E. Marriott (1)   56 Richard E. Marriott joined the Company in 1965
Chairman of the Board        and has served in various executive capacities.
Director since 1979          In 1979, Mr. Marriott was elected to the Board
                             of Directors. In 1984, he was elected Executive
                             Vice President and in 1986 he was elected Vice
                             Chairman of the Board of Directors. In 1993, Mr.
                             Marriott was elected Chairman of the Board.
                             Mr. Marriott also has been responsible for man-
                             agement of the Company's government affairs
                             functions. Mr. Richard Marriott is also a direc-
                             tor of Marriott International, Potomac Electric
                             Power Company and Chairman of the Board of First
                             Media Corporation. He also serves as a director
                             of certain subsidiaries of the Company and is a
                             past President of the National Restaurant Asso-
                             ciation. Mr. Richard Marriott's term as a Direc-
                             tor of the Company expires at the 1998 annual
                             meeting of stockholders.
J.W. Marriott, Jr. (1)    63 J.W. Marriott, Jr. is Chairman of the Board and
Director since 1964          President of Marriott International and a direc-
                             tor of General
                             Motors Corporation, Outboard Marine Corporation
                             and the U.S.-Russia Business Roundtable. He also
                             serves on the Boards of Trustees of the Mayo
                             Foundation and the
                             National Geographic Society, and on the Advisory
                             Board of the Boy Scouts of America. He is on the
                             President's Advisory Committee of the American
                             Red Cross and the Executive Committee of the
                             World Travel & Tourism Council. Mr. J.W.
                             Marriott's term as Director of the Company ex-
                             pires at the 1996 annual meeting of stockhold-
                             ers.
R. Theodore Ammon         45 Mr. Ammon is a private investor and Chairman of
Director since 1992          BFP Holdings Corp. and Big Flower Press, Inc. He
                             was
                             formerly a general partner of Kohlberg Kravis
                             Roberts & Company (a New York and San Francisco-
                             based investment firm). He also serves on the
                             Boards of Directors of Astrum International
                             Corp., Doskocil Companies, Inc. and the New York
                             YMCA, and on the Board of Trustees
                             of Bucknell University. Mr. Ammon's term as Di-
                             rector
                             of the Company expires at the 1998 annual meet-
                             ing of stockholders.

                                  OTHER POSITIONS AND BUSINESS EXPERIENCE
                               PRIOR TO BECOMING AN EXECUTIVE OFFICER OF THE
     NAME AND TITLE       AGE                     COMPANY
     --------------       ---  ---------------------------------------------
Terence C. Golden          51 Mr. Golden is the President and Chief Executive
President and Chief           Officer of the Company. He also serves as a di-
Executive Officer             rector of Prime Retail, D.R. Horton and the Dis-
Director since 1995           trict of Columbia Early Childhood Collaborative.
                              He is also a member of the Executive Committee
                              of the Federal City Council. Prior to joining
                              the Company in 1995, Mr. Golden was chairman of
                              Bailey Realty Corporation and prior to that
                              served as Chief Financial Officer of the Oliver
                              Carr Company. Prior to joining the Oliver Carr
                              Company, Mr. Golden served as Administrator of
                              the General Services Administration, as Assis-
                              tant Secretary of Treasury and was co-founder
                              and national managing partner of Trammell Crow
                              Residential Companies. Mr. Golden's term as Di-
                              rector of the Company expires at the 1997 annual
                              meeting of stockholders.
Ann Dore McLaughlin        53 Ms. McLaughlin is a member of the Executive Com-
Director since 1993           mittee of the Federal City Council and Vice
                              Chairman of the Aspen Institute. She was for-
                              merly President and Chief Executive Officer of
                              New American Schools Development Corporation.
                              Ms. McLaughlin has served with distinction in
                              several U.S. Administrations in such positions
                              as Secretary of Labor and Under Secretary of the
                              Department of the Interior. Ms. McLaughlin also
                              serves as a director of AMR Corporation, Federal
                              National Mortgage Association, General Motors
                              Corporation, Kellogg Company, Nordstrom, Potomac
                              Electric Power Company, Union Camp Corporation
                              and Vulcan Materials Company. Additionally, Ms.
                              McLaughlin serves as a member of the governing
                              boards of a number of civic, non-profit organi-
                              zations, including the Public Agenda Foundation
                              and the Conservation Fund. Ms. McLaughlin is on
                              the Board of Overseers for the Wharton School of
                              the University of Pennsylvania and is a trustee
                              of the Center for Strategic and International
                              Studies. Ms. McLaughlin's term as Director of
                              the Company expires at the 1997 annual meeting
                              of stockholders.
Harry L. Vincent, Jr.      75 Mr. Vincent is a retired Vice Chairman of Booz-
Director since 1969           Allen & Hamilton, Inc. He also served as a di-
                              rector of Signet Banking Corporation from 1973
                              until 1989. Mr. Vincent's term as Director of
                              the Company expires at the 1996 annual meeting
                              of stockholders.
Robert E. Parsons, Jr.     40 Robert E. Parsons, Jr. joined the Company's Cor-
Executive Vice President      porate Financial Planning staff in 1981, was
and                           made Director-Project Finance in 1984, Vice
Chief Financial Officer       President-Project Finance in 1986 and Assistant
                              Treasurer in 1988. In 1993, he was elected Se-
                              nior Vice President and Treasurer of the Compa-
                              ny, and in 1995, he was elected Executive Vice
                              President and Chief Financial Officer of the
                              Company.

                                  OTHER POSITIONS AND BUSINESS EXPERIENCE
                               PRIOR TO BECOMING AN EXECUTIVE OFFICER OF THE
     NAME AND TITLE       AGE                     COMPANY
     --------------       ---  ---------------------------------------------
Stephen J. McKenna         55 Stephen J. McKenna joined the Company in 1973 as
Executive Vice President      an attorney. He was appointed Assistant General
and                           Counsel in 1976, and was promoted to Vice Presi-
General Counsel               dent and Assistant General Counsel in 1986. He
                              became Vice President and Associate General
                              Counsel in 1990 and became Senior Vice President
                              and General Counsel in 1993 and Executive Vice
                              President and General Counsel in 1995. Prior to
                              joining the Company, Mr. McKenna was employed as
                              an attorney in the airline and aircraft manufac-
                              turing industries.
Christopher J. Nassetta    33 Christopher J. Nassetta joined the Company in
Executive Vice President      October 1995 as Executive Vice President. Prior
                              to joining the Company, Mr. Nassetta served as
                              President of Bailey Realty Corporation from 1991
                              to 1995 and as Chief Development Officer and in
                              various positions with The Oliver Carr Company
                              from 1984 through 1991.

--------
(1) Richard E. Marriott and J.W. Marriott, Jr. are brothers.

COMPENSATION POLICY COMMITTEE

  The Compensation Policy Committee comprises three directors who are not employees of the Company or any of its subsidiaries: Harry L. Vincent (Chairman), R. Theodore Ammon and Ann Dore McLaughlin. The committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans and approvals of individual salary adjustments and stock awards in those areas.

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company receive no additional compensation for their services as directors. Directors who are not officers of the Company receive an annual retainer fee of $25,000, as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board or meeting of a committee thereof, regardless of the number of meetings held on a given day. The chair of each committee of the Board receives an additional annual retainer fee of $1,000. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. Mr. Vincent receives an additional $30,000 in compensation to perform the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board.

EXECUTIVE OFFICER COMPENSATION

  Summary of Compensation. Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to its former and current Chief Executive Officer and the four additional most highly compensated executive officers.

TABLE I

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                          COMPENSATION
                                                       ---------------------
                                 ANNUAL COMPENSATION     AWARDS      PAYOUTS
                                 --------------------  ----------    -------
                                                       RESTRICTED
                                                         STOCK        LTIP
                                                         AWARDS      PAYOUTS    ALL OTHER
        NAME AND          FISCAL SALARY(2)  BONUS(3)     (4)(5)        (6)   COMPENSATION(7)
   PRINCIPAL POSITION      YEAR     ($)        ($)        ($)          ($)         ($)
   ------------------     ------ ---------- ---------  ----------    ------- ---------------
Richard E. Marriott        1995     250,554       --           0         --        12,281
Chairman of the Board      1994     261,538   104,615          0     180,225       19,551
                           1993     230,770   110,769  1,222,157(8)        0       10,693
Terence C. Golden(1)       1995     190,656       --           0           0            0
President and Chief
Executive Officer
Stephen J. McKenna         1995     237,550       --           0         --        13,235
Executive Vice President   1994     220,000   143,000          0     162,203       17,811
and General Counsel        1993     195,178   119,009    595,482(8)        0        7,947
Robert E. Parsons, Jr.     1995     213,767       --           0         --        10,511
Executive Vice President   1994     169,855    93,341          0      75,094        8,831
                           1993     152,971    84,153    171,810(8)        0        7,039
Jeffrey P. Mayer(9)        1995     154,800       --           0         --         7,739
Senior Vice President      1994     139,569    69,713          0      75,094        3,634
and Corporate Controller   1993     110,458    51,337    167,426(8)        0        7,824
Stephen F. Bollenbach(9)   1995     190,608       --           0         --     1,058,071
Former Chief Executive
 Officer                   1994     550,000   385,000          0     901,125       50,062
and President              1993     473,077   327,370  6,644,470(8)        0       13,077
Matthew J. Hart(9)         1995     256,872       --           0         --       815,507
Former Executive Vice
 President                 1994     275,000   178,750          0     324,405       22,455
                           1993     220,191   142,243  1,171,812(8)        0       11,172

--------
(1) Mr. Golden joined the Company as President and Chief Executive Officer on September 1, 1995.
(2) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan").
(3) Bonus includes the amount of cash bonus earned pursuant to the named individual's bonus plan during the fiscal year and paid subsequent to the end of each fiscal year. Bonus amounts for fiscal year 1995 have not yet been determined.
(4) Under its long-term compensation program for executive officers, the Company awards shares of restricted stock pursuant to the Company's 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Plan") and previously awarded such shares under the Company's Restricted Stock Plan for Key Employees (the "Company's Restricted Stock Plan") and the Company's Deferred Stock Incentive Plan (the "Company's Deferred Stock Plan"), predecessor plans to the Comprehensive Stock Plan. For Mr. R.E. Marriott, such restricted shares are as follows: for 1993, 2,411 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 160,000 shares awarded under the Comprehensive Stock Plan. For Mr. McKenna such restricted shares are as follows: for 1993, 2,590 shares awarded under the Company's Deferred Stock Plan and 72,000 shares awarded under the Comprehensive Stock Plan. For Mr. Parsons, such restricted shares are as follows: for 1993, 1,420 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Comprehensive Stock Plan. For Mr. Bollenbach, such restricted shares are as follows: for 1993, 7,124 shares awarded under the Company's Deferred Stock Plan and 900,000 shares under the Comprehensive Stock Plan. Mr. Bollenbach's unvested share awards were forfeited upon his resignation from the Company. For Mr. Hart, such restricted shares of stock are as follows: for

    1993, 3,096 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Comprehensive Stock Plan. For Mr. Mayer, such restricted shares are as follows: for 1993, 943 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Comprehensive Stock Plan. The restricted shares reported in Table I and in this footnote are shares subject to "General Restrictions" (see footnote 8 below). Restricted shares with "Performance Restrictions" (see footnote 8 below) awarded as long-term incentive plan ("LTIP") awards are excluded.
(5) The Deferred Stock Bonus Awards granted by the Company are generally derived based on dividing 20% of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the Deferred Stock Bonus Award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 or after 10 years of service with the Company. The aggregate number and value of shares of Company deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 8 below) held by each identified executive officer as of the end of the fiscal year 1995 are as follows: Mr. R.E. Marriott 402,137 shares valued at $4,715,056; Mr. McKenna, 176,747 shares valued at $2,072,359; Mr. Parsons,
    33,208 shares valued at $389,364; Mr. Hart, 60,347 shares valued at $707,569; Mr. Mayer, 32,579 shares valued at $381,989. Mr. Golden and Mr. Bollenbach do not have any Company deferred or restricted stock. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.
(6) The Board has not yet determined whether the Performance Restrictions on the Performance-Based Restricted Stock Awards relating to fiscal year 1995 have been satisfied. As a result, the value of shares of Restricted Stock subject to Performance Restrictions, which would comprise LTIP Payouts for fiscal year 1995, is not currently known. Pursuant to Mr. Hart's separation agreement with the Company, he may receive up to 55,000 performance based shares of Company Common Stock subject to attainment of previously established performance measures. The value of such shares will be calculated on the date the shares are released which is expected to occur in February of 1996.
(7) With the exceptions of Mr. Bollenbach and Mr. Hart, amounts included in "All Other Compensation" represent total matching Company contribution amounts received under the Profit Sharing Plan and the Deferred Compensation Plan. The actual amounts attributable to each of the Plans is currently unavailable. For Mr. Bollenbach, a total of $20,671 is attributable to the Profit Sharing and Deferred Compensation Plans. A total of $37,400 is attributable to a separation leave payment. The remaining $1,000,000 is attributable to a consulting arrangement between the Company and Mr. Bollenbach to be paid through July 1996. For Mr. Hart, $15,507 is attributable to the Profit Sharing and Deferred Compensation Plans. The remaining $800,000 is attributable to Mr. Hart's separation arrangement with the Company. Under these arrangements, an additional payment of $200,000 may be made in the third quarter of 1996 at the sole discretion of the Company.
(8) On October 17, 1993, the Compensation Policy Committee (the "Committee") of the Board of Directors approved grants of restricted stock to certain key employees of the Company, including Mr. Hart, Mr. McKenna, Mr. Parsons and Mr. Mayer. On October 29, 1993, the Board of Directors approved an award of restricted stock to Mr. Bollenbach, and on December 2, 1993, the Board of Directors approved a grant of restricted stock to Mr. R.E. Marriott. Each such grant made in 1993 to Mr. R.E. Marriott, Mr. Bollenbach, Mr. Hart, Mr. Parsons, Mr. Mayer and Mr. McKenna consists of two awards: shares subject to restrictions relating primarily to continued employment ("General Restrictions") which vest ratably over a five or ten year period or at the end of a five or ten year-period and an award of shares subject to performance objectives such as financial performance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to periodic review and revision. All restricted stock awards subject only to General Restrictions are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant.
(9) Mr. Bollenbach joined the Company as Executive Vice President and Chief Financial Officer on March 2, 1992 and resigned his position as President and Chief Executive Officer effective May 1995. Mr. Hart resigned his position as Executive Vice President and Chief Financial Officer effective October 1995. Mr. Mayer resigned his position effective January 1996.

  Aggregated Stock Option Exercises and Year-End Value. Table II below sets forth, on an aggregated basis, information regarding the exercise during the 1995 fiscal year of options to purchase Company Common Stock by each of the applicable persons listed on Table I above and the value on December 29, 1995 of all unexercised options held by such individuals. The Company did not grant any stock options to the persons listed on Table I during fiscal year 1995.

TABLE II

                     AGGREGATED STOCK OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR-    VALUE OF UNEXERCISED
                                      SHARES                         END             IN-THE-MONEY OPTIONS AT
                                    ACQUIRED ON   VALUE              (#)             FISCAL YEAR-END ($)(3)
                                     EXERCISE   REALIZED  ------------------------- -------------------------
NAME(1)                  COMPANY(2)     (#)        ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-------                  ---------- ----------- --------- ----------- ------------- ----------- -------------
R.E. Marriott...........     HM             0           0    87,075       3,625        713,686      30,755
                            HMS             0           0    17,415         725         85,214       3,672
                             MI             0           0    87,075       3,625      1,787,158      79,552
                           Total            0           0   191,565       7,975      2,586,058     113,979
R.E. Parsons, Jr........     HM             0           0    22,350       1,625        173,549      13,787
                            HMS             0           0     4,470         325         20,722       1,646
                             MI         8,987     145,270     7,988       1,625        137,464      35,661
                           Total        8,987     145,270    34,808       3,575        331,735      51,904
S.J. McKenna............     HM        46,507     434,208    51,950       2,500        450,036      21,211
                            HMS             0           0    10,390         500         53,735       2,533
                             MI         6,150      84,499    43,300       2,500      1,015,012      54,864
                           Total       52,657     518,707   105,640       5,500      1,518,783      78,608
S.F. Bollenbach.........     HM       127,750   1,029,372         0           0              0           0
                            HMS             0           0         0           0              0           0
                             MI             0           0         0           0              0           0
                           Total      127,750   1,029,372         0           0              0           0
M.J. Hart...............     HM        54,738     521,917         0       4,125              0      34,997
                            HMS             0           0         0         825              0       4,179
                             MI        21,275     436,930         0       4,125              0      90,525
                           Total       76,013     958,847         0       9,075              0     129,701
J.P. Mayer..............     HM             0           0    13,700         725        113,399       6,151
                            HMS             0           0     2,740         145         13,540         734
                             MI           900      13,031    12,800         725        272,960      15,910
                           Total          900      13,031    29,240       1,595        399,899      22,795

--------
(1) Mr. Golden does not have any options in the companies listed in Table II.
(2) "MI" represents options to purchase Marriott International, Inc. Common Stock. "HM" represents options to purchase Company Common Stock ("Company Options"). "HMS" represents options to purchase HM Services common stock. In connection with the Special Dividend and pursuant to the Host Marriott Corporation 1993 Comprehensive Incentive Stock Plan (the "Plan"), all Company Options held by employees of the Company were adjusted to reflect the Special Dividend by providing each option holder with the option to purchase one share of HM Services common stock for every five shares of Common Stock held as of the close of business on December 29, 1995. The exercise price of the HM Services option was set, and the price of the Company Options was adjusted, so that the economic value of the Company Options prior to the Special Dividend was preserved and not increased or decreased as a result of the Special Dividend.
(3) Based on a per share price for Company Common Stock of $11.725, a per share price for HM Services Corporation common stock of $7.00 and a per share price of Marriott International common stock of $37.9375. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 29, 1995. For the Company and HM Services these prices reflect the closing prices of the HM Services common stock on a "when-issued" basis and of Common Stock on an "ex-dividend" basis.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

  In connection with his resignation as President and Chief Executive Officer of the Company, Mr. Bollenbach and the Company entered into a consulting arrangement for a period of one year ending June 1996, whereby Mr. Bollenbach will provide certain consulting services to the Company, upon its request. Mr. Bollenbach will be paid a fee for such services of $1,000,000.

  In connection with his resignation as Executive Vice President and Chief Financial Officer of the Company, Mr. Hart will receive from the Company a payment of $1,000,000, payable in three periodic payments and subject to satisfaction of certain conditions. Payment of the final $200,000 of this amount is at the sole discretion of the Company. Mr. Hart will also be eligible to receive up to 55,000 previously awarded shares of Common Stock currently subject to time- and performance- based restrictions. See "-- Executive Officer Compensation."

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL

  The Company and its subsidiaries and Marriott International and its subsidiaries are parties to various agreements and have various ongoing relationships following the Marriott International Distribution. By reason of their ownership of shares of common stock of Marriott International and their positions as Chairman and director, respectively, J.W. Marriott, Jr. and Richard E. Marriott, who also are a director and Chairman, respectively, of the Company, would be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

  Prior to the Marriott International Distribution, the Company and Marriott International entered into the Marriott International Distribution Agreement, which provided for, among other things, (i) certain asset transfers to occur prior to the Marriott International Distribution, (ii) the Marriott International Distribution, (iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements governing the relationship between the Company and Marriott International following the Marriott International Distribution. The Company has also entered into certain other agreements and arrangements with Marriott International during 1995. See "Relationship Between the Company and Marriott International."

                        OWNERSHIP OF COMPANY SECURITIES
  The Company has two outstanding classes of equity or equity-linked securities: Common Stock and Warrants. The Company is not aware of any beneficial holder of 5% or more of the Warrants.

  Set forth below is the ownership as of December 29, 1995 of Company Common Stock by directors, the chief executive officer and the four additional most highly compensated executive officers of the Company, as well as by all directors and executive officers of the Company as a group, and to the best of the Company's knowledge, beneficial holders of 5% or more of Company Common Stock.

                                  SHARES OF COMPANY           % OF SHARES
                                    COMMON STOCK              OUTSTANDING
                                 BENEFICIALLY OWNED              AS OF
    NAME                       AS OF DECEMBER 29, 1995    DECEMBER 29, 1995(1)
    ----                       -----------------------    --------------------
DIRECTORS:
  R. Theodore Ammon...........           10,000                   0.00
  Terence C. Golden...........                0                   0.00
  J.W. Marriott, Jr...........        5,201,167(2)(3)(4)          3.26
  Richard E. Marriott.........        5,797,524(2)(3)(4)          3.63
  Ann Dore McLaughlin.........            1,000                   0.00
  Harry L. Vincent, Jr........           14,100                   0.00
NON-DIRECTOR EXECUTIVE OFFI-
 CERS:
  Robert E. Parsons, Jr.......           18,409(2)                0.00
  Stephen J. McKenna..........          136,620(2)                0.00
  Christopher J. Nassetta.....                0                   0.00
  Jeffrey P. Mayer............                0                   0.00
  Stephen F. Bollenbach.......                0                   0.00
  Matthew J. Hart.............            1,846(2)                0.00
All directors and executive
 officers as a group..........
FMR Corp......................       18,014,860(5)               11.29
Forstmann-Leff Associates,
 Inc..........................        8,313,970(6)                5.21
Harris Associates L.P.........        8,932,065(7)                5.60

--------
(1) Ownership of less than l/l00th of 1% is reflected as 0.00 in the table above.
(2) Does not include shares reserved, contingently vested or awarded under the Company's 1993 Comprehensive Stock Incentive Plan. For additional information, see Tables I and II.
(3) Does not include: (i) 1,568,298 shares held in trust for the children and grandchildren of J.W. Marriott, Jr. or 1,096,357 shares held by his wife and children; (ii) 1,408,768 shares held in trust for the children and grandchildren of Richard E. Marriott or 374,240 shares held by his wife and children; (iii) 2,536,787 shares held by the J. Willard Marriott Foundation; (iv) 1,667,385 shares held by a charitable annuity trust, created by the will of J.Willard Marriott, to which his descendants have a remainder interest; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vi) 80,000 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vii) 2,302,729 shares held by a limited partnership whose general partner is a corporation of which Richard E. Marriott is the controlling shareholder; or (viii) 719,334 shares owned directly or beneficially by certain other members of the Marriott family. The shares referred to in this note aggregated 9.39% of the common shares outstanding as of December 29, 1995.
(4) By virtue of their ownership of shares of Common Stock and their positions as Chairman and director, respectively, Richard E. Marriott and J.W. Marriott, Jr. would be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,373,351 shares or 16.48% of the total common shares outstanding of the Company as of December 29, 1995. All directors and current executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 205,177 shares or 0.13% of the total common shares outstanding as of December 29, 1995. In addition, the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust owned 865,755 shares or 0.56% of the total common shares outstanding as of December 29, 1995.
(5) Represents shares of Common Stock held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research ("FM&R"). FMR has reported in a Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed with the Securities and Exchange Commission (the "Commission") that FMR through its control of FM&R and certain investment funds for which FM&R
    acts as an investment adviser, has sole power to dispose of    shares of
    Common Stock owned by such investment funds. FMR has no power to vote or
    direct the voting of the    shares of Common Stock owned by the investment
    funds, which power reside with the Board of Trustees of these investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole disposition power
    over    shares, the sole power to vote or direct the voting of    shares
    and no power to vote or direct the voting of    shares, of Common Stock
    owned by the institutional accounts. The principal address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(6) Represents shares of Company Common Stock held by Forstmann-Leff Associates, Inc. ("Forstmann") and its subsidiaries, FLA Asset Management, Inc. ("FLA") and Stamford Advisors Corp. ("Stamford"). Forstmann has reported in a Schedule 13G under the Exchange Act filed with the
    Commission, sole dispositive power over    shares and shared dispositive
    power over    shares. Of these shares, Forstmann has reported sole voting
    power over    shares and shared voting power over    shares. The principal
    business address of Forstmann, FLA and Stamford is 55 East 52nd Street, New York, New York 10055.
(7) Represents share of Company Common Stock held in client accounts managed by Harris Associates L.P. and its general partner, Harris Associates, Inc. (collectively, "Harris"). Harris has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over
    shares and shared dispositive power over    shares. Of these shares,
    Harris has reported sole voting power over none of the shares and shared
    voting power over the entire    shares. The principal business address of
    Harris is 2 North LaSalle Street, Suite 500, Chicago, Illinois 60602.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock is a summary and is subject in all respects to applicable Delaware law and to the provisions of the Company's Restated Certificate of Incorporation and shareholder's rights plan listed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company's Restated Certificate of Incorporation (the "Company Certificate") authorizes the issuance of a total of 301 million shares of all classes of stock, of which one million may be shares of preferred stock, without par value, and 300 million may be shares of Common Stock. At September 8, 1995, approximately 159.0 million shares of Common Stock were outstanding. The Company Certificate provides that the Board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.

COMMON STOCK

  Voting Rights. Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of shareholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. The shares of Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors will be able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board. The Company Certificate provides that the Board is classified into three classes, each serving a three-year term, with one class to be elected in each of three consecutive years.

  Dividend Rights. Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The Company intends to retain future earnings for use in its business and does not currently intend to pay regular cash dividends. In addition, the New Line of Credit contains restrictions on the payment of dividends on the Common Stock. See "Dividend Policy."

  Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any of the Company's preferred stock which may be outstanding from time to time, the holders of Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. The Common Stock is not liable for any calls or assessments and is not convertible into any other securities. The Company Certificate provides that the private property of the shareholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to the Common Stock, and the Company Certificate provides that there shall be no preemptive rights.

  The transfer agent and registrar for the Common Stock is First Chicago Trust of New York.

RIGHTS AND JUNIOR PREFERRED STOCK

  The Company has adopted a shareholder rights plan as set forth in a Rights Agreement dated February 3, 1989, as amended, between the Company and the Bank of New York, as rights agent (the "Rights Agreement"). The following is a summary of the terms of the Rights Agreement.

  Rights. Following the occurrence of certain events (the "Occurrence Date") and except as described below, each right (a "Right," and, collectively, the "Rights") will entitle the registered holder thereof to purchase from the Company one one-thousandth of a share (a "Unit") of the Company's Series A Junior Participating Preferred Stock ("Junior Preferred Stock") at a price (the "Purchase Price") of $150 per Unit, subject to adjustment. The Rights are not exercisable until the Occurrence Date. The Rights expire on the tenth anniversary of the adoption of the Rights Agreement, unless exercised in connection with a transaction of the type described below or unless earlier redeemed by the Company.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Initially, ownership of the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights (the "Rights Certificates") will be distributed. Until the Occurrence Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only with the Common Stock, and the surrender or transfer of any certificate of Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights will separate from the Common Stock and an Occurrence Date will occur upon the earlier of (i) 10 days following the date (a "Stock Acquisition Date") of a public announcement that a person or group of affiliates or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days following the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the Acquiring Person becoming the beneficial owner of 30% or more of such outstanding Common Stock (such date being called the Occurrence Date).

  For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock acquired by such person by gift, bequest and certain other transfers, which shares were Exempt Shares immediately prior to such transfer and were held by such person continuously thereafter and (ii) shares acquired by such person in connection with certain distributions of Common Stock with respect to Exempt Shares which were held by such person continuously thereafter. In connection with the Marriott International Distribution, the Board amended the Rights Agreement to provide that the shares of Common Stock acquired by Marriott International upon exercise of the Marriott International Purchase Right will be deemed "Exempt Shares" under the Rights Agreement, such that the exercise of such right by Marriott International will not cause Marriott International to be deemed an "Acquiring Person" under the Rights Agreement and thus trigger a distribution of the Rights. See "Relationship Between the Company and Marriott International--Marriott International Purchase Right."

  As soon as practicable following an Occurrence Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Occurrence Date. After such time, such separate Rights Certificates alone will evidence the Rights and could trade independently from the Common Stock.

  In the event (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or (ii) an Acquiring Person becomes the beneficial owner of 30% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Board determines to be fair to and otherwise in the best interests of the Company and its shareholders), each holder of a Right will, in lieu of the right to receive one one-thousandth of a share of Junior Preferred Stock, thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are (or, under certain circumstances specified in the Rights Agreement, were) beneficially owned by any Acquiring Person will be null and void. However, the Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $150 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase

$300 worth of Common Stock (or other consideration, as noted above) for $150. Assuming that the Common Stock had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $150.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger described in the second preceding paragraph or a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  In general, the Board may redeem the Rights in whole, but not in part, at any time until 10 days following the Stock Acquisition Date, at a price of $.01 per Right. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

  The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment upon the occurrence of certain events with respect to the Company, including stock dividends, subdivisions, combinations, reclassifications, rights or warrants offerings of Junior Preferred Stock at less than the then current market price and certain distributions of property or evidences of indebtedness of the Company to holders of Junior Preferred Stock, all as set forth in the Rights Agreement.

  The Rights have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company as set forth above. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right."

  Junior Preferred Stock. In connection with the Rights Agreement, 300,000 shares of Junior Preferred Stock are authorized and reserved for issuance by the Board. No shares of Junior Preferred Stock are currently outstanding. The material terms of the Junior Preferred Stock are summarized herein; however, such summary is subject to the terms of the Company Certificate and the certificate of designation relating to the Junior Preferred Stock (the "Junior Preferred Stock Certificate of Designation").

  Subject to the prior payment of cumulative dividends on any class of preferred stock ranking senior to the Junior Preferred Stock, a holder of Junior Preferred Stock will be entitled to cumulative dividends out of funds legally available therefor, when, as and if declared by the Board, at a quarterly rate per share of Junior Preferred Stock equal to the greater of (a) $10.00 or (b) 1000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount of all cash dividends and 1000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount (payable in kind) of all noncash dividends or other distributions (other than dividends payable in Common Stock or a sub-division of the outstanding shares of Common Stock) declared on Common Stock, since the immediately preceding quarterly dividend payment date for the Junior Preferred Stock (or since the date of issuance of the Junior Preferred Stock if no such dividend payment date has occurred).

  A holder of Junior Preferred Stock will be entitled to 1000 votes (subject to adjustment upon certain dilutive events) per share of Junior Preferred Stock on all matters submitted to a vote of shareholders of the Company.

Such holders will vote together with the holders of the Common Stock as a single class on all matters submitted to a vote of shareholders of the Company.

  In the event of a merger or consolidation of the Company which results in Common Stock being exchanged or changed for other stock, securities, cash and/or other property, the shares of Junior Preferred Stock shall similarly be exchanged or changed in an amount per share equal to 1000 times (subject to adjustment upon certain dilutive events) the aggregate amount of stock, securities, cash and/or other property, as the case may be, into which each share of Common Stock has been exchanged or changed.

  In the event of liquidation, dissolution or winding up of the Company, a holder of Junior Preferred Stock will be entitled to receive $1000 per share, plus accrued and unpaid dividends and distributions thereon, before any distribution may be made to holders of shares of stock of the Company ranking junior to the Junior Preferred Stock, and the holders of Junior Preferred Stock are entitled to receive an aggregate amount per share equal to 1000 times (subject to adjustment upon certain dilutive events) the aggregate amount to be distributed per share to holders of Common Stock.

  In the event that dividends on the Junior Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon, all holders of Junior Preferred Stock, voting separately as a class with the holders of any other series of preferred stock of the Company with dividends in arrears, will be entitled to elect two directors pursuant to provisions of the Company Certificate. Such right to elect two additional directors shall continue at each annual meeting until all dividends in arrears (including the then-current quarterly dividend payment) have been paid or declared and set apart for payment. Upon payment or declaration and reservation of funds for payment of all such dividends, the term of office of each director elected shall immediately terminate and the number of directors shall be such number as may be provided for in the Company Certificate or Bylaws.

  The Junior Preferred Stock is not subject to redemption. The terms of the Junior Preferred Stock provide that the Company is subject to certain restrictions with respect to dividends and distributions on and redemptions and purchases of shares of stock of the Company ranking junior to or on a parity with the Junior Preferred Stock in the event that payments of dividends or other distributions payable on the Junior Preferred Stock are in arrears.

CONVERTIBLE PREFERRED STOCK

  At September 8, 1995, the Company had outstanding 13,800 depositary shares of Convertible Preferred Stock, each having a liquidation preference of $50.00. The 13,800 outstanding depositary shares of the Convertible Preferred Stock at September 8, 1995, were convertible into approximately 260,000 shares of Common Stock. On December 7, 1995, the Company announced its intention to redeem any and all shares of Convertible Preferred Stock on January 15, 1996 for a redemption price of $62.7925 per share (which includes accrued and unpaid dividends thereon through and including the redemption date). Under the terms of the redemption, shares of Convertible Preferred Stock were convertible into shares of Common Stock until the close of business on January 5, 1996. As of the close of business on January 5, 1996, approximately 30 depositary shares of Convertible Preferred Stock remained outstanding and will be redeemed as described herein. On December 20, 1995, the Company deposited the redemption funds in trust with the First National Bank of Chicago. As a result, the shares of Convertible Preferred Stock are deemed no longer outstanding, subject to the holders' right to convert their shares as noted above and to receive the redemption proceeds.

WARRANTS

  The Company agreed to issue warrants (the "Warrants") to acquire 7,700,000 shares of the Company's Common Stock in connection with the settlement of class action lawsuits instituted against the Company and certain individual defendants by certain holders and purchasers of senior notes and debentures of the Company. As adjusted to reflect the Special Dividend, each Warrant entitles the holder, at any time prior to 5:00 p.m. on October 8, 1998 (the "Expiration Time"), to purchase one share of Common Stock from the Company and one-fifth share of HM Services common stock at a price (the "Exercise Price") of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996, or (ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998. The portion of the Exercise Price attributable to the HM Services common stock is payable to HM Services. See "Relationship Between the Company and HM Services After the Special Dividend." Both the Exercise Price and the number of shares subject to the Warrants are subject to certain adjustments. Warrants that are not exercised prior to the Expiration Time expire and become void. The Company did not receive any proceeds from the issuance of the Warrants.

  Warrantholders will not be entitled to vote or to consent or to receive notice as shareholders in respect of the meeting of shareholders or the election of directors of the Company or any other matter, or possess any rights whatsoever as shareholders of the Company.

  The Company has also agreed to use its reasonable best efforts to obtain any required approvals or registration under state securities laws for the issuance of the Common Stock upon exercise of the Warrants. Under the Warrant Agreement, however, Warrants may not be exercised by or, shares of Common Stock issued to, any Warrant holder in any state where such exercise or issuance would be unlawful. The Warrants have no established trading market and no assurance can be given that any such markets will develop.

  As of December 29, 1995, approximately 7,200,000 Warrants remain outstanding.

                 PRICE RANGE OF THE COMMON STOCK AND DIVIDENDS

  The Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange and, since consummation of the Marriott International Distribution, is traded under the symbol "HMT." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange Composite Tape and the cash dividends paid per share of Common Stock. All periods presented in the table below prior to the fourth quarter of 1993 are prior to the Marriott International Distribution. The Special Dividend of HM Services was completed on December 29, 1995 and provided Company shareholders with one share of common stock of HM Services for every five shares of Host Marriott Common Stock. Therefore, due to the Marriott International Distribution and the Special Dividend, stock prices and dividends paid are not indicative of the Company's current stock price or dividend policies except for the 1st Quarter of 1996. The Company currently intends to retain future earnings, if any, for use in its business and does not anticipate paying regular cash dividends on the Common Stock. See "Dividend Policy." As of September 8, 1995, there were approximately 58,000 holders of record of Common Stock.

                                                                         CASH
                                                                       DIVIDENDS
                                                       HIGH    LOW       PAID
                                                       ----    ----    ---------
1993
  1st Quarter......................................... $27 3/8 $20 3/4   $.07
  2nd Quarter.........................................  26 5/8   24       .07
  3rd Quarter.........................................   29     24 3/8    .07
  4th Quarter(1)......................................  33 5/8  27 5/8     --
  4th Quarter(2)......................................   10      6 1/8     --
1994
  1st Quarter......................................... $13 3/4 $ 8 3/4     --
  2nd Quarter.........................................  11 1/8   8 3/4     --
  3rd Quarter.........................................  11 7/8   9 1/2     --
  4th Quarter.........................................  11 1/2   8 1/4     --
1995
  1st Quarter......................................... $11 1/4 $ 9 1/8     --
  2nd Quarter.........................................   12      9 3/4     --
  3rd Quarter.........................................   13     10 1/4     --
  4th Quarter(3)......................................  13 7/8  11 1/2     --
1996
  1st Quarter (through January 10, 1996)(4)........... $12 5/8 $11 1/2     --

  On January 10, 1996, the last reported sales price of Common Stock on the New York Stock Exchange Composite Tape was $11 5/8 per share.
--------
(1) Prior to the Marriott International Distribution.
(2) Subsequent to the Marriott International Distribution.
(3) Prior to the Special Dividend.
(4) Subsequent to the Special Dividend.

           PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS
                OF THE COMPANY CERTIFICATE AND BYLAWS AND THE
                     MARRIOTT INTERNATIONAL PURCHASE RIGHT

COMPANY CERTIFICATE AND BYLAWS

  The Company Certificate contains several provisions that will make difficult an acquisition of control of the Company by means of a tender offer, open market purchases, a proxy fight or otherwise, that is not approved by the Board. The Company's Bylaws (the "Bylaws") also contain provisions that could have an antitakeover effect.

  The purposes of the relevant provisions of the Company Certificate and Bylaws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Board to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to shareholders of the Company or an unsolicited proposal for the restructuring or sale of all or part of the Company. The Company believes that, as a general rule, such proposals would not be in the best interests of the Company and its shareholders.

  There has been a history of the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by the third-party without advance notice to, or consultation with, the management or board of directors of the target company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the company, but may use the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

  The Company believes that the imminent threat of removal of the Company's management or Board in such situations would severely curtail the ability of management or the Board to negotiate effectively with such purchasers. The management or the Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. If the real purpose of a takeover bid were to force the Company to repurchase an accumulated stock interest at a premium price, management or the Board would face the risk that, if it did not repurchase the purchaser's stock interest, the Company's business and management would be disrupted, perhaps irreparably.

  Certain provisions of the Company Certificate and Bylaws, the Company believes, will help ensure that the Board, if confronted by a surprise proposal from a third party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders. In addition, certain other provisions of the Company Certificate are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over the Company.

  These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the shareholders, and may delay or frustrate the assumption of control by a holder of a large block of stock of the Company and the removal of incumbent management, even if such removal might be beneficial to the shareholders. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board, but which the holders of a majority of the shares may deem to be in their best interests or in which shareholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

  Set forth below is a description of such provisions in the Company Certificate and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and Bylaws which are exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part.

  Classified Board of Directors. The Company Certificate provides for the Board to be divided into three classes serving staggered terms so that directors' current terms will expire at the 1996, 1997 or 1998 annual meeting of shareholders. See "Management--Board of Directors and Executive Officers."

  The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Board, if confronted by a holder attempting to force a stock repurchase at a premium above market prices, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interests of the shareholders.

  The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of the Company's stock that could be caused by accumulations of large blocks of such stock. Accordingly, shareholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

  The Company believes that a classified board of directors helps to assure the continuity and stability of the Board and business strategies and policies as determined by the Board, because generally a majority of the directors at any given time will have had prior experience as directors of the Company. The classified board provision also helps assure that the Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

  Removal; Filling Vacancies. The Company Certificate provides that, subject to any rights of the holders of preferred stock, only a majority of the Board then in office shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. In addition, the Company Certificate provides that a new director elected to fill a vacancy on the Board will serve for the remainder of the full term of his or her class and that no decrease in the number of directors shall shorten the term of an incumbent. Moreover, the Company Certificate provides that directors may be removed with or without cause only by the affirmative vote of holders of at least 66 2/3% of the voting power of the shares entitled to vote at the election of directors, voting together as a single class. These provisions relating to removal and filling of vacancies on the Board will preclude shareholders from enlarging the Board or removing incumbent directors and filling the vacancies with their own nominees.

  Limitations on Shareholder Action By Written Consent; Special Meetings. The Company Certificate and Bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The Company Certificate and Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders can be called only by a majority of the entire Board. Shareholders are not permitted to call a special meeting or to require that the Board call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board.

  The provisions of the Company Certificate and Bylaws restricting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by a majority of the entire Board. These provisions would also prevent the holders of a majority of the voting power of the voting stock from using the written consent procedure to take shareholder action and from taking action by consent without giving all the shareholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Board by calling a special meeting of shareholders prior to the time the Board believed such consideration to be appropriate.

  The Company believes that such limitations on shareholder action will help to assure the continuity and stability of the Board and the Company's business strategies and policies as determined by the Board, to the benefit of all of the Company's shareholders. If confronted with an unsolicited proposal from Company shareholders, the Board will have sufficient time to review such proposal and to seek the best available result for all shareholders, before such proposal is approved by such shareholders by written consent in lieu of a meeting or through a special meeting of shareholders.

  Nominations of Directors and Shareholder Proposals. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors (the "Nomination Procedure") and with regard to shareholder proposals to be brought before an annual or special meeting of shareholders (the "Business Procedure").

  The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Business Procedure provides that shareholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting for a director nomination, and not less than 120 days prior to the annual meeting for a shareholder proposal or (ii) in the case of a special meeting not later than the seventh day following the day on which notice of such meeting is first given to shareholders for both a director nomination and a shareholder proposal.

  Under the Nomination Procedure, notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Common Stock beneficially owned, the consent to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the shareholder proposing to nominate that person. Under the Business Procedure, notice relating to a shareholder proposal must contain certain information about such proposal and about the shareholder who proposes to bring the proposal before the meeting, including the class and number of shares of Common Stock beneficially owned by such shareholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he determines that the shareholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Nomination Procedure or the Business Procedure will preclude discussion by any shareholder of any nomination or proposal properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

  The purpose of the Nomination Procedure is, by requiring advance notice of nomination by shareholders, to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of shareholder proposals, to provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, to provide the Board with a meaningful opportunity to inform shareholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation as to the Board's position or belief as to action to be taken with respect to such proposal, so as to enable shareholders better to determine whether they desire to attend such meeting or grant a proxy to the Board as to the disposition of any such proposal. Although the Bylaws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or of any other proposal submitted by shareholders, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular shareholder meeting if the proper procedures are not followed, and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

  Fair Price Provision. Article Fifteen of the Company Certificate (the "Fair Price Provision") requires approval by the holders of 66 2/3% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") as a condition for mergers and certain other business combinations ("Business Combinations") involving the Company and any holder of more than 25% of such voting power (an "Interested Shareholder") unless the transaction is either (i) approved by a majority of the members of the Board who are not affiliated with the Interested Shareholder and who were directors before the Interested Shareholder became an Interested Shareholder (the "Disinterested Directors") or (ii) certain minimum price and procedural requirements are met.

  The Fair Price Provision is designed to prevent a third party from utilizing two-tier pricing and similar inequitable tactics in a takeover attempt. The Fair Price Provision is not designed to prevent or discourage tender offers for the Company. It does not impede an offer for at least 66 2/3% of the Voting Stock in which each shareholder receives substantially the same price for his or her shares as each other shareholder or which the Board has approved in the manner described herein. Nor does the Fair Price Provision preclude a third party from making a tender offer for some of the shares of Voting Stock without proposing a Business Combination in which the remaining shares of Voting Stock are purchased. Except for the restrictions on Business Combinations, the Fair Price Provision will not prevent an Interested Shareholder having a controlling interest of the Voting Stock from exercising control over the Company or increasing its interest in the Company. Moreover, an Interested Shareholder could increase its ownership to 66 2/3% and avoid application of the Fair Price Provision. However, the separate provisions contained in the Company Certificate and the Bylaws relating to "Classified Boards of Directors" discussed above will, as therein indicated, curtail an Interested Shareholder's ability to exercise control in several respects, including such shareholder's ability to change incumbent directors who may oppose a Business Combination or to implement a Business Combination by written consent without a shareholder meeting. The Fair Price Provision would, however, discourage some takeover attempts by persons intending to acquire the Company in two steps and to eliminate remaining shareholder interests by means of a business combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in the Company. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. The Fair Price Provision may thereby deprive some holders of the Common Stock of an opportunity to sell their shares at a temporarily higher market price.

  Although the Fair Price Provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the Fair Price Provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the Board is of the view that the adoption of the Fair Price Provision does not preclude the Board's opposition to any future takeover proposal which it believes would not be in the best interests of the Company and its shareholders, whether or not such a proposal satisfies the minimum price criteria and procedural requirements of the Fair Price Provision.

  In addition, under Section 203 of the Delaware General Corporation Law as applicable to the Company, certain "business combinations" (defined generally to include (i) mergers or consolidations between a Delaware corporation and an interested shareholder (as defined below) and (ii) transactions between a Delaware corporation and an interested shareholder involving the assets or stock of such corporation or its majority-owned subsidiaries, including transactions which increase the interested shareholder's percentage ownership of stock) between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 shareholders, and an interested shareholder (defined generally as those shareholders, who, on or after December 23, 1987, become beneficial owners of 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) prior to the date such shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction that made such shareholder an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding voting stock owned by officers who also are directors and voting stock held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors.

  Shareholder Rights Plan. The Company has adopted a shareholder rights plan which may have anti-takeover effects. See "Description of Capital Stock-Rights and Junior Preferred Stock."

  Amendment of the Company Certificate and Bylaws. The Company Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% the voting power of the stock entitled to vote generally in the election of directors to amend certain provisions of the Company Certificate and Bylaws (including the provisions discussed above). These provisions make it more difficult for shareholders to make changes in the Company Certificate or Bylaws, including changes designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least a 66 2/3% shareholder vote will enable the holders of a minority of the Company's capital stock to prevent holders of a less-than-66 2/3% majority from amending such provisions of the Company's Certificate or Bylaws.

MARRIOTT INTERNATIONAL PURCHASE RIGHT

  The Company granted to Marriott International, for a period of ten years following the Marriott International Distribution (i.e., until October 2003), the right to purchase a number of shares equal in amount of up to 20% of each class of the Company's outstanding voting stock at the then fair market value upon the occurrence of certain change of control events involving the Company. The Marriott International Purchase Right may be exercised for a 30-day period following the date a person or group of affiliated persons has (i) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of the Company's voting stock or (ii) announced a tender offer for 30% or more of the total voting power of the then outstanding shares of the Company's voting stock. These change of control events upon which the Marriott International Purchase Right becomes exercisable are substantially identical to those events that cause a distribution of the Rights under the Rights Agreement (see "Description of Capital Stock--Rights and Junior Preferred Stock"). Accordingly, certain share ownership of the Company's voting stock by specified persons is exempt under the Rights Agreement, and consequently will not result in a distribution of Rights, and will not cause the Marriott International Purchase Right to become exercisable.

  In connection with the Marriott International Distribution, the Board amended the terms of the Rights Agreement to provide that the exercise of the Marriott International Purchase Right will not result in a distribution of the Rights. Accordingly, upon exercise of the Marriott International Purchase Right, Marriott International will be entitled to receive the Rights associated with the Common Stock and will not be deemed an "Acquiring Person" under the Rights Agreement.

  The purchase price for the Common Stock to be purchased upon the exercise of the Marriott International Purchase Right is determined by taking the average of the closing sale price of the Common Stock during the 30 consecutive trading days preceding the date the Marriott International Purchase Right becomes exercisable. The specific terms of the Marriott International Purchase Right are set forth in the Marriott International Distribution Agreement.

  The Marriott International Purchase Right will have an antitakeover effect. Any person considering acquiring a substantial or controlling block of Common Stock would face the possibility that its ability to exercise control would be impaired by Marriott International's 20% ownership resulting from exercise of the Marriott International Purchase Right. Moreover, so long as the Marriott family's current percentage of ownership of Common Stock continues, the combined Marriott family (including various trusts established by members of the Marriott family) and Marriott International ownership following exercise of the Marriott International Purchase Right may effectively block control by others (see "Description of Capital Stock"). It is also possible that the exercise price of the Marriott International Purchase Right would be lower than the price at which a potential acquiror might be willing to purchase a 20% block of shares of Common Stock because the purchase price for the Marriott International Purchase Right is based on the average trading price during a 30-day period which may be prior to the announcement of the takeover event. This potential price differential may have a further antitakeover effect by discouraging potential acquirers of the Company. The antitakeover effect of the Marriott International Purchase Right will be in addition to the antitakeover effects of the provisions contained in the Company Certificate and Bylaws.

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                 TO NON-UNITED STATES HOLDERS OF COMMON STOCK

  The following is a general summary of certain United States federal income and estate tax consequences of the ownership, sale or other disposition of Common Stock by a person (a "non-U.S. holder") that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their particular facts and circumstances or to certain types of non-U.S. holders that may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

DIVIDENDS

  Dividends paid to a non-U.S. holder of Common Stock will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States. In order to claim the benefit of an applicable tax treaty rate, a non-U.S. holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty.

  Dividends that are effectively connected with such holder's conduct of a trade or business in the United States are generally subject to tax on a net income basis (that is, after allowance for applicable deductions) at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary). Under the current interpretation of United States Treasury regulations, the same presumption applies for purposes of determining the applicability of a tax treaty rate; however, under proposed United States Treasury regulations not currently in effect, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

  A non-U.S. holder of Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

DISPOSITION OF COMMON STOCK

  A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on the disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business of a non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is a nonresident alien individual and holds Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and either (a) such individual's "tax home" for United States federal income tax purposes is in the United States or
(b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) if the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition or, if shorter, the period during which the non-U.S. holder held the Common Stock (the "applicable period") and the non-U.S. holder holds, actually or constructively, at any time during the applicable period, more than 5% of the Common Stock.

  The Company expects to be treated as a United States real property holding company for United States federal tax purposes because of its ownership of substantial real estate assets in the United States. As a result, a non-U.S. holder who holds, directly or indirectly, more than 5% of the Common Stock may be subject to United States federal income taxation on any gain realized from the sale or other disposition of such stock, unless an exemption is provided under an applicable tax treaty.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by a holder who is neither a United States citizen nor a United States resident (as specially defined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

  United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (a) the payment of dividends paid on Common Stock to a non-U.S. holder at an address outside the United States or

(b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. The payment of the proceeds of a sale of shares of Common Stock to or through a U.S. office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

  These information reporting and backup withholding rules are under review by the United States Treasury and could be changed by future regulations.

  THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the United States Underwriters named below (the "U.S. Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Salomon Brothers Inc, Smith Barney Inc., Montgomery Securities and BT Securities Corporation are acting as representatives (the "U.S. Representatives"), and the international managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Goldman Sachs International, Salomon Brothers International Limited, Smith Barney Inc., Montgomery Securities and Bankers Trust International PLC are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Company an aggregate of 25,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                        NUMBER
   U.S. UNDERWRITERS                                                   OF SHARES
   -----------------                                                   ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Goldman, Sachs & Co. ..............................................
   Salomon Brothers Inc ..............................................
   Smith Barney Inc. .................................................
   Montgomery Securities..............................................
   BT Securities Corporation..........................................
                                                                          ---
     U.S. Offering subtotal...........................................
                                                                          ===

                                                                        NUMBER
   INTERNATIONAL MANAGERS                                              OF SHARES
   ----------------------                                              ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Goldman Sachs International........................................
   Salomon Brothers International Limited.............................
   Smith Barney Inc. .................................................
   Montgomery Securities..............................................
   Bankers Trust International PLC....................................
                                                                          ---
     International Offering subtotal
                                                                          ---
       Total..........................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased. The offering price and underwriting discounts and commissions per share for the U.S. Offering and the International Offering are identical.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at a price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $ per share. The Underwriters may allow, and such dealers may reallow, discounts not in excess of $ per share to any other Underwriter and certain other dealers.

  The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 3,750,000 additional shares of Common Stock, at the initial public offering price net of underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the U.S. Representatives exercise such option, each of the U.S. Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's initial commitment as indicated in the preceding table.

  The Company, Richard E. Marriott and J.W. Marriott, Jr. have agreed, subject to certain exceptions, not to sell or otherwise dispose of shares of Common Stock or sell or grant rights, options or warrants with respect to Common Stock or securities convertible or exchangeable into Common Stock prior to the expiration of 90 days from the date of this Prospectus, without prior written consent of the Representatives.

  Pursuant to an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between U.S. Underwriters and International Managers"), each U.S. Underwriter has represented and agreed that, with respect to the shares included in the U.S. Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of anyone other than a United States or Canadian Person (as defined below) and
(b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus outside of the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. Underwriters and International Managers, each International Manager has represented and agreed that, with respect to the shares included in the International Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions and to certain other transactions among the International Managers and the U.S. Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States or Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is not otherwise a United States or Canadian Person, and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency of settlement of any shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send any dealer who purchases from it any Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

  Each of the Representatives and certain affiliates have from time to time performed certain investment banking and commercial banking services for the Company or its affiliates, for which each received customary fees.

  Pursuant to the Agreement Between U.S. Underwriters and International Managements, each International Manager has represented that (i) it has not offered or sold and during the period of six months from the date of this Prospectus will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 8 of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No. 2) Order 1995 of Great Britain or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of the Common Stock offered pursuant to the Offering in any jurisdiction where action for that purpose is required, other than the United States. The distribution of this Prospectus and the offering or sale of the shares of Common Stock offered hereby in certain jurisdictions may be restricted by law. Accordingly, the shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the Common Stock may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Such restrictions may be set out in applicable Prospectus supplements. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any applicable restrictions. This Prospectus does not constitute an offer of, or an invitation to subscribe for purchase of, any shares of Common Stock and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Christopher G. Townsend, Senior Vice President and Deputy General Counsel of the Company, and certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Washington, D.C. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

  Mr. Townsend owns Common Stock, and holds stock options, deferred stock and restricted stock awards under the Comprehensive Stock Plan and may receive additional awards under the plan in the future.

                                    EXPERTS

  The audited consolidated financial statements and schedules of the Company and certain acquired hotel properties (Dallas/Fort Worth Airport Marriott, San Antonio Marriott Riverwalk and Toronto Eaton Centre Marriott) included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and have been included herein in reliance upon the authority of said firm as experts in giving said reports.

  The combined financial statements of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. as of December 31, 1994 and 1993, and for each of the years in the two-year period ended December 31, 1994, have been included in this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The audited financial statements of the New York Vista included in this Prospectus have been audited by Ernst & Young LLP, independent public accountants, as indicated in their report with respect thereto and have been included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                             PAGE
                                                                            ------
HOST MARRIOTT CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants..................................     F-3
Consolidated Balance Sheets as of December 30, 1994 and December 31,
 1993.....................................................................     F-4
Consolidated Statements of Operations for the Fiscal Years Ended December
 30, 1994 and December 31, 1993...........................................     F-5
Consolidated Statement of Operations for the Fiscal Year Ended January 1,
 1993.....................................................................     F-6
Consolidated Statements of Shareholders' Equity for Fiscal Years Ended
 December 30, 1994, December 31, 1993 and January 1, 1993.................     F-7
Consolidated Statements of Cash Flows for Fiscal Years Ended December 30,
 1994, December 31, 1993 and January 1, 1993..............................     F-8
Notes to Consolidated Financial Statements................................     F-9
Condensed Consolidated Balance Sheet as of September 8, 1995 (Unaudited)..    F-30
Condensed Consolidated Statements of Operations for the Thirty-Six Weeks
 Ended September 8, 1995 and September 9, 1994 (Unaudited)................    F-31
Condensed Consolidated Statements of Cash Flows for the Thirty-Six Weeks
 Ended September 8, 1995 and September 9, 1994 (Unaudited)................    F-32
Notes to Condensed Consolidated Financial Statements......................    F-33
FINANCIAL STATEMENTS OF CERTAIN ACQUIRED AND OTHER HOTEL PROPERTIES
DALLAS/FORT WORTH AIRPORT MARRIOTT
 Report of Independent Public Accountants.................................    F-37
 Statement of Assets, Liabilities and Net Advances to PHLP as of December
  30, 1994................................................................    F-38
 Statement of Operations for the Year Ended December 30, 1994.............    F-39
 Statement of Cash Flows for the Year Ended December 30, 1994 ............    F-40
 Notes to Financial Statements............................................    F-41
 Statement of Assets, Liabilities and Net Advances to PHLP as of August
  11, 1995 (unaudited)....................................................    F-45
 Statement of Operations for the Thirty-two Weeks Ended August 11, 1995
  and August 12, 1994 (unaudited).........................................    F-46
 Statement of Cash Flows for the Thirty-two Weeks Ended August 11, 1995
  and August 12, 1994 (unaudited).........................................    F-47
 Notes to Financial Statements............................................    F-48
NEW YORK VISTA (renamed Marriott World Trade Center subsequent to acquisition by the Company)
 Report of Independent Auditors...........................................    F-49
 Statements of Assets and Liabilities as of December 30, 1994 and December
  31, 1993 ...............................................................    F-50
 Statements of Revenues and Expenses for the Years Ended December 31, 1994
  and 1993................................................................    F-51
 Statements of Cash Flows for the Years Ended December 31, 1994 and 1993..    F-52
 Notes to Financial Statements............................................    F-53
 Statement of Revenues and Expenses for the Eight Months Ended August 31,
  1995 (unaudited)........................................................    F-59
PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC GATEWAY, LTD.(San Diego Marriott Hotel
 and Marina)
 Report of Independent Public Accountants.................................    F-60
 Combined Balance Sheets as of December 31, 1994 and 1993.................    F-61
 Combined Statements of Operations for the Years Ended December 31, 1994
  and 1993................................................................    F-62
 Combined Statements of Partners' Capital (Deficit) for the Years Ended
  December 31, 1994 and 1993..............................................    F-63
 Combined Statements of Cash Flows for the Years Ended December 31, 1994
  and 1993................................................................    F-64
 Notes to Combined Financial Statements...................................    F-65
 Combined Statements of Operations for the Thirty-six Weeks Ended
  September 8, 1995 and September 9, 1994 (unaudited).....................    F-71
 Combined Balance Sheet as of September 30, 1995 (unaudited)..............    F-72
 Combined Statements of Cash Flows for the Thirty-six Weeks Ended
  September 8, 1995 and September 8, 1994 (unaudited).....................    F-73
 Notes to Financial Statements............................................    F-74

                                                                           PAGE
                                                                           ----
SAN ANTONIO MARRIOTT RIVERWALK
 Report of Independent Public Accountants................................. F-75
 Statement of Assets, Liabilities and Net Investment Advances from Parent as of December 30, 1994................................................. F-76
 Statement of Operations for the Year Ended December 30, 1994............. F-77
 Statement of Cash Flows for the Year Ended December 30, 1994............. F-78
 Notes to Financial Statements............................................ F-79
 Statements of Assets, Liabilities and Net Advances from Parent as of June
  16, 1995 (unaudited).................................................... F-83
 Statement of Operations for the Twenty-four Weeks Ended June 17, 1994 and
  June 16, 1995 (unaudited)............................................... F-84
 Statement of Cash Flows for the Twenty-four Weeks Ended June 17, 1994 and
  June 16, 1995 (unaudited)............................................... F-85
 Notes to Financial Statements............................................ F-86
TEC ENTITIES (TORONTO EATON CENTRE MARRIOTT)
 Report of Independent Accountants........................................ F-87
 Combined Statements of Assets, Liabilities and Deficit as of December 30,
  1994 and
  December 31, 1993....................................................... F-88
 Combined Statements of Operations for the Two Fiscal Years in the Period
  Ended
  December 30, 1994....................................................... F-89
 Combined Statements of Cash Flows for the Two Fiscal Years in the Period
  Ended
  December 30, 1994....................................................... F-90
 Notes to Combined Financial Statements................................... F-91
 Combined Statement of Assets, Liabilities and Deficit as of September 8,
  1995 (unaudited)........................................................ F-94
 Combined Statements of Operations for the Thirty-six Weeks Ended
  September 8, 1995 and
  September 9, 1994 (unaudited)........................................... F-95
 Combined Statements of Cash Flows for the Thirty-six Weeks Ended
  September 8, 1995 and
  September 9, 1994 (unaudited)........................................... F-96
 Notes to Combined Financial Statements................................... F-97

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheets of Host Marriott Corporation (formerly Marriott Corporation) and subsidiaries as of December 30, 1994 and December 31, 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Corporation and subsidiaries as of December 30, 1994 and December 31, 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 1994 in conformity with generally accepted accounting principles.

  As discussed in Notes 3 and 5 to the consolidated financial statements, in 1993 the Company changed its methods of accounting for assets held for sale and income taxes.

                                          Arthur Andersen LLP

Washington, D.C.
February 24, 1995, (except for the matter discussed in Note 18 as to which the date is December 29, 1995)

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 30, 1994 AND DECEMBER 31, 1993
                                 (IN MILLIONS)

                                                                   1994   1993
                                                                  ------ ------

                                     ASSETS
Property and Equipment........................................... $2,837 $2,687
Investments in Affiliates........................................    202    219
Notes Receivable.................................................     49    110
Accounts Receivable..............................................     80     59
Other Assets.....................................................    131    214
Cash and Cash Equivalents........................................     67     73
                                                                  ------ ------
                                                                  $3,366 $3,362
                                                                  ====== ======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a company guarantee of repayment................. $1,111 $1,316
  Debt not carrying a company guarantee of repayment.............    760    777
                                                                  ------ ------
                                                                   1,871  2,093
Accounts Payable and Accrued Expenses............................     69     55
Net Investment in Discontinued Operations........................     41      4
Deferred Income Taxes............................................    537    517
Other Liabilities................................................    138    168
Convertible Subordinated Debt....................................    --      20
                                                                  ------ ------
    Total Liabilities............................................  2,656  2,857
                                                                  ------ ------
Shareholders' Equity
  Convertible Preferred Stock....................................     13     14
  Common Stock, 300 million shares authorized; 153.6 million shares and 129.7 million shares issued and outstanding,
   respectively..................................................    154    130
  Additional Paid-in Capital.....................................    479    253
  Retained Earnings..............................................     64    108
                                                                  ------ ------
    Total Shareholders' Equity...................................    710    505
                                                                  ------ ------
                                                                  $3,366 $3,362
                                                                  ====== ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           FISCAL YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 31, 1993
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                   1994   1993
                                                                   -----  -----
REVENUES
  Hotels.........................................................  $ 338  $ 603
  Senior living communities (including Marriott International lease payments of $14 million and $5 million in 1994 and 1993,
   respectively) ................................................     14     67
  Net gains (losses) on property transactions....................      6     (1)
  Equity in earnings (losses) of affiliates......................    --     (27)
  Other..........................................................     22     17
                                                                   -----  -----
      Total revenues.............................................    380    659
                                                                   -----  -----
OPERATING COSTS AND EXPENSES
  Hotels (including Marriott International management fees of $41
   million and $5 million, respectively..........................    198    495
  Senior living communities......................................      5     58
  Other..........................................................     25     14
                                                                   -----  -----
      Total operating costs and expenses.........................    228    567
                                                                   -----  -----
Operating profit before corporate expenses, interest and profit
 from distributed operations.....................................    152     92
Corporate expenses...............................................    (32)   (37)
Interest expense.................................................   (165)  (164)
Interest income..................................................     29     26
Profit from operations distributed to Marriott International.....    --     211
                                                                   -----  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.....    (16)   128
Benefit (provision) for income taxes.............................      3    (72)
                                                                   -----  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS ........................    (13)    56
Loss from discontinued operations (net of income taxes of $1
 million in 1994 and 1993, respectively).........................     (6)    (4)
                                                                   -----  -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING PRINCIPLES................................    (19)    52
Extraordinary item--Loss on extinguishment of debt (net of income
 tax benefit of $3 million in 1994 and $3 million in 1993).......     (6)    (4)
Cumulative effect of a change in accounting for income taxes.....    --      34
Cumulative effect of a change in accounting for assets held for
 sale (net of income taxes of $22 million).......................    --     (32)
                                                                   -----  -----
NET INCOME (LOSS)................................................    (25)    50
Dividends on preferred stock.....................................    --      (8)
                                                                   -----  -----
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK.....................  $ (25) $  42
                                                                   =====  =====
EARNINGS (LOSS) PER COMMON SHARE:
CONTINUING OPERATIONS............................................  $(.09) $ .39
Discontinued operations (net of income taxes)....................   (.04)  (.03)
Extraordinary item--Loss on extinguishment of debt (net of income
 taxes)..........................................................   (.04)  (.03)
Cumulative effect of a change in accounting for income taxes.....    --     .28
Cumulative effect of a change in accounting for assets held for
 sale (net of income taxes)......................................    --    (.26)
                                                                   -----  -----
NET INCOME (LOSS)................................................  $(.17) $ .35
                                                                   =====  =====

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                       FISCAL YEAR ENDED JANUARY 1, 1993
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                         1992
                                                                        ------
SALES
  Lodging.............................................................  $4,547
  Contract Services...................................................   3,255
  Equity in losses of affiliates......................................     (24)
                                                                        ------
                                                                         7,778
                                                                        ------
OPERATING COSTS AND EXPENSES
  Lodging.............................................................   4,214
  Contract Services...................................................   3,158
                                                                        ------
                                                                         7,372
                                                                        ------
OPERATING PROFIT (LOSS)
  Lodging.............................................................     333
  Contract Services...................................................      97
  Other...............................................................     (24)
                                                                        ------
  Operating profit before corporate expenses and interest.............     406
Corporate expenses, (including restructuring charges of $21 million)..    (102)
Interest expense......................................................    (200)
Interest income.......................................................      31
                                                                        ------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.................     135
Provision for income taxes............................................     (60)
                                                                        ------
INCOME FROM CONTINUING OPERATIONS.....................................      75
Income from discontinued operations (net of income taxes of $5
 million).............................................................      10
                                                                        ------
NET INCOME............................................................      85
Dividends on preferred stock..........................................     (17)
                                                                        ------
NET INCOME AVAILABLE FOR COMMON STOCK.................................  $   68
                                                                        ======
EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS.................................................  $  .55
Discontinued operations (net of income taxes).........................     .09
                                                                        ------
NET INCOME............................................................  $  .64
                                                                        ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  FISCAL YEARS ENDED DECEMBER 30, 1994, DECEMBER 31, 1993 AND JANUARY 1, 1993

    COMMON                                CONVERTIBLE        ADDITIONAL
    SHARES                                 PREFERRED  COMMON  PAID-IN   RETAINED TREASURY
  OUTSTANDING                                STOCK    STOCK   CAPITAL   EARNINGS  STOCK
  -----------                             ----------- ------ ---------- -------- --------
 (IN MILLIONS)                                (IN MILLIONS, EXCEPT PER COMMON SHARE)
      95.5     Balance, January 3,
                1992...................      $ 200     $105     $ 35     $ 583    $(244)
       --      Net income..............        --       --       --         85      --
       5.3     Common stock issued for
                employee stock
                purchase, stock option,
                and profit sharing
                plans..................        --       --         1       (68)     135
       --      Cash dividends on common
                stock ($.28 per share)
                and preferred stock
                ($4.125 per share).....        --       --       --        (45)     --
       --      Foreign currency
                translation
                adjustments............        --       --        (2)      --       --
-----------------------------------------------------------------------------------------
     100.8     Balance, January 1,
                1993...................        200      105       34       555     (109)
       --      Net income..............        --       --       --         50      --
       --      Distribution of stock of
                Marriott International,
                Inc....................        --       --       (40)     (417)     --
       7.9     Common stock issued for
                the comprehensive stock
                and employee stock
                purchase plans                 --         4       13       (58)     109
       --      Cash dividends on common
                stock ($.14 per share)
                and preferred stock
                ($2.062 per share).....        --       --       --        (22)     --
       8.3     Conversion of
                subordinated debt......        --         8       15       --       --
       1.8     Common stock issued in
                conjunction with the
                Exchange Offer.........        --         2       58       --       --
      10.9     Conversion of preferred
                stock to common stock..       (186)      11      175       --       --
       --      Foreign currency
                translation
                adjustments............        --       --        (2)      --       --
-----------------------------------------------------------------------------------------
     129.7     Balance, December 31,
                1993...................         14      130      253       108      --
       --      Net loss................        --       --       --        (25)     --
       --      Adjustment to
                distribution of stock
                of Marriott
                International, Inc.....        --       --       --        (19)     --
       2.5     Common stock issued for
                the comprehensive stock
                and employee stock
                purchase plans.........        --         2       15       --       --
        .7     Conversion of
                subordinated debt to
                common stock...........        --         1        1       --       --
        .6     Conversion of preferred
                stock to common stock..         (1)       1      --        --       --
      20.1     Common stock issued in
                stock offering.........        --        20      210       --       --
-----------------------------------------------------------------------------------------
     153.6     Balance, December 30,
                1994...................      $  13     $154     $479     $  64    $ --
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  FISCAL YEARS ENDED DECEMBER 30, 1994, DECEMBER 31, 1993 AND JANUARY 1, 1993

                                                         1994   1993    1992
                                                         -----  -----  -------
                                                            (IN MILLIONS)
OPERATING ACTIVITIES
Net income (loss)....................................... $ (25) $  50  $    85
Adjustments to reconcile to cash from operations:
  Depreciation and amortization.........................   174    265      284
  Income taxes..........................................   (18)    11      (28)
  Extraordinary loss on extinguishment of debt, net of
   taxes................................................     6      5      --
  Cumulative effect of changes in accounting principles,
   net..................................................   --       2      --
  Restructuring charges.................................   --      20       21
  Proceeds from sales of timeshare notes receivable.....   --     --        41
  Amortization of deferred income.......................    (5)   (14)     (19)
  Fairfield Inn net realizable value write-down.........   --      11      --
  Equity in net income (losses) of affiliates...........   --      27       24
  Other.................................................    35     23      (23)
  Changes in operating accounts:
    Accounts receivable.................................    (6)  (101)     (40)
    Inventories.........................................   --     (10)     (16)
    Accounts payable and accrued expenses...............    (3)   132      (14)
    Other...............................................   --       8       95
                                                         -----  -----  -------
  Cash from operations..................................   158    429      410
                                                         -----  -----  -------
INVESTING ACTIVITIES
Proceeds from sales of assets...........................   480     83      484
  Less non-cash proceeds................................   (54)    (5)     (97)
                                                         -----  -----  -------
Cash received from sales of assets......................   426     78      387
Capital expenditures for renewals and replacements......   (62)   (60)     (57)
Acquisitions............................................  (532)   (29)     (47)
Acquisition funds held in escrow........................    40    (40)     --
Lodging construction funded by project financing........   (67)   (40)     --
Other capital expenditures..............................   (69)  (135)    (153)
Purchases of short-term marketable securities...........   (90)   --       --
Sales of short-term marketable securities...............    90    --       --
Notes receivable collections............................    60     37       12
Affiliate collections (advances), net...................    10    (45)     (51)
Other...................................................     2    (28)     (43)
                                                         -----  -----  -------
Cash (used in) from investing activities................  (192)  (262)      48
                                                         -----  -----  -------
FINANCING ACTIVITIES
Issuances of debt.......................................   211    375      917
Issuances of common stock...............................   238     12        7
Scheduled principal repayments..........................   (72)  (471)  (1,124)
Debt prepayments........................................  (351)   --       (55)
Dividends paid..........................................   --     (33)     (41)
Cash distributed to Marriott International..............   --    (272)     --
                                                         -----  -----  -------
Cash from (used in) financing activities................    26   (389)    (296)
                                                         -----  -----  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (8)  (222)     162
CASH AND CASH EQUIVALENTS, beginning of year............   103    325      163
                                                         -----  -----  -------
CASH AND CASH EQUIVALENTS, end of year.................. $  95  $ 103  $   325
                                                         =====  =====  =======

                See Notes to Consolidated Financial Statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  The structure of Host Marriott Corporation (the "Company," formerly Marriott Corporation) was substantially altered on October 8, 1993 (the "Marriott International Distribution Date") when the Company distributed the stock of a wholly owned subsidiary, Marriott International, Inc. ("Marriott International") in a special dividend (the "Marriott International Distribution"). See Note 2 for a description of the Marriott International Distribution and related transactions. As of December 30, 1994, the Company owned 119 lodging properties generally operated under Marriott brand names and managed by Marriott International. The Company also holds minority interests in various partnerships that own over 260 additional properties operated by Marriott International. The Company's properties span several market segments, including full-service (hotels, resorts and suites), moderate-priced (Courtyard by Marriott), and extended-stay (Residence Inn by Marriott).

  On December 29, 1995, the Company distributed to its shareholders through a special dividend (the "Special Dividend") its operating group which comprises its food, beverage, and merchandise concessions business at airports, on tollroads, and at stadiums, arenas and other attractions (the "Operating Group"). See Note 18 for a discussion of the Special Dividend. The consolidated financial statements, as presented in prior filings, have been changed to reflect the results of the Operating Group as discontinued operations.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

  The Company's financial statements include the results of operations and cash flows of Marriott International through the Marriott International Distribution Date. Marriott International's results of operations through the Marriott International Distribution Date included in the accompanying consolidated financial statements consist of the following:

                                                                1993     1992
                                                               -------  -------
                                                                (IN MILLIONS)
   Sales...................................................... $ 5,555  $ 6,971
   Operating costs and expenses...............................  (5,283)  (6,645)
   Corporate expenses.........................................     (46)     (67)
   Net interest expense.......................................     (15)     (22)
                                                               -------  -------
     Income before income taxes............................... $   211  $   237
                                                               =======  =======

 Fiscal Year

  The Company's fiscal year ends on the Friday nearest to December 31 for U.S. operations and on November 30 for most non-U.S. operations. Fiscal 1994, 1993 and 1992, which ended December 30, 1994, December 31, 1993 and January 1, 1993 for U.S. Operations, respectively, include 52 weeks.

 Revenues and Expenses

  Subsequent to the Marriott International Distribution, revenues include house profit from the Company's owned hotel properties because the Company has delegated substantially all of the operating decisions related to

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES the generation of house profit from its hotels to the manager. Revenues subsequent to the Marriott International Distribution also include lease rentals from the Company's senior living communities, net gains (losses) on real estate transactions and equity in the earnings of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents hotel operating results, less property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

  Prior to the Marriott International Distribution, revenues included room sales and food and beverage sales at both owned and managed hotel properties, franchise fees for franchised hotel properties, sales of timeshare units, and sales from senior living communities. Contract Services revenues included contract revenue from various facility management contracts, and distribution service revenues. In 1993, revenues related to Marriott International are included in profits from operations distributed to Marriott International in the accompanying statement of operations.

  Prior to the Marriott International Distribution, the Company operated 388 hotels under long-term management agreements whereby payments to owners were based primarily on hotel profits. Working capital and operating results of managed hotels operated with the Company's employees were consolidated because the operating responsibilities associated with such hotels were substantially the same as those for owned and leased hotels.

 Earnings (Loss) Per Common Share

  Earnings (loss) per common share are computed on a fully diluted basis by dividing net income (loss) available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities, aggregating 151.5 million in 1994, 121.3 million in 1993 and 106.5 million in 1992. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding shares for 1994 as they are anti-dilutive.

  During 1993, the Company issued 1.8 million common shares to former holders of certain Senior Notes and debentures of the Company as part of the Exchange Offer, 10.9 million common shares to former holders of the Company's preferred stock and during 1993 and 1994, 9.0 million common shares to holders of the LYONs notes upon their conversion (see Note 8). Supplemental earnings per share, giving effect to the transactions discussed above as if they had occurred as of the first day of the period presented, was $.42 and $.74 for the fiscal years ended December 31, 1993 and January 1, 1993, respectively. Weighted average shares outstanding, giving effect to the transactions discussed above as if they had occurred as of the first day of the period presented, were 138 million and 128 million for the fiscal years ended December 31, 1993 and January 1, 1993, respectively.

 International Operations

  The consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates; revenues of $258 million in 1993 (including $223 million related to Marriott International) and $355 million in 1992, and income before income taxes of $26 million in 1993 and $24 million in 1992. International sales and income before income taxes, subsequent to the Marriott International Distribution, were not material.

 Property and Equipment

  Property and equipment is recorded at cost, including interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related buildings.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular lodging properties, the Company assesses impairment based on whether the net realizable value (estimated sales price less costs of disposal) of each individual property to be sold is less than the net book value. A lodging property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value.

 Pre-Opening Costs

  Costs of an operating nature incurred prior to opening of lodging and senior living service properties are deferred and amortized over three years. Such costs, which are included in other assets, amounted to $6 million and $16 million at December 30, 1994 and December 31, 1993, respectively.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Self-Insurance Programs

  Prior to the Marriott International Distribution Date, the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs were accrued at present values of projected settlements for known and anticipated claims. The Company discontinued its self-insurance programs for claims arising subsequent to the Marriott International Distribution Date.

 Interest Rate Swap Agreements

  The Company has entered into interest rate swap agreements to diversify a portion of its debt to a variable rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

 New Statements of Financial Accounting Standards

  The Company adopted Statements of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during 1994. Adoption of these statements did not have a material effect on the Company's consolidated financial statements. The Company is also required to adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," no later than its fiscal year ending December 29, 1995. Adoption of SFAS No. 114 will not have any material effect on the Company's consolidated financial statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

2. MARRIOTT INTERNATIONAL DISTRIBUTION

  On October 8, 1993 (the "Marriott International Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Marriott International Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. The Company retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as well as most of its real estate properties. Effective at the Marriott International Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation. Subsequent to the Company's announcement in late 1992 of the planned Marriott International Distribution, the Company recorded a reserve of $21 million, representing management's best estimate, at that time, of the anticipated costs to complete the Marriott International Distribution. During 1993, the Company recognized an additional $13 million of charges based on management's revised estimate of the ultimate cost of completing the Marriott International Distribution. The costs include $30 million payable to attorneys, investment bankers, consultants and financial institutions, and $4 million in employee compensation awards. Substantially all of the unpaid costs at December 31, 1993 were paid during 1994. The other notes to the financial statements discuss further the agreements and events relating to the Marriott International Distribution.

  In connection with the Marriott International Distribution, the Company completed an exchange offer ("Exchange Offer") pursuant to which holders of senior notes in an aggregate principal amount of approximately $1.2 billion ("Old Notes") exchanged such Old Notes for a combination of (i) cash, (ii) common stock and (iii) Hospitality Notes ("Hospitality Notes") issued by an indirect wholly owned subsidiary of the Company, Host Marriott Hospitality, Inc. ("Hospitality"). The coupon and maturity date for each series of Hospitality Notes is 100 basis points higher and four years later, respectively, than the series of Old Notes for which it was exchanged (except that the maturity of the Hospitality Notes issued in exchange for the Series L Senior Notes due 2012 was shortened by five years). The Company redeemed all of the old Series F Senior Notes that did not tender in the Exchange Offer, and secured the old Series I Notes equally and ratably with the Hospitality Notes issued in the Exchange Offer. The Exchange Offer was treated as an extinguishment of debt and, accordingly, the Company recognized an extraordinary loss of $4 million, net of taxes of $3 million, in 1993.

  In connection with the Exchange Offer, the Company effected a Restructuring (the "Restructuring"). As a result of the Restructuring, the Company's most significant asset is the capital stock of a wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings"). Holdings' primary asset is the capital stock of Hospitality, and Holdings is the borrower under a line of credit (the "Line of Credit") with Marriott International. In the Restructuring, most of the Company's real estate and operating assets were transferred to subsidiaries of Hospitality. Certain assets relating to such businesses were retained directly by the Company and certain of its other subsidiaries.

  The following condensed unaudited pro forma income statement data for continuing operations for the Company is presented as if the Marriott International Distribution, Exchange Offer and Restructuring had occurred at the beginning of each period shown. This pro forma data has been presented for informational purposes only. It does not purport to be indicative of the results which may occur in the future.

                                                                  1993    1992
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Revenues.....................................................   $261    $256
   Operating profit before corporate expenses and interest......     80      82
   Loss from continuing operations..............................    (60)    (60)

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  1994    1993
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Land and land improvements................................... $  417  $  430
   Buildings and leasehold improvements.........................  2,370   2,257
   Furniture and equipment......................................    361     357
   Construction in progress.....................................    231     138
                                                                 ------  ------
                                                                  3,379   3,182
   Less accumulated depreciation and amortization...............   (542)   (495)
                                                                 ------  ------
                                                                 $2,837  $2,687
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $10 million in 1994, $10 million in 1993, and $13 million in 1992.

  Most hotels developed by the Company since the early 1980s were reported as assets held for sale prior to 1992. In early 1992, the Company decided it was no longer appropriate to view sales of lodging properties, subject to operating agreements, as a primary means of long-term financing. Accordingly, the Company discontinued classification of these properties (with an aggregate carrying value of approximately $1,150 million at that time) as assets held for sale.

  Following discussions with the Staff of the Securities and Exchange Commission, the Company agreed in the second quarter of 1993 to change its method of determining net realizable value of assets reported as held for sale. The Company previously determined net realizable value of such assets on a property-by-property basis in the case of full-service hotels, resorts and suites, and on an aggregate basis, by hotel brand, in the case of Courtyard hotels, Fairfield Inns and Residence Inns. Beginning in the second fiscal quarter of 1993 and thereafter, under the Company's new accounting policy, net realizable value of all assets held for sale is determined on a property-by-property basis. The after-tax cumulative effect of this change on periods prior to the second quarter of 1993 of $32 million is reflected as a cumulative effect of a change in accounting for assets held for sale in the accompanying consolidated statement of operations for the fiscal year ended December 31, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on results of operations. There was no pro forma effect of this change on the results of operations for 1993 and 1992.

  During the fourth quarter of 1993, the Company engaged in formal negotiations to sell the majority of its Fairfield Inns and executed a letter of intent in January 1994. In the fourth quarter of 1993, the Company considered these hotels as held for sale and recorded a pre-tax charge to earnings of $11 million to write-down the carrying value of 15 such properties to their individual estimated net realizable value. In the third quarter of 1994, the Company completed the sale of 26 of its Fairfield Inns to an unrelated third party. The net proceeds from the sale of such hotels were approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million. Approximately $27 million of the proceeds was payable in the form of a note from the purchaser. The gain on the sale of these hotels has been deferred.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

4. INVESTMENTS IN AFFILIATES

  Investments in affiliates consist of the following:

                                                       OWNERSHIP
                                                       INTERESTS  1994   1993
                                                       --------- ------ ------
                                                                 (IN MILLIONS)
   Equity investments
     Hotel partnerships which own 45 Marriott Hotels,
      120 Courtyard hotels, 50 Residence Inns and 50
      Fairfield Inns operated by Marriott Internation-
      al, Inc., as of December 30, 1994...............   1%-50%  $   28 $   30
   Receivables........................................     --       174    189
                                                                 ------ ------
                                                                   $202   $219
                                                                 ====== ======

  Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated under long-term agreements by Marriott International.

  At December 31, 1993, the Company owned a 50% interest in Times Square Marquis Hotel, L.P. ("Times Square"), formerly Times Square Hotel Company, the owner of the New York Marriott Marquis, and held security interests in an additional 39% of the partnership interests as collateral for loans made to certain partners. The partners were in default on the loans and the Company, for accounting purposes, realized an in-substance foreclosure of their partnership interests. In the first quarter of 1994, the Company foreclosed on a 29% partnership interest and completed the transfer of an additional 7% partnership interest in Times Square in full satisfaction of the loans. As a result, the Company holds an 86% partnership interest in Times Square at December 30, 1994. In 1993, the Company began reporting substantially all the losses of Times Square and on December 31, 1993 began consolidating Times Square. The Company's December 31, 1993 balance sheet was impacted by an increase in debt and other long-term liabilities of approximately $451 million, and a corresponding increase in assets (principally property and equipment).

  In December 1993, the Company sold its 15% interest in the partnership owning the Boston Copley Marriott Hotel for $10.4 million.

  In 1993, the Company sold portions of its equity interests in Residence Inns USA partnership for $31 million. These sales reduced the Company's ownership by the fourth quarter of 1993 to 16.6% and allowed the Company to be released from certain debt guarantee obligations. Accordingly, the Company deconsolidated the partnership and removed $64 million of debt and $96 million of property and equipment from its consolidated balance sheet at December 31, 1993. In 1994, the Company sold an additional portion of its equity interests in the partnership for $7 million. A gain on the sale transactions totalling $14 million has been deferred and is being amortized through 1996.

  In the fourth quarter of 1993, a Company-owned addition to a hotel owned by a partnership in which the Company is a general partner was taken through foreclosure by the hotel's lender. The Company's investment in the addition was written off at that time.

  Receivables from affiliates are reported net of reserves of $200 million at December 30, 1994 and $196 million at December 31, 1993. Receivables from affiliates at December 30, 1994 included a $150 million mortgage note at 9% which amortizes through 2003, and net debt service and other advances totalling $14 million which are generally secured by subordinated liens on the properties. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements. Such commitments are limited, in the aggregate, to an additional $236 million at December 30, 1994. Net amounts funded under these commitments totalled $2 million in 1994 and $14 million in 1993.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The Company's pre-tax income from affiliates includes the following:

                                                                1994 1993  1992
                                                                ---- ----  ----
                                                                (IN MILLIONS)
   Management fees, net of direct costs........................ $--  $ 67  $ 82
   Ground rental income........................................  --    14    19
   Interest income.............................................   17   16    16
   Equity in net income (losses)...............................  --   (27)  (24)
                                                                ---- ----  ----
                                                                $ 17 $ 70  $ 93
                                                                ==== ====  ====

  Combined summarized balance sheet information for the Company's affiliates follows:

                                                                  1994    1993
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Property and equipment....................................... $3,358  $3,446
   Other assets.................................................    346     369
                                                                 ------  ------
     Total assets............................................... $3,704  $3,815
                                                                 ======  ======
   Debt, principally mortgages.................................. $3,658  $3,736
   Other liabilities............................................    839     856
   Partners' deficit............................................   (793)   (777)
                                                                 ------  ------
     Total liabilities and partners' deficit.................... $3,704  $3,815
                                                                 ======  ======

  Combined summarized operating results reported by these affiliates follow:

                                                           1994   1993   1992
                                                           -----  -----  -----
                                                             (IN MILLIONS)
   Revenues............................................... $ 705  $ 731  $ 704
   Operating expenses:
     Cash charges (including interest)....................  (491)  (511)  (548)
     Depreciation and other non-cash charges..............  (296)  (299)  (335)
                                                           -----  -----  -----
       Loss before extraordinary item.....................   (82)   (79)  (179)
       Extraordinary item--forgiveness of debt............   113    --     --
                                                           -----  -----  -----
       Net income (loss).................................. $  31  $ (79) $(179)
                                                           =====  =====  =====

5.  INCOME TAXES

  The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), during the first quarter of 1993. Prior to such adoption, the Company deferred the past tax effects of timing differences between amounts recorded for financial reporting purposes and taxable income. SFAS 109 requires the recognition of deferred tax assets and liabilities equal to the expected future tax consequences of temporary differences.

  The $34 million cumulative credit resulting from this change in accounting principle has been reflected as a cumulative effect of a change in accounting for income taxes in the consolidated statements of operations for 1993.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Total deferred tax assets and liabilities at December 30, 1994 and December 31, 1993 were as follows:

                                                                   1994   1993
                                                                   -----  -----
                                                                   (IN MILLIONS)
   Gross deferred tax assets...................................... $ 149  $ 183
   Less: Valuation allowance                                          (5)    (5)
                                                                   -----  -----
   Net deferred tax assets........................................   144    178
   Gross deferred tax liabilities.................................  (681)  (695)
                                                                   -----  -----
   Net deferred income tax liability.............................. $(537) $(517)
                                                                   =====  =====

  The valuation allowance required under SFAS 109 primarily represents net operating loss carryforwards (NOLs) the benefits of which were not previously recorded, but which have been recorded under SFAS 109 as deferred tax assets with an offsetting valuation allowance. Any subsequent reduction in the valuation allowance related to the NOLs will be recorded as a reduction of income tax expense. There was no change in the valuation allowance during 1994 and 1993.

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 30, 1994 and December 31, 1993 follows:

                                                                   1994   1993
                                                                   -----  -----
                                                                   (IN MILLIONS)
   Investments in affiliates...................................... $(308) $(279)
   Property and equipment.........................................  (208)  (226)
   Safe harbor lease investments..................................   (96)  (100)
   Deferred tax gain..............................................   (69)   (90)
   Reserves.......................................................   107    140
   Tax credit carryforwards.......................................    25     29
   Other, net.....................................................    12      9
                                                                   -----  -----
   Net deferred income tax liability.............................. $(537) $(517)
                                                                   =====  =====

  The provision (benefit) for income taxes consists of:

                                                               1994  1993  1992
                                                               ----  ----  ----
                                                                 (IN MILLIONS)
   Current  -- Federal......................................   $ (5) $ 59  $37
            -- State........................................      1    27    1
            -- Foreign......................................    --     11   20
                                                               ----  ----  ---
                                                                 (4)   97   58
                                                               ----  ----  ---
   Deferred -- Federal......................................      1   (15)  (7)
            -- State........................................    --    (10)  10
            -- Foreign......................................    --    --    (1)
                                                               ----  ----  ---
                                                                  1   (25)   2
                                                               ----  ----  ---
                                                               $ (3) $ 72  $60
                                                               ====  ====  ===

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Prior to 1993, deferred income taxes resulted from timing differences in the recognition of income and expenses for financial and tax reporting purposes. Tax effects of these differences for 1992, as reported under the Company's previous method of accounting for income taxes, consist of the following at January 1, 1993 (in millions):

     Depreciation......................................................... $(8)
     Capitalized interest.................................................   2
     Partnership interests................................................  41
     Purchased tax lease benefits.........................................  (4)
     Asset dispositions................................................... (31)
     Casualty claims...................................................... (15)
     Employee benefit plans...............................................  (3)
     Restructuring costs..................................................   1
     Other, net...........................................................  19
                                                                           ---
                                                                           $ 2
                                                                           ===

  At December 30, 1994, the Company has net operating loss carryforwards of $12 million which expire through 2001. Additionally, the Company has approximately $23 million of alternative minimum tax credit carryforwards which do not expire, and $2 million of other tax credits which expire through 2009.

  A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows:

                                                             1994    1993  1992
                                                             -----   ----  ----
   Statutory Federal tax rate............................... (35.0)% 35.0% 34.0%
   State income taxes, net of Federal tax benefit...........  16.2    9.0   5.9
   Tax credits..............................................  (1.4)  (2.2) (2.5)
   Additional tax on foreign source income..................   1.1    4.8   --
   Enacted tax rate increase................................   --     6.2   --
   Other, net...............................................   0.3    3.5   7.0
                                                             -----   ----  ----
     Effective income tax rate.............................. (18.8)% 56.3% 44.4%
                                                             =====   ====  ====

  As part of the Marriott International Distribution, the Company and Marriott International entered into a tax- sharing agreement which reflects each party's rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the businesses of the Company and Marriott International prior to the Marriott International Distribution. The majority of the 1994 adjustment to the Marriott
International Distribution of stock of Marriott International related to deferred income taxes.

  Cash paid for income taxes including amounts related to discontinued operations, net of refunds received, was $14 million in 1994, $64 million in 1993, and $93 million in 1992.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

6. LEASES

  Future minimum annual rental commitments for all noncancelable leases related to continuing operations are as follows:

                                                               CAPITAL OPERATING
   FISCAL YEAR                                                 LEASES   LEASES
   -----------                                                 ------- ---------
                                                                 (IN MILLIONS)
   1995.......................................................   $ 2     $ 33
   1996.......................................................     2       30
   1997.......................................................     2       29
   1998.......................................................     2       38
   1999.......................................................     1       34
   Thereafter.................................................    10      412
                                                                 ---     ----
   Total minimum lease payments...............................    19     $576
                                                                         ====
   Less amount representing interest..........................    (8)
                                                                 ---
   Present value of minimum lease payments....................   $11
                                                                 ===

  The Company leases certain property and equipment under noncancelable operating leases. Leases include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts.

  The Company also has future minimum rental commitments for noncancelable operating leases related to its discontinued operations totalling $617 million as of December 30, 1994.

  Certain of the leases included above relate to facilities used in the former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals of $149 million payable to the Company under non-cancelable subleases.

  The Company remains contingently liable at December 30, 1994 on certain leases relating to divested properties. Such contingent liabilities aggregated $156 million at December 30, 1994. However, management considers the likelihood of any substantial funding related to these leases to be remote.

  Rent expense related to continuing operations consists of:

                                                                1994 1993 1992
                                                                ---- ---- ----
                                                                (IN MILLIONS)
   Minimum rentals on operating leases......................... $18   $96 $121
   Additional rentals based on sales...........................  15    12   10
   Payments to owners of managed and leased hotels based
    primarily on profits....................................... --    476  607
                                                                ---  ---- ----
                                                                $33  $584 $738
                                                                ===  ==== ====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

7. DEBT

  Debt related to continuing operations consists of the following:

                                                                    1994   1993
                                                                   ------ ------
                                                                   (IN MILLIONS)
   Senior Notes (Hospitality Notes), with an average rate of
    10.4% at December 30, 1994, maturing through 2011............  $  596   $850
   Old Senior Notes (Old Notes), with an average rate of 9.0% at
    December 30, 1994, maturing through 2012.....................     135    143
   Notes secured by $1,086 million of real estate assets, with an average rate of 8.6% at December 30, 1994, maturing through
    2012.........................................................     758    799
   Line of Credit, with a variable rate of LIBOR plus 4% (10.125%
    at December 30, 1994), due 2008..............................     112    193
   Acquisition Revolver, secured by $358 million of real estate assets, variable rate of LIBOR plus 1.75% (7.8125% at Decem-
    ber 30, 1994), due 2001......................................     168    --
   Other notes, with an average rate of 5.6% at December 30,
    1994, maturing through 2017..................................      91     95
   Capital lease obligations.....................................      11     13
                                                                   ------ ------
                                                                   $1,871 $2,093
                                                                   ====== ======

  In connection with the Marriott International Distribution, the Company entered into the Line of Credit with Marriott International. Pursuant to the Line of Credit, Holdings may borrow up to $630 million for certain permitted uses from Marriott International through 2007, with all unpaid advances due August 31, 2008. Borrowings under the Line of Credit bear interest at LIBOR plus 4%, with any interest in excess of 10.5% per annum deferred. An annual fee of one percent is charged on the unused portion of the commitment. The Line of Credit is guaranteed by the Company and certain subsidiaries.

  The Line of Credit imposes certain restrictions on the ability of the Company and certain of its subsidiaries to incur additional debt, impose liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, repurchase their common stock, make investments and incur capital expenditures.

  The Hospitality Notes are secured by a pledge of the stock of, and guaranteed by, Holdings, Hospitality and certain of its subsidiaries. The indenture governing these notes contains covenants that, among other things, limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, to incur additional debt, create additional liens on their respective assets, engage in certain transactions with related parties, enter into agreements which restrict a subsidiary in paying dividends or making certain other payments and limit the activities and businesses of Holdings. The net assets of Hospitality at December 30, 1994 were approximately $650 million, substantially all of which are restricted.

  Under the terms of the Hospitality Notes indenture, Hospitality is obligated to use 50% to 75% of the net proceeds from the sale of certain assets to prepay Hospitality Notes on a pro rata basis. The Company redeemed approximately $292 million of Hospitality Notes in 1994. In connection with the 1994 redemptions, the Company recognized an extraordinary loss of $6 million, net-of-taxes of $3 million. Additionally, under certain circumstances and subject to certain limitations, the Company is required to redeem the Hospitality Notes with certain proceeds from refinancing and the sale of equity interests by Hospitality or its subsidiaries. The Hospitality Notes are not otherwise subject to redemption prior to maturity.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The Company has available up to $125 million of first mortgage financing from Marriott International for approximately 60% of the construction and development costs of the Philadelphia Marriott Hotel. As of December 30, 1994, the outstanding loan balance was $88 million. The loan bears interest at LIBOR plus 3% (9.0625% at December 30, 1994) for the period ending two years after construction. For the following 10 years, the loan bears interest at 10% per annum with an additional 2% per annum deferred.

  During 1993, the Company defeased $100 million of Old Series G Senior Notes due in February 1994 for an amount substantially equal to its net carrying value.

  In November 1994, the Company, through its wholly owned indirect subsidiary, HMC Acquisition Properties, obtained a $230 million secured, seven-year revolving and term loan facility (the "Revolver") for funding future acquisitions of full-service hotels and required improvements thereon. The Revolver bears interest based on LIBOR plus 1.75% and/or the prime rate plus
 .75%. In November 1996, the Revolver converts to a five-year amortizing loan maturing in November 2001. An annual fee of .5% is charged on the unused portion of the commitment. The Revolver is secured by substantially all of the assets of HMC Acquisition Properties and its subsidiary and is guaranteed by the Company.

  In August 1994, the Times Square first mortgage loan was extended for five years from its original maturity of December 1993. In connection with the extension, $39 million of principal payments were made on the loan. The principal balance of the loan of $328 million is scheduled to mature as follows: $5 million in each of 1995 through 1997, and $313 million in 1998. Interest on $165 million of the loan is fixed at approximately 8.4% and interest on the remaining portion of the loan is based on LIBOR plus 1.5%. Annual minimum principal amortization of $5 million a year is required and all additional cash flow will be applied as additional amortization until the principal amount of the loan is paid down to $300 million. Once the principal amount of the loan is paid down to $300 million, 75% of future cash flow in excess of minimum amortization requirements ranging up to $9 million per year will be applied to further principal amortization and the remaining 25% will be available for other obligations of Times Square, including loans due to the Company. The Company provides a $10 million debt service guarantee of principal and interest on the loan.

  At December 30, 1994, the Company was party to $500 million aggregate notional amount of interest rate exchange agreements with two financial institutions and one investment bank (the contracting parties). Under these agreements, the Company collects interest at fixed rates (average rate of 7.6% at December 30, 1994) and pays interest based on specified floating interest rates (average rate of 6.7% at December 30, 1994) through 1997. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all BBB+ or better. The Company is exposed to credit loss in the event of non-performance by the contracting parties to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting parties.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Aggregate debt maturities at December 30, 1994, excluding capital lease obligations, are:

                                                                          NOT
                                                             CARRYING  CARRYING
                                                              COMPANY   COMPANY
                                                             GUARANTEE GUARANTEE
                                                             --------- ---------
                                                                (IN MILLIONS)
   1995.....................................................  $   62     $  6
   1996.....................................................      70       50
   1997.....................................................      50        6
   1998.....................................................      20      314
   1999.....................................................      37        2
   Thereafter...............................................     872      371
                                                              ------     ----
                                                              $1,111     $749
                                                              ======     ====

  Debt not carrying a Company guarantee includes debt with partial recourse where the Company's exposure is limited to $22 million.

  Cash paid for interest (including amounts related to discontinued operations), net of amounts capitalized, was $198 million in 1994, $214 million in 1993, and $209 million in 1992. Deferred financing costs, which are included in other assets, amounted to $31 million and $34 million at December 30, 1994 and December 31, 1993, respectively.

8. CONVERTIBLE SUBORDINATED DEBT

  In June 1991, the Company issued $675 million (principal amount at maturity) of zero coupon convertible subordinated debt in the form of Liquid Yield Option Notes ("LYONs") due 2006. Pursuant to the Marriott International Distribution, Marriott International assumed 90% and the Company retained 10% of the debt obligations evidenced by the LYONs. The LYONs were convertible into 13.277 shares each of the Company's and Marriott International's common stock for each $1,000 principal amount of LYONs. On December 13, 1993, the Company initiated a call of the LYONs redeemable on January 25, 1994. Substantially all of the LYONs' holders elected to convert their LYONs into common stock prior to the redemption. Such conversions represented 8.3 million shares of the Company's common stock issued in 1993 and .7 million shares issued in 1994.

9.  SHAREHOLDERS' EQUITY

  Three hundred million shares of common stock, with a par value of $1 per share, are authorized, of which 153.6 million and 129.7 million were issued and outstanding as of December 30, 1994 and December 31, 1993, respectively. One million shares of preferred stock, without par value, are authorized, of which 258 shares (equivalent to 258,000 depositary shares) of 8.25% Series A cumulative convertible preferred stock ("Series A Preferred") were issued and outstanding as of December 30, 1994. Additional paid-in capital at December 30, 1994 includes deferred compensation credits of $15 million.

  On January 27, 1994, the Company completed the issuance of 20.1 million shares of common stock for net proceeds of $230 million. In connection with the class action settlement discussed in Note 17, the Company issued warrants to purchase up to 7.7 million shares of the Company's common stock in 1994.

  Each Series A Preferred depositary share was convertible at any time at the option of the holder into approximately 2.87 shares of common stock. In September 1993, approximately 92%, or 3.7 million depositary shares, were converted into 10.6 million shares of Company common stock. From the Marriott International

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

Distribution Date through February 24, 1995, an additional 5% converted. On September 30, 1993, the Company's Board of Directors adjusted the conversion rate of the Company's remaining depositary shares to 19.16 shares of common stock per depository share to reflect the Marriott International Distribution. Dividends, if declared, are payable quarterly. The Company has not paid six quarterly dividend payments since the Marriott International Distribution, and, accordingly, the remaining holders of the Series A Preferred stock would be entitled to elect two directors of the Company. Beginning on January 15, 1996, the Series A Preferred stock is redeemable, in whole or in part, at the Company's option, at $52.48 per depositary share, declining ratably to $50 per depositary share in 2002, plus accrued and unpaid dividends to the redemption date.

  In February 1989, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock to shareholders of record on February 20, 1989. Each right entitles the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of the Company at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of 20% or more of the Company's common stock, or begins a tender or Exchange Offer for 30% or more of the Company's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are nonvoting and will expire on February 2, 1999, unless exercised or previously redeemed by the Company for $.01 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquirer having a value of twice the exercise price of the right.

10. EMPLOYEE STOCK PLANS

  Total shares of common stock reserved and available for issuance under employee stock plans at December 30, 1994 are:

                                                                   (IN MILLIONS)
     Comprehensive plan...........................................     22.7
     Employee stock purchase plan.................................      3.5
                                                                       ----
                                                                       26.2
                                                                       ====

  Under the comprehensive stock plan (the "comprehensive plan"), the Company may award to participating employees (i) options to purchase the Company's common stock, (ii) deferred shares of the Company's common stock and (iii) restricted shares of the Company's common stock. In addition, the Company has an employee stock purchase plan (the "stock purchase plan"). The principal terms and conditions of the two plans are summarized below.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Options granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International Distribution, the Company issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies. Therefore, the options outstanding at December 30, 1994 and December 31, 1993 reflect these revised exercise prices. Option activity is summarized as follows:

                                                        NUMBER OF   OPTION PRICE
                                                         SHARES      PER SHARE
                                                      ------------- ------------
                                                      (IN MILLIONS)
   Balance at January 3, 1992........................     14.5         $ 7-39
   Granted...........................................      3.2          15-19
   Exercised.........................................      (.8)          7-18
   Cancelled.........................................     (1.2)          8-37
                                                          ----
   Balance at January 1, 1993........................     15.7           8-39
   Granted...........................................      1.2           8-26
   Exercised.........................................     (2.3)          2-29
   Cancelled.........................................     (1.0)          2-39
                                                          ----
   Balance at December 31, 1993......................     13.6           2- 8
   Granted...........................................       .6             10
   Exercised.........................................     (2.2)          2- 8
   Cancelled.........................................      (.3)          2- 8
                                                          ----
   Balance at December 30, 1994......................     11.7           2-10
                                                          ====
   Exercisable at December 30, 1994..................      8.1
                                                          ====

  Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing until retirement. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting over a 10-year period. The Company accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1994, 1993 and 1992, 159,000, 489,000, and 671,000 shares were granted, respectively, under this plan.

  In 1993, restricted stock plan shares under the comprehensive plan were issued to officers and key executives and will be distributed over the next three to ten years in annual installments based on continued employment and the attainment of certain performance criteria. The Company recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of the stock. Prior to 1993, restricted stock shares were issued to officers and key employees and are distributed over 10 years in annual installments, subject to certain prescribed conditions including continued employment. The Company recognizes compensation expense on these pre-1993 awards over the restriction period equal to the fair market value of the shares on the date of issuance. The Company issued 3,537,000, and 32,000 shares under these plans in 1993 and 1992, respectively. The Company recorded compensation expense of $6 million and $400,000 in 1994 and 1993, respectively, related to these awards.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Under the terms of the stock purchase plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

11. PROFIT SHARING AND POSTEMPLOYMENT BENEFIT PLANS

  The Company contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by the Company is determined annually by the Board of Directors, and totalled $17 million for 1993, and $21 million for 1992. The Company contributions were not significant in 1994.

  The Company provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits" during 1994. Adoption of SFAS No. 112 did not have a material effect on the accompanying financial statements.

12. ACQUISITIONS AND DISPOSITIONS

  In 1994, the Company acquired 15 full-service hotels totalling approximately 6,000 rooms in several transactions for approximately $443 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full-service hotels (totalling another 684 rooms). Additionally, the Company acquired a controlling interest in one 662-room, full-service hotel through an equity investment of $16 million and debt financing of $36 million (the debt was subsequently sold in 1995). The Company accounts for all 18 of these properties as owned hotels for accounting purposes. The Company's summarized, consolidated pro forma results of operations, assuming the hotel additions occurred on January 2, 1993, are as follows (in millions, except per share amounts):

                                                                    1994   1993
                                                                   ------  -----
                                                                   (UNAUDITED)
     Revenue......................................................   $439   $741
     Net income (loss) available for common stock.................    (13)    63
     Income (loss) per common share...............................   (.09)   .45

  During 1994, the Company sold its 14 senior living communities to an unrelated party for $320 million, which approximated the communities' carrying value. See Note 3 for a discussion of the 1994 sale of 26 Fairfield Inns.

  During the fourth quarter of 1993, the Company realized proceeds of approximately $42 million on the disposition of two preferred stock investments.

  In February 1992, the Company sold 13 Courtyard hotels for $146 million in a sale/leaseback transaction. The Company also sold seven full-service hotels in 1992, for total proceeds of $200 million. Pre-tax gains on these full-service hotel sales of approximately $15 million were offset by adjustments to previously established reserves, resulting in no net gain or loss.

  In 1992, the Company sold with recourse certain time-share notes receivable taken by its vacation resorts division in connection with the sale of time-sharing units. Net proceeds from these transactions totaled $34 million in 1992.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial assets and liabilities and other financial instruments related to continuing operations are shown below.

                                                 DECEMBER 30,    DECEMBER 31,
                                                     1994            1993
                                                --------------- ---------------
                                                CARRYING  FAIR  CARRYING  FAIR
                                                 AMOUNT  VALUE   AMOUNT  VALUE
                                                -------- ------ -------- ------
                                                         (IN MILLIONS)
Financial assets
  Receivables from affiliates..................  $  174  $  172  $  189  $  187
  Notes receivable and other...................      49     108     149     231
Financial liabilities
  Debt.........................................   1,860   1,810   2,080   2,084
Other financial instruments
  Affiliate debt service commitments...........     --      --      --        5
  Interest rate swap agreements................     --       12     --       33

  Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the Line of Credit, the Revolver, and other notes are estimated to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

  The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $236 million at December 30, 1994 and $271 million at December 31, 1993. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

  The fair value of interest rate swap agreements is based on the estimated amount the Company would receive to terminate the swap agreements. The aggregate notional amount of the agreements was $500 million at December 30, 1994 and December 31, 1993.

14. RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  In connection with the Marriott International Distribution, the Company and Marriott International entered into agreements which provide, among other things, that (i) lodging properties owned by the Company as of the Marriott International Distribution Date will be managed by Marriott International under agreements with initial terms of 20 years and which are subject to renewal at the option of Marriott International for up to three additional 10-year terms; (ii) the Company will lease its owned senior living communities to Marriott International prior to their disposal (see Note 12); (iii) Marriott International guarantees the Company's performance in connection with certain loans and other obligations; (iv) the Company can borrow up to $630 million for certain permitted uses under the Line of Credit and up to $125 million of first mortgage financing for construction of the Philadelphia Marriott Hotel (see Note 7); and (v) Marriott International assumed 90% of the LYONs obligation (see Note 8). Additionally, 15 management agreements with Marriott International were added or extended in 1994 as a result of the 1994 hotel acquisitions.

  The management agreements generally provide for base management or system fees of three or four percent of gross revenues, a formula based incentive management fee limited to 20 percent of cumulative hotel operating profit, as defined, and reimbursement for certain system-wide operating costs. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  In 1994 and from the Marriott International Distribution Date through December 31, 1993, the Company paid to Marriott International $41 million and $5 million, respectively, in lodging management fees, $23 million and $5 million in interest and commitment fees under the Line of Credit and Philadelphia Marriott Hotel mortgage, and $11 million and $3 million under the various transitional service agreements, and earned $14 million and $5 million under the senior living community leases during 1994 and 1993.

  Additionally, Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change in control of the Company occur.

15. LITIGATION

  In March 1993, the Company reached agreement in principle (the "Class Action Settlement") with certain holders and recent purchasers of the Company's Old Notes, who had either instituted or threatened litigation in response to the Marriott International Distribution. In August 1993, the United States District Court approved the Class Action Settlement. In connection with this settlement, the Company issued warrants in 1994 to purchase up to 7.7 million shares of Host Marriott common stock (the "Warrants"). Such warrants are exercisable for five years from the Marriott International Distribution Date, at $8.00 per share during the first three years and $10.00 per share during the last two years.

  A group of bondholders (the "PPM Group"), purported to have at one time owned approximately $120 million of Senior Notes, and another group purporting to hold approximately $7.5 million of Senior Notes, opted out of the Class Action Settlement. The PPM Group alleged that laws had been violated in connection with the sale by the Company of certain series of its Senior Notes and debentures and claimed damages of approximately $30 million. The group purporting to hold $7.5 million of Senior Notes settled with the Company in April 1994. Under the terms of the settlement, the Company repurchased the Senior Notes at their par value in the second quarter of 1994.

  In September 1994, the Company settled with certain members of the PPM Group whose claims represented about 40% of the PPM Group's aggregate claims. The claims of the remainder of the PPM Group went to trial in September 1994, and in October 1994, the judge declared a mistrial based on the inability of the jury to reach a verdict. In January 1995, the judge granted the Company's motion for judgment in its favor on the PPM Group's claims as a matter of law. An appeal was filed by the PPM Group in February 1995 and is pending.

  The Company believes that all claims of the PPM Group are without merit and that the appeal will not be successful.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

16. HOTEL OPERATIONS

  As discussed in Note 1, subsequent to the Marriott International Distribution, hotel revenues reflect house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel operating revenues, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses. Prior to the Marriott International Distribution, hotel revenues included room sales and food and beverage sales at hotel properties. Accordingly, the following table presents the Company's gross hotel revenues and expenses for 1992 and the details of the Company's house profit for 1993 and 1994. In 1993, the Company's hotel revenues presented in the accompanying Statement of Operations represent the Company's post-Marriott International Distribution house profit (revenues) for 1993 plus the pre-Marriott International Distribution gross hotel sales for 1993.

                                                          1994   1993    1992
                                                          -----  -----  ------
                                                            (IN MILLIONS)
   Revenues
     Rooms............................................... $ 663  $ 520  $2,839
     Food and Beverage...................................   250    162   1,190
     Other...............................................    56     39     518
                                                          -----  -----  ------
       Total Hotel Revenues..............................   969    721  $4,547
                                                          -----  -----  ======
   Department Costs
     Rooms...............................................   168    129  $  674
     Food and Beverage...................................   195    130     917
     Other...............................................    29     19   2,623
                                                          -----  -----  ------
       Total Department Costs............................   392    278  $4,214
                                                          -----  -----  ======
   Department Profit.....................................   577    443
   Other Deductions......................................  (239)  (194)
                                                          -----  -----
   House Profit.......................................... $ 338    249
                                                          =====
   Revenues from Owned Hotels in excess of House Profit
    prior to Distribution................................          354
                                                                 -----
   Revenue per Statement of Operations...................        $ 603
                                                                 =====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                           1994
                                          --------------------------------------
                                           FIRST  SECOND   THIRD  FOURTH  FISCAL
                                          QUARTER QUARTER QUARTER QUARTER  YEAR
                                          ------- ------- ------- ------- ------
                                          (IN MILLIONS, EXCEPT PER COMMON SHARE
                                                         AMOUNTS)
Revenues................................   $ 77    $101    $  83    $119   $380
Operating profit before corporate
 expenses and interest..................     26      51       31      44    152
Income (loss) from continuing operations
 .......................................    (10)      6       (3)     (6)   (13)
Net income (loss).......................    (18)    --         8     (15)   (25)
Net income (loss) available for common
 stock..................................    (18)    --         8     (15)   (25)
Income (loss) per common share:
 Income (loss) from continuing opera-
  tions.................................   (.07)    .04     (.02)   (.04)  (.09)
 Net income (loss)......................   (.12)    --       .05    (.10)  (.17)
                                                           1993
                                          --------------------------------------
                                           FIRST  SECOND   THIRD  FOURTH  FISCAL
                                          QUARTER QUARTER QUARTER QUARTER  YEAR
                                          ------- ------- ------- ------- ------
                                          (IN MILLIONS, EXCEPT PER COMMON SHARE
                                                         AMOUNTS)
Revenues................................   $167    $189     $187   $ 116   $659
Operating profit before profit of
 distributed operations, corporate
 expenses, and interest.................     19      35       25      13     92
Income (loss) from continuing
 operations.............................     24      35       12     (15)    56
Net income (loss).......................     17      36       27     (30)    50
Dividends on preferred stock............     (4)     (4)     --      --      (8)
Net income (loss) available for common
 stock..................................     13      32       27     (30)    42
Income (loss) per common share:
  Income (loss) from continuing opera-
   tions................................    .18     .28      .11    (.11)  (.39)
  Net income (loss).....................    .12     .29      .25    (.25)   .35

  The first three quarters consist of 12 weeks each, and the fourth quarter includes 16 weeks.

  The quarterly financial data, as presented in prior filings, has been restated to reflect the results of the Operating Group as discontinued operations (see Note 18).

  Third and fourth quarter 1994 results include extraordinary after-tax losses of $3 million, respectively, on the extinguishment of debt. In the second quarter of 1994, the Company reduced its general liability and workers' compensation insurance reserves by $4 million due to favorable claims experience.

  Fourth quarter 1993 results include pre-tax costs of $13 million related to the Marriott International Distribution (see Note 2). Also, fourth quarter 1993 results include a charge of $11 million related to a write-down of lodging properties (see Note 3), and the extraordinary after-tax loss of $4 million on the extinguishment of debt (see Note 2). As a result of the Marriott International Distribution, Marriott International's operations have been substantially eliminated from the fourth quarter 1993 data.

  The sum of the earnings (loss) per common share for the four quarters in 1993 differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.

  The first and second quarter 1993 income and per share data have been restated to reflect the cumulative effect of the change in accounting for assets held for sale as if it had occurred in the first quarter of 1993 (see
Note 3). First quarter 1993 earnings per common share was also impacted by the Company's accounting change for income taxes (see Note 5).

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

18. SUBSEQUENT EVENTS

  On May 25, 1995, two wholly owned subsidiaries of Hospitality issued an aggregate $1 billion of debt in two concurrent offerings (the "Bond Offerings"). HMH Properties, Inc. and Host Marriott Travel Plazas, Inc. ("HMTP") issued $600 million and $400 million, respectively, of senior notes secured by the stock of certain of their respective subsidiaries. The bonds were issued at par and carry a 9.5% coupon rate with a final maturity of May 2005. The net proceeds from the Bond Offerings were used to defease, and subsequently redeem, all of the Hospitality Notes and to repay borrowings under the Line of Credit. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in the second quarter of 1995 of $17 million, after taxes, primarily representing premiums paid on the redemptions and the write-off of deferred fees and discounts on the Hospitality Notes.

  On August 9, 1995, the Company announced its intention to distribute to its shareholders through a special dividend (the "Special Dividend") its operating group which comprises its food, beverage, and merchandise concessions business at airports, on tollroads, and at stadiums, arenas and other attractions (the "Operating Group"). Prior to the Special Dividend, the Operating Group business, primarily conducted by HMTP, was contributed to Host Marriott Services Corporation ("HM Services"), a newly-formed, wholly owned subsidiary of the Company. The Special Dividend was completed on December 29, 1995 and provided the Company's shareholders with one share of common stock of HM Services for every five shares of the Company's common stock held on the record date of December 22, 1995.

  For purposes of governing certain of the ongoing relationships between the Company and HM Services after the Special Dividend and to provide for an orderly transition, the Company and HM Services entered into various agreements including a Distribution Agreement, an Employee Benefits Allocation Agreement, a Tax Sharing Agreement and a Transitional Services Agreement. Effective as of December 29, 1995, these agreements will provide, among other things, for the division between the Company and HM Services of certain assets and liabilities, including but not limited to liabilities related to employee stock and other benefit plans and the establishment of certain obligations for HM Services to issue shares upon exercise of the Warrants (see Note 15) and to issue shares or pay cash upon exercise of certain stock options held by certain former employees of the Company.

  The consolidated financial statements have been changed to reflect the Operating Group as discontinued operations. The net investment in discontinued operations on the accompanying balance sheets represents the net assets and liabilities of the Operating Group. As of December 30, 1994, total assets and liabilities of the discontinued operations were $530 million (including $28 million of cash and cash equivalents) and $571 million (including $388 million of debt obligations), respectively. Revenues for the Company's discontinued operations totaled $1,121 million in 1994, $1,067 million in 1993 and $920 million in 1992. Operating profit totaled $39 million, $42 million and $55 million for the same periods, respectively.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                               SEPTEMBER 8, 1995
                            (UNAUDITED, IN MILLIONS)

                                    ASSETS
Property and Equipment.................................................. $2,700
Investments in Affiliates...............................................    209
Accounts Receivable.....................................................     74
Notes Receivable........................................................     40
Other Assets............................................................    167
Cash and Cash Equivalents...............................................    211
                                                                         ------
                                                                         $3,401
                                                                         ======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a company guarantee of repayment........................ $1,067
  Debt not carrying a company guarantee of repayment....................    858
                                                                         ------
                                                                          1,925
Accounts Payable and Accrued Expenses...................................     54
Net Investment in Discontinued Operations...............................     81
Deferred Income Taxes...................................................    528
Other Liabilities.......................................................    143
                                                                         ------
    Total Liabilities...................................................  2,731
                                                                         ------
Shareholders' Equity
  Convertible Preferred Stock...........................................      1
  Common Stock, 300 million shares authorized; 159.0 million shares
   issued...............................................................    159
  Additional Paid-in Capital............................................    495
  Retained Earnings.....................................................     15
                                                                         ------
    Total Shareholders' Equity..........................................    670
                                                                         ------
                                                                         $3,401
                                                                         ======

           See Notes to Condensed Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

         THIRTY-SIX WEEKS ENDED SEPTEMBER 8, 1995 AND SEPTEMBER 9, 1994
           (UNAUDITED, IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                 1995    1994
                                                                ------  ------
REVENUES
  Hotels....................................................... $  315  $  223
  Senior living communities (received from Marriott Interna-
   tional).....................................................    --       14
  Net gains (losses) on property transactions..................     (5)      5
  Equity in earnings (losses) of affiliates....................     (1)      2
  Other........................................................     10      17
                                                                ------  ------
    Total revenues.............................................    319     261
                                                                ------  ------
OPERATING COSTS AND EXPENSES
  Hotels (including Marriott International management fees of
   $43 million and $27 million in 1995 and 1994, respective-
   ly).........................................................    182     131
  Senior living communities....................................    --        5
  Other........................................................     19      17
                                                                ------  ------
    Total operating costs and expenses.........................    201     153
                                                                ------  ------
Operating profit before corporate expenses and interest........    118     108
Corporate expenses.............................................    (26)    (21)
Interest expense...............................................   (122)   (114)
Interest income................................................     18      19
                                                                ------  ------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES............    (12)     (8)
Benefit (provision) for income taxes...........................     (1)      1
                                                                ------  ------
LOSS FROM CONTINUING OPERATIONS................................    (13)     (7)
DISCONTINUED OPERATIONS
  Loss from discontinued operations (net of income tax benefit
   of $3 million in 1995 and $2 million in 1994)...............     (8)    --
  Provision for loss on disposal (net of income tax benefit of
   $2 million).................................................    (11)    --
                                                                ------  ------
LOSS BEFORE EXTRAORDINARY ITEM.................................    (32)     (7)
Extraordinary item--loss on extinguishment of debt (net of
 income taxes of $9 million and $1 million, respectively)......    (17)     (3)
                                                                ------  ------
NET LOSS....................................................... $  (49) $  (10)
                                                                ======  ======
LOSS PER COMMON SHARE:
CONTINUING OPERATIONS.......................................... $ (.08) $ (.05)
Discontinued operations (net of income taxes)..................   (.12)    --
Extraordinary item--loss on extinguishment of debt (net of in-
 come taxes)...................................................   (.11)   (.02)
                                                                ------  ------
NET LOSS....................................................... $ (.31) $ (.07)
                                                                ======  ======

           See Notes to Condensed Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

         THIRTY-SIX WEEKS ENDED SEPTEMBER 8, 1995 AND SEPTEMBER 9, 1994
                            (UNAUDITED, IN MILLIONS)

                                                                  1995    1994
                                                                 -------  -----
OPERATING ACTIVITIES
Net loss........................................................ $   (49) $ (10)
Adjustments to reconcile to cash from operations:
  Extraordinary loss on extinguishment of debt, net of taxes....      27      3
  Depreciation and amortization.................................     125    121
  Income taxes..................................................      (2)   (10)
  Limited-service valuation adjustment..........................      10    --
  Discontinued operations reserve...............................      19    --
  Changes in operating accounts.................................       6     14
  Other.........................................................      19     10
                                                                 -------  -----
Cash from operations............................................     155    128
                                                                 -------  -----
INVESTING ACTIVITIES
Proceeds from sales of assets...................................     343    450
  Less non cash proceeds........................................     (33)   (79)
                                                                 -------  -----
Cash received from sales of assets..............................     310    371
Acquisitions....................................................    (150)  (277)
Acquisition funds held in escrow................................     --      40
Capital expenditures:
  Capital expenditures for renewals and replacements............     (51)   (52)
  Lodging construction funded by project financing..............     (34)   (39)
  Other capital expenditures....................................     (62)   (48)
Note receivable collections.....................................      42     53
Purchases of short-term marketable securities...................     --     (90)
Sales of short-term marketable securities.......................     --      40
Advances to affiliates, net.....................................     (11)    (5)
Other...........................................................      20      1
                                                                 -------  -----
Cash from (used in) investing activities........................      64     (6)
                                                                 -------  -----
FINANCING ACTIVITIES
Issuances of debt...............................................   1,156     34
Issuances of common stock.......................................       9    237
Scheduled principal repayments..................................     (96)   (68)
Debt prepayments................................................  (1,131)  (193)
                                                                 -------  -----
Cash from (used in) financing activities........................     (62)    10
                                                                 -------  -----
INCREASE IN CASH AND CASH EQUIVALENTS........................... $   157  $ 132
                                                                 =======  =====

           See Notes to Condensed Consolidated Financial Statements.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying condensed consolidated financial statements of Host Marriott Corporation and subsidiaries (the "Company") have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus for the fiscal year ended December 30, 1994.

   In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of Host Marriott Corporation and subsidiaries as of September 8, 1995, the results of operations for the thirty-six weeks ended September 8, 1995 and September 9, 1994, and cash flows for the thirty-six weeks ended September 8, 1995 and September 9, 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. On August 9, 1995 (the "Announcement Date"), the Company announced its intention to distribute to its shareholders through a special dividend (the "Special Dividend") its operating group which comprises its food, beverage, and merchandise concessions business at airports, on tollroads, and at stadiums, arenas and other attractions (the "Operating Group"). Prior to the Special Dividend, the Operating Group business was contributed to Host Marriott Services Corporation ("HM Services"), a newly-formed, wholly owned subsidiary of the Company. The Special Dividend was completed on December 29, 1995 and provided the Company's shareholders with one share of common stock of HM Services for every five shares of the Company's common stock held on the record date of December 22, 1995.

   The condensed consolidated financial statements have been restated to reflect the results of the Operating Group as discontinued operations. The income (loss) from discontinued operations for 1995 includes the loss from December 31, 1994 through the Announcement Date. The provision for loss on disposal includes estimated future losses from discontinued operations of $4 million before taxes from the Announcement Date through the anticipated Special Dividend date of December 29, 1995 and estimated expenses related to the Special Dividend of $9 million before taxes. The net investment in discontinued operations on the accompanying condensed consolidated balance sheets represents the net assets of the Operating Group. As of September 8, 1995, total assets and liabilities of the discontinued operations were $549 million (including $41 million of cash and cash equivalents) and $630 million (including $409 million of debt obligations), respectively. Revenues for the Company's discontinued operations totalled $799 million and $788 million, respectively, for the thirty-six weeks ended September 8, 1995 and September 9, 1994. Operating profit totalled $37 million and $26 million for the same periods, respectively.

3. Revenues primarily represent house profit from the Company's hotel properties, lease rentals for the Company's senior living communities (for
   1994), gains/losses on property transactions, and equity in earnings of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents hotel operating results less property-level expenses excluding depreciation, real and personal property taxes, ground rent, insurance and management fees which are classified as operating costs and expenses.

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

  House profit generated by the Company's hotels for 1995 and 1994 consists of:

                                                       THIRTY-SIX WEEKS ENDED
                                                      -------------------------
                                                      SEPTEMBER 8, SEPTEMBER 9,
                                                          1995         1994
                                                      ------------ ------------
   Sales
     Rooms...........................................    $ 609        $ 444
     Food & Beverage.................................      232          157
     Other...........................................       53           33
                                                         -----        -----
       Total Hotel Sales.............................      894          634
                                                         -----        -----
   Department Costs
     Rooms...........................................      151          112
     Food & Beverage.................................      180          121
     Other...........................................       31           18
                                                         -----        -----
       Total Department Costs........................      362          251
                                                         -----        -----
   Department Profit.................................      532          383
   Other Deductions..................................     (217)        (160)
                                                         -----        -----
       House Profit..................................    $ 315        $ 223
                                                         =====        =====

4. Earnings (loss) per common share is computed on a fully diluted basis by dividing net income (loss) available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding shares for the thirty-six weeks ended September 8, 1995 and the thirty-six weeks ended September 9, 1994, as they are antidilutive. The weighted average shares were 157.9 million and 151.2 million for the thirty-six weeks ended September 8, 1995 and September 9, 1994, respectively.

5. The Company has minority interests in 30 affiliates, most of which own hotels operated by Marriott International or its subsidiaries under long-term agreements. The Company's equity in net income (losses) of affiliates was a loss of $1 million and income of $2 million, respectively, for the thirty-six weeks ended September 8, 1995 and September 9, 1994, and is included in equity in earnings of affiliates.

  Combined summarized operating results reported by affiliates follow:

                                                        THIRTY-SIX WEEKS ENDED
                                                       -------------------------
                                                       SEPTEMBER 8, SEPTEMBER 9,
                                                           1995         1994
                                                       ------------ ------------
                                                             (IN MILLIONS)
   Revenues...........................................    $ 566        $ 487
   Operating expenses:
    Cash charges (including interest).................     (353)        (341)
    Depreciation and other noncash charges............     (180)        (208)
                                                          -----        -----
     Income (loss) before extraordinary item..........       33          (62)
     Extraordinary item--forgiveness of debt..........      146          115
                                                          -----        -----
     Net income (loss)................................    $ 179        $  53
                                                          =====        =====

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

6. During the first quarter of 1995, 21 of the Company's Courtyard properties were sold to and leased back from a real estate investment trust (the "REIT") for $179 million. During the third quarter of 1995, an additional 16 Courtyard properties were sold to and leased back from the REIT for $150 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions will be amortized over the initial term of the leases. The leases, which are accounted for as operating leases, have an initial term expiring at the end of fiscal year 2006 and are renewable at the option of the Company. Minimum rent of approximately $8 million for the remainder of 1995 and $33 million annually thereafter (with future minimum obligations at September 8, 1995 aggregating approximately $369 million over the initial lease term) and additional rent based upon sales levels are payable to the REIT under the terms of the lease. The REIT also has an option, expiring in June 1996, to buy and lease back up to 17 of the Company's remaining Courtyard properties.

7. In the second quarter of 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale. While management expects to sell these properties as part of one or more portfolios, the Company recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net realizable values. These properties have a net book value of $336 million at September 8, 1995.

8. In the first quarter of 1995, the Company acquired the 298-room Charlotte Executive Park Marriott Hotel for $15 million, with a draw under the Acquisitions Revolver. In the second quarter of 1995, the Company acquired the 500-room San Antonio Marriott Riverwalk Hotel for $50 million, $19 million of which was financed through the assumption of an existing first mortgage loan. In the third quarter of 1995, the Company acquired Marriott's Grand Hotel in Point Clear, Alabama for $27 million ($24 million of which was financed by a first mortgage loan provided by Marriott International), the Dallas/Fort Worth Airport Marriott for $44 million (financed by a draw on the Revolver), and the 252-room Plaza San Antonio Hotel for $30 million (financed by available Company cash). In the fourth quarter of 1995, the Company acquired four additional properties with approximately 2,050 rooms for approximately $223 million ($108 million of which was financed by third parties).

9. During the thirty-six weeks ended September 8, 1995, approximately 244,000 depository shares of convertible preferred stock were converted into approximately 4.7 million shares of common stock. At September 8, 1995, approximately 13,800 depository shares of convertible preferred stock were outstanding, which were convertible into approximately 264,000 shares of common stock.

10. The Company repaid the old Series I Notes (with a principal balance of $87 million) upon their maturity on May 24, 1995 with a draw on its line of credit (the "Line of Credit") with Marriott International. Additionally, and pursuant to the then-existing bond indenture, bonds issued by Host Marriott Hospitality, Inc. ("Hospitality"), a wholly owned, indirect subsidiary of the Company, were required to be repaid to the extent of 50% to 75% of net proceeds from certain asset sales (at par) and 100% of net refinancing proceeds (generally at 103% of the principal amount). Based on net proceeds from qualifying asset sales for the first quarter of 1995, the Company redeemed $100 million of Hospitality bonds in the second quarter of 1995.

    On May 25, 1995, two wholly owned subsidiaries of Hospitality issued an aggregate $1 billion of debt in two concurrent offerings to several initial purchasers (the "Bond Offerings"). HMH Properties, Inc. ("Properties"), the owner of 57 of the Company's 90 lodging properties, and Host Marriott Travel Plazas, Inc. ("HMTP"), the operator/manager of the Company's food, beverage and merchandise concessions business, issued $600 million and $400 million, respectively, of senior notes secured by the stock of certain of their respective subsidiaries. The bonds were issued at par and carry a 9.5% coupon rate with a final

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

    maturity of May 2005. The net proceeds from the Bond Offerings were used to defease, and subsequently redeem, all of Hospitality's remaining bonds and to repay borrowings under the Line of Credit. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in the second quarter of 1995 of $17 million, after taxes, primarily representing premiums paid on the redemptions and the write-off of deferred fees and discounts on the Hospitality bonds.

11. During the third quarter of 1995, the Company replaced its Line of Credit with a new $225 million revolving line of credit (the "New Line of Credit") with Marriott International. The New Line of Credit bears interest at LIBOR plus 3% (4% when the outstanding balance exceeds $112.5 million) and matures in June 1998. An annual commitment fee of 5/8% is charged on the unused portion of the New Line of Credit. There were no borrowings outstanding under the New Line of Credit at September 8, 1995.

12. On December 20, 1995, HMC Acquisition Properties Inc. ("Acquisitions"), an indirect wholly owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes") to several initial purchasers. Acquisitions owns 15 of the Company's full-service properties. The Acquisitions Notes were issued at par with a final maturity of December 2007. The net proceeds of approximately $340 million were utilized to repay in full the $210 million of outstanding borrowings under the Revolver, which was then terminated, and will be utilized to finance future acquisitions of full-service hotel properties, including the acquisition of one full-service property for $29 million in December 1995. Acquisitions has the ability to enter into a revolving credit facility of up to $25 million, which would be available for Acquisitions' working capital, and other general corporate purposes, and to incur other indebtedness as specified in the indenture.

13. In the first quarter of 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Adoption of SFAS No. 114 did not have a material effect on the Company's consolidated financial statements. In the fourth quarter of 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 required a charge against current operating results of approximately $47 million before taxes for the impairment of certain of the leasehold improvement assets of HM Services.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE OWNERS OF THE DALLAS/FORT WORTH AIRPORT MARRIOTT:

  We have audited the accompanying statement of assets, liabilities and net advances to PHLP of the Dallas/Fort Worth Airport Marriott, as defined in Note 1, as of December 30, 1994, and the related statements of operations and cash flows for the year ended December 30, 1994. These financial statements are the responsibility of the management of the PHLP, as defined in Note 1. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Dallas/Fort Worth Airport Marriott (as defined in Note 1) as of December 30, 1994, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.,
November 3, 1995

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                        STATEMENT OF ASSETS, LIABILITIES
                            AND NET ADVANCES TO PHLP

                            AS OF DECEMBER 30, 1994
                                 (IN THOUSANDS)

                                ASSETS
Property and equipment, net........................................... $ 19,164
Due from Marriott International.......................................    1,601
Property improvement fund.............................................        3
                                                                       --------
                                                                       $ 20,768
                                                                       ========
                 LIABILITIES AND NET ADVANCES TO PHLP
Mortgage debt......................................................... $ 51,462
Due to Host Marriott Corporation......................................      897
Due to Marriott International, Inc....................................   26,941
Accrued interest......................................................      104
                                                                       --------
  Total liabilities...................................................   79,404
Net advances to PHLP..................................................  (58,636)
                                                                       --------
                                                                       $ 20,768
                                                                       ========



   The accompanying notes are an integral part of these financial statements.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 30, 1994
                                 (IN THOUSANDS)

REVENUE................................................................ $ 8,163
                                                                        -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization........................................     740
  Base and incentive management fees...................................   3,455
  Property taxes.......................................................   1,008
  Insurance and other..................................................      54
                                                                        -------
    Total operating costs and expenses.................................   5,257
                                                                        -------
OPERATING PROFIT BEFORE INTEREST.......................................   2,906
Interest expense.......................................................   5,310
                                                                        -------
NET LOSS............................................................... $(2,404)
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 30, 1994
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
  Net loss............................................................. $(2,404)
  Depreciation and amortization........................................     740
  Deferred incentive and base management fees..........................   2,263
  Loss on fixed asset disposition......................................       6
  Changes in other operating accounts:
    Due from Marriott International, Inc. .............................     302
    Accrued interest...................................................     (28)
                                                                        -------
  Cash provided by operations..........................................     879
                                                                        -------
FINANCING ACTIVITIES
  Change in net investment and advances from PHLP......................  (1,338)
  Decrease in amounts due from Marriott International, Inc. ...........     499
  Repayments to Host Marriott Corporation..............................    (105)
  Change in escrow fund cash...........................................      65
                                                                        -------
  Cash used in financing activities....................................    (879)
                                                                        -------
CHANGE IN CASH AND CASH EQUIVALENTS....................................     --
CASH AND CASH EQUIVALENTS, beginning of year...........................     --
                                                                        -------
CASH AND CASH EQUIVALENTS, end of year................................. $   --
                                                                        =======
SUPPLEMENTAL INFORMATION
  Cash paid for interest............................................... $ 5,451
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. THE HOTEL

 Basis of Presentation

  On August 22, 1995 ("Sale Date"), HMC Acquisitions Properties, Inc., a wholly-owned indirect subsidiary of Host Marriott Corporation, purchased the building, leasehold improvements and furniture, fixtures and equipment related to the Dallas/Fort Worth Airport Marriott located in Irving, Texas (the "Hotel") from Potomac Hotel Limited Partnership ("PHLP"), a Delaware limited partnership, for approximately $45 million. The Hotel was part of a portfolio of properties owned by PHLP. The Hotel, with approximately 500 rooms, is operated by Marriott International, Inc. as part of the Marriott Hotels, Resorts and Suites full-service hotel system.

  The Hotel's purchase price at the Sale Date was in excess of its carrying value. No adjustments related to the resultant sale are reflected in the accompanying statements.

  These financial statements present the assets, liabilities and net advances to PHLP, results of operations and cash flows related to the business of the Dallas/Fort Worth Airport Marriott which is a lesser component of PHLP for all periods presented. PHLP's historical basis in assets and liabilities of the Hotel have been carried over. Changes in Net Advances to PHLP represent the operating results of the Hotel adjusted for net cash transferred between PHLP and the Hotel.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Hotel's records are maintained on the accrual basis of accounting and its fiscal year ends on the Friday nearest to December 31.

 Revenues

  Revenues represent house profit, which is the Hotel's sales less property-level expenses excluding depreciation, management fees, real and personal property taxes, insurance and certain other costs which are classified as operating costs and expenses.

 Property and Equipment

  Property and equipment is recorded at cost. Replacements and improvements are capitalized as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 30 years for buildings and five to six years for furniture and equipment.

 Working Capital and Supplies

  Pursuant to the terms of the Hotel's management agreement discussed in Note 6, the Hotel is required to provide the respective manager with working capital and supplies to meet its operating needs. The manager converts cash advanced by PHLP into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the manager. Upon the termination of the agreements, it is expected that the working capital and supplies will be partially reconverted into cash and returned to PHLP or transferred to a subsequent owner or operator for consideration. Such working capital and supplies are also pledged as security for the Hotel's share of PHLP's debt as described in Note 5. As a result of these conditions, the individual components of working capital and supplies controlled by the manager is not reflected in the accompanying statement of assets, liabilities and net advances to PHLP.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

 Income Taxes

  Provision for Federal or state income taxes has not been made in the accompanying financial statements since PHLP does not pay income taxes but, rather, allocates its profits and losses to individual partners.

NOTE 3. REVENUES

  House profit for the year ended December 30, 1994 consists of (in thousands):

   HOTEL SALES
     Rooms............................................................ $14,516
     Food & Beverage..................................................   7,029
     Other............................................................   1,383
                                                                       -------
       Total Hotel Sales..............................................  22,928
                                                                       -------
   DEPARTMENT COSTS
     Rooms............................................................   3,648
     Food & Beverage..................................................   5,066
     Other............................................................     799
                                                                       -------
       Total Department Costs.........................................   9,513
                                                                       -------
   DEPARTMENT PROFIT..................................................  13,415
     Other Deductions.................................................  (5,252)
                                                                       -------
   HOUSE PROFIT....................................................... $ 8,163
                                                                       =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 30, 1994 (in thousands):

     Land............................................................. $  1,407
     Building and improvements........................................   25,576
     Furniture and equipment..........................................    4,527
                                                                       --------
                                                                         31,510
     Less accumulated depreciation and amortization...................  (12,346)
                                                                       --------
     Property and equipment, net...................................... $ 19,164
                                                                       ========

  All property and equipment is pledged as security against the Hotel's portion of PHLP's indebtedness and in the case of rental payments from the Hotel's portion of FF&E leases, the loans related to FF&E of the Hotel. The amounts above reflect PHLP's historical basis in the Hotel's property and equipment and do not reflect the impact of the sale to HMC Acquisition Properties Inc. on August 22, 1995.

NOTE 5. DEBT

 Bank Loan

  On December 22, 1987, PHLP borrowed $245 million (the "Bank Loan") from The Mitsui Trust and Banking Company (the "Bank Lender") secured by seven of PHLP hotels (the "Bank Hotels"). The Bank Loan bore interest at an effective fixed rate of 10.37% and required monthly, interest-only payments.

  The Bank Loan matured on December 22, 1994, and was not repaid because PHLP had insufficient funds to do so. At December 22, 1994, the principal balance of the Bank Loan was $245 million.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

  PHLP entered into a forbearance agreement with the Bank Lender under which the Lender agreed not to exercise its rights and remedies for nonpayment of the Bank Loan. PHLP subsequently refinanced (the "Refinancing") the Bank Loan. Under the Refinancing, PHLP was required to repay $44 million in principal and Host Marriott Corporation advanced $10 million under an existing Bank Loan guaranty. In exchange for the lender's agreement to forbear, PHLP agreed to continue to make monthly interest payments at a rate equal to the one-month LIBOR plus two percentage points for the period December 22, 1994 through June 21, 1995 and the one-month LIBOR plus two and one quarter percentage points for the period June 22, 1995 through the end of the extended forbearance period.

  Approximately $51.4 million of the $245 million Bank Loan principal has been allocated to the Hotel based on the relative amounts of title insurance specified by the lender to be required for the Hotel as compared to the total title insurance for the seven hotels when the Bank Loan originated in 1987.

 Other Loans

  As of December 30, 1994, $897,000 was outstanding to Host Marriott for an FF&E loan related to the Hotel. The FF&E loan is nonrecourse to the Parent and is effectively secured by payments from Marriott International, Inc. under the FF&E Lease, as defined in Note 6 below. As of December 30, 1994, Marriott International, Inc. owed $980,000, including related interest costs, for the Hotel FF&E capital lease.

NOTE 6. MANAGEMENT AGREEMENT

  Marriott International, Inc. (the "Manager") operates the Hotel pursuant to a long-term management agreement (the "Management Agreement") for a term of 25 years from the opening of the Hotel with renewal terms, at the option of the Manager, of up to an additional 50 years. The Management Agreement provides for payment of base management fees equal to 8% of gross hotel sales and incentive management fees equal to 20% of hotel operating profits (as defined, calculated before debt service on total Parent debt), and additional incentive fees, after certain returns to the Parent, ranging from 10% to 70% depending on the level of returns made to the partners. Payment of the incentive management fees is dependent upon the availability of cash flow after debt service, and payable only after repayment of certain debt service guaranty advances and certain priority returns to the Parent expressed as a percentage of limited partner invested equity. Through December 30, 1994, no incentive fees have been paid since inception. Deferred base fees were $7,360,000 as of December 30, 1994. Deferred incentive management fees were $19,523,000 as of December 30, 1994. In the event of early termination of the Management Agreement, the Manager will be owed additional fees based on the unexpired term and expected future base and incentive management fees.

  In accordance with the Management Agreement, the Manager is required to lease all FF&E replacements from the Hotel (the "FF&E Lease") for terms of up to six years. Lease payments represent an amount approximately equal to the principal amortization, interest and fees associated with indebtedness incurred by the Hotel to finance the FF&E replacements and any sales and use taxes, personal property taxes, insurance premiums and additional costs incurred by the Parent in connection with the acquisition and use of such replacements. As of December 30, 1994, the Manager was obligated to pay $980,000 (including related interest costs) to the Hotel during the term of this agreement.

  On February 24, 1995, the Parent, Bank Lender and the Manager entered into a cash collateral agreement with terms effective January 1, 1995. Effective January 1, 1995, 4% of gross hotel sales must be deposited in a

                      DALLAS/FORT WORTH AIRPORT MARRIOTT
property improvement fund for the future furniture, fixtures and equipment needs of the Hotel. Additionally, 1% of gross hotel sales must be deposited in a restricted cash account and are subordinated to the payment of debt service on the Bank Loan.

  The cash collateral agreement also adjusted the base management fee earned by the Manager under the management agreement from 8% to 3% of gross hotel sales effective January 1, 1995. The payment of 1% of the 3% base fee earned is subordinated to the payment of debt service on the Bank Loan. As a result, the subordinated base management fees are set aside in a restricted cash account where it will be held and made available for the payment of debt service.

  In conjunction with the acquisition of the Hotel by HMC Acquisition Properties, Inc., a new management agreement was entered into with the Manager. The new agreement provides for payment of base management fees equal to three percent of sales and a formula based incentive management fee limited to 20% of fiscal year Hotel operating profit (as defined). Had these terms been in effect for the year ended December 30, 1994, pro forma base and incentive management fees would have been $688,000.

  In connection with the Refinancing approximately $27 million of deferred management fees related to the Hotel were forgiven by the Manager on August 22, 1995.

  Additionally, the Parent has advanced $946,000 to the manager for working capital and supplies related to the Hotel which is included in Due from Marriott International, Inc.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                    STATEMENT OF ASSETS, LIABILITIES AND NET
                                ADVANCES TO PHLP
                                  (SEE NOTE 1)

                             AS OF AUGUST 11, 1995
                           (UNAUDITED, IN THOUSANDS)

                                ASSETS
Property and equipment, net........................................... $ 18,872
Due from Marriott International, Inc..................................    2,312
Property improvement fund.............................................      515
Restricted cash.......................................................      155
                                                                       --------
                                                                       $ 21,854
                                                                       ========
                 LIABILITIES AND NET ADVANCES TO PHLP
Mortgage debt......................................................... $ 51,462
Due to Host Marriott Corporation......................................    1,692
Due to Marriott International, Inc....................................   28,374
Accrued interest......................................................      219
                                                                       --------
  Total liabilities...................................................   81,747
Net advances to PHLP..................................................  (59,893)
                                                                       --------
                                                                       $ 21,854
                                                                       ========



   The accompanying notes are an integral part of these financial statements.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENT OF OPERATIONS

       FOR THE THIRTY-TWO WEEKS ENDED AUGUST 11, 1995 AND AUGUST 12, 1994
                           (UNAUDITED, IN THOUSANDS)

                                                                  1995   1994
                                                                 ------ -------
REVENUE......................................................... $6,192 $ 5,317
                                                                 ------ -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization.................................    396     395
  Base and incentive management fees............................  1,742   2,234
  Property taxes................................................    685     672
  Insurance and other...........................................    114     (10)
                                                                 ------ -------
    Total operating costs and expenses..........................  2,937   3,291
                                                                 ------ -------
OPERATING PROFIT BEFORE INTEREST................................  3,255   2,026
Interest expense................................................  2,597   3,276
                                                                 ------ -------
NET INCOME (LOSS)............................................... $  658 $(1,250)
                                                                 ====== =======



   The accompanying notes are an integral part of these financial statements.

                       DALLAS/FORT WORTH AIRPORT MARRIOTT

                            STATEMENTS OF CASH FLOWS

       FOR THE THIRTY-TWO WEEKS ENDED AUGUST 11, 1995 AND AUGUST 12, 1994
                           (UNAUDITED, IN THOUSANDS)

                                                                1995     1994
                                                               -------  -------
OPERATING ACTIVITIES
  Net income (loss)........................................... $   658  $(1,250)
  Noncash items:
    Depreciation and amortization.............................     396      395
    Deferred incentive and base management fees...............   1,433    1,738
  Working capital changes:
    Due from/to Marriott International, Inc. .................      58     (504)
    Accrued interest..........................................     115      175
                                                               -------  -------
  Cash provided by operations.................................   2,660      554
                                                               -------  -------
INVESTING ACTIVITIES
    Additions to property and equipment.......................    (515)     --
    Change in property improvement fund.......................    (104)      (5)
                                                               -------  -------
    Cash used in investing activities.........................    (619)      (5)
                                                               -------  -------
FINANCING ACTIVITIES
    Change in net advances to PHLP............................  (1,889)  (2,011)
    Deposit in restricted cash account........................    (155)     --
    Advances from Host Marriott Corporation...................     --     1,409
    Change in escrow fund cash................................       3       53
                                                               -------  -------
    Cash used in financing activities.........................  (2,041)    (549)
                                                               -------  -------
INCREASE IN CASH AND CASH EQUIVALENTS.........................     --       --
CASH AND CASH EQUIVALENTS, beginning of period................     --       --
                                                               -------  -------
CASH AND CASH EQUIVALENTS, end of period...................... $   --   $   --
                                                               =======  =======



   The accompanying notes are an integral part of these financial statements.

                      DALLAS/FORT WORTH AIRPORT MARRIOTT

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying financial statements of the Dallas/Fort Worth Airport Marriott (the "Hotel") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Hotel believes the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 30, 1994 included elsewhere in this Form 8-K.

  In the opinion of the Hotel, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Hotel as of August 11, 1995 and the results of operations and cash flows for the thirty-two weeks ended August 12, 1994 and August 11, 1995. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. House profit represents hotel operating results less property-level expenses excluding depreciation, management fees, real and personal property taxes, insurance and certain other costs which are classified as operating costs and expenses.

  House profit generated by the Hotel for the thirty-two weeks ended August 11, 1995 and August 12, 1994 consists of:

                                                               1995     1994
                                                              -------  -------
                                                              (IN THOUSANDS)
   SALES
     Rooms................................................... $ 9,983  $ 9,213
     Food & Beverage.........................................   4,706    4,331
     Other...................................................     776      837
                                                              -------  -------
       Total Hotel Sales.....................................  15,465   14,381
                                                              -------  -------
   DEPARTMENT COSTS
     Rooms...................................................   2,364    2,225
     Food & Beverage.........................................   3,168    3,102
     Other...................................................     511      469
                                                              -------  -------
       Total Department Costs................................   6,043    5,796
                                                              -------  -------
   DEPARTMENT PROFIT.........................................   9,422    8,585
     Other Deductions........................................  (3,230)  (3,268)
                                                              -------  -------
   HOUSE PROFIT.............................................. $ 6,192  $ 5,317
                                                              =======  =======

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Hilton International Co.

  We have audited the accompanying statements of assets and liabilities of New York Vista (a facility of The Port Authority of New York and New Jersey) as of December 31, 1994 and 1993, and the related statements of revenues and expenses and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As more fully described in Note 6, the Company has not obtained actuarial information regarding pension expense for the years ended December 31, 1994 and 1993 and the minimum liability, if any, for the unfunded accumulated benefit obligation over plan assets. Generally accepted accounting principles require that pension costs and any minimum liability be accounted for in accordance with Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions." The effect of this departure from generally accepted accounting principles on the assets and liabilities, revenues and expenses, and cash flows has not been determined.

  In our opinion, except for the omission of the information discussed in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of New York Vista at December 31, 1994 and 1993, and its revenues and expenses and cash flows for the years then ended, in conformity with generally accepted accounting principles.

  As more fully described in Note 7 to the financial statements, during 1993 and 1994, the Company filed insurance claims with its business interruption insurance carrier requesting reimbursement of damages incurred as a result of an explosion in February 1993. The total amount to be ultimately received from the insurance carrier cannot be determined at this time.

                                          Ernst & Young LLP

January 20, 1995 (except for Note 8, which the date is January 5, 1996)

                                 NEW YORK VISTA

                      STATEMENTS OF ASSETS AND LIABILITIES

                                                          DECEMBER  31
                                                    --------------------------
                                                        1994         1993*
                                                    ------------  ------------
ASSETS
Current assets:
  Cash............................................. $    313,403  $  3,216,248
  Receivables--trade (less allowance for doubtful
   accounts of $8,505 in 1994 and $140,276 in
   1993)...........................................    1,386,395       364,718
  Business interruption insurance claim receivable
   (Note 7)........................................ 10,405,062       6,525,610
  Inventories:
    Food and beverage..............................      359,298       287,419
    Operating supplies.............................      221,826        48,913
  Prepaid expenses.................................        6,165         3,437
                                                    ------------  ------------
Total current assets...............................   12,692,149    10,446,345
Restricted cash (Notes 2 and 4)....................      321,646     2,781,953
Other assets.......................................       16,395         3,945
                                                    ------------  ------------
Total assets....................................... $ 13,030,190  $ 13,232,243
                                                    ============  ============
LIABILITIES
Current liabilities:
  Accounts payable--trade.......................... $  2,994,581  $  1,332,549
  Accrued liabilities:
    Payroll and related taxes......................    1,086,344       634,244
    Sales and occupancy taxes......................      538,460       273,280
    Hotel renovation...............................    1,200,184        29,605
    Other..........................................      341,559       235,032
  Due to Inhil Co., Inc............................    1,243,950     1,304,510
  Due to other affiliated companies................      377,989        83,021
  Deferred revenue.................................    2,367,211           --
                                                    ------------  ------------
Total current liabilities..........................   10,150,278     3,892,241
Reserve for replacement of furniture, fixtures and
 equipment and for capital expenditures (Notes 2
 and 4)............................................    3,368,254     5,117,370
Loan payable, Inhil Co., Inc. (Note 2).............   16,837,050    14,565,987
Difference between assets and liabilities repre-
 senting amount due from the Port Authority of New
 York and New Jersey (Note 3)......................  (17,325,392)  (10,343,355)
                                                    ------------  ------------
Total liabilities.................................. $ 13,030,190  $ 13,232,243
                                                    ============  ============

--------
* Reclassified and restated to conform with 1994 presentation.

                            See accompanying notes.

                                 NEW YORK VISTA

                      STATEMENTS OF REVENUES AND EXPENSES

                                    (NOTE 1)

                                                       YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                          1994         1993*
                                                      ------------  -----------
OPERATING REVENUES:
  Rooms.............................................  $  2,692,164  $ 3,492,775
  Food..............................................       854,246      814,255
  Beverage..........................................       342,000      261,429
  Other operated departments........................       110,523      166,528
  Other income (Note 7).............................     5,930,582   15,946,482
                                                      ------------  -----------
                                                         9,929,515   20,681,469
                                                      ------------  -----------
OPERATING EXPENSES:
  Cost of sales:
    Food............................................       243,100      197,952
    Beverage........................................        52,920       61,060
    Other operated departments......................       117,816      111,360
                                                      ------------  -----------
  Total cost of sales...............................       413,836      370,372
  Payroll and related expenses......................     4,649,422    5,249,580
  Provision for operating equipment.................        53,872       11,442
  Other operating expenses..........................       628,666      660,027
                                                      ------------  -----------
                                                         5,745,796    6,291,421
                                                      ------------  -----------
Gross operating income..............................     4,183,719   14,390,048
                                                      ------------  -----------
DEDUCTIONS FROM GROSS OPERATING INCOME:
  General and administrative expenses...............     2,384,134    2,620,586
  Marketing expenses................................       912,620      915,555
  Property operation, maintenance and energy costs..     6,111,606    2,896,632
                                                      ------------  -----------
                                                         9,408,360    6,432,773
                                                      ------------  -----------
Gross operating (loss)/profit.......................    (5,224,641)   7,957,275
                                                      ------------  -----------
OTHER DECUCTIONS/(INCOME):
  Real estate taxes (Note 5)........................     1,707,696    2,620,758
  (Credit)/provision for replacement of furniture,
  fixtures and equipment (Note 4)...................      (809,005)   1,843,078
  (Credit)/provision for capital expenditures (Note
   4)...............................................      (207,022)     413,837
  Insurance.........................................       319,332       41,694
  Pre-opening and other business restoration costs..     5,234,869          --
  Interest expense..................................     1,447,900    1,094,213
  Other.............................................       317,935      360,785
                                                      ------------  -----------
                                                         8,011,705    6,374,365
                                                      ------------  -----------
Excess of (expenses over revenues)/revenues over ex-
 penses.............................................  $(13,236,346) $ 1,582,910
                                                      ============  ===========

--------
* Reclassified and restated to conform with 1994 presentation.

                            See accompanying notes.

                                 NEW YORK VISTA

                            STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                         1994         1993*
                                                     ------------  -----------
OPERATING ACTIVITIES
Excess of (expenses over evenues)/revenues over ex-
 penses............................................. $(13,236,346) $ 1,582,910
Adjustments to reconcile excess of (expenses over
 revenues)/revenues over expenses to net cash (used
 in)/provided by operating activities:
  (Credit)/provision for replacement of furniture,
   fixtures and equipment and capital expenditures..   (1,016,027)   2,256,915
  Expenses payable to Port Authority................    2,187,767    2,838,202
  Interest expense..................................    1,447,900    1,094,213
  Changes in operating assets and liabilities:
    Accounts receivable, net........................   (1,021,677)   2,975,216
    Insurance claim receivable......................   (4,089,804)  (6,525,610)
    Inventories.....................................     (244,792)     (42,377)
    Prepaid expenses and other assets...............      (15,178)      28,764
    Accounts payable................................    1,662,032       87,340
    Accrued liabilities.............................      823,807   (1,277,350)
    Due to other affiliated companies...............      294,968          --
                                                     ------------  -----------
Net cash (used in)/provided by operating activi-
 ties...............................................  (13,207,350)   3,018,223
                                                     ------------  -----------
INVESTING ACTIVITIES
Transfer of funds from/(to) restricted cash.........    1,790,218     (609,362)
                                                     ------------  -----------
FINANCING ACTIVITIES
Advances from Port Authority, net...................   13,761,490          --
Hotel renovation payments...........................   (3,892,608)  (1,028,327)
Other payments on behalf of Port Authority..........   (1,294,035)     (60,272)
(Payments to)/advances from Inhil Co., Inc..........      (60,560)   1,028,327
                                                     ------------  -----------
Net cash provided by/(used in) financing activi-
 ties...............................................    8,514,287      (60,272)
                                                     ------------  -----------
Net (decrease)/increase in cash.....................   (2,902,845)   2,348,589
Cash at beginning of year...........................    3,216,248      867,659
                                                     ------------  -----------
Cash at end of year................................. $    313,403  $ 3,216,248
                                                     ============  ===========

--------
* Reclassified and restated to conform with 1994 presentation.


                            See accompanying notes.

                                NEW YORK VISTA

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  New York Vista ("Vista"), the hotel located in the World Trade Center in New York City, is a facility of The Port Authority of New York and New Jersey (the "Port Authority"). Significant asset and liability accounts related to Vista are recorded on the books of the Port Authority and, accordingly, are not reflected on Vista's financial statements (such amounts relate principally to property, furnishings and mortgage). Vista is operated by Inhil Co., Inc. ("Inhilco"), a wholly-owned subsidiary of Hilton International Co. ("Hilton"), under a management agreement ("Management Agreement").

  Vista has no separate legal status or existence. Vista's assets are legally available for the satisfaction of debts of the Port Authority and not solely those appearing on the accompanying statements of assets and liabilities, as its debts may result in claims against assets not appearing thereon.

  On February 26, 1993, an explosion caused damage to the structure and interior of the Vista, as well as the adjoining World Trade Center complex. As a result of the damage, all hotel operations were suspended as of that date. Certain limited hotel operations resumed on November 1, 1994.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out basis) or market.

 Furniture, Fixtures and Equipment

  In accordance with the Management Agreement, annual charges to operations are made for the replacement of furniture, fixtures and equipment. Expenditures for the replacement of furniture, fixtures and equipment are charged to the related reserve (see Note 4).

 Operating Equipment

  The cost of operating equipment, consisting primarily of linen, silverware and other utensils, is charged in full to operating expenses when purchased.

 Income Taxes

  Provisions for Federal, state or local income taxes are not reflected in the accompanying financial statements since the Port Authority is a nontaxable entity.

 Preopening and Other Business Restoration Costs

  Preopening and other business restoration costs, which primarily consists of contract labor and other clean-up costs as well as employee payroll, employee training expense and marketing expenses incurred in connection with Vista's resumption of operations, were charged to expense as incurred.

 Pension Plans

  Certain nonunion employees of Vista are covered by a noncontributory defined benefit pension plan of Hilton, which provides for normal retirement at age 65 after a minimum of five years' service. Hilton may terminate the plan at any time. Union employees are covered by a noncontributory pension plan under their union contract.

                                NEW YORK VISTA

 Reclassification and Restatement

  Certain December 31, 1993 amounts have been reclassified to conform to the December 31, 1994 presentation. The statement of revenues and expenses for the year ended December 31, 1993 has been restated to remove rent of $1,349,276 which was previously indicated as to be received from the Port Authority and to include interest expense of $1,094,213 in connection with the loan payable, Inhil Co., Inc. Such amounts were previously included in the difference between assets and liabilities representing amount due from The Port Authority of New York and New Jersey on the statement of assets and liabilities as of December 31, 1993 and, accordingly, such amount does not change as a result of the restatement:

   Excess of revenues over expenses for the year ended December
    31, 1993 as originally reported............................  $  4,026,399
   Removal of rent credit from Port Authority..................    (1,349,276)
   Inclusion of interest expense...............................    (1,094,213)
                                                                 ------------
   Excess of revenues over expenses for the year ended December
    31, 1993 as restated.......................................   $ 1,582,910
                                                                 ============

2. MANAGEMENT AGREEMENT

  Vista is managed by Inhilco under the terms of an amended Management Agreement which, among other matters, provides (i) for payment to Inhilco, under certain circumstances, of a management fee equal to 3% of revenues, as defined, and an incentive fee based on a formula, as provided, and (ii) for the refurbishment of the guest rooms over a three-year period which commenced in May 1992 at a cost not to exceed $17,600,000. Under the agreement, Inhilco is required to finance the first $15,000,000 of refurbishment costs. Refurbishment costs in excess of $15,000,000 are to be funded by the reserves for capital expenditures and replacement of furniture, fixtures and equipment to the extent such funds are available. Interest expense on amounts advanced by Inhilco accrues at 10% per annum. The amount payable to Inhilco in connection with the refurbishment, including accrued interest with respect thereto, which is reflected as loan payable, Inhil Co., Inc. in the accompanying balance sheet, includes the following:

 Loan payable, Inhil Co., Inc.

                                        YEAR ENDED DECEMBER 31
                                        ------------------------
                                                                   AGGREGATE
                                                                    THROUGH
                                                                  DECEMBER 31,
                                           1994         1993          1994
                                        -----------  -----------  ------------
   Balance at beginning of year........ $14,565,987  $ 8,558,123  $       --
   Expenditures by Inhil Co., Inc. for
    hotel renovation...................     858,348    5,223,637   13,740,124
   Increase/(decrease) in year-end ac-
    crual..............................     (35,185)    (309,986)     265,551
   Interest............................   1,447,900    1,094,213    2,831,375
                                        -----------  -----------  -----------
                                        $16,837,050  $14,565,987  $16,837,050
                                        ===========  ===========  ===========

  For the period subsequent to the commencement of refurbishment (May 1992), Vista is required to expend revenue proceeds, as defined, in the following priority: (i) the payment of operating expenses, as defined, (ii) the funding of the reserves for furniture, fixtures and equipment and capital expenditures, (iii) the payment of current and past due debt service on a certain mortgage payable, (iv) the payment of current and past due interest on amounts advanced by Inhilco during the refurbishment period and, after the refurbishment period, the payment of current and past due principal and interest on amounts advanced by Inhilco amortized at 10% per annum over 7 years, (v) the payment of past due and current management fees and (vi) the payment of the incentive fee.

                                NEW YORK VISTA

  The repayment period with respect to principal and interest on amounts advanced by Inhilco is based on a 7 year amortization period, but it will be extended for as long as necessary for Inhilco to recover such amounts. However, if the repayment period extends beyond 7 years, additional interest will not accrue. With respect to the management fee, any portion of a management fee not payable to Inhilco from revenue proceeds in the current or four subsequent years is forfeited. With respect to the incentive fee, such fee will commence the later of May 1, 2002 or the date of final repayment of amounts advanced by Inhilco. There is no carryforward of unpaid incentive fee.

  No management fee expense was recognized for any periods between May 1, 1992 through December 31, 1994 as during such periods revenue proceeds were insufficient to require payment of such fee and, as described above, such fees are forfeitable. The management fee attributable to such periods, approximately $300,000 (1994), $620,000 (1993) and $800,000 (1992), will be recognized as expense at such time as payment is probable.

  The Management Agreement expires in March 2021. The Port Authority is required to either extend the Management Agreement for a single 20-year period or offer a certain lease agreement to Inhilco for such 20-year period in lieu of the Management Agreement.

  In addition, Vista has agreed to perform and finance certain additional hotel construction. Vista shall be reimbursed the cost of such additional construction by the Port Authority upon its completion. Amounts due Vista in connection with such additional construction, which are included in the difference between assets and liabilities representing the amount due from the Port Authority, are as follows:

                                                                    AGGREGATE
                                            YEAR ENDED DECEMBER 31   THROUGH
                                            -----------------------  DECEMBER
                                               1994        1993      31, 1994
                                            ----------- ----------- ----------
   Balance at beginning of year............ $ 1,057,932 $       --  $      --
   Expenditures for hotel renovation (Port
    Authority).............................   3,892,608   1,028,327  4,920,935
   Increase/(decrease) in year-end accru-
    al.....................................   1,170,579      29,605  1,200,184
                                            ----------- ----------- ----------
                                              5,063,187   1,057,932  6,121,119
                                            ----------- ----------- ----------
                                            $ 6,121,119  $1,057,932 $6,121,119
                                            =========== =========== ==========

3. RELATED PARTY TRANSACTIONS

 Hilton

  Hilton and various of its subsidiaries charge Vista for certain advertising, promotion, purchasing and other services which they perform on behalf of Vista. Such charges, which are billed as agreed upon by the various parties, totaled approximately $200,000 and $355,000 for the years ended December 31, 1994 and 1993, respectively.

                                NEW YORK VISTA

 Port Authority

  The amount indicated on the accompanying balance sheet as the difference between assets and liabilities representing the amount due from the Port Authority includes the following:

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                        1994          1993
                                                    ------------  ------------
   Balance at beginning of year...................  $(10,343,355) $ (8,773,349)
   Excess of (expenses over revenues)/revenues
    over expenses.................................   (13,236,346)    1,582,910
   Renovation costs incurred by Inhil Co., Inc. on
    behalf of Port Authority......................      (823,163)   (4,913,651)
   Renovation costs incurred by Vista on behalf of
    Port Authority................................    (5,063,187)   (1,057,932)
   Expenses payable to Port Authority.............     2,187,767     2,838,202
   Advances from Port Authority, net..............    13,761,490           --
   Other payments on behalf of Port Authority.....    (3,871,598)      (60,272)
   Interest earned on restricted cash account
    payable to Port Authority.....................        63,000        40,737
                                                    ------------  ------------
   Balance at end of year.........................  $(17,325,392) $(10,343,355)
                                                    ============  ============

4. RESERVES FOR REPLACEMENT OF FURNITURE, FIXTURES AND EQUIPMENT AND CAPITAL EXPENDITURES

  The Management Agreement requires annual charges to operations to provide for the replacement of furniture, fixtures and equipment. The annual charge is equivalent to 5% of gross revenues, to the extent revenues exceed expenses. The Management Agreement also requires that beginning January 1, 1992 the following percentages of gross revenue, to the extent revenues exceed expenses, be charged to operations for capital expenditures: 1% for the first three years; 1.5% for the next five years; and 2% for the following years until termination of the agreement.

  Due to the suspension of operations resulting from the explosion in February 1993, the above provisions for 1993 are based on actual revenue through February 26, 1993 and, for the subsequent period, Vista's operating budget for such period and related business interruption insurance claim. For 1994, the credit reflects the reduction to the 1993 provisions to record the effect of the reimbursement offered by the insurance carrier.

                                NEW YORK VISTA

  The Management Agreement requires that beginning January 1, 1992 cash from the operating account equal to the above provisions be deposited by Vista into a segregated interest bearing bank account. The funds, including interest earned thereon, shall be used by Vista to pay for capital expenditures, replacements of furniture, fixtures and equipment and certain refurbishment costs (see Note 2). As of December 31, 1994 and 1993, unfunded restricted cash was approximately $3,047,000 and $2,335,000, respectively. Interest earned on the restricted cash account is reflected as a payable to the Port Authority and is included with amounts due (from)/to the Port Authority (see Note 3).

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                        1994         1993
                                                    ------------  -----------
   RESTRICTED CASH
   Balance at beginning of year.................... $  2,781,953  $ 2,207,972
     Purchases.....................................     (733,089)     (76,118)
     Interest income...............................       63,000       40,737
     Transfer (to)/from operating account, net.....   (1,790,218)     609,362
                                                    ------------  -----------
   Balance at end of year.......................... $    321,646  $ 2,781,953
                                                    ============  ===========
   RESERVE FOR REPLACEMENT FOR FURNITURE, FIXTURES
    AND EQUIPMENT AND FOR CAPITAL EXPENDITURES
   Balance at beginning of year.................... $  5,117,370  $ 2,936,573
     (Credit)/provision............................   (1,016,027)   2,256,915
     Purchases.....................................     (733,089)     (76,118)
                                                    ------------  -----------
   Balance at end of year.......................... $  3,368,254  $ 5,117,370
                                                    ============  ===========

5. REAL ESTATE TAXES

  Vista accrues for payments in lieu of real estate taxes to the Port Authority based upon space occupied by Vista in the World Trade Center. The hotel is currently disputing the expense attributable to the years ended December 31, 1994 and 1993.

6. PENSION PLANS

  Certain nonunion employees of Vista are covered by a defined benefit noncontributory pension plan of Hilton, which provides for normal retirement at age 65 after a minimum of five years' service. Hilton may terminate the Plan at any time. Unfunded past service costs are amortized over thirty years. Vista's policy is to fund pension costs accrued, subject to full funding limitations under the Employee Retirement Income Security Act of 1974. The assets of the Plan are invested primarily in listed stocks and bonds.

  Vista has not obtained actuarial information for the nonunion plan regarding pension expense for the years ended December 31, 1994 and 1993 and the minimum liability, if any, for the unfunded accumulated benefit obligation over plan assets. Generally accepted accounting principles require that pension costs and any minimum liability be accounted for in accordance with Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions." The total pension expense for 1994 and 1993 was approximately $75,000 and $19,000, respectively. Vista makes annual contributions to the plan equal to the amount accrued for pension expense. The pension liability at December 31, 1993 approximated $138,000. There was no pension liability at December 31, 1994.

  Vista, under a Collective Bargaining Agreement with the New York Hotel and Motel Trade Council AFL-CIO, makes contributions into a multi-employer pension plan. This plan provides defined benefits to union employees. Pension expense for this plan for the years ended December 31, 1994 and 1993 was approximately $77,000 and $117,000, respectively.

                                NEW YORK VISTA

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

7. CONTINGENCIES

  During 1993 and 1994, Vista filed insurance claims with its business interruption insurance carrier requesting reimbursement of damages incurred as a result of an explosion in February 1993. Other income includes approximately $5,800,000 (1994) and $15,800,000 (1993) in connection with such insurance claims. The 1993 financial statements reflect as income the reimbursement requested for 1993. The 1994 financial statements reflect as income the total reimbursement offered by the insurance carrier net of the insurance claims reflected as income in 1993 and amounts applicable to 1995. The total amount to be ultimately received from the insurance carrier cannot be determined at this time.

  Inhilco has filed a claim against a vendor alleging that damage to the glass and aluminum facade of Vista resulted from cleaning work performed by such vendor. The Port Authority has advised Inhilco that if Vista is unable to recover sufficient amounts from such vendor or the insurer of the hotel to make the necessary repairs, it would seek to hold Inhilco responsible for the cost. Inhilco believes it has defenses available to it in the event that such a claim would be asserted by the Port Authority.

  Vista has been named as a defendant in a legal proceeding arising out of a labor dispute. The management of Vista believes that the ultimate resolution of such litigation will not have a material adverse effect on Vista's financial condition.

8. SUBSEQUENT EVENTS

  Inhilco terminated their Management Agreement of the Vista with the Port Authority effective August 31, 1995. This termination also releases and discharges Inhilco from any obligations and claims. Under the terms of the terminated Management Agreement, the Port Authority has the right to be reimbursed by Inhilco for losses sustained greater than $340,000, within six months after the termination date, as a result of the breach of certain representations made by Inhilco.

                                 NEW YORK VISTA

                       STATEMENT OF REVENUES AND EXPENSES

                       EIGHT MONTHS ENDED AUGUST 31, 1995

                                  (UNAUDITED)

OPERATING REVENUES:
  Rooms............................................................ $15,841,225
  Food.............................................................   3,406,572
  Beverage.........................................................   1,222,266
  Other operated departments.......................................     773,271
  Other income.....................................................   2,363,065
                                                                    -----------
                                                                     23,606,399
                                                                    -----------
OPERATING EXPENSES:
  Cost of sales:
    Food...........................................................     794,587
    Beverage.......................................................     314,441
    Other operated departments.....................................     288,718
                                                                    -----------
  Total cost of sales..............................................   1,397,746
  Payroll and related expenses.....................................  10,014,146
  Provision for operating equipment................................     109,018
  Other operating expenses.........................................   1,827,643
                                                                    -----------
                                                                     13,348,553
                                                                    -----------
Gross operating income.............................................  10,257,846
                                                                    -----------
DEDUCTIONS FROM GROSS OPERATING INCOME:
  General and administrative expenses..............................   3,187,491
  Marketing expenses...............................................   1,479,830
  Property operation, maintenance and energy costs.................   5,825,575
                                                                    -----------
                                                                     10,492,896
                                                                    -----------
Gross operating loss...............................................    (235,050)
                                                                    -----------
OTHER DEDUCTIONS/(INCOME):
  Real estate taxes ...............................................   1,446,216
  Insurance........................................................     206,267
  Pre-opening and other business restoration costs.................   1,442,244
  Interest expense.................................................     715,425
  Other............................................................     267,835
                                                                    -----------
                                                                      4,077,987
                                                                    -----------
Excess of expenses over revenues................................... $(4,313,037)
                                                                    ===========

                         INDEPENDENT AUDITORS' REPORT

The General Partners
Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd.:

  We have audited the combined financial statements of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. (limited partnerships), as listed in the accompanying index to financial statements. These combined financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Diego, California
March 10, 1995, except as to note 6 to the combined financial statements, which is as of January 5, 1996

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                      1994           1993
                                                  -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.....................  $   1,136,000  $     227,000
  Cash--restricted (note 2).....................      6,016,000      3,821,000
  Accounts receivable, less allowance for
   doubtful accounts of $75,000 in 1994 and
   $67,000 in 1993..............................      2,347,000      2,876,000
  Inventories...................................        550,000        690,000
  Prepaid expenses and other....................         61,000         81,000
                                                  -------------  -------------
Total current assets............................     10,110,000      7,695,000
Property and equipment, net (notes 3 and 4).....    144,425,000    150,369,000
China, glassware, silver and linen..............      1,437,000      1,342,000
Other assets....................................         70,000         70,000
                                                  -------------  -------------
                                                  $ 156,042,000  $ 159,476,000
                                                  =============  =============
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
  Bank overdraft................................  $         --   $     619,000
  Accounts payable..............................      2,178,000      1,937,000
  Accrued expenses..............................      1,664,000      1,933,000
  Current portion, long-term debt payable to
   third party (note 4).........................      2,630,000      2,648,000
  Current portion, due to affiliates of general
   partners (note 5)............................      3,773,000      1,967,000
  Advance deposits..............................        992,000        949,000
                                                  -------------  -------------
Total current liabilities.......................     11,237,000     10,053,000
Long-term debt payable to third party, net of
 current portion (note 4).......................    204,565,000    207,302,000
Long-term debt payable to a general partner and
 an affiliate of the general partners (note 4)..     22,000,000     22,000,000
Accrued interest (note 4).......................     32,323,000     30,609,000
Due to affiliates of general partners, net of
 current portion (note 5).......................     22,722,000     18,657,000
                                                  -------------  -------------
Total liabilities...............................    292,847,000    288,621,000
Partners' capital (deficit).....................   (136,805,000)  (129,145,000)
                                                  -------------  -------------
Commitments and contingencies (note 7)
Total liabilities and partners' capital.........  $ 156,042,000  $ 159,476,000
                                                  =============  =============

            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                       COMBINED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                        1994          1993
                                                     -----------  ------------
REVENUE............................................. $84,163,000  $ 82,693,000
                                                     -----------  ------------
DEPARTMENTAL EXPENSES:
  Cost of sales.....................................  12,012,000    11,788,000
  Payroll and related expenses......................  24,963,000    24,747,000
  Other.............................................   4,387,000     4,780,000
                                                     -----------  ------------
    Total departmental expenses.....................  41,362,000    41,315,000
                                                     -----------  ------------
Income from operating departments...................  42,801,000    41,378,000
                                                     -----------  ------------
Undistributed operating expenses:
  Related party management fees.....................   2,940,000     2,891,000
  Related party administration and marketing fees...   1,050,000     1,032,000
  Related party reimbursements......................   3,523,000     3,786,000
  Third-party.......................................   8,151,000     8,389,000
                                                     -----------  ------------
                                                      15,664,000    16,098,000
                                                     -----------  ------------
    Income before fixed charges and interest
     income.........................................  27,137,000    25,280,000
                                                     -----------  ------------
FIXED CHARGES:
  Property taxes....................................   2,410,000     2,938,000
  Leases (note 7a)..................................   4,948,000     4,801,000
  Interest (including $4,309,000 and $3,868,000 in
   1994 and 1993, respectively, relating to
   affiliates)......................................  19,995,000    20,680,000
  Insurance.........................................      98,000       112,000
  Depreciation and amortization.....................   7,547,000     7,790,000
                                                     -----------  ------------
    Total fixed charges.............................  34,998,000    36,321,000
                                                     -----------  ------------
Loss before interest income.........................  (7,861,000)  (11,041,000)
Interest income.....................................     201,000       104,000
                                                     -----------  ------------
    Net loss........................................ $(7,660,000) $(10,937,000)
                                                     ===========  ============

            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

               COMBINED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

Balance (deficit), December 31, 1992............................ $(118,208,000)
Net loss........................................................   (10,937,000)
                                                                 -------------
Balance (deficit), December 31, 1993............................  (129,145,000)
Net loss........................................................    (7,660,000)
                                                                 -------------
Balance (deficit), December 31, 1994............................ $(136,805,000)
                                                                 =============



            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                        1994          1993
                                                     -----------  ------------
Cash flows from operating activities:
  Net loss.......................................... $(7,660,000) $(10,937,000)
  Adjustments to reconcile net loss to net cash pro-
   vided by operating activities:
    Depreciation and amortization...................   7,547,000     7,790,000
    Gain on retirement of fixed assets..............     (64,000)      (32,000)
    Changes in assets and liabilities:
      (Increase) decrease in cash--restricted.......  (2,195,000)    3,450,000
      Decrease in accounts receivable, net..........     529,000       496,000
      Decrease in inventories.......................     140,000        40,000
      Decrease in prepaid expenses and other as-
       sets.........................................      20,000       443,000
      Increase in china, glassware, silver and lin-
       en...........................................     (95,000)     (159,000)
      Increase in accounts payable..................     241,000        19,000
      Increase (decrease) in accrued expenses.......    (269,000)      407,000
      Increase in advance deposits..................      43,000       288,000
      Increase in accrued interest..................   1,714,000     2,138,000
      Increase in due to affiliates.................   5,871,000     4,078,000
                                                     -----------  ------------
    Net cash provided by operating activities.......   5,822,000     8,021,000
                                                     -----------  ------------
Cash flows from investing activities:
  Capital expenditures..............................  (1,603,000)   (4,622,000)
  Proceeds from sale of property and equipment......      64,000       133,000
                                                     -----------  ------------
    Net cash used in investing activities...........  (1,539,000)   (4,489,000)
                                                     -----------  ------------
Cash flows from financing activities:
  Principal payments on long-term debt payable to
   third party......................................  (2,755,000)   (2,954,000)
  Decrease in bank overdraft........................    (619,000)     (457,000)
                                                     -----------  ------------
    Net cash used in financing activities...........  (3,374,000)   (3,411,000)
                                                     -----------  ------------
Net increase in cash and cash equivalents...........     909,000       121,000
Cash and cash equivalents at beginning of year......     227,000       106,000
                                                     -----------  ------------
Cash and cash equivalents at end of year............ $ 1,136,000       227,000
                                                     ===========  ============
Supplemental disclosure of cash flow information:
  Cash paid for interest............................ $13,719,000  $ 14,250,000
                                                     ===========  ============

            See accompanying notes to combined financial statements.

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                            (LIMITED PARTNERSHIPS)

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1994 AND 1993

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Pacific Landmark Hotel, Ltd. (Landmark), a California limited partnership, was formed on October 2, 1981 to develop, construct and own a 681-room hotel (Tower I) and an adjacent Marina. Upon completion of construction, hotel operations for Tower I commenced on March 15, 1984. On May 1, 1985, Landmark completed construction of an $11 million conference center. The conference center is adjacent to Tower I and provides additional meeting and exhibition space for the hotel.

  Pacific Gateway, Ltd. (Gateway), a California limited partnership, was formed on February 28, 1984 to develop, construct and own a 683-room hotel (Tower II) adjacent to Tower I. On December 15, 1987, construction was completed and the hotel commenced operations (Landmark and Gateway are collectively referred to as the "Partnerships" and Tower I, Tower II and the Marina are collectively referred to as the "Hotel").

  The Hotel is located near downtown San Diego, California, on bay front property leased from the San Diego Unified Port District. The Partnerships have entered into an agreement with Marriott International, Inc. (Marriott) to operate and manage the Hotel (Note 5). Host Marriott Corporation, an affiliate of Marriott, owns a 5% general partnership interest in the Partnerships. The developer of the Hotel is the other general partner.

  The combined financial statements include the Partnerships. The general partners, through their affiliates, hold general and limited partnership interests aggregating effectively 100% of the Partnerships. Significant intercompany accounts and transactions have been eliminated in the combined financial statements.

 Inventories

  Food, beverage and operating supplies inventories are stated at the lower of cost or market. Food and beverage inventories are determined using the first-in, first-out method. Operating supplies inventories are determined using the average cost method.

 Statements of Cash Flows

  For purposes of the statements of cash flows, the Partnerships consider all highly liquid debt instruments with an original maturity date of three months or less to be cash equivalents.

 China, Glassware, Silver and Linen

  China, glassware and silver are stated at the lower of cost or market, determined on the first-in, first-out method. The initial supply of linen has been capitalized; subsequent replacements are expensed.

 Property and Equipment and Depreciation

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to 40 years.

 Provision for Impairment Losses

  Provision is made for impairment losses if estimated future operating cash flows (undiscounted and without interest charges) over a long-term holding period, plus estimated disposition proceeds (undiscounted), are less then current book value. There was no such provision for 1994 or 1993.

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Income Taxes

  No provision for federal or state income taxes has been made in the accompanying combined financial statements as the partners are individually responsible for reporting income or loss based upon their respective share of the Partnerships' income and expenses as reported for income tax purposes.

 Partnership Allocations of Net Loss

  According to the partnership agreements, net losses for Gateway are allocated 99% and 1% to general and limited partnership interests, respectively. Net losses for Landmark are allocated 95% and 5% to general and limited partnership interests, respectively.

 Net Loss Per Unit

  The Partnerships do not report net loss per unit as the partners' interests are not represented by units.

 Fiscal Year

  The Partnerships' fiscal years end on December 31; however, the combined financial statements include the Hotel's operations through the Friday closest to December 31, in order to conform to the operator's fiscal year.

(2) RESTRICTED CASH

                                                            1994       1993
                                                         ---------- ----------
   Cash reserved for payment of debt service (note 4)... $3,536,000 $3,001,000
   Cash reserved for replacement of furniture, fixtures
    and equipment.......................................  2,265,000    775,000
   Cash reserved for payment of property taxes..........    215,000     45,000
                                                         ---------- ----------
                                                         $6,016,000 $3,821,000
                                                         ========== ==========

  In accordance with the partnership agreements and the terms of notes payable to bank (Note 4), InterHotel Company, Ltd., a limited partner of the Partnerships, has deposited approximately $6,500,000 with the lender to fund debt service requirements.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                1994          1993
                            ------------  ------------
   Building................ $176,890,000  $176,113,000
   Furniture, fixtures and
    equipment..............   19,638,000    19,029,000
   Marina..................    6,379,000     6,379,000
                            ------------  ------------
                             202,907,000   201,521,000
   Less accumulated
    depreciation and
    amortization...........  (58,482,000)  (51,152,000)
                            ------------  ------------
                            $144,425,000  $150,369,000
                            ============  ============

  Virtually all of the Partnerships' property and equipment is collateral for notes payable (Note 4).

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(4) LONG-TERM DEBT

  The following is a summary of long-term debt payable to third party:

                                                        1994          1993
                                                    ------------  ------------
Notes payable to bank with monthly payments
 sufficient to fully amortize the unpaid principal
 balance over 360 months with interest at the
 lesser of the Eleventh District Average Cost of
 Funds Index plus 2 1/2% or 11% per annum adjusted
 monthly. At December 31, 1994, the effective
 interest rate was approximately equal to 6.9%.
 The monthly payment amount is adjusted annually.
 Interest is accrued on the amount by which the
 accrued interest on the entire unpaid balance of
 the loan exceeds the interest paid. Upon sale or
 refinancing, the bank may receive the greater of
 the accrued deferred interest or a portion of the
 net proceeds from sale or refinancing. Unpaid
 principal is due in 1997. The notes are
 collateralized by first deeds of trust on the
 Partnerships' property and equipment and an
 assignment of the joint operating agreement. The
 Partnerships and the bank are currently in
 discussions regarding differing interpretations
 of certain sections of the loan modification
 agreements regarding the mechanisms and timing of
 access to restricted cash held as collateral by
 the bank after October 1992 (Note 2). The
 Partnerships have paid late charges of $512,000
 which they are currently disputing...............  $207,195,000  $209,950,000
  Less current portion............................    (2,630,000)   (2,648,000)
                                                    ------------  ------------
  Long-term portion...............................  $204,565,000  $207,302,000
                                                    ============  ============

  The following is a summary of long-term debt payable to a general partner and an affiliate of the general partners:

                                                           1994        1993
                                                        ----------- -----------
Note payable to an entity originally established by an
 affiliate of the developer-general partner. Principal
 and interest from January 1993 through December 1997
 accrue interest at 10% per annum compounded annually.
 Unpaid principal and accrued interest are due in
 December 1997. Minimum annual payments ranging from
 $250,000 to $500,000 were to begin in 1993 and are to
 be applied first to unpaid interest. No payments have
 been made. The note is collateralized by second deeds
 of trust on the Partnerships' property...............  $10,000,000 $10,000,000
Notes payable to a general partner (Marriott
 affiliate), with interest compounded annually at 10%
 per annum with all principal and interest due in 1997
 or upon refinancing, sale or other transfer of
 interest. The notes are collateralized by third deeds
 of trust on the Partnerships' property...............   12,000,000  12,000,000
                                                        ----------- -----------
                                                        $22,000,000 $22,000,000
                                                        =========== ===========

  Long-term debt maturities, based on the effective interest rate at December 31, 1994, are as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
   1995.......................................................... $  2,630,000
   1996..........................................................    2,811,000
   1997..........................................................  223,754,000
                                                                  ------------
                                                                  $229,195,000
                                                                  ============

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(5) RELATED PARTY TRANSACTIONS

  In 1987, the Partnerships entered into management contracts with Marriott to manage and operate Towers I and II. The initial terms of the contracts expire in 2017 and automatically renew for three consecutive periods of ten years, and give Marriott first right of refusal on any continued association with the hotel subsequent to 2017. The agreements provide for annual compensation of 3 1/2% of gross revenue and 30% of available cash flow as defined. Management fees paid to Marriott in 1994 and 1993 amounted to $2,940,000 and $2,891,000, respectively.

  In addition, during the course of normal operations various supplies, services and other operating expenses are purchased from or provided by Marriott and its affiliates.

  Amounts included in due to affiliates of general partners at December 31, 1994 and 1993 are as follows:

                                                         1994         1993
                                                      -----------  -----------
   Operational receivables and other................  $  (851,000) $(1,390,000)
   Accrued interest on notes to affiliates..........   22,722,000   18,657,000
   Accrued interest on unpaid administration fees to
    developer-general partner.......................      528,000      284,000
   Management, administration and marketing fees....    4,096,000    3,073,000
                                                      -----------  -----------
                                                       26,495,000   20,624,000
   Less current portion.............................   (3,773,000)  (1,967,000)
                                                      -----------  -----------
                                                      $22,722,000  $18,657,000
                                                      ===========  ===========

  Payments accrued or made to related parties and included in operations for the years ended December 31, 1994 and 1993 are summarized as follows:

                                                              1994       1993
                                                           ---------- ----------
   Management fees and reimbursements for operating costs
    paid or accrued to Marriott or its affiliates........  $6,463,000 $6,677,000
   Administration fees paid or accrued to the developer-
    general partner or its affiliates....................     840,000    826,000
   Marketing fees paid or accrued to the developer-
    general partner or its affiliates....................     210,000    206,000
   Remodeling fees paid to affiliate of the developer-
    general partner......................................      26,000    200,000
   Interest on notes payable to affiliates...............   4,039,000 $3,868,000

  Payments, not included in the above schedule, were made in 1994 and 1993 to an affiliate of Marriott in order to purchase food, miscellaneous fixed assets and other inventory.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure includes estimated fair value information at December 31, 1994 and 1993, as required by FASB Statement 107. Such information, which pertains to the combined Partnerships' financial instruments, is based on the requirements set forth in that statement and does not purport to represent the aggregate net fair value of the Partnerships.

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The following methods and assumptions were used by the Partnerships in estimating such values:

  . The fair values of the Partnerships' long-term debt payable to third party, long-term debt payable to a general partner and an affiliate of the general partners, accrued interest, and amounts due to affiliates of general partners were determined based on the timing of future cash flows, market interest rates, the relationship of the parties and the nature of the financial instruments.

    The estimated fair values of the combined Partnerships' long-term debt payable to third party, long-term debt payable to a general partner and an affiliate of the general partners, accrued interest and amounts due to affiliates of general partners at December 31, 1994 and 1993 are as follows:

                    1994                                         1993
       ---------------------------------            -------------------------------------
         CARRYING           ESTIMATED                 CARRYING                ESTIMATED
          AMOUNT            FAIR VALUE                 AMOUNT                 FAIR VALUE
       ------------        ------------             ------------             ------------
       $288,013,000        $189,134,000             $283,183,000             $190,149,000

  . For all other financial instruments, the carrying values reasonably approximate fair values at December 31, 1994 and 1993.

(7) COMMITMENTS AND CONTINGENCIES

 (a) Ground Lease Commitments

  Landmark is the lessee in a long-term ground lease on which Tower I and the Marina are located. Gateway has entered into a similar lease agreement for Tower II. Both leases expire in April 2048 and require contingent rents based on a percentage of gross income. Minimum annual rents in each of the next five years and in the aggregate thereafter (through March 2007) are as follows:

   YEAR ENDING DECEMBER 31,                     LANDMARK   GATEWAY      TOTAL
   ------------------------                    ---------- ---------- -----------
   1995....................................... $  600,000 $  400,000 $ 1,000,000
   1996.......................................    600,000    400,000   1,000,000
   1997.......................................    600,000    400,000   1,000,000
   1998.......................................    600,000    400,000   1,000,000
   1999.......................................    600,000    400,000   1,000,000
   Thereafter.................................  4,800,000  3,200,000   8,000,000
                                               ---------- ---------- -----------
     Total.................................... $7,800,000 $5,200,000 $13,000,000
                                               ========== ========== ===========

  Minimum annual rent for the period April 2007 through April 2048 is to be at least 75% of the average "percentage rental" paid, as defined, during the last three accounting years of the previous rental period.

  Rent expense was $4,948,000 and $4,801,000 in 1994 and 1993, respectively, which included contingent rents of $3,948,000 and $3,801,000 in 1994 and 1993, respectively.

 (b) Litigation

  In December 1992, the Partnerships filed a complaint against Marriott and other defendants alleging, among other things, breach of contract and breach of covenant of good faith and fair dealing. The defendants have filed a cross-complaint for damages alleging breach of contract, defamation, and other charges. Based in part on the

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED) advice of outside counsel, management does not believe that the cross-complaint will have a material impact on the Partnerships' combined financial condition or results of operations. Accordingly, no provision for any liability has been made in the accompanying combined financial statements.

  The Partnerships are involved in various other legal proceedings which are routine litigation incident to their business. In the opinion of management of the Partnerships, none of the other pending litigation will have a material adverse effect upon the Partnerships' combined financial position or results of operations.

              PACIFIC LANDMARK HOTEL, LTD AND PACIFIC GATEWAY, LTD

                             COMBINED BALANCE SHEET
                           (UNAUDITED, IN THOUSANDS)

                                                                   SEPTEMBER 8,
                                                                       1995
                                                                   ------------
   ASSETS
     Cash and cash equivalents....................................  $   3,360
     Cash--restricted.............................................      9,632
     Accounts receivable, less allowance for doubtful accounts....      4,861
     Inventories..................................................        480
     Property and equipment, net..................................    140,535
     China, glassware, silver and linen...........................      1,152
     Other assets.................................................         75
                                                                    ---------
                                                                    $ 160,095
                                                                    =========
   LIABILITIES AND PARTNERS' DEFICIT
     Accounts payable.............................................  $   5,124
     Accrued expenses.............................................      1,843
     Advance deposits.............................................        977
     Long-term debt...............................................    228,427
     Accrued interest.............................................     33,065
     Due to affiliates of general partners........................     30,139
     Partners' deficit............................................   (139,480)
                                                                    ---------
                                                                    $ 160,095
                                                                    =========



   The accompanying notes are an integral part of these financial statements.

              PACIFIC LANDMARK HOTEL, LTD AND PACIFIC GATEWAY, LTD

                       COMBINED STATEMENTS OF OPERATIONS
                           (UNAUDITED, IN THOUSANDS)

                                                      THIRTY-SIX WEEKS ENDED
                                                     -------------------------
                                                     SEPTEMBER 8, SEPTEMBER 9,
                                                         1995         1994
                                                     ------------ ------------
   REVENUES.........................................   $25,594      $22,793
                                                       -------      -------
   OPERATING COSTS AND EXPENSES
     Interest.......................................    13,830       13,843
     Depreciation and amortization..................     5,225        5,225
     Ground rent....................................     3,778        3,486
     Property taxes.................................     2,258        2,272
     Base management fee............................     2,160        2,074
     Owner's marketing account and administration
      fee...........................................       771          741
     Equipment rent and other, net..................       246          253
                                                       -------      -------
                                                        28,268       27,894
                                                       -------      -------
   NET LOSS.........................................   $(2,674)     $(5,101)
                                                       =======      =======





   The accompanying notes are an integral part of these financial statements.

              PACIFIC LANDMARK HOTEL, LTD AND PACIFIC GATEWAY, LTD

                       COMBINED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                       THIRTY-SIX WEEKS ENDED
                                                      -------------------------
                                                      SEPTEMBER 8, SEPTEMBER 9,
                                                          1995         1994
                                                      ------------ ------------
OPERATING ACTIVITIES
Net loss.............................................   $(2,674)     $(5,101)
Noncash items........................................     9,504       10,652
Changes in operating accounts........................     1,113          670
                                                        -------      -------
  Cash provided by operating activities..............     7,943        6,221
                                                        -------      -------
INVESTING ACTIVITIES
  Additions to property and equipment................    (1,335)      (1,222)
  Change in restricted cash..........................    (3,616)      (1,660)
                                                        -------      -------
  Cash used in investing activities..................    (4,951)      (2,882)
                                                        -------      -------
FINANCING ACTIVITIES
  Principal payments on long-term debt...............      (768)      (2,127)
                                                        -------      -------
INCREASE IN CASH AND CASH EQUIVALENTS................     2,224        1,212
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....     1,136          227
                                                        -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........   $ 3,360      $ 1,439
                                                        =======      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.............................   $10,168      $ 9,008
                                                        =======      =======



   The accompanying notes are an integral part of these financial statements.

                       PACIFIC LANDMARK HOTEL, LTD. AND
                  PACIFIC GATEWAY LTD. (LIMITED PARTNERSHIPS)

                  NOTES TO FINANCIAL STATEMENTS--(UNAUDITED)

  1. The accompanying combined financial statements of the Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd., limited partnerships, (the "Partnerships") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Partnerships believe the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal years ended December 30, 1994 and December 31, 1993 included elsewhere herein.

  In the opinion of the Partnerships, the accompanying unaudited combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnerships as of September 8, 1995 and the results of operations and cash flows for the thirty-six weeks ended September 8, 1995 and September 9, 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. Revenues represent House Profit which reflects hotel operating results less property-level expenses excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses.

  House profit generated by the Partnerships for the thirty-six weeks ended September 8, 1995 and September 9, 1994 consists of (in thousands):

                                                        THIRTY-SIX WEEKS ENDED
                                                       -------------------------
                                                       SEPTEMBER 8, SEPTEMBER 9,
                                                           1995         1994
                                                       ------------ ------------
Sales
  Rooms...............................................   $37,554      $34,401
  Food & Beverage.....................................    17,986       18,692
  Other...............................................     6,180        6,169
                                                         -------      -------
    Total Hotel Sales.................................    61,720       59,262
                                                         -------      -------
Department Costs
  Rooms...............................................     7,507        7,458
  Food & Beverage.....................................    13,496       14,049
  Other...............................................     2,932        3,032
                                                         -------      -------
    Total Department Costs............................    23,935       24,539
                                                         -------      -------
Department Profit.....................................    37,785       34,723
Other Deductions......................................    12,191       11,930
                                                         -------      -------
House Profit..........................................   $25,594      $22,793
                                                         =======      =======

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Owners of the San Antonio Marriott Riverwalk:

  We have audited the accompanying statement of assets, liabilities and net advances from parent of the San Antonio Marriott Riverwalk, as defined in Note 1, as of December 30, 1994, and the related statements of operations and cash flows for the year ended December 30, 1994. These financial statements are the responsibility of the management of the Parent, as defined in Note 1. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the San Antonio Marriott Riverwalk (as defined in Note 1) as of December 30, 1994, and its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                   Arthur Andersen LLP

Washington, D.C.
August 18, 1995

                         SAN ANTONIO MARRIOTT RIVERWALK

         STATEMENT OF ASSETS, LIABILITIES AND NET ADVANCES FROM PARENT

                     AS OF DECEMBER 30, 1994 (IN THOUSANDS)

ASSETS
  Property and equipment, net.......................................... $26,310
  Property improvement fund............................................   2,159
  Accounts receivable..................................................     875
  Other assets.........................................................     557
                                                                        -------
                                                                        $29,901
                                                                        =======
LIABILITIES AND NET ADVANCES FROM PARENT
  Mortgage debt........................................................ $19,400
  Accounts payable and accrued expenses................................     828
                                                                        -------
  Total liabilities....................................................  20,228
  Net advances from Parent.............................................   9,673
                                                                        -------
                                                                        $29,901
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF OPERATIONS

              FOR THE YEAR ENDED DECEMBER 30, 1994 (IN THOUSANDS)

REVENUE................................................................ $10,196
                                                                        -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization........................................   2,160
  Base and incentive management fees...................................   2,030
  Property taxes.......................................................   1,201
  Rent, insurance and other............................................     588
                                                                        -------
    Total operating costs and expenses.................................   5,979
                                                                        -------
OPERATING PROFIT BEFORE INTEREST.......................................   4,217
Interest expense.......................................................   2,152
                                                                        -------
NET INCOME............................................................. $ 2,065
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF CASH FLOWS

              FOR THE YEAR ENDED DECEMBER 30, 1994 (IN THOUSANDS)

OPERATING ACTIVITIES
 Net Income............................................................ $ 2,065
 Depreciation and amortization.........................................   2,160
 Working capital changes:
  Accounts receivable..................................................      67
  Other assets.........................................................     (56)
  Accounts payable and accrued expenses................................    (436)
                                                                        -------
 Cash provided by operations...........................................   3,800
                                                                        -------
INVESTING ACTIVITIES
 Additions to property and equipment...................................  (3,482)
 Change in property improvement fund...................................  (1,204)
                                                                        -------
 Cash used in investing activities.....................................  (4,686)
                                                                        -------
FINANCING ACTIVITIES
 Change in net advances from Parent....................................   2,068
 Proceeds from mortgage debt...........................................  19,400
 Repayments of mortgage debt........................................... (20,388)
 Financing costs.......................................................    (194)
                                                                        -------
 Cash provided by financing activities.................................     886
                                                                        -------
CHANGE IN CASH AND CASH EQUIVALENTS....................................     --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.........................     --
                                                                        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................... $   --
                                                                        =======
SUPPLEMENTAL INFORMATION
 Cash paid for interest................................................ $ 2,207
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                        SAN ANTONIO MARRIOTT RIVERWALK

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.

 Basis of Presentation

  On June 16, 1995 ("Sale Date"), HMH Properties, Inc., a wholly-owned indirect subsidiary of Host Marriott Corporation, acquired the San Antonio Marriott Riverwalk (the "Hotel"), located in San Antonio, Texas, from MRI Business Property Fund Ltd., II (the "Parent"), a California limited partnership, for approximately $50 million. The Hotel was part of a portfolio of properties owned by the Parent. The Hotel, with approximately 500 rooms, is operated by Marriott International, Inc. as a part of the Marriott Hotels, Resorts and Suites full-service hotel system.

  The Hotel's purchase price at the Sale Date was in excess of its carrying value. No adjustments related to the resultant sale are reflected in the accompanying statements.

  These financial statements present the assets, liabilities and net advances to Parent, results of operations and cash flows related to the business of the San Antonio Marriott Riverwalk which is a lesser component of the Parent for all periods presented. The Parent's historical basis in assets and liabilities of the Hotel have been carried over. Changes in Net Advances from Parent represent the operating results of the Hotel adjusted for net cash transferred between the Parent and the Hotel.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Hotel's records are maintained on the accrual basis of accounting and its fiscal year ends on the Friday nearest to December 31.

 Revenues

  Revenue represents house profit, which is the Hotel's operating results less property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance, and certain other costs which are classified as operating costs and expenses (see Note 3).

 Property and Equipment

  Property and equipment is recorded at cost. Replacements and improvements are capitalized as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 30 years for buildings and 5 to 6 years for furniture and equipment.

 Cash and Cash Equivalents

  The Hotel considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents. At December 30, 1994, the Hotel's outstanding checks were in excess of then available cash balances by $126,000 and have been classified as accounts payable and accrued expenses in the accompanying statement of assets, liabilities and net advances from parent.

 Deferred Financing Costs

  Deferred financing costs, which are included in other assets, amounted to $194,000 at December 30, 1994. These costs are being amortized over the life of the Refinanced Loan, as defined below.

                        SAN ANTONIO MARRIOTT RIVERWALK

 Income Taxes

  Provision for Federal or state income taxes has not been made in the accompanying financial statements since the Parent is a partnership and does not pay income taxes but rather allocates its profits and losses to the Parent's individual partners.

NOTE 3. REVENUES

  House profit for the year ended December 30, 1994 consists of (in thousands):

   SALES
     Rooms............................................................. $17,037
     Food and beverage.................................................   4,649
     Other.............................................................   1,404
                                                                        -------
       Total Hotel Sales...............................................  23,090
                                                                        -------
   DEPARTMENTAL COSTS
     Rooms.............................................................   3,116
     Food and beverage.................................................   3,826
     Other.............................................................     758
                                                                        -------
       Total Department Costs..........................................   7,700
                                                                        -------
   DEPARTMENT PROFIT...................................................  15,390
   Other deductions....................................................   5,194
                                                                        -------
   HOUSE PROFIT........................................................ $10,196
                                                                        =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 30, 1994 (in thousands):

   Buildings and leasehold improvements............................... $ 33,346
   Furniture and equipment............................................   12,758
                                                                       --------
                                                                         46,104
   Less accumulated depreciation and amortization.....................  (19,794)
                                                                       --------
   Property and equipment, net........................................ $ 26,310
                                                                       ========

NOTE 5. DEBT

  The mortgage debt of the Hotel was refinanced (the "Refinancing") on December 23, 1994, at which time the existing debt was repaid and a note of $19,400,000 was issued (the "Refinanced Debt"). Prior to the Refinancing, debt consisted of three separate notes as described below:

  The Hotel's first mortgage consisted of a $19,500,000 note payable to Connecticut General Life Insurance Company maturing on January 1, 2010. This note bore interest at a rate of 10.25% per annum and was payable in monthly installments of $174,850, consisting of both principal and interest. The remaining principal balance of $16,605,000 was repaid at the time of the Refinancing. There were no prepayment or other penalties incurred for the early extinguishment of this debt.

  The Hotel's second mortgage consisted of a $2,500,000 note payable to Connecticut General Life Insurance Company maturing on January 1, 2010. This note bore interest at a rate of 8.25% per annum and was payable in

                        SAN ANTONIO MARRIOTT RIVERWALK
monthly installments of $23,375, consisting of both principal and interest. The remaining principal balance of $2,422,000 was repaid at the time of the Refinancing of the Hotel. There were no prepayment or other penalties incurred for the early extinguishment of this debt.

  Marriott International, Inc. funded a renovation that took place at the Hotel in 1989 with a $2,900,000 note payable due on December 31, 1994. This note bore interest at a rate of 9% per annum. Both principal and interest were payable out of the balance in the property improvement fund in excess of $100,000, first to accrued interest, then to principal reduction. The remaining principal balance of $1,487,000 was repaid partially with available cash and partially with proceeds from the Refinancing. There were no prepayment or other penalties for the early extinguishment of this debt.

  The Refinanced Debt consists of a note payable to Connecticut General Life Insurance Company of $19,400,000 maturing on January 1, 2002. This note bears interest at a rate of 9.85% per annum payable in monthly installments of $185,290, consisting of both principal and interest beginning in January 1995.

  Principal amortization of the Refinanced Debt is required as follows (in thousands):

   1995................................................................. $   327
   1996.................................................................     361
   1997.................................................................     398
   1998.................................................................     439
   1999 and thereafter..................................................  17,875
                                                                         -------
     Total.............................................................. $19,400
                                                                         =======

NOTE 6. MANAGEMENT AGREEMENT

  Marriott International, Inc. (the "Manager") operates the Hotel pursuant to a long-term management agreement (the "Management Agreement") with an initial term expiring in 2008. The management agreement provides for a base fee equal to 3% of Hotel sales and an incentive management fee of up to 20% of gross operating profit, as defined. Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services such as central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis ("Chain Services") and, are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned and leased by the Manager and its subsidiaries and, in accordance with these arrangements, the Hotel paid Chain Services of $734,000 in 1994. In addition, the Hotel also participates in the Manager's Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's full-service hotel system.

  The Management Agreement also provides for the establishment of a property improvement fund for the Hotel to cover (a) the cost of certain non-routine repairs and maintenance to the Hotel which are normally capitalized; and (b) the cost of replacements and renewals to the Hotel's property and improvements. Contributions to the property improvement fund are 5 1/2% of Hotel sales and totaled $1,270,000 for 1994.

NOTE 7. LEASES

  The land under the Hotel is leased from a third party under a long-term lease expiring December 31, 2033 (the "Land Lease"). Minimum annual rent is $50,000 per year. In addition to minimum annual rent, percentage rent equal to
 .5% of gross revenues, as defined, is required to be paid. Rent expense related to the Land Lease was $129,000 for 1994.

                        SAN ANTONIO MARRIOTT RIVERWALK

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  Future minimum annual rental commitments for all non-cancelable operating leases entered into by the Manager on behalf of the Parent and subsequently assigned to HMH Properties, Inc., including the Land Lease and leases for certain other equipment, are as follows (in thousands):

   1995................................................................ $   151
   1996................................................................     151
   1997................................................................     151
   1998................................................................     151
   1999................................................................      76
   Thereafter..........................................................   1,650
                                                                        -------
     Total minimum lease payments...................................... $ 2,330
                                                                        =======

                         SAN ANTONIO MARRIOTT RIVERWALK

         STATEMENT OF ASSETS, LIABILITIES AND NET ADVANCES FROM PARENT

                 AS OF JUNE 16, 1995 (UNAUDITED, IN THOUSANDS)

ASSETS
  Property and equipment, net.......................................... $27,179
  Property improvement fund............................................   1,018
  Accounts receivable..................................................   1,498
  Other assets.........................................................   1,174
                                                                        -------
                                                                        $30,869
                                                                        =======
LIABILITIES AND NET ADVANCES FROM PARENT
  Mortgage debt........................................................ $19,268
  Accounts payable and accrued expenses................................   1,949
                                                                        -------
  Total liabilities....................................................  21,217
  Net advances from Parent.............................................   9,652
                                                                        -------
                                                                        $30,869
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF OPERATIONS

 FOR THE TWENTY-FOUR WEEKS ENDED JUNE 16, 1995 AND JUNE 17, 1994 (UNAUDITED, IN
                                   THOUSANDS)

                                                                    1995   1994
                                                                   ------ ------
REVENUE........................................................... $5,119 $5,302
                                                                   ------ ------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization...................................  1,250    959
  Base and incentive management fees..............................  1,068  1,082
  Property taxes..................................................    616    557
  Rent, insurance and other.......................................    209    233
                                                                   ------ ------
    Total operating costs and expenses............................  3,143  2,831
                                                                   ------ ------
OPERATING PROFIT BEFORE INTEREST..................................  1,976  2,471
Interest expense..................................................    878    939
                                                                   ------ ------
NET INCOME........................................................ $1,098 $1,532
                                                                   ====== ======


   The accompanying notes are an integral part of these financial statements.

                         SAN ANTONIO MARRIOTT RIVERWALK

                            STATEMENT OF CASH FLOWS

 FOR THE TWENTY-FOUR WEEKS ENDED JUNE 16, 1995 AND JUNE 17, 1994 (UNAUDITED, IN
                                   THOUSANDS)

                                                                1995     1994
                                                               -------  -------
OPERATING ACTIVITIES
  Net Income.................................................. $ 1,098  $ 1,532
  Depreciation and amortization...............................   1,250      959
  Working capital changes:
    Accounts receivable.......................................    (623)    (153)
    Other assets..............................................       3      (22)
    Accounts payable and accrued expenses.....................     501     (410)
                                                               -------  -------
  Cash provided by operations.................................   2,229    1,906
                                                               -------  -------
INVESTING ACTIVITIES
  Additions to property and equipment.........................  (2,138)    (353)
  Change in property improvement fund.........................   1,141      (76)
                                                               -------  -------
  Cash used in investing activities...........................    (997)    (429)
                                                               -------  -------
FINANCING ACTIVITIES
  Change in net advances from Parent..........................  (1,100)  (1,164)
  Repayments of mortgage debt.................................    (132)    (208)
                                                               -------  -------
  Cash used in financing activities...........................  (1,232)  (1,372)
                                                               -------  -------
INCREASE IN CASH AND CASH EQUIVALENTS.........................     --       105
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............     --       --
                                                               -------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................... $   --   $   105
                                                               =======  =======


   The accompanying notes are an integral part of these financial statements.

                        SAN ANTONIO MARRIOTT RIVERWALK

                  NOTES TO FINANCIAL STATEMENTS--(UNAUDITED)

1. The accompanying financial statements of the San Antonio Marriott Riverwalk (the "Hotel") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Hotel believes the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 30, 1994 included elsewhere in this Form 8-K/A.

   In the opinion of the management of the Hotel, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Hotel as of June 16, 1995 and the results of operations and cash flows for the twenty-four weeks ended June 16, 1995 and June 17, 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. House profit represents hotel operating results less property-level expenses excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses.

   House profit generated by the Hotel for the twenty-four weeks ended June 16, 1995 and June 17, 1994 consists of (in thousands):

                                                        TWENTY-FOUR WEEKS ENDED
                                                        ------------------------
                                                         JUNE 16,     JUNE 17,
                                                           1995         1994
                                                        -----------  -----------
SALES
 Rooms................................................. $     8,268  $     8,307
 Food & Beverage.......................................       2,478        2,288
 Other.................................................         676          683
                                                        -----------  -----------
  Total Hotel Sales....................................      11,422       11,278
                                                        -----------  -----------
DEPARTMENT COSTS
 Rooms.................................................       1,420        1,391
 Food & Beverage.......................................       1,919        1,766
 Other.................................................         367          359
                                                        -----------  -----------
  Total Department Costs...............................       3,706        3,516
                                                        -----------  -----------
DEPARTMENT PROFIT......................................       7,716        7,762
Other Deductions.......................................       2,597        2,460
                                                        -----------  -----------
HOUSE PROFIT........................................... $     5,119  $     5,302
                                                        ===========  ===========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE OWNERS OF THE TEC ENTITIES (AS DEFINED IN NOTE 1):

  We have audited the accompanying combined statements of assets, liabilities and deficit of the TEC Entities, as defined in Note 1, as of December 30, 1994 and December 31, 1993, and the related combined statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the management of the TEC Entities (as defined in Note 1). Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the TEC Entities (as defined in Note 1) as of December 30, 1994 and December 31, 1993, and the combined results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
December 15, 1995

                                  TEC ENTITIES

             COMBINED STATEMENTS OF ASSETS, LIABILITIES AND DEFICIT
                 AS OF DECEMBER 30, 1994 AND DECEMBER 31, 1993
                     (IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                               1994      1993
                                                             --------  --------
ASSETS
Cash and cash equivalents................................... $  3,395  $  2,936
Due from manager............................................      374       789
Property and equipment, net.................................   44,054    46,160
Property improvement fund...................................      877       318
Other assets................................................    1,040     1,561
                                                             --------  --------
                                                             $ 49,740  $ 51,764
                                                             ========  ========
LIABILITIES AND DEFICIT
Revolving credit facility................................... $ 13,489  $  7,689
Mortgage debt...............................................   70,664    70,664
Accounts payable and accrued expenses.......................      224       137
                                                             --------  --------
  Total liabilities.........................................   84,377    78,490
Deficit.....................................................  (34,637)  (26,726)
                                                             --------  --------
                                                             $ 49,740  $ 51,764
                                                             ========  ========


   The accompanying notes are an integral part of these financial statements.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 31, 1993
                     (IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                               1994      1993
                                                              -------  --------
REVENUES..................................................... $ 5,915  $  4,674
                                                              -------  --------
OPERATING COSTS AND EXPENSES
  Depreciation...............................................   2,246     2,227
  Ground rent................................................     637       541
  Base and incentive management fees.........................     699       610
  Real estate tax............................................   2,673     2,642
  Equipment rent, insurance and other........................     757     1,257
                                                              -------  --------
    Total operating costs and expenses.......................   7,012     7,277
                                                              -------  --------
OPERATING LOSS BEFORE INTEREST AND WRITE-DOWN................  (1,097)   (2,603)
Interest expense.............................................   6,001     6,544
Write-down of property.......................................     --     26,565
                                                              -------  --------
NET LOSS..................................................... $(7,098) $(35,712)
                                                              =======  ========


   The accompanying notes are an integral part of these financial statements.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 31, 1993
                     (IN CANADIAN DOLLARS AND IN THOUSANDS

                                                               1994      1993
                                                             --------  --------
OPERATING ACTIVITIES
  Net loss.................................................. $(7,098)  $(35,712)
  Depreciation and amortization.............................    2,767     2,747
  Interest converted to revolver debt.......................    5,481     5,519
  Write-down of asset to fair value.........................      --     26,565
  Changes in other assets and liabilities...................      502      (888)
                                                             --------  --------
    Cash provided by (used in) operations...................    1,652    (1,769)
                                                             --------  --------
INVESTING ACTIVITIES
  Contributions to property improvement fund................     (699)     (412)
                                                             --------  --------
    Cash used in investing activities.......................     (699)     (412)
                                                             --------  --------
FINANCING ACTIVITIES
  Changes in net advances from co-tenants...................     (813)   15,646
  Issuance (repayments) of debt.............................      319   (11,476)
                                                             --------  --------
    Cash provided by (used in) financing activities.........     (494)    4,170
                                                             --------  --------
Change in Cash and Cash Equivalents.........................      459     1,989
Cash and Cash Equivalents at beginning of year..............    2,936       947
                                                             --------  --------
Cash and Cash Equivalents at end of year.................... $  3,395  $  2,936
                                                             --------  --------
Supplemental Information
  Cash paid for interest.................................... $     52  $  1,159
                                                             ========  ========


   The accompanying notes are an integral part of these financial statements.

                                 TEC ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  On November 3, 1995 ("Sale Date"), HMC Toronto E.C., Inc., a wholly-owned indirect subsidiary of Host Marriott Corporation, acquired all interests in the Toronto Eaton Centre Marriott (the "Hotel"), located in Toronto, Canada from 1028796 Ontario Limited, a subsidiary of the Bank of Nova Scotia, and Marriott Corporation of Canada, Ltd., a subsidiary of Marriott International, Inc., for approximately $44 million Canadian. These interests included 100% investments in T.E.C. Hotels, Ltd., Inc. ("TEC Hotels"), T.E.C. Operations, Ltd. ("TEC Ops"), and a Canadian co-tenancy between 1028796 Ontario Limited and Marriott Corporation of Canada Ltd. (the "Co-tenancy") (collectively, as the "TEC Entities") and the assumption of the ground lease obligation discussed in Note 8. Under the pre-acquisition organization structure, TEC Ops leased the Hotel from the Co-tenancy, who in turn, leased the Hotel from TEC Hotels. For purposes of the combined financial statements presented, these lease agreements have been eliminated in consolidation. The Hotel, with 459 rooms, was opened on September 16, 1991 and is operated by Marriott International, Inc. as part of the Marriott Hotels, Resorts and Suites full-service hotel system.

  These financial statements present the combined assets, liabilities and deficit, results of operations and cash flows related to the business of the Toronto Eaton Centre Marriott (including the Co-tenancy, TEC Hotels and TEC
Ops) in Canadian dollars which represents the functional currency of the Hotel.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting

  The Hotel's records are maintained on the accrual basis of accounting and its fiscal year ends on the Friday nearest to December 31.

 Property and Equipment

  Property and equipment is recorded at its net realizable value. Replacements and improvements are capitalized as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and 5 to 6 years for furniture and equipment.

 Cash and Cash Equivalents

  The Hotel considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Deferred Financing Costs

  Deferred financing costs, net of amortization, and are included in other assets, amounted to $1,040,424 at December 30, 1994. These costs are being amortized over the life of the debt. Accumulated amortization as of December 30, 1994 and December 31, 1993 was $1,720,701 and $1,199,701, respectively.

 Income Taxes

  No net provision for Federal or provincial income taxes has been made in the accompanying combined financial statements because the individual entities included in the combined statements incurred losses in all years since inception. Although the cumulative amount of taxable losses is available to offset future taxable income, management has determined that it is not likely that the benefits of such losses will be realized.

                                 TEC ENTITIES

NOTE 3. REVENUES

  Revenues (house profit) consists of the following Hotel operating results for the years ended December 30, 1994 and December 31, 1993 (in Canadian dollars and in thousands):

                                                                 1994    1993
                                                                ------- -------
   SALES
     Rooms..................................................... $14,017 $11,892
     Food and beverage.........................................   7,442   7,118
     Other.....................................................   1,842   1,549
                                                                ------- -------
                                                                 23,301  20,559
                                                                ------- -------
   DEPARTMENTAL COSTS
     Rooms.....................................................   4,299   3,779
     Food and beverage.........................................   6,609   6,186
     Other hotel operating expenses............................   6,478   5,920
                                                                ------- -------
                                                                 17,386  15,885
                                                                ------- -------
   REVENUES.................................................... $ 5,915 $ 4,674
                                                                ======= =======

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment as of December 30, 1994 and December 31, 1993 consists of the following (in Canadian dollars and in thousands):

                                                                1994     1993
                                                               -------  -------
   Leasehold land............................................. $ 1,414  $ 1,414
   Buildings and leasehold improvements.......................  41,457   41,457
   Furniture and equipment....................................   8,540    8,400
                                                               -------  -------
                                                                51,411   51,271
   Less accumulated depreciation and amortization.............  (7,357)  (5,111)
                                                               -------  -------
   Net property and equipment................................. $44,054  $46,160
                                                               =======  =======

  During 1993, management concluded that the future estimated cash flows of the hotel would not be adequate to recover the carrying value of the property and the property was written down to its estimated market value.

NOTE 5. DEBT

 Revolving Credit Agreement

  On July 7, 1993, the Co-tenancy entered into a $15,000,000 Canadian revolving credit facility (the "Facility") with the Bank of Nova Scotia (the "Lender"), secured by the receivables of the Hotel and a guarantee by the co-tenants. The Facility matures January 1, 1997 and bears an interest rate equal to the Canadian prime rate, which was 6.9% for 1994.

 Construction Loan

  On July 7, 1993, the Co-tenancy borrowed $70,664,000 Canadian (the "Construction Loan") from the Bank of Nova Scotia, secured by the Hotel. The Construction Loan matures January 1, 1997 and bears an interest rate equal to the Canadian prime rate.

                                 TEC ENTITIES

  The Co-tenancy's operations could not support the interest payments due under the Construction Loan in 1994, and a majority of the interest payments due were transferred from the revolving credit facility. As a result, the Facility was fully utilized and entered into default in 1995. On November 3, 1995, the Lender called the $15 million guarantee from the Co-tenants relating to the revolver, the Co-tenancy paid down an additional $42 million with the proceeds of the sale of the Hotel and all remaining debt balances were forgiven by the Lender. An extraordinary gain of $29 million was recognized in 1995 as a result of this forgiveness.

NOTE 6. MANAGEMENT AGREEMENT

  Marriott International, Inc. (the "Manager") operates the Hotel pursuant to a long-term management agreement (the "Management Agreement") with an initial term expiring in 2016. The manager maintains the option to renew the Management Agreement for five successive 10 year terms upon expiration. The Management Agreement provides for a base fee equal to 3% of Hotel sales (as defined), totalled $699,000 and $610,000 for 1994 and 1993, respectively. The Management Agreement also provides for an incentive management fee equal to 20% of operating profit, as defined. There were no incentive management fees in 1994 or 1993. Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services such as central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis ("Chain Services") and, are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries and, in accordance with these arrangements, the Hotel paid Chain Services of $534,000 and $596,000 in 1994 and 1993, respectively. In addition, the Hotel also participates in the Manager's Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's full-service hotel system.

  The Management Agreement also provides for the establishment of a property improvement fund for the Hotel to cover (a) the cost of certain non-routine repairs and maintenance to the Hotel which are normally capitalized; and (b) the cost of replacements and renewals to the Hotel's property and improvements. Contributions to the property improvement fund were 3% and 2% of Hotel sales in 1994 and 1993, respectively.

NOTE 7. OPERATING LEASES

  Future minimum and annual rental commitments for all non-cancelable operating leases entered into by the Manager on behalf of the TEC Entities and assumed by HMC Toronto E.C. at the Sale Date are as follows (in Canadian dollars and in thousands):

   1995.................................................................... $178
   1996....................................................................  113
   1997....................................................................   19
   1998....................................................................    4
   1999 and thereafter.....................................................  --
                                                                            ----
                                                                            $314
                                                                            ====

NOTE 8. GROUND LEASE

  TEC Hotels leased the land under the hotel from the Incorporated Synod of Diocese of Toronto pursuant to an agreement which commenced on September 21, 1983 with an initial term of 99 years, expiring September 2082 (the "Land Rent"). Annual base rent is $506,000 per year through expiration. Annual percentage rent is calculated as 4.5% of gross room sales between $11,111,111 and $15,000,000 and 4% of gross room sales over $15,000,000.

                                  TEC ENTITIES

             COMBINED STATEMENT OF ASSETS, LIABILITIES AND DEFICIT
                            AS OF SEPTEMBER 8, 1995
               (UNAUDITED, IN CANADIAN DOLLARS AND IN THOUSANDS)

ASSETS
Cash and cash equivalents............................................. $  3,365
Due from manager......................................................      193
Property and equipment, net...........................................   42,700
Property improvement fund.............................................    1,271
Other assets..........................................................      680
                                                                       --------
                                                                       $ 48,209
                                                                       ========
LIABILITIES AND DEFICIT
Revolving credit facility............................................. $ 15,000
Mortgage debt.........................................................   70,664
Accounts payable and accrued expenses.................................    2,810
                                                                       --------
  Total liabilities...................................................   88,474
Deficit...............................................................  (40,265)
                                                                       --------
                                                                       $ 48,209
                                                                       ========


   The accompanying notes are an integral part of these financial statements.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
     FOR THE THIRTY-SIX WEEKS ENDED SEPTEMBER 8, 1995 AND SEPTEMBER 9, 1994
               (UNAUDITED, IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                                1995     1994
                                                               -------  -------
REVENUES...................................................... $ 5,330  $ 3,830
                                                               -------  -------
OPERATING COSTS AND EXPENSES
  Depreciation................................................   1,570    1,553
  Ground rent.................................................     448      405
  Real estate tax.............................................   1,857    1,791
  Base and incentive management fees..........................     514      466
  Equipment rent, insurance and other.........................     492      514
                                                               -------  -------
    Total operating costs and expenses........................   4,881    4,729
                                                               -------  -------
OPERATING INCOME/(LOSS) BEFORE INTEREST.......................     449     (899)
Interest expense..............................................   5,654    4,154
                                                               -------  -------
NET LOSS...................................................... $(5,205) $(5,053)
                                                               =======  =======


   The accompanying notes are an integral part of these financial statements.

                                  TEC ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
     FOR THE THIRTY-SIX WEEKS ENDED SEPTEMBER 8, 1995 AND SEPTEMBER 9, 1994
               (UNAUDITED, IN CANADIAN DOLLARS AND IN THOUSANDS)

                                                               1995     1994
                                                              -------  -------
OPERATING ACTIVITIES
  Net Loss................................................... $(5,205) $(5,053)
  Depreciation...............................................   1,928    1,913
  Other interest converted to revolver debt..................   1,511    3,702
  Changes in other assets and liabilities....................   2,767      941
                                                              -------  -------
  Cash provided by operations................................   1,001    1,503
                                                              -------  -------
INVESTING ACTIVITIES
  Contributions to property improvement fund.................    (609)    (466)
                                                              -------  -------
FINANCING ACTIVITIES
  Changes in net advances from co-tenants....................    (422)  (1,612)
  Issuance (repayments) of debt..............................     --       150
                                                              -------  -------
  Cash used in financing activities..........................    (422)  (1,462)
                                                              -------  -------
CHANGE IN CASH AND CASH EQUIVALENTS..........................     (30)    (425)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...............   3,395    2,936
                                                              -------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................... $ 3,365  $ 2,511
                                                              =======  =======
SUPPLEMENTAL INFORMATION
  Cash paid for interest..................................... $   915  $    52
                                                              =======  =======


   The accompanying notes are an integral part of these financial statements.

                                 TEC ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1.

  The accompanying combined financial statements of T.E.C. Hotels, Ltd., T.E.C. Operations, Ltd. and a Canadian co-tenancy between 1028796 Ontario Limited and Marriott Corporation of Canada, Ltd. (collectively, the "TEC Entities") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Hotel believes the disclosures made are adequate to make the information presented not misleading. However, the combined financial statements should be read in conjunction with the audited financial statements and notes thereto for the two fiscal years ended December 30, 1994, specifically with respect to the sale of the hotel assets and forgiveness of debt in November 1995.

  In the opinion of the TEC Entities, the accompanying unaudited combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the combined financial position of the TEC Entities as of September 8, 1995 and the combined results of operations and cash flows for the thirty-six weeks ended September 8, 1995 and September 9, 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

NOTE 2.

  Revenues (house profit) for the thirty-six weeks ended September 8, 1995 and September 9, 1994 consist of (in Canadian dollars and in thousands):

                                                        THIRTY-SIX WEEKS ENDED
                                                       -------------------------
                                                       SEPTEMBER 8, SEPTEMBER 9,
                                                           1995         1994
                                                       ------------ ------------
   SALES
     Rooms............................................   $10,874      $ 9,541
     Food and Beverage................................     4,883        4,727
     Other............................................     1,386        1,261
                                                         -------      -------
                                                          17,143       15,529
                                                         -------      -------
   DEPARTMENTAL COSTS
     Rooms............................................     3,051        2,941
     Food and Beverage................................     4,184        4,353
     Other hotel operating expenses...................     4,578        4,405
                                                         -------      -------
                                                          11,813       11,699
                                                         -------      -------
   REVENUES...........................................   $ 5,330      $ 3,830
                                                         =======      =======

     LARGEST OWNER OF HOTELS OPERATING UNDER LEADING MARRIOTT BRAND NAMES


               [MAP OF UNITED STATES SHOWING PROPERTY LOCATIONS]


                                                Properties
[SOLID BOX] Hotels, Resorts and Suites            55/1/
[BULLET]     Courtyard Hotels                      17/2/
[TRIANGLE]   Residence Inns                        18/3/

------------------
/1/ Excludes the pending acquisition of the 400-room Pittsburgh Hyatt.
/2/ Excludes 37 Courtyard hotels which were sold and leased back in 1995. /3/ Excludes a Residence Inn Currently under construction and scheduled for completion in early 1996.


[PHOTO]

The Dallas Marriott Quorum, featuring 547 rooms, was acquired in 1994.



[PHOTO]

The JW Marriott, located in Houston, Texas was acquired in 1994 and features 503 rooms.



[PHOTO]

The Fort Lauderdale Marina Marriott is located on Fort Lauderdale's intercoastal waterway and features 580 rooms.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
Available Information.....................................................   3
Prospectus Summary........................................................   4
Risk Factors..............................................................   9
The Company...............................................................  11
Use of Proceeds...........................................................  11
Dividend Policy...........................................................  12
Capitalization............................................................  12
Pro Forma Condensed Consolidated Financial Data...........................  13
Selected Historical Financial Data........................................  21
Management's Discussion and Analysis of Results of Operations and
 Financial Condition......................................................  22
Business and Properties...................................................  36
Special Dividend..........................................................  47
Marriott International Distribution.......................................  47
Relationship Between the Company and HM Services After the Special
 Dividend.................................................................  48
Relationship Between the Company and Marriott International...............  51
Management................................................................  56
Certain Relationships and Transactions....................................  62
Ownership of Company Securities...........................................  63
Description of Capital Stock..............................................  64
Price Range of the Common Stock and Dividends.............................  68
Purposes and Antitakeover Effects of Certain Provisions of the Company
 Certificate and Bylaws and the Marriott International Purchase Right.....  69
Certain United States Federal Tax Consequences to Non-United States
 Holders of Common Stock..................................................  74
Underwriting..............................................................  77
Legal Matters.............................................................  80
Experts...................................................................  80
Index to Financial Statements............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,000,000 SHARES


               [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC

                               SMITH BARNEY INC.

                             MONTGOMERY SECURITIES

                           BT SECURITIES CORPORATION

                                JANUARY  , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                 SUBJECT TO COMPLETION, DATED JANUARY 11, 1996

PROSPECTUS
JANUARY  , 1996

                               25,000,000 SHARES

              [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                  COMMON STOCK

  All of the shares of common stock, $1.00 par value per share (the "Common Stock"), offered hereby are being sold by Host Marriott Corporation (the "Company"). Of the 25,000,000 shares of Common Stock offered by the Company, 5,000,000 shares are being offered for sale outside the United States and Canada by the International Managers (the "International Offering") and 20,000,000 shares are being offered for sale in the United States and Canada in a concurrent offering by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Managers. See "Underwriting."

  The Common Stock of the Company is traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "HMT". On January 10, 1996, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $11 5/8 per share. See "Price Range of the Common Stock and Dividends."

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
                                              PRICE   UNDERWRITING    PROCEEDS
                                              TO THE  DISCOUNTS AND    TO THE
                                              PUBLIC COMMISSIONS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share....................................  $           $             $
Total (3).................................... $          $             $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several U.S. Underwriters and International Managers (collectively, the "Underwriters") against certain liabilities including liabilities under the Securities Act of 1983, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters an option exercisable within 30 days after the date herein to purchase up to 3,750,000 additional shares of Common Stock, on the same terms and conditions as set forth above, at the Price to the Public, less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and
    Commissions, and Proceeds to the Company will be $    , $     and $    ,
    respectively. See  "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common
Stock will be made in New York, New York on or about        , 1996.

DONALDSON, LUFKIN & JENRETTE
    SECURITIES CORPORATION
      GOLDMAN SACHS INTERNATIONAL
          SALOMON BROTHERS
              INTERNATIONAL LIMITED
                   SMITH BARNEY INC.
                         MONTGOMERY SECURITIES
                              BANKERS TRUST INTERNATIONAL PLC

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRIT-ERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAK-ING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
Available Information.....................................................   3
Prospectus Summary........................................................   4
Risk Factors..............................................................   9
The Company...............................................................  11
Use of Proceeds...........................................................  11
Dividend Policy...........................................................  12
Capitalization............................................................  12
Pro Forma Condensed Consolidated Financial Data...........................  13
Selected Historical Financial Data........................................  21
Management's Discussion and Analysis of Results of Operations and
 Financial Condition......................................................  22
Business and Properties...................................................  36
Special Dividend..........................................................  47
Marriott International Distribution.......................................  47
Relationship Between the Company and HM Services After the Special
 Dividend.................................................................  48
Relationship Between the Company and Marriott International...............  51
Management................................................................  56
Certain Relationships and Transactions....................................  62
Ownership of Company Securities...........................................  63
Description of Capital Stock..............................................  64
Price Range of the Common Stock and Dividends.............................  68
Purposes and Antitakeover Effects of Certain Provisions of the Company
 Certificate and Bylaws and the Marriott International Purchase Right.....  69
Certain United States Federal Tax Consequences to Non-United States
 Holders of Common Stock..................................................  74
Underwriting..............................................................  77
Legal Matters.............................................................  80
Experts...................................................................  80
Index to Financial Statements............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,000,000 SHARES


              [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                          GOLDMAN SACHS INTERNATIONAL

                               SALOMON BROTHERS
                            INTERNATIONAL LIMITED

                               SMITH BARNEY INC.

                             MONTGOMERY SECURITIES

                        BANKERS TRUST INTERNATIONAL PLC

                                JANUARY  , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities registered hereby. The information is subject to future contingencies.

   Registration Fee................................................... $116,487
   NASD Fees..........................................................   30,500
   Blue Sky Fees and Expenses.........................................   25,000
   Stock Exchange Fees................................................    *
   Legal Fees.........................................................    *
   Accounting Fees....................................................    *
   Printing...........................................................    *
   Miscellaneous......................................................    *
                                                                       --------
                                                                       $
                                                                       ========

--------
* To be filed by Amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Article Eleven and Article Sixteen of the Company's Certificate and Section
7.7 of the Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions." The Company Certificate and the Bylaws are included as exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part.

  Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Bylaws.

  Elimination of Liability in Certain Circumstances. Article Sixteen of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent such limitation of liability provisions as are provided in Article Sixteen, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Sixteen eliminates liability of directors for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the Company due to the directors' inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixteen does not eliminate director liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

  While the Director Liability and Indemnification Provisions provide directors with protection from awards of monetary damages for breaches of the duty of care, they do not eliminate the directors' duty of care. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Sixteen, which eliminates liability as described above, will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

  Indemnification and Insurance. Under Section 145 of the Delaware General Corporation Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of the derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

  Section 7.7 of the Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to
Section 145 of the Delaware General Corporation Law.

  Article Eleven of the Company Certificate provides that a person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him, except in such cases where the director, officer or employee is adjudged guilty of willful misconduct or malfeasance in the performance of his duties. Article Eleven also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   2.(i)     Memorandum of Understanding between Marriott Corporation and
             Certain Bondholders dated as of March 10, 1993 (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).
   2.(ii)    Stipulation and Agreement of Compromise and Settlement
             (incorporated by reference from Registration Statement No. 33-
             62444).
   3.1(i)    Restated Certificate of Incorporation of Marriott Corporation
             (incorporated by reference to Current Report on Form 8-K dated
             October 23, 1993).
  *3.1(ii)   Certificate of Correction filed to correct a certain error in the
             Restated Certificate of Incorporation of Host Marriott Corporation
             filed in the Office of the Secretary of State of Delaware on
             August 11, 1992, filed in the Office of the Secretary of State of
             Delaware on October 11, 1994.
   3.2       Amended Marriott Corporation Bylaws (incorporated by reference to
             Current Report on Form 8-K dated October 23, 1993).
   4.1(i)    Indenture between Marriott Corporation and The First National Bank of Chicago dated as of March 1, 1985 (incorporated by reference from Registration Statement No. 2-97034).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 4.1(ii)     Second Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of February 1, 1986
             (incorporated by reference from Current Report on Form 8-K dated
             February 4, 1986).
 4.1(iii)    Third Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of December 1, 1986
             (incorporated by reference from Current Report on Form 8-K dated
             December 10, 1986).
 4.1(iv)     Fourth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of May 1, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             May 7, 1987).
 4.1(v)      Fifth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of June 12, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             June 18, 1987).
 4.1(vi)     Sixth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of October 23, 1987
             (incorporated by reference from Current Report on Form 8-K dated
             October 30, 1987).
 4.1(vii)    Seventh Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of January 15, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             January 26, 1988).
 4.1(viii)   Eighth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of February 1, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             February 8, 1988).
 4.1(ix)     Ninth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of May 1, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             May 9, 1988).
 4.1(x)      Tenth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of May 2, 1988
             (incorporated by reference from Current Report on Form 8-K dated
             May 24, 1988).
 4.1(xi)     Eleventh Supplemental Indenture between Marriott Corporation and
             The First National Bank Chicago dated as of August 27, 1990
             (incorporated by reference from Current Report on Form 8-K dated
             September 4, 1990).
 4.1(xii)    Twelfth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of July 11, 1991
             (incorporated by reference from Current Report on Form 8-K dated
             July 19, 1991).
 4.1(xiii)   Thirteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 22, 1992
             (incorporated by reference from Current Report on Form 8-K dated
             April 29, 1992).
 4.1(xiv)    Fourteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 28, 1992
             (incorporated by reference from Current Report on Form 8-K dated
             May 5, 1992).
 4.1(xv)     Fifteenth Supplemental Indenture between Marriott Corporation and
             Bank One, Columbus, NA. dated as of October 8, 1993 ((incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).
 4.2(i)      Rights Agreement between Marriott Corporation and the Bank of New
             York as Rights Agent dated February 3, 1989 (incorporated by reference to Registration Statement No. 33-62444).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   4.2(ii)   First Amendment to Rights Agreement between Marriott Corporation and Bank of New York as Rights Agent dated as of October 8, 1993
             (incorporated by reference to Registration Statement No. 33-
             51707).
 * 4.3       Indenture by and among HMC Acquisition Properties, Inc., as
             Issuer, HMC SFO, Inc., as Subsidiary Guarantors, and Marine
             Midland Bank, as Trustee.
   4.4       Indenture by and among HMH Properties Inc., as Issuer, HMH
             Courtyard Properties, Inc., HMC Retirement Properties, Inc.,
             Marriott Financial Services, Inc., Marriott SBM Two Corporation,
             HMH Pentagon Corporation and Host Airport Hotels, Inc., as
             Subsidiary Guarantors, and Marine Midland Bank, as Trustee
             (incorporated by reference to Registration Statement No. 33-
             95058).
   4.5(i)    Warrant Agreement dated as of October 14, 1994 by and between Host
             Marriott Corporation and First Chicago Trust Company of New York
             as Warrant Agent (incorporated by reference to Registration
             Statement No. 33-80801).
   4.5(ii)   First Supplemental Warrant Agreement dated December 22, 1995 by and among Host Marriott Corporation, Host Marriott Services
             Corporation and First Chicago Trust Company as Warrant Agent
             (incorporated by reference to Registration Statement No. 33-
             80801).
 * 5         Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.
  10.1       Marriott Corporation Executive Deferred Compensation Plan dated as of December 6, 1990 (incorporated by reference from Exhibit 19(i)
             of the Annual Report on Form 10-K for the fiscal year ended
             December 28, 1991).
  10.2       Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan
             effective as of October 8, 1993 (incorporated by reference from
             Current Report on Form 8-K dated October 23, 1993).
  10.3       Distribution Agreement dated as of September 15, 1993 between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
 *10.4       Amendment No. 1 to the Distribution Agreement dated September 15,
             1993 by and among Host Marriott Corporation, Host Marriott
             Services Corporation and Host Marriott International.
 *10.5       Distribution Agreement dated December 29, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation.
  10.6       Tax Sharing Agreement dated as of October 5, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.7       Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
 *10.8       Amendment No. 1 to the Assignment and License Agreement dated as of October 8, 1993 by and between Marriott International, Inc. and
             Host Marriott Corporation.
 *10.9       Transitional Corporate Services Agreement dated December 29, 1995 by and between Host Marriott Corporation and Host Marriott
             Services Corporation.
  10.10      Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
  10.11      Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Current Report on Form 8-K dated
             October 23, 1993).
 *10.12      Amendment No. 1 to the Noncompetion Agreement dated October 8,
             1993 by and between Host Marriott Corporation and Marriott
             International, Inc.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 +10.13      Host Marriott Lodging Management Agreement--Marriott Hotels,
             Resorts and Hotels dated September 25, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Registration Statement No. 33-
             51707).
 +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard Hotels dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
 +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
 +10.14(iv)  Host Marriott Lodging Management Agreement--Fairfield Inns dated
             September 25, 1993 by and between Marriott Corporation and
             Marriott International, Inc. (incorporated by reference to
             Registration Statement No. 33-51707).
  10.15(i)   Consolidation Letter Agreement pertaining to Courtyard Hotels dated September 25, 1993 between a subsidiary of Marriott
             International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).
  10.16(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated
             September 25, 1993 between a subsidiary of Marriott International,
             Inc. and a subsidiary of the Company (incorporated by reference to
             Registration Statement No. 33-51707).
  10.16(iii) Consolidation Letter Agreement pertaining to Fairfield Inns dated
             September 25, 1993 between a subsidiary of Marriott International,
             Inc. and a subsidiary of the Company (incorporated by reference to
             Registration Statement No. 33-51707).
 *10.17      Employee Benefits and Other Employment Matters Allocation
             Agreement dated as of December 29, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
 *10.18      Tax Sharing Agreement dated as of December 29, 1995 by and between
             Host Marriott Corporation and Host Marriott Services Corporation.
  10.19      Marriott/Host Marriott Employees' Profit Sharing Retirement and
             Savings Plan and Trust (incorporated by reference from
             Registration Statement No. 33-62444).
  10.20      Working Capital Agreement by and between Host Marriott Corporation and Marriott International, Inc. dated as of September 25, 1993
             (incorporated by reference from Registration Statement No. 33-
             62444).
  10.21      Sale--Purchase Agreement dated as of November 2, 1995 between The
             Port Authority of New York and New Jersey, as Seller, and Host
             Marriott Corporation as Purchaser (incorporated by reference from
             Current Report on Form 8-K dated January 8, 1996).
  10.22      Purchase Agreement dated June 2, 1995 by and between MRI Business
             Properties Fund, Ltd. II, as Seller, and HMH Rivers, Inc., as
             Purchaser (incorporated by reference from Current Report on Form
             8-K dated July 3, 1995).
  10.23      Purchase Agreement dated October 31, 1995 by and between 1028796
             Ontario Limited and Marriott Corporation of Canada Ltd. as
             Sellers, and HMC Toronto EC, Inc. as Purchaser (incorporated by reference from Current Report on Form 8-K dated November 20,
             1995).
  10.24      Purchase and Sale Agreement dated as of June 7, 1995 between
             Potomac Hotel Limited Partnership, as Seller, and Host Marriott
             Corporation, as Purchaser (incorporated by reference from Current
             Report on Form 8-K dated September 6, 1995).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
   10.25     $225,000,000 Revolving Line and Guarantee Reimbursement Agreement
             dated as of June 26, 1995 among Host Marriott Corporation as
             Borrower, Marriott International, Inc. as Lender, and certain
             Subsidiaries of Host Marriott Corporation as Guarantors
             (incorporated by reference from Current Report on Form 8-K dated
             July 17, 1995).
  *10.26     Irrevocable Trust Agreement dated as of December 21, 1995 between
             Host Marriott Corporation and The First National Bank of Chicago,
             as Trustee.
  *10.27     Redemption Agent Agreement dated December 7, 1995 between the Host
             Marriott Corporation and First Chicago Trust Company of New York,
             as Agent.
   11        Statement re: Computation of Per Share Earnings.
   12        Computation of Ratio of Earnings to Fixed Charges.
   22        Subsidiaries of Host Marriott Corporation.
   23.1      Consent of Independent Public Accountants.
   23.2      Consent of Independent Public Accountants.
   23.3      Consent of Independent Public Accountants.
   23.4      Consent of Christopher G. Townsend, Esq. (included in his opinion filed as Exhibit 5).

--------
 + Agreement filed is illustrative of numerous other agreements to which the
   Company is a party.
 * To be filed by amendment.

  (B) FINANCIAL STATEMENTS SCHEDULES

  The following financial statement schedules of Host Marriott Corporation are included:

     Schedule I   --Condensed financial information of registrant     S-2 to S-6
     Schedule III --Real estate and accumulated depreciation          S-7 to S-8


  All other schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

ITEM 17: UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND, ON JANUARY 10, 1996.


                                         Host Marriott Corporation

                                                /s/ Robert E. Parsons, Jr.
                                         By____________________________________
                                                 ROBERT E. PARSONS, JR.
                                              Executive Vice President and
                                                Chief Financial Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Christopher G. Townsend and Pamela J. Murch and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                      TITLE                 DATE

       /s/  Terence C. Golden         President, Chief         January 10, 1996
------------------------------------   Executive Officer
         TERENCE C. GOLDEN             (Principal
                                       Executive Officer)
                                       and Director

     /s/ Robert E. Parsons, Jr.       Executive Vice           January 10, 1996
------------------------------------   President and
       ROBERT E. PARSONS, JR.          Chief Financial
                                       Officer (Principal
                                       Financial Officer)

       /s/ Donald D. Olinger          Vice President--         January 10, 1996
------------------------------------   Corporate
         DONALD D. OLINGER             Accounting
                                       (Principal
                                       Accounting
                                       Officer)

      /s/ Richard E. Marriott         Chairman of the          January 10, 1996
------------------------------------   Board of Directors
        RICHARD E. MARRIOTT

       /s/ R. Theodore Ammon          Director                 January 10, 1996
------------------------------------
         R. THEODORE AMMON

             SIGNATURES              TITLE                         DATE

       /s/ J.W. Marriott, Jr.         Director                 January 10, 1996
------------------------------------
         J.W. MARRIOTT, JR.

      /s/ Ann Dore McLaughlin         Director                 January 10, 1996
------------------------------------
        ANN DORE MCLAUGHLIN

        /s/ Harry L. Vincent          Director                 January 10, 1996
------------------------------------
          HARRY L. VINCENT

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

TO HOST MARRIOTT CORPORATION

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Host Marriott Corporation and subsidiaries (formerly Marriott Corporation) included in this registration statement and have issued our report thereon dated February 24, 1995 except for the matter discussed in Note 18 to the consolidated financial statements as to which the date is December 29, 1995. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules appearing on pages S-2 through S-8 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subject to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Washington, D.C.
February 24, 1995 (except for the matter discussed in Note G to Schedule I and Note E to Schedule III as to which the date is December 29, 1995

                                                                      SCHEDULE I
                                                                     PAGE 1 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS

                              DECEMBER 30, DECEMBER 31,
                                  1994         1993
                              ------------ ------------
                                    (IN MILLIONS)
                        ASSETS
Property and Equipment......     $1,676       $1,171
Investments in Affiliates...         31           66
Notes Receivable............         11           84
Accounts Receivable.........         46           36
Inventories.................          1            1
Investment in and advances
 to Holdings................        919          848
Other Assets................         54          159
Cash and Cash Equivalents...         42           47
                                 ------       ------
    Total Assets............     $2,780       $2,412
                                 ======       ======
         LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a Company
   guarantee of repayment...     $  612       $  488
  Debt not carrying a Com-
   pany guarantee of repay-
   ment.....................        750          747
                                 ------       ------
                                  1,362        1,235
Accounts Payable and Accrued
 Expenses...................         52           56
Deferred Income Taxes.......        476          442
Other Liabilities...........        139          157
Convertible Subordinated
 Debt.......................        --            20
Net Investment in
 Discontinued Operations....         41           (3)
                                 ------       ------
    Total Liabilities.......      2,070        1,907
                                 ------       ------
Shareholders' Equity
  Convertible Preferred
   Stock....................         13           14
  Common Stock..............        154          130
  Additional Paid-in
   Capital..................        479          253
  Retained Earnings.........         64          108
                                 ------       ------
                                    710          505
                                 ------       ------
    Total Liabilities and
     Shareholders' Equity...     $2,780       $2,412
                                 ======       ======

--------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.

           See Accompanying Notes to Condensed Financial Information.

                                                                      SCHEDULE I
                                                                     PAGE 2 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF OPERATIONS
  FISCAL YEARS ENDED DECEMBER 30, 1994; DECEMBER 31, 1993; AND JANUARY 1, 1993

                                                            1994   1993   1992
                                                            -----  -----  -----
                                                              (IN MILLIONS)
Revenues..................................................   $163  $ 291  $ 396
Operating costs and expenses..............................    122    288    351
                                                            -----  -----  -----
Operating profit before corporate expenses and interest...     41      3     45
Corporate expenses........................................    (20)   (28)   (48)
Interest expense..........................................    (86)  (164)  (214)
Interest income...........................................     12     12      7
                                                            -----  -----  -----
Loss before income taxes, equity in earnings of
 subsidiaries and cumulative effect of changes in
 accounting principles....................................    (53)  (177)  (210)
Equity in earnings of Holdings............................     27     88    112
Benefit for income taxes..................................      7     22     39
                                                            -----  -----  -----
Loss from continuing operations before equity in earnings
 of Marriott International and cumulative effect of
 changes in accounting principles.........................    (19)   (67)   (59)
Equity in earnings of Marriott International, net-of-tax..    --     123    134
Income (loss) from discontinued operations, net-of-tax....     (6)    (4)    10
                                                            -----  -----  -----
Income (loss) before cumulative effect of changes in
 accounting principles....................................    (25)    52     85
Cumulative effect of changes in accounting principles.....    --      (2)   --
                                                            -----  -----  -----
Net income (loss).........................................  $ (25) $  50  $  85
                                                            =====  =====  =====

--------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.


           See Accompanying Notes to Condensed Financial Information.

                                                                      SCHEDULE I
                                                                     PAGE 3 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS
  FISCAL YEARS ENDED DECEMBER 30, 1994; DECEMBER 31, 1993; AND JANUARY 1, 1993

                                                        1994    1993    1992
                                                        -----  ------  -------
                                                           (IN MILLIONS)
CASH FROM OPERATIONS................................... $  34  $   81  $    67
                                                        -----  ------  -------
INVESTING ACTIVITIES
  Net proceeds from sale of assets.....................    45      46      377
  Capital expenditures.................................  (133)   (100)     (34)
  Acquisitions.........................................  (417)    --       --
  Other................................................    99     (32)     (77)
                                                        -----  ------  -------
  Cash from (used in) investing activities.............  (406)    (86)     266
                                                        -----  ------  -------
FINANCING ACTIVITIES
  Issuances of debt....................................   211     287      519
  Issuances of common stock............................   238      12        7
  Repayments of debt...................................   (91)   (453)  (1,123)
  Transfers from Marriott International and Holdings,
   net.................................................     4     357      380
  Dividends paid.......................................   --      (33)     (41)
  Cash distributed to Marriott International...........   --     (272)     --
                                                        -----  ------  -------
  Cash from (used in) financing activities.............   362    (102)    (258)
                                                        -----  ------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....... $ (10) $ (107) $    75
                                                        =====  ======  =======

--------
The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.


           See Accompanying Notes to Condensed Financial Information.

                                                                     SCHEDULE I
                                                                    PAGE 4 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                   NOTES TO CONDENSED FINANCIAL INFORMATION

A) On October 8, 1993, Host Marriott Corporation (the "Parent Company", formerly Marriott Corporation) completed a Distribution of Marriott International common stock and an Exchange Offer. See Note 2 to the Company's consolidated financial statements for more information about the Distribution and Exchange Offer.

   In connection with the Exchange Offer, the Parent Company effected a Restructuring (the "Restructuring"). As a result of the Restructuring, the Parent Company's most significant asset is the capital stock of a wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings"). Holdings' primary asset is the capital stock of Host Marriott Hospitality, Inc. ("Hospitality"), and Holdings is the borrower under a $630 million Line of Credit with Marriott International.

   In the Restructuring, most of the Parent Company's real estate and operating assets were transferred to subsidiaries of Hospitality. The remaining assets were retained directly by the Parent Company and certain of its other subsidiaries (the "Retained Businesses").

   Hospitality is the issuer of senior notes (the "New Notes") secured by a pledge of the stock of, and guaranteed by, Holdings, Hospitality and certain of its subsidiaries. The indenture governing these New Notes contain covenants that, among other things, limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, incur additional debt, create additional liens on its subsidiaries' assets, engage in certain transactions with related parties, enter into agreements which restrict a subsidiary in paying dividends or making certain other payments and limit the activities and businesses of Holdings. At December 30, 1994, substantially all of Hospitality's net assets are restricted.

   Accordingly, the accompanying financial statements present the operations of the Parent Company and Retained Businesses with the investment in, and operations of, Holdings and Hospitality presented on the equity method of accounting.

B) The accompanying financial statements present the financial position, results of operations and cash flows of the Parent Company and Retained Businesses as if the organizational structure described in Note A was in place for all periods presented. Marriott Corporation's historical basis in the assets and liabilities of the Parent Company and Retained Businesses has been carried over. All material intercompany transactions between the companies have been eliminated.

C) As a result of the Distribution and its effect on the structure of the Parent Company and Retained Businesses, the financial statement presentation has been altered to better reflect the Parent Company and Retained Businesses' current business segments and operating environment. Accordingly, certain financial statement information for 1993 and 1992 has been reformatted and reclassified to reflect the Parent Company and Retained Businesses' current business segments and operating environment.

D) Under the terms of the Exchange Offer, Hospitality issued New Notes as partial consideration for Old Notes, originally issued by the Company. Additionally, the Company has secured the Old Series I Notes as discussed in Note 2 to the Company's consolidated financial statements. Accordingly, for the twelve-week period from October 8, 1993 through December 31, 1993, and for the fiscal year ended December 30, 1994, Hospitality's financial statements reflect the impact of the New Notes actually issued plus the effects of the Old Series I Notes which have been pushed down to Hospitality. For the periods presented up to October 8, 1993, Hospitality's financial statements reflect the pushed down effects of 100% of that portion of the Old

                                                                     SCHEDULE I
                                                                    PAGE 5 OF 5

                           HOST MARRIOTT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

             NOTES TO CONDENSED FINANCIAL INFORMATION--(CONTINUED)

   Notes that would have been replaced with New Notes had the Company received tenders for 100% of the aggregate amount of Old Notes that were subject to the Exchange Offer. Investments in and advances to Holdings and debt include $87 million at December 30, 1994 and December 31, 1993 which has been pushed down to Hospitality. Related interest expense of $8 million, $94 million and $125 million fiscal 1994, 1993, and 1992, respectively, is included in interest expense in the accompanying condensed statements of income.

  Aggregate debt maturities at December 30, 1994 are (in millions):

     1995................................................................ $   97
     1996................................................................    118
     1997................................................................     54
     1998................................................................    334
     1999................................................................     25
     Thereafter..........................................................    738
                                                                          ------
                                                                          $1,366
                                                                          ======

E) The accompanying statements of income reflect the equity in earnings of Holdings, including its wholly-owned subsidiary Hospitality after elimination of interest expense (see Note D) and before income taxes. Holdings is included in the consolidated income tax returns of Host Marriott Corporation.

F) Corporate expenses in 1993 and 1992 reflect pre-tax costs of $13 million and $16 million related to the Distribution discussed in Note A.

G) As more fully described in Note 18 to the Company's consolidated financial statements the Company completed a special dividend to shareholders on December 29, 1995 of its operating group ("Operating Group") which comprises its food, beverage and merchandise concessions business. The accompanying condensed financial information has been changed to reflect the Operating Group as discontinued operations.

                                                                    SCHEDULE III
                                                                     PAGE 1 OF 2

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 30, 1994
                                 (IN MILLIONS)

                                                             GROSS AMOUNT AT
                             INITIAL COSTS                  DECEMBER 30, 1994
                           -----------------             ------------------------
                                             SUBSEQUENT                                           DATE OF
                                BUILDINGS &     COSTS         BUILDINGS &         ACCUMULATED  COMPLETION OF   DATE   DEPRECIATION
    DESCRIPTION       DEBT LAND IMPROVEMENTS CAPITALIZED LAND IMPROVEMENTS TOTAL  DEPRECIATION CONSTRUCTION  ACQUIRED     LIFE
    -----------       ---- ---- ------------ ----------- ---- ------------ ------ ------------ ------------- -------- ------------
Full-service Hotels:
 New York Marriott
  Marquis Hotel, New
  York, NY..........  $354 $  0    $  552       $ 14     $  0    $  566    $  566    $ (81)          1986        N/A         50
 San Francisco
  Moscone Center,
  San Francisco,
  CA................   230    0       278          2        0       280       280      (22)          1989        N/A         50
 Other full-service
  properties, each
  less than 5% of
  total.............   254  115       788        193      115       981     1,096     (173)       various    various         40
                      ---- ----    ------       ----     ----    ------    ------    -----
    Total full-
    service.........   838  115     1,618        209      115     1,827     1,942     (276)
Courtyard...........     0  112       395          7      112       402       514      (42)       various        N/A         40
Residence Inn.......     0   38       104         21       40       123       163      (10)       various        N/A         40
Other properties,
 each less than 5%
 of total...........     0  127        18         23      150        18       168       (5)       various        N/A    various
                      ---- ----    ------       ----     ----    ------    ------    -----
    Total...........  $838 $392    $2,135       $260     $417    $2,370    $2,787    $(333)
                      ==== ====    ======       ====     ====    ======    ======    =====

                                                                   SCHEDULE III
                                                                    PAGE 2 OF 2

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 30, 1994
                                 (IN MILLIONS)

NOTES:

(A) The change in total cost of properties for the year ended December 30, 1994 is as follows:

     Balance at December 31, 1993....................................... $2,681
      Additions:
       Acquisitions.....................................................    502
       Capital expenditures.............................................     40
      Deductions:
       Dispositions and other...........................................   (436)
                                                                         ------
     Balance at December 30, 1994....................................... $2,787
                                                                         ======

(B) The change in accumulated depreciation and amortization for the year ended December 30, 1994 is as follows:

     Balance at December 31, 1993......................................... $301
      Depreciation and amortization.......................................   59
      Dispositions and other..............................................  (27)
                                                                           ----
     Balance at December 30, 1994......................................... $333
                                                                           ====

(C) The aggregate cost of properties for Federal income tax purposes is approximately $2,244 million at December 30, 1994.

(D) The total cost of properties excludes construction-in-progress properties.

(E) As more fully described in Note 18 to the Company's consolidated financial statements the Company completed a special dividend to shareholders on December 29, 1995 of its operating group ("Operating Group") which comprises its food, beverage and merchandise concessions business. The accompanying schedule has been changed to reflect the Operating Group as discontinued operations.

                                 EXHIBIT INDEX

   EXHIBIT                                                                 PAGE
   NUMBER    DESCRIPTION                                                   NO.
   -------   -----------                                                   ----
   2.(i)     Memorandum of Understanding between Marriott Corporation
             and Certain Bondholders dated as of March 10, 1993
             (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).
   2.(ii)    Stipulation and Agreement of Compromise and Settlement
             (incorporated by reference from Registration Statement No.
             33-62444).
   3.1(i)    Restated Certificate of Incorporation of Marriott
             Corporation (incorporated by reference to Current Report on
             Form 8-K dated October 23, 1993).
  *3.1(ii)   Certificate of Correction filed to correct a certain error in the Restated Certificate of Incorporation of Host
             Marriott Corporation filed in the Office of the Secretary
             of State of Delaware on August 11, 1992, filed in the
             Office of the Secretary of State of Delaware on October 11,
             1994.
   3.2       Amended Marriott Corporation Bylaws (incorporated by
             reference to Current Report on Form 8-K dated October 23,
             1993).
   4.1(i)    Indenture between Marriott Corporation and The First
             National Bank of Chicago dated as of March 1, 1985
             (incorporated by reference from Registration Statement No.
             2-97034).
   4.1(ii)   Second Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of February
             1, 1986 (incorporated by reference from Current Report on
             Form 8-K dated February 4, 1986).
   4.1(iii)  Third Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of December
             1, 1986 (incorporated by reference from Current Report on
             Form 8-K dated December 10, 1986).
   4.1(iv)   Fourth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 1,
             1987 (incorporated by reference from Current Report on Form
             8-K dated May 7, 1987).
   4.1(v)    Fifth Supplemental Indenture between Marriott Corporation
             and The First National Bank of Chicago dated as of June 12,
             1987 (incorporated by reference from Current Report on Form
             8-K dated June 18, 1987).
   4.1(vi)   Sixth Supplemental Indenture between Marriott Corporation
             and The First National Bank of Chicago dated as of October
             23, 1987 (incorporated by reference from Current Report on
             Form 8-K dated October 30, 1987).
   4.1(vii)  Seventh Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of January
             15, 1988 (incorporated by reference from Current Report on
             Form 8-K dated January 26, 1988).
   4.1(viii) Eighth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of February
             1, 1988 (incorporated by reference from Current Report on
             Form 8-K dated February 8, 1988).
   4.1(ix)   Ninth Supplemental Indenture between Marriott Corporation
             and The First National Bank of Chicago dated as of May 1,
             1988 (incorporated by reference from Current Report on Form
             8-K dated May 9, 1988).
   4.1(x)    Tenth Supplemental Indenture between Marriott Corporation
             and The First National Bank of Chicago dated as of May 2,
             1988 (incorporated by reference from Current Report on Form
             8-K dated May 24, 1988).

   EXHIBIT                                                                 PAGE
    NUMBER    DESCRIPTION                                                  NO.
   -------    -----------                                                  ----
    4.1(xi)   Eleventh Supplemental Indenture between Marriott
              Corporation and The First National Bank Chicago dated as
              of August 27, 1990 (incorporated by reference from Current
              Report on Form 8-K dated September 4, 1990).
    4.1(xii)  Twelfth Supplemental Indenture between Marriott
              Corporation and The First National Bank of Chicago dated
              as of July 11, 1991 (incorporated by reference from
              Current Report on Form 8-K dated July 19, 1991).
    4.1(xiii) Thirteenth Supplemental Indenture between Marriott
              Corporation and The First National Bank of Chicago dated
              as of April 22, 1992 (incorporated by reference from
              Current Report on Form 8-K dated April 29, 1992).
    4.1(xiv)  Fourteenth Supplemental Indenture between Marriott
              Corporation and The First National Bank of Chicago dated
              as of April 28, 1992 (incorporated by reference from
              Current Report on Form 8-K dated May 5, 1992).
    4.1(xv)   Fifteenth Supplemental Indenture between Marriott
              Corporation and Bank One, Columbus, NA. dated as of
              October 8, 1993 (incorporated by reference from Current
              Report on Form 8-K dated October 23, 1993).
    4.2(i)    Rights Agreement between Marriott Corporation and the Bank of New York as Rights Agent dated February 3, 1989
              (incorporated by reference to Registration Statement No.
              33-62444).
    4.2(ii)   First Amendment to Rights Agreement between Marriott
              Corporation and Bank of New York as Rights Agent dated as
              of October 8, 1993 (incorporated by reference to
              Registration Statement No. 33-51707).
  * 4.3       Indenture by and among HMC Acquisition Properties, Inc.,
              as Issuer, HMC SFO, Inc., as Subsidiary Guarantors, and
              Marine Midland Bank, as Trustee.
    4.4       Indenture by and among HMH Properties Inc., as Issuer, HMH
              Courtyard Properties, Inc., HMC Retirement Properties,
              Inc., Marriott Financial Services, Inc., Marriott SBM Two
              Corporation, HMH Pentagon Corporation and Host Airport
              Hotels, Inc., as Subsidiary Guarantors, and Marine Midland
              Bank, as Trustee (incorporated by reference to
              Registration Statement No. 33-95058).
    4.5(i)    Warrant Agreement dated as of October 14, 1994 by and
              between Host Marriott Corporation and First Chicago Trust
              Company of New York as Warrant Agent (incorporated by
              reference to Registration Statement No. 33-80801).
    4.5(ii)   First Supplemental Warrant Agreement dated December 22,
              1995 by and among Host Marriott Corporation, Host Marriott
              Services Corporation and First Chicago Trust Company as
              Warrant Agent (incorporated by reference to Registration
              Statement No. 33-80801).
  * 5         Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.
   10.1       Marriott Corporation Executive Deferred Compensation Plan
              dated as of December 6, 1990 (incorporated by reference
              from Exhibit 19(i) of the Annual Report on Form 10-K for
              the fiscal year ended December 28, 1991).
   10.2       Host Marriott Corporation 1993 Comprehensive Stock
              Incentive Plan effective as of October 8, 1993
              (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).
   10.3       Distribution Agreement dated as of September 15, 1993
              between Marriott Corporation and Marriott International,
              Inc. (incorporated by reference from Current Report on
              Form 8-K dated October 23, 1993).

   EXHIBIT                                                                 PAGE
   NUMBER    DESCRIPTION                                                   NO.
   -------   -----------                                                   ----
 *10.4       Amendment No. 1 to the Distribution Agreement dated
             September 15, 1993 by and among Host Marriott Corporation,
             Host Marriott Services Corporation and Host Marriott
             International.
 *10.5       Distribution Agreement dated December 29, 1995 by and
             between Host Marriott Corporation and Host Marriott
             Services Corporation.
  10.6       Tax Sharing Agreement dated as of October 5, 1993 by and
             between Marriott Corporation and Marriott International,
             Inc. (incorporated by reference from Current Report on Form
             8-K dated October 23, 1993).
  10.7       Assignment and License Agreement dated as of October 8,
             1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current
             Report on Form 8-K dated October 23, 1993).
 *10.8       Amendment No. 1 to the Assignment and License Agreement
             dated as of October 8, 1993 by and between Marriott
             International, Inc. and Host Marriott Corporation.
 *10.9       Transitional Corporate Services Agreement dated December
             29, 1995 by and between Host Marriott Corporation and Host
             Marriott Services Corporation.
  10.10      Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott
             International, Inc. (incorporated by reference from Current
             Report on Form 8-K dated October 23, 1993).
  10.11      Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International,
             Inc. (incorporated by reference from Current Report on Form
             8-K dated October 23, 1993).
 *10.12      Amendment No. 1 to the Noncompetion Agreement dated October
             8, 1993 by and between Host Marriott Corporation and
             Marriott International, Inc.
 +10.13      Host Marriott Lodging Management Agreement--Marriott
             Hotels, Resorts and Hotels dated September 25, 1993 by and between Marriott Corporation and Marriott International,
             Inc. (incorporated by reference to Registration Statement
             No. 33-51707).
 +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard
             Hotels dated September 25, 1993 by and between Marriott
             Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).
 +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns
             dated September 25, 1993 by and between Marriott
             Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).
 +10.14(iv)  Host Marriott Lodging Management Agreement--Fairfield Inns
             dated September 25, 1993 by and between Marriott
             Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).
  10.15(i)   Consolidation Letter Agreement pertaining to Courtyard
             Hotels dated September 25, 1993 between a subsidiary of
             Marriott International, Inc. and a subsidiary of the
             Company (incorporated by reference to Registration
             Statement No. 33-51707).
  10.16(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated September 25, 1993 between a subsidiary of Marriott
             International, Inc. and a subsidiary of the Company
             (incorporated by reference to Registration Statement No.
             33-51707).

   EXHIBIT                                                                 PAGE
    NUMBER    DESCRIPTION                                                  NO.
   -------    -----------                                                  ----
   10.16(iii) Consolidation Letter Agreement pertaining to Fairfield
              Inns dated September 25, 1993 between a subsidiary of
              Marriott International, Inc. and a subsidiary of the
              Company (incorporated by reference to Registration
              Statement No. 33-51707).
  *10.17      Employee Benefits and Other Employment Matters Allocation
              Agreement dated as of December 29, 1995 by and between
              Host Marriott Corporation and Host Marriott Services
              Corporation
  *10.18      Tax Sharing Agreement dated as of December 29, 1995 by and between Host Marriott Corporation and Host Marriott
              Services Corporation.
   10.19      Marriott/Host Marriott Employees' Profit Sharing
              Retirement and Savings Plan and Trust (incorporated by
              reference from Registration Statement No. 33-62444).
   10.20      Working Capital Agreement by and between Host Marriott
              Corporation and Marriott International, Inc. dated as of
              September 25, 1993 (incorporated by reference from
              Registration Statement No. 33-62444).
   10.21      Sale--Purchase Agreement dated as of November 2, 1995
              between The Port Authority of New York and New Jersey, as
              Seller, and Host Marriott Corporation as Purchaser
              (incorporated by reference from Current Report on Form 8-K dated January 8, 1996).
   10.22      Purchase Agreement dated June 2, 1995 by and between MRI
              Business Properties Fund, Ltd. II, as Seller, and HMH
              Rivers, Inc., as Purchaser (incorporated by reference from
              Current Report on Form 8-K dated July 3, 1995).
   10.23      Purchase Agreement dated October 31, 1995 by and between
              1028796 Ontario Limited and Marriott Corporation of Canada
              Ltd. as Sellers, and HMC Toronto EC, Inc. as Purchaser
              (incorporated by reference from Current Report on Form 8-K dated November 20, 1995).
   10.24      Purchase and Sale Agreement dated as of June 7, 1995
              between Potomac Hotel Limited Partnership, as Seller, and
              Host Marriott Corporation, as Purchaser (incorporated by
              reference from Current Report on Form 8-K dated September
              6, 1995).
   10.25      $225,000,000 Revolving Line and Guarantee Reimbursement
              Agreement dated as of June 26, 1995 among Host Marriott
              Corporation as Borrower, Marriott International, Inc. as
              Lender, and certain Subsidiaries of Host Marriott
              Corporation as Guarantors (incorporated by reference from
              Current Report on Form 8-K dated July 17, 1995).
  *10.26      Irrevocable Trust Agreement dated as of December 21, 1995
              between Host Marriott Corporation and The First National
              Bank of Chicago, as Trustee.
  *10.27      Redemption Agent Agreement dated December 7, 1995 between
              the Host Marriott Corporation and First Chicago Trust
              Company of New York, as Agent.
   11         Statement re: Computation of Per Share Earnings.
   12         Computation of Ratio of Earnings to Fixed Charges.
   22         Subsidiaries of Host Marriott Corporation.
   23.1       Consent of Independent Public Accountants.
   23.2       Consent of Independent Public Accountants.
   23.3       Consent of Independent Public Accountants.
   23.4       Consent of Christopher G. Townsend, Esq. (included in his
              opinion filed as Exhibit 5).

--------
 + Agreement filed is illustrative of numerous other agreements to which the
   Company is a party.
 * To be filed by amendment.